Filed pursuant to Rule 424(b)(3)

Registration No.: 333-240984

PROSPECTUS SUPPLEMENT

MIDATECH PHARMA PLC

9,888,640 Ordinary Shares Representing 1,977,728 American Depositary Shares

This prospectus supplement (the “Prospectus Supplement”) amends and supplements our prospectus contained in our Post-Effective Amendment No. 2 to our Registration Statement on Form F-1, effective as of April 29, 2022 (the “Prospectus”), related to the resale by the selling shareholders identified in the Prospectus of up to an aggregate of 9,888,640 of our ordinary shares, nominal value 0.1p per share (the “Ordinary Shares”), represented by 1,977,728 American Depositary Shares (the “Depositary Shares”).

This Prospectus Supplement is being filed in order to incorporate into and include in the Prospectus the information set forth in our Form 6-K filed with the Securities and Exchange Commission on December 13, 2022, which is attached hereto. This Prospectus Supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained therein.

Our Depositary Shares are listed on the NASDAQ Capital Market under the symbol “MTP.” The last reported closing price of Depositary Shares on the NASDAQ Capital Market on December 12, 2022 was $1.65.

Our Ordinary Shares are admitted for trading on AIM, a market operated by the London Stock Exchange plc (“AIM”) under the listing code “MTPH.” The last reported closing price of our Ordinary Shares on AIM on October 12, 2022 was £0.0585.

Investing in our securities involves risks. See “Risk Factors” beginning on page 12 of the Prospectus and in the documents incorporated by reference in the Prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

______________________________

The date of this Prospectus Supplement is December 13, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 OF THE

SECURITIES EXCHANGE ACT OF 1934

For the month of December 2022

Commission File Number 001-37652

Midatech Pharma PLC

(Translation of registrant’s name into English)

1 Caspian Point,

Caspian Way,

Cardiff, CF10 4DQ, United Kingdom

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒ Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

This Report on Form 6-K, including Exhibits 4.1, 4.2, 4.3, 4.4, 5.1, 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 10.7, 23.1, 23.2, 99.1, 99.2, 99.3, 99.4, and 99.6, are hereby incorporated by reference into the Company’s Registration Statement on Form F-3 (File No. 333-267932).

EXPLANATORY NOTE

Arrangement Agreement

On December 13, 2022, Midatech Pharma PLC (the “Company”) entered into an arrangement agreement (the “Arrangement Agreement”) with Bioasis Technologies Inc., a corporation existing under the laws of British Columbia, Canada (“Bioasis”). Pursuant to the terms and conditions of the Arrangement Agreement and a plan of arrangement (the “Plan of Arrangement”) under the Business Corporations Act (British Columbia), on the closing date (the “Arrangement Closing Date”), (i) the Company will acquire all of the issued and outstanding common shares of Bioasis (the “Bioasis Shares”) in exchange for ordinary shares in the capital of the Company, having nominal value of 0.1p per share (the “Ordinary Shares”) (to be issued in the form of American Depositary Shares of the Company (the “ADSs”)) (the “Share Exchange”), and (ii) Bioasis will become a wholly-owned subsidiary of the Company (collectively with the Share Exchange and the transactions contemplated by the Arrangement Agreement (other than the transactions contemplated by the Securities Purchase Agreement (defined herein), the “Arrangement”). Each ADS represents 25 Ordinary Shares, and no fractional shares will be issued as part of the Share Exchange.

In accordance with the terms and conditions of the Arrangement Agreement, pursuant to the Plan of Arrangement, the shareholders of Bioasis will be entitled to receive, in exchange for each Bioasis Share, 0.9556 Ordinary Shares (in the form of ADSs) (the “Exchange Ratio”), rounded down to the nearest whole ADS. It is intended that the Share Exchange will, subject to applicable securities laws, be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exemption provided by Section 3(a)(10) thereof, and applicable U.S. state securities laws.

The Arrangement is expected to close in the first quarter of 2023, subject to customary closing conditions.

In accordance with the terms and conditions of the Arrangement Agreement, pursuant to the Plan of Arrangement, each outstanding option to purchase Bioasis Shares (the “Bioasis Options”) will be exchanged for an option issued by the Company and will become an option to purchase Ordinary Shares (in the form of ADSs) on equivalent terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the Bioasis Options immediately prior to the closing of the Arrangement, and will, upon exercise, be entitled to receive, in lieu of Bioasis Shares, the number of Ordinary Shares (in the form of ADSs) which such optionholder would have been entitled to receive if the Bioasis Options had been exercised prior to the Arrangement Closing Date and such shares had been exchanged in the Share Exchange at the Exchange Ratio. The per share exercise price for each Ordinary Shares issuable upon exercise of each Bioasis Option will be equal to the quotient determined by dividing the exercise price per Bioasis Share at which such Bioasis Option was exercisable immediately prior to the Arrangement Closing by the Exchange Ratio, rounded up to the nearest whole cent.

Further, in accordance with the terms and conditions of the Arrangement Agreement, pursuant to the Plan of Arrangement, each outstanding and unexercised warrant to purchase Bioasis Shares (“Bioasis Warrants”) will, upon exercise, be entitled to receive, in lieu of Bioasis Shares, the number of Ordinary Shares (in the form of ADSs) which such warrantholder would have been entitled to receive if the Bioasis Warrants had been exercised prior to the Arrangement Closing Date and such shares had been exchanged in the Share Exchange at the Exchange Ratio. The per share exercise price for each Ordinary Share issuable upon exercise of the Bioasis Warrants will be equal to the quotient determined by dividing the exercise price per Bioasis Share at which such Bioasis Warrant was exercisable immediately prior to the Arrangement Closing Date by the Exchange Ratio.

The Arrangement Agreement contains customary representations, warranties and covenants from the Company and Bioasis for a transaction of this type. From the date of the Arrangement Agreement until the Arrangement Closing Date, each of the Company and Bioasis have agreed, among other things, to conduct their business in the ordinary course and to comply with certain covenants regarding each of the Company and Bioasis.

The parties have also agreed that (i) upon closing, the Company shall be renamed “Biodexa Therapeutics plc,” (ii) subject to receipt of the approval of the Company’s shareholders, as soon as reasonably practicable following the Arrangement Closing Date, use commercially reasonable efforts to cause the Company’s Ordinary Shares to be de-listed on AIM, a market of the London Stock Exchange (the “AIM Delisting”), and (iii) following the AIM Delisting, the Board of Directors of the Company will consist of five directors, comprised of the Chief Executive Officer of the Company, two individuals determined by the Company, who are expected to be Stephen Parker and Simon Turton, and two individuals determined by Bioasis, who are expected to be Deborah Rathjen and Mario Saltarelli.

The obligations of the Company and Bioasis to consummate the Arrangement are subject to certain customary closing conditions, including, but not limited to, (i) the absence of any order, law or other legal restraint or prohibition issued by any court of competent jurisdiction or other governmental entity of competent jurisdiction preventing the consummation of the Arrangement, (ii) the approval of the Buyer Shareholder Approval Matters (as defined in the Arrangement Agreement), (iii) the approval of the Bioasis securityholders of the resolution approving the Arrangement (the “Arrangement Resolution”), (iv) receipt of a final British Columbia court order with respect to the Plan of Arrangement, and (v) the Offering (as defined below) being completed for gross proceeds of at least US$10.0 million.  The obligation of each party to consummate the Arrangement is also conditioned upon (i) the accuracy of the representations and warranties of the parties, subject to specified materiality standards, (ii) performance in all material respects by each of the parties of its respective obligations under the Arrangement Agreement, and (iii) there being no Material Adverse Effect (as defined in the Arrangement Agreement) on the part of each party. In addition, the obligation of the Company to consummate the Arrangement is also conditioned upon, among other things, the TSX Venture Exchange having approved the de-listing of the Bioasis Shares, subject to completion of the Arrangement.

The Arrangement Agreement prohibits each party from soliciting or initiating discussions with third parties regarding other proposals to acquire the Company or Bioasis, as the case may be, and each party has agreed to certain restrictions on its ability to respond to such proposals, subject to the fulfillment of certain fiduciary requirements under applicable law.  The Arrangement Agreement contains certain termination rights and provides that upon the termination of the Arrangement Agreement under specified circumstances, including a termination to accept a Superior Proposal (as defined in the Arrangement Agreement), the terminating party will be required to pay the non-terminating party a cash termination fee equal to US$330,000. If the Arrangement Agreement is terminated under certain circumstances, the parties may be required to reimburse the other party for costs and expenses incurred in connection with the transaction in an aggregate amount not to exceed US$225,000.

The assertions embodied in the representations, warranties and covenants in the Arrangement Agreement were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. The representations, warranties and covenants in the Arrangement Agreement are also modified in part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. The Company does not believe that these schedules contain information that is material to an investment decision.

The foregoing description of the Arrangement Agreement is not complete and is qualified in its entirety by reference to the full text of the Arrangement Agreement, which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

On December 13, 2022, the Company issued a press release announcing the execution of the Arrangement Agreement, the proposed acquisition of Bioasis, the Offering and change of name (as defined below). A copy of such press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Company Transaction Support Agreement

Concurrently with the execution of the Arrangement Agreement, certain shareholders of the Company (the “Company Shareholders”) have each entered into a Transaction Support Agreement (collectively, the “Company Transaction Support Agreements”) with Bioasis, pursuant to which such shareholders have agreed to, among other things and subject to the receipt of a Takeover Offer (as defined in the Arrangement Agreement), (i) support and vote in favor of the Buyer Shareholder Approval Matters, (ii) irrevocably appoint Bioasis or any individual designated by Bioasis as such Company Shareholder’s attorney-in-fact, with full power of substitution in favor of Bioasis, to take all such actions and execute and deliver such documents, instruments or agreements as are necessary to consummate the transaction contemplated by the Arrangement Agreement, including acting as a proxy, to attend on behalf of such Company Shareholder, at any meeting of the Company’s shareholders with respect to the Arrangement and (iii) be bound by certain other covenants and agreements related to the Arrangement.

The foregoing description of the Company Transaction Support Agreement is not complete and is qualified in its entirety by reference to the full text of the form of Company Transaction Support Agreement, which is filed as Exhibit 10.2 hereto and is incorporated by reference herein.

Bioasis Transaction Support Agreement

Concurrently with the execution of the Arrangement Agreement, certain shareholders of Bioasis (the “Bioasis Shareholders”) have each entered into a Transaction Support Agreement (collectively, the “Bioasis Transaction Support Agreements”) with the Company, pursuant to which such shareholders have agreed to (i) support and vote in favor of the Arrangement Resolutions, (ii) irrevocably appoint the Company or any individual designated by the Company as such Bioasis Shareholder’s attorney-in-fact, with full power of substitution in favor of the Company, to take all such actions and execute and deliver such documents, instruments or agreements as are necessary to consummate the transaction contemplated by the Arrangement Agreement, including acting as a proxy, to attend on behalf of such Bioasis Shareholder, at any meeting of Bioasis’ shareholders with respect to the Arrangement and (iii) be bound by certain other covenants and agreements related to the Arrangement.

The foregoing description of the Bioasis Transaction Support Agreement is not complete and is qualified in its entirety by reference to the full text of the form of Bioasis Transaction Support Agreement, which is filed as Exhibit 10.3 hereto and is incorporated by reference herein.

Tripartite Agreement

Concurrently with the execution of the Arrangement Agreement, the Company entered into a Tripartite Agreement (the “Tripartite Agreement”) with Bioasis and Lind Global Macro Fund, LP (“Lind”). As of the date hereof, Bioasis has Payment Obligations (as defined in the Tripartite Agreement) to Lind in the aggregate principal amount of CAD$3,110,000, plus accrued and unpaid interest, which are secured by certain assets of Bioasis and its subsidiaries. Pursuant to the terms of the Tripartite Agreement, as payment in full for the Payment Obligations and in return for the discharge of the security interests, upon the closing of the Arrangement and the Private Placement, the Company shall (i) pay to Lind the Cash Repayment (as defined in the Tripartite Agreement), and (ii) with respect to the remaining Payment Obligation, shall issue to Lind, at a deemed price equal to the Subscription Price (as defined below), Unregistered ADSs and Warrants equal to such amount.

The foregoing description of the Tripartite Agreement is not complete and is qualified in its entirety by reference to the full text of the Tripartite Agreement, which is filed as Exhibit 10.4 hereto and is incorporated by reference herein.

Bioasis Financial Statements

The audited consolidated financial statements of Bioasis for the years ended February 28, 2022 and 2021, together with the report thereon by Manning Elliott LLP included in the audited consolidated financial statements are attached as Exhibit 99.2 hereto and incorporated herein by reference.

The unaudited consolidated financial statements of Bioasis for the three and six months ended August 31, 2022 and 2021 are attached as Exhibit 99.3 hereto and incorporated herein by reference.

Pro Forma Consolidated Financial Statements

The unaudited pro forma consolidated financial statements of the Company give effect to the Arrangement as if it had occurred (i) as at December 31, 2021 for purposes of the pro forma consolidated statement of financial position, and (ii) as at January 1, 2021 for purposes of the pro forma consolidated statements of comprehensive income is attached as Exhibit 99.4 hereto and incorporated herein by reference.

Securities Purchase Agreement

On December 13, 2022, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with a certain institutional investor (the “Investor”) relating to the offer and sale of 393,973 ADSs at a purchase price of US$1.00 per ADS in a registered direct offering (the “Registered Offering”). Each ADS represents 25 Ordinary Shares. The Registered Offering is expected to close on or about December 15, 2022, subject to customary closing conditions.

Additionally, pursuant to the terms of the Purchase Agreement, the Company expects, in a private placement transaction (the “Private Placement”, and together with the Registered Offering, the “Offering”), to issue and sell to the Investor (i) 584,082 ADSs at a purchase price of US$1.00 (the “Subscription Price”) per ADS (the “Unregistered ADSs”), (ii) Series A warrants exercisable for an aggregate of 10,000,000 ADSs (the “Series A Warrants”), (iii) Series B warrants exercisable for an aggregate of 10,000,000 ADSs (the “Series B Warrants”) and (iv) and 9,021,945 pre-funded warrants to purchase up to 9,021,945 ADSs (the “Pre-Funded Warrants”, and, collectively with the Series A Warrants and Series B Warrants, the “Warrants”). The ADSs issuable upon exercise of the Warrants are referred to herein as the “Warrant ADSs”. The closing of the Private Placement is expected to occur on the closing date of the Arrangement (the “Second Closing Date”), subject to customary closing conditions, including the substantially contemporaneous closing of the Share Exchange and Arrangement provided therein.

The Series A Warrants and Series B Warrants will be exercisable at an exercise price of US$1.00 per ADS, subject to adjustments for certain dilutive Company equity issuances. The Pre-Funded Warrants will be exercisable at an exercise price of US$0.001 per ADS. The Warrants become exercisable on the initial date of issuance (the “Initial Exercise Date”). The Series A Warrants will expire one year from the Initial Exercise Date and may be exercised on a cashless basis if six months after issuance there is no effective registration statement registering the Warrant ADSs. The Series B Warrants will expire six years from the Initial Exercise Date and may be exercised on a cashless basis if six months after issuance there is no effective registration statement registering the Warrant ADSs. The Pre-Funded Warrants are exercisable at any time after the Initial Exercise Date until exercised in full and may be exercised on a cashless basis. A holder of the Warrants may not exercise the Warrants if the holder, together with its affiliates, would beneficially own more than 4.99% or 9.99% (such amount to be determined at the option of the holder) of the number of Ordinary Shares outstanding immediately after giving effect to such exercise.

Additionally, pursuant to the terms of the Purchase Agreement, the Company agreed to reduce the exercise price of certain outstanding warrants previously issued to the Investor on October 25, 2019 and May 20, 2020 to US$1.00.

The Purchase Agreement contains customary representations, warranties and covenants of the Company and Investor, and customary indemnification provisions for a transaction of this type.

Ladenburg Thalmann & Co. Inc. (“Ladenburg”) is acting as the exclusive placement agent for the Offering. Pursuant to the terms and conditions set forth in that certain Placement Agency Agreement, dated as of December 13, 2022 (the “Placement Agent Agreement”), by and between the Company and Ladenburg, the Company has agreed to pay Ladenburg a cash fee in an amount equal to 8.0% of the aggregate gross proceeds of the Offering and to issue to Ladenburg or its designees warrants (the “Placement Agent Warrant”) to purchase Warrant ADSs equal to 4.0% of the total ADSs (or ADS equivalents) issued in the Offering (such Warrant ADSs, the “Placement Agent Warrant ADSs”). The Company also agreed to pay Ladenburg a management fee equal to 1.0% of the gross proceeds raised in the Offering and an expense allowance of up to US$85,000 for legal fees and other out-of-pocket expenses. The Placement Agent Warrant has substantially the same terms as the Series A Warrants and Series B Warrants, except that the exercise price of the Placement Agent Warrant will be US$1.25 per ADS and the term of the Placement Agent Warrant terminates on December 15, 2025, and except as required by FINRA.

The ADSs to be issued in the Registered Offering will be issued pursuant to a prospectus supplement to be filed with the SEC in connection with a takedown from the Company’s shelf registration statement on Form F-3 (File No. 333-267932) (the “Registration Statement”), which became effective on October 26, 2022, and the base prospectus dated as of October 26, 2022 contained in such Registration Statement. This Report shall not constitute an offer to sell or the solicitation to buy nor shall there be any sale of the Company’s securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The Unregistered ADSs, Warrants, Placement Agent Warrants, Warrant ADSs, Placement Agent Warrant ADSs, and the Ordinary Shares underlying the Warrant ADSs and Placement Agent Warrant ADSs (collectively, the “Unregistered Securities”), are not being registered under the Securities Act, nor are such Unregistered Securities being offered pursuant to the Registration Statement or the prospectus supplement and base prospectus contained in such Registration Statement. The Unregistered Securities are being offered pursuant to the exemption provided in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder. The Warrants and Placement Agent Warrants are not, and will not be, listed for trading on any national securities exchange. The Investor will be an “accredited investor” (as such term is defined in Rule 501(a)) or “qualified institutional buyer” (as such term is defined in Rule 144A) under the Securities Act.

In connection with the Offering, the Company entered into a Registration Rights Agreement with the Investor, dated December 13, 2022 (the “Registration Rights Agreement”). The Registration Rights Agreement provides that the Company shall file a registration statement covering the resale of all of the Unregistered Securities with the Securities and Exchange Commission (the “SEC”) no later than the 30th calendar day following the date of the closing of the Private Placement, and have the registration statement declared effective by the SEC as promptly as possible after the filing thereof, but in any event no later than the 60th calendar day following the closing of the Private Placement, or in the event of a “full review” by the SEC, the 90th day following the date of the closing of the Private Placement.

The foregoing description of the Purchase Agreement, Series A Warrants, Series B Warrants, Pre-Funded Warrants, Placement Agent Warrants, Placement Agent Agreement and Registration Rights Agreement are not complete and are qualified in their entirety by references to the full text of the forms of Purchase Agreement, Form of Series A Warrant, Form of Series B Warrant, Form of Pre-Funded Warrant, Form of Placement Agent Warrant, Placement Agent Agreement and Registration Rights Agreement, which are filed as exhibits to this Report and are incorporated by reference herein.

A copy of the opinion of Brown Rudnick LLP relating to the legality of the issuance and sale of the Ordinary Shares underlying the ADSs in the Registered Offering is attached as Exhibit 5.1 hereto.

Furnished as Exhibit 99.5 hereto and incorporated herein by reference is the investor presentation that the Company has prepared for use in connection with the Arrangement and the Offering, dated November 2022.

Exhibit 99.5 is being furnished and will not be deemed to be filed for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise be subject to the liabilities of that section, nor will it be deemed to be incorporated by reference in any filing under the Securities Act or the Exchange Act.

Bridge Loan

In connection with the closing of the Registered Offering, and pursuant to the terms of the Arrangement Agreement, the Company expects to use a portion of the proceeds to loan to Bioasis approximately US$750,000 on the terms and subject to the conditions set forth in a promissory note to be issued by Bioasis for the benefit of the Company.

Risk Factors

In connection with the Arrangement, the Company has provided updated risk factors, which are attached hereto as Exhibit 99.6 and incorporated herein by reference. These risk factors should be read in conjunction with the risk factors included in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2021.

Forward-Looking Statements

This Form 6-K contains forward-looking statements that involve risks and uncertainties, such as statements related to the anticipated closing of the Arrangement and the Offering and the amount of proceeds expected from the Offering. The risks and uncertainties involved include the Company’s ability to satisfy certain conditions to closing on a timely basis or at all, market conditions, and other risks detailed from time to time in the Company’s periodic reports and other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on forward-looking statements, which are based on the Company’s current expectations and assumptions and speak only as of the date of this Form 6-K. The Company does not intend to revise or update any forward-looking statement in this Form 6-K as a result of new information, future events or otherwise, except as required by law.

SUBMITTED HEREWITH

Attached to the Registrant’s Form 6-K filing for the month of December 2022, and incorporated by reference herein, is:

Exhibit No.	Description

4.1	Form of Series A Warrant.

4.2	Form of Series B Warrant.

4.3	Form of Pre-Funded Warrant.

4.4	Form of Placement Agent Warrant.

5.1	Opinion of Brown Rudnick LLP.

10.1	Arrangement Agreement, dated as of December 13, 2022, by and between Midatech Pharma PLC and Bioasis Technologies Inc.*

10.2	Form of Company Transaction Support Agreement.

10.3	Form of Bioasis Transaction Support Agreement.

10.4	Tripartite Agreement, dated as of December 13, 2022, by and among Midatech Pharma PLC, Bioasis Technologies Inc. and Lind Global Macro Fund, LP.*

10.5	Form of Securities Purchase Agreement, dated as of December 13, 2022, by and between Midatech Pharma PLC and the investor identified on the signature pages thereto.*

10.6	Form of Registration Rights Agreement, dated as of December 13, 2022, by and between Midatech Pharma PLC and the investor identified on the signature pages thereto.

10.7	Placement Agency Agreement, dated as of December 13, 2022, by and between Midatech Pharma PLC and Ladenburg Thalmann & Co. Inc.

23.1	Consent of Brown Rudnick LLP (included in Exhibit 5.1).

23.2	Consent of Manning Elliott LLP relating to the financial statements of Bioasis Technologies Inc.

99.1	Press release, dated December 13, 2022 entitled “Proposed Acquisition of Bioasis Technologies Inc., Equity Raise of US$10.0 million, Change of Name to Biodexa Pharmaceuticals PLC, Company to Remain Listed on NASDAQ, Proposed Cancellation of Admission to Trading on AIM and General Meeting.”

99.2	Audited Consolidated Financial Statements of Bioasis Technologies Inc. for the years ended February 28, 2022 and 2021.

99.3	Unaudited Consolidated Financial Statements of Bioasis Technologies Inc. for the three and six months ended August 31, 2022 and 2021.

99.4	Unaudited Pro Forma Consolidated Financial Statements.

99.5	Investor Presentation.

99.6	Updated Risk Factors.

* Non-material schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules and exhibits upon request by the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Midatech Pharma PLC

Date: December 13, 2022	By:	/s/ Stephen Stamp
Stephen Stamp Chief Executive Officer and Chief Financial Officer

Exhibit 4.1

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED, OR OTHERWISE DISTRIBUTED OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AND IN EACH CASE, THE COMPANY AND DEPOSITARY HAVE RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO EACH OF THEM THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT.

SERIES A WARRANT TO PURCHASE ORDINARY SHARES

REPRESENTED BY AMERICAN DEPOSITARY SHARES

midatech pharma plc

Warrant ADSs: ______	Original Issuance Date: ________, 202_

THIS SERIES A WARRANT TO PURCHASE ORDINARY SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES (the “Warrant”) certifies that, for value received, _____________ or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after _________, 202_ (the “Initial Exercise Date”) and on or prior to 5:00 p.m. (New York City time) on the date that is the one (1) year anniversary of the Initial Exercise Date (the “Termination Date”) but not thereafter, to subscribe for and purchase from Midatech Pharma PLC, a public limited company organized under the laws of England and Wales (the “Company”), up to ______ Ordinary Shares (the “Warrant Shares”) represented by _________ American Depositary Shares (“ADSs”), as subject to adjustment hereunder (the “Warrant ADSs”). The purchase price of one Warrant ADS under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

Section 1.       Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Securities Purchase Agreement (the “Purchase Agreement”), dated ________, 2022, among the Company and the purchasers signatory thereto.

1

Section 2.        Exercise.

a)       Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company of a duly executed facsimile copy or PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”). Within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(d)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver to the Company the aggregate Exercise Price for the Warrant ADSs thereby purchased and specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank unless the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant ADSs available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant ADSs available hereunder shall have the effect of lowering the outstanding number of Warrant ADSs purchasable hereunder in an amount equal to the applicable number of Warrant ADSs purchased. The Holder and the Company shall maintain records showing the number of Warrant ADSs purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant ADSs hereunder, the number of Warrant ADSs available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

b)       Exercise Price. Subject to Section 2(c) hereof, the exercise price per ADS under this Warrant shall be $_______, subject to adjustment hereunder (the “Exercise Price”).

c)       Cashless Exercise. If following the date that is 6 months following the original issuance date of the Warrants, at the time of exercise hereof there is no effective registration statement registering with a current prospectus available for the resale of the Warrant ADSs by the Holder, then this Warrant may (if permitted by applicable law and the Company’s articles of association) also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant ADSs equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(68) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (y) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise or (z) the Bid Price of the ADSs on the principal Trading Market as reported by Bloomberg L.P. as of the time of the Holder’s execution of the applicable Notice of Exercise if such Notice of Exercise is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 2(a) hereof or (iii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

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(B) = the Exercise Price of this Warrant, as adjusted hereunder; and

(X) = the number of Warrant ADSs that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

If Warrant ADSs are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant ADSs shall take on the characteristics of the Warrants being exercised, and the holding period of the Warrant ADSs being issued may be tacked on to the holding period of this Warrant.  The Company agrees not to take any position contrary to this Section 2(c).

“Bid Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the ADSs are then listed or quoted on a Trading Market, the bid price of the ADSs for the time in question (or the nearest preceding date) on the Trading Market on which the ADSs are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the ADSs for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the ADSs are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the ADSs are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the ADSs so reported, or (d) in all other cases, the fair market value of an ADS as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

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“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the ADS are then listed or quoted on a Trading Market, the daily volume weighted average price of the ADSs for such date (or the nearest preceding date) on the Trading Market on which the ADSs are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the ADSs for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the ADSs are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the ADSs are then reported in The Pink Open Market published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per ADS so reported, or (d) in all other cases, the fair market value of an ADS as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

d)     Mechanics of Exercise.

i.       Delivery of Warrant ADSs Upon Exercise. The Company shall deposit the Warrant Shares subject to such exercise with The Bank of New York Mellon, the Depositary for the ADSs (the “Depositary”) and instruct the Depositary to credit the account of the Holder’s in book entry format at American Stock Transfer and Trust bearing the restrictive legend in Section 5. If eligible the Depositary may credit the Holder’s broker with The Depository Trust Company through its Deposit/Withdrawal At Custodian system (“DWAC”) if the Depositary is then a participant in such system and either (A) there is an effective registration statement with a current prospectus registering for resale of the Warrant Shares represented by the Warrant ADSs by the Holder or (B) the Warrant Shares represented by the Warrant ADSs are eligible for resale by the Holder without the current information requirements, or the volume or manner-of-sale limitations pursuant to Rule 144 or (C) the Warrant ADSs have been sold by the Holder prior to the Warrant ADS Delivery Date (as defined below), and otherwise by electronic (registered in book-entry format) or physical delivery to the address specified by the Holder in the Notice of Exercise, in each case (provided that the whole Exercise Price payable has been received by the Company, it being understood and agreed that in the case of a “cashless exercise” pursuant to Section 2(c) the original Holder has prepaid the cash exercise price via payment of the “Additional Subscription Amount” as defined in the Purchase Agreement) by the date that is two (2) Trading Days after the delivery to the Company of the Notice of Exercise (such date, the “Warrant ADS Delivery Date”). If the Warrant ADSs can be delivered via DWAC, then in addition to the delivery of the Warrant Shares to the Depositary, within one (1) Trading Day of the applicable exercise, the Depositary shall have received from the Company any legal opinions, instructions, representations from Holders or other documentation required by the Depositary to deliver such ADSs without a restrictive legend)and, if applicable and requested by the Company prior to the Warrant ADS Delivery Date, the Depositary shall have received from the Holder a confirmation of sale of the Warrant ADSs. The Holder (or other person named in the Notice of Exercise as recipient of the Warrant ADSs) shall be treated by the Company as if it were the beneficial owner of the Warrant Shares represented by the Warrant ADSs subject to a Notice of Exercise for all purposes, as of the date the Warrant has been exercised, with payment to the Company of the applicable Exercise Price and all taxes required to be paid by the Holder, if any, pursuant to Section 2(d)(vi) prior to the issuance of such Warrant ADSs having been made. If the Company fails for any reason to deliver to the Holder the Warrant ADSs subject to a Notice of Exercise by the Warrant ADS Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $2,000 of Warrant Shares subject to such exercise (based on the VWAP of the ADSs on the date of the applicable Notice of Exercise), $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Warrant ADS Delivery Date until such Warrant Shares are delivered or Holder rescinds such exercise. The Company agrees to maintain a depositary and transfer agent (if applicable) that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the ADSs as in effect on the date of delivery of the Notice of Exercise.

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ii.       Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant, at the time of delivery of the Warrant ADSs, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant ADSs called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

iii.       Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant ADSs pursuant to Section 2(d)(i) by the Warrant ADS Delivery Date, then the Holder will have the right to rescind such exercise in respect of the untransmitted Warrant ADSs (with the effect that the Holder’s right to acquire such Warrant ADSs pursuant to this Warrant shall be restored) and the Company shall return to the Holder the aggregate Exercise Price paid to the Company for such Warrant ADSs.

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iv.       Compensation for Buy-In on Failure to Timely Deliver Warrant ADSs Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Depositary to deliver to the Holder the Warrant ADSs in accordance with the provisions of Section 2(d)(i) above pursuant to an exercise on or before the Warrant ADS Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, ADSs to deliver in satisfaction of a sale by the Holder of the Warrant ADSs which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the ADSs so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant ADSs that the Company failed to deliver to the Holder in connection with the exercise at issue by (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant in respect of the equivalent number of Warrant ADSs for which such exercise was not honored and return any amount received by the Company in respect of the Exercise Price for those Warrant ADSs (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of ADSs that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases ADSs having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of Warrants with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver ADSs upon exercise of the Warrant as required pursuant to the terms hereof.

v.       No Fractional Shares or Warrant ADSs. No fractional Warrant Shares or Warrant ADSs shall be issued upon the exercise of this Warrant. As to any fraction of an ADS which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole ADS; provided, however the fraction of an ADS shall not be rounded up to the next whole ADS if such rounding results in the issue price being lower than the nominal value of the ADS.

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vi.       Charges, Taxes and Expenses. Issuance of Warrant ADSs shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant ADSs, all of which taxes and expenses shall be paid by the Company, and such Warrant ADSs shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that, in the event that Warrant ADSs are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Depositary fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic issuance and delivery of the Warrant ADSs. The Company shall pay all applicable fees and expenses of the Depositary in connection with the issuance of the Warrants ADSs hereunder.

vii.       Closing of Books. The Company will not close its shareholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof; provided, however, that the foregoing shall not be deemed or construed to limit any rights of the Depositary under the terms and provisions of the deposit agreement among, inter alia, the Company and the Depositary.

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e)       Holder’s Exercise Limitations. Notwithstanding anything to the contrary contained herein, the Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of Ordinary Shares beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of Ordinary Shares underlying such Warrant ADSs issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of Ordinary Shares underlying Warrant ADSs which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Ordinary Share Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties.  Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(e) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(e), in determining the number of Ordinary Shares, a Holder may rely on the number of outstanding Ordinary Shares as reflected in (A) the Company’s most recent annual report on Form 20-F, Report on Form 6-K or other public filings filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of Ordinary Shares outstanding.  Upon the written or oral request of a Holder, the Company shall within one (1) Trading Day confirm orally or in writing to the Holder the number of Ordinary Shares then outstanding.  In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding Ordinary Shares was reported. The “Beneficial Ownership Limitation” shall be [4.99%] [9.99%] of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of the Ordinary Shares issuable upon exercise of this Warrant. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(e), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Ordinary Shares outstanding immediately after giving effect to the issuance of Ordinary Shares upon exercise of this Warrant held by the Holder and the provisions of this Section 2(e) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

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Section 3.        Certain Adjustments.

a)       Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a share dividend or otherwise makes a distribution or distributions on shares of its ADSs or Ordinary Shares or any other equity or equity equivalent securities payable in ADSs or Ordinary Shares (which, for avoidance of doubt, shall not include any Ordinary Shares or ADSs issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding Ordinary Shares or ADSs into a larger number of Ordinary Shares or ADSs, as applicable, (iii) combines (including by way of reverse share split) outstanding ADSs or Ordinary Shares into a smaller number of Ordinary Shares or ADSs, as applicable, or (iv) issues by reclassification of ADSs, Ordinary Shares or any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of ADSs (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of ADSs, outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)       Subsequent Equity Sales. If the Company or any Subsidiary thereof, as applicable, at any time while this Warrant is outstanding, shall sell, enter into an agreement to sell, or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Ordinary Shares, ADSs or Ordinary Share Equivalents, at an effective price per share less than the Exercise Price then in effect (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”) (it being understood and agreed that if the holder of the Ordinary Shares or Ordinary Share Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive Ordinary Shares and/or ADSs at an effective price per share that is less than the Exercise Price, such issuance shall be deemed to have occurred for less than the Exercise Price on such date of the Dilutive Issuance at such effective price), then simultaneously with the consummation (or, if earlier, the announcement) of each Dilutive Issuance the Exercise Price shall be reduced and only reduced to equal the Base Share Price. Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 3(b) in respect of an Exempt Issuance. The Company shall notify the Holder, in writing, no later than the Trading Day following the issuance or deemed issuance of any Ordinary Shares, ADSs or Ordinary Share Equivalents subject to this Section 3(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 3(b), upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Warrant Shares based upon the Base Share Price regardless of whether the Holder accurately refers to the Base Share Price in the Notice of Exercise. If the Company enters into a Variable Rate Transaction, the Company shall be deemed to have issued Ordinary Shares, ADSs, or Ordinary Share Equivalents at the lowest possible price, conversion price or exercise price at which such securities may be issued, converted or exercised.

c)       Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time the Company grants, issues or sells any Ordinary Share Equivalents or rights to purchase shares, warrants, securities or other property pro rata to the record holders of any class of ADSs (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of ADSs acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of ADSs are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such ADSs as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

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d)       Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Ordinary Shares or ADSs, by way of return of capital or otherwise (including, without limitation, any distribution of cash, shares or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of ADSs acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Ordinary Shares or ADSs are to be determined for the participation in such Distribution (provided, however, that, to the extent that the Holder's right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any Ordinary Shares or ADSs as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

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e)       Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, exclusive license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Ordinary Shares (including any Ordinary Shares underlying the ADSs) are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Ordinary Shares (including any Ordinary Shares underlying the ADSs), (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding Ordinary Shares (including any Ordinary Shares underlying the ADSs) (not including any ADSs or Ordinary Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share represented by each Warrant ADSs that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of shares of capital stock of the successor or acquiring corporation or of the Company, if the Company is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of Warrant Shares represented by the Warrant ADSs for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Ordinary Share (including any Warrant Shares underlying the ADSs), in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Ordinary Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction that is (1) an all cash transaction (meaning (x) all outstanding Ordinary Shares prior to the Fundamental Transaction are converted into or  exchanged or tendered for cash or (y) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions for all cash consideration), (2) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act, or (3) a Fundamental Transaction involving a person or entity not traded on a national securities exchange or other established trading market, including, but not limited to, the London Stock Exchange, AIM, the NYSE, the NYSE MKT, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, the OTC QX, the OTC QB or the Over-the-Counter Bulletin Board (a “Non-listed Company”) in which all outstanding Ordinary Shares prior to the Fundamental Transaction are converted into or  exchanged or tendered for shares of such Non-listed Company, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within thirty (30) days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), purchase this Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value (as defined below) of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction; provided, however, that, if the Fundamental Transaction is not within the Company's control, including not approved by the Company's Board of Directors, the Holder shall only be entitled to receive from the Company or any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of this Warrant, that is being offered and paid to the holders of Ordinary Shares of the Company in connection with the Fundamental Transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Ordinary Shares are given the choice to receive from among alternative forms of consideration in connection with the Fundamental Transaction; provided, further, that if holders of Ordinary Shares of the Company are not offered or paid any consideration in such Fundamental Transaction, such holders of Ordinary Shares will be deemed to have received shares of the Successor Entity (which Successor Entity may be the Company following such Fundamental Transaction) in such Fundamental Transaction. “Black Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable contemplated Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the public announcement of the applicable contemplated Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the greater of (i) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (ii) the highest VWAP during the period beginning on the Trading Day immediately preceding the public announcement of the applicable contemplated Fundamental Transaction (or the consummation of the applicable Fundamental Transaction, if earlier) and ending on the Trading Day of the Holder’s request pursuant to this Section 3(e) and (D) a remaining option time equal to the time between the date of the public announcement of the applicable contemplated Fundamental Transaction and the Termination Date and (E) a zero cost of borrow. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds (or such other consideration) within the later of (i) five Business Days of the Holder’s election and (ii) the date of consummation of the Fundamental Transaction. The Company shall cause any Successor Entity to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant, a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the Warrant Shares underlying the Warrant ADSs acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the Ordinary Shares underlying the Warrant ADSs pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein. For the avoidance of doubt, the transactions contemplated by that certain Arrangement Agreement, dated December 13, 2022, by and between the Company and Bioasis Technologies Inc. shall not be considered a “Fundamental Transaction”.

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f)       Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of an ADS, as the case may be. For purposes of this Section 3, the number of Ordinary Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Ordinary Shares (including Ordinary Shares underlying ADSs, but excluding treasury shares, if any) issued and outstanding.

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g)       Notice to Holder.

i.       Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant ADSs and setting forth a brief statement of the facts requiring such adjustment.

ii.       Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Ordinary Shares or ADSs, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Ordinary Shares or ADSs, (C) the Company shall authorize the granting to all holders of the Ordinary Shares or ADSs rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Ordinary Shares or ADSs, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Ordinary Shares are converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Holder at its last facsimile number or email address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Ordinary Shares or ADSs of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Ordinary Shares (including Warrant Shares underlying Warrant ADSs) of record shall be entitled to exchange their Ordinary Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Report on Form 6-K. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

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Section 4.        Transfer of Warrant.

a)       Transferability. Subject to compliance with any applicable securities laws and the conditions set forth in Section 4(d) hereof and to the provisions of Section 4.1 of the Purchase Agreement, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant ADSs without having a new Warrant issued.

b)       New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the Initial Exercise Date and shall be identical with this Warrant except as to the number of Warrant ADSs issuable pursuant thereto.

c)       Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

d)       Transfer Restrictions. If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, the transfer of this Warrant shall not be either (i) registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws or (ii) eligible for resale without volume or manner-of-sale restrictions or current public information requirements pursuant to Rule 144, the Company may require, as a condition of allowing such transfer, that the Holder or transferee of this Warrant, as the case may be, comply with the provisions of Section 5.7 of the Purchase Agreement.

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e)       Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant ADSs issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant ADSs or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

Section 5.        Miscellaneous.

a)        Legends. The Holders agree to the provisions of Section 4.1 of the Purchase Agreement, including the restrictive legends and restrictions on transfer.

b)       No Rights as Shareholder Until Exercise; No Settlement in Cash. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a shareholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i), except as expressly set forth in Section 3. Without limiting any rights of a Holder to receive Warrant ADSs on a “cashless exercise” pursuant to Section 2(c) or to receive cash payments pursuant to Section 2(d)(i) and Section 2(d)(iv) herein, in no event shall the Company be required to net cash settle an exercise of this Warrant.

c)       Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant ADSs, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

d)       Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

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e)       Authorized Shares.

The Company covenants that, during the period the Warrant is outstanding, its directors will have authority to allot a sufficient number of shares to provide for the issuance of the Warrant ADSs and the underlying Ordinary Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the Warrant Shares needed for the Depositary to issue the necessary Warrant ADSs upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares and Warrant ADSs and the underlying Ordinary Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the applicable Trading Market upon which the ADSs and Ordinary Shares may be listed. The Company covenants that all Warrant ADSs and the underlying Ordinary Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant ADSs in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than any transfer restrictions and taxes in respect of any transfer occurring contemporaneously with such issue).

Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its articles of association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant ADSs above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant ADSs and the underlying Ordinary Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

Before taking any action which would result in an adjustment in the number of Warrant ADSs for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

f)       Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the provisions of the Purchase Agreement.

g)       Restrictions. The Holder acknowledges that the Warrant ADSs acquired upon the exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws.

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h)       Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant or the Purchase Agreement, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

i)       Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Purchase Agreement.

j)        Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant ADSs, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any ADSs or Ordinary Shares or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

k)       Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

l)        Depositary. For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the Depositary’s rights and obligations with respect to the Company and the ADSs (including the Warrant ADSs) shall be as set forth in, and subject to, the terms and provisions of the deposit agreement among, inter alia, the Company and the Depositary and in no event shall this Warrant be deemed or construed to impose any additional obligations or liabilities on the Depositary.

m)       Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant ADSs.

n)       Company Acknowledgement. The Company acknowledges that the Company has received the aggregate nominal amount of the Ordinary Shares underlying the Warrant ADSs upon exercise of this Warrant and the Company shall hold such aggregate nominal amount in trust and shall apply it as applicable in connection with exercises of this Warrant pursuant to Section 2(c) herein.

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o)       Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

p)       Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

q)       Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

********************

(Signature Page Follows)

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

midatech pharma plc

By:
Name:
Title:

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NOTICE OF EXERCISE

To:     midatech pharma plc

(1) The undersigned hereby elects to purchase ________ Warrant ADSs of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

[   ] in lawful money of the United States; or

[   ] if permitted, the cancellation of such number of Warrant ADSs as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant ADSs purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3) Please register issue said Warrant ADSs in the name of the undersigned or in such other name as is specified below:

For Warrant ADSs not bearing a restrictive legend

DTC Participant name and number:
Contact of DTC Participant:
Telephone Number of Participant Contact:

For Warrant ADSs bearing a restrictive legend

Name:
Address:
Tax ID:
Telephone Number of Holder:

The Warrant ADSs shall be delivered to the following DWAC Account Number:

(4) Accredited Investor. If the Warrant is being exercised via cash exercise, the undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]

Name of Investing Entity:
Signature of Authorized Signatory of Investing Entity:
Name of Authorized Signatory:
Title of Authorized Signatory:
Date:

EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase Warrant ADSs.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Phone Number:

Email Address:

Dated: _______________ __, ______
Holder’s Signature:
Holder’s Address:

Exhibit 4.2

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED, OR OTHERWISE DISTRIBUTED OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AND IN EACH CASE, THE COMPANY AND DEPOSITARY HAVE RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO EACH OF THEM THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT.

SERIES B WARRANT TO PURCHASE ORDINARY SHARES

REPRESENTED BY AMERICAN DEPOSITARY SHARES

midatech pharma plc

Warrant ADSs: ______	Original Issuance Date: ________, 202_

THIS SERIES B WARRANT TO PURCHASE ORDINARY SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES (the “Warrant”) certifies that, for value received, _____________ or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after _________, 202_ (the “Initial Exercise Date”) and on or prior to 5:00 p.m. (New York City time) on the date that is the six (6) year anniversary of the Initial Exercise Date (the “Termination Date”) but not thereafter, to subscribe for and purchase from Midatech Pharma PLC, a public limited company organized under the laws of England and Wales (the “Company”), up to ______ Ordinary Shares (the “Warrant Shares”) represented by _________ American Depositary Shares (“ADSs”), as subject to adjustment hereunder (the “Warrant ADSs”). The purchase price of one Warrant ADS under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

Section 1.       Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Securities Purchase Agreement (the “Purchase Agreement”), dated ________, 2022, among the Company and the purchasers signatory thereto.

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Section 2.        Exercise.

a)       Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company of a duly executed facsimile copy or PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”). Within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(d)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver to the Company the aggregate Exercise Price for the Warrant ADSs thereby purchased and specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank unless the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant ADSs available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant ADSs available hereunder shall have the effect of lowering the outstanding number of Warrant ADSs purchasable hereunder in an amount equal to the applicable number of Warrant ADSs purchased. The Holder and the Company shall maintain records showing the number of Warrant ADSs purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant ADSs hereunder, the number of Warrant ADSs available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

b)       Exercise Price. Subject to Section 2(c) hereof, the exercise price per ADS under this Warrant shall be $_______, subject to adjustment hereunder (the “Exercise Price”).

c)       Cashless Exercise. If following the date that is 6 months following the original issuance date of the Warrants, at the time of exercise hereof there is no effective registration statement registering with a current prospectus available for the resale of the Warrant ADSs by the Holder, then this Warrant may (if permitted by applicable law and the Company’s articles of association) also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant ADSs equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(68) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (y) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise or (z) the Bid Price of the ADSs on the principal Trading Market as reported by Bloomberg L.P. as of the time of the Holder’s execution of the applicable Notice of Exercise if such Notice of Exercise is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 2(a) hereof or (iii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

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(B) = the Exercise Price of this Warrant, as adjusted hereunder; and

(X) = the number of Warrant ADSs that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

If Warrant ADSs are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant ADSs shall take on the characteristics of the Warrants being exercised, and the holding period of the Warrant ADSs being issued may be tacked on to the holding period of this Warrant.  The Company agrees not to take any position contrary to this Section 2(c).

“Bid Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the ADSs are then listed or quoted on a Trading Market, the bid price of the ADSs for the time in question (or the nearest preceding date) on the Trading Market on which the ADSs are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the ADSs for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the ADSs are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the ADSs are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the ADSs so reported, or (d) in all other cases, the fair market value of an ADS as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

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“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the ADS are then listed or quoted on a Trading Market, the daily volume weighted average price of the ADSs for such date (or the nearest preceding date) on the Trading Market on which the ADSs are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the ADSs for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the ADSs are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the ADSs are then reported in The Pink Open Market published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per ADS so reported, or (d) in all other cases, the fair market value of an ADS as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

d)     Mechanics of Exercise.

i.       Delivery of Warrant ADSs Upon Exercise. The Company shall deposit the Warrant Shares subject to such exercise with The Bank of New York Mellon, the Depositary for the ADSs (the “Depositary”) and instruct the Depositary to credit the account of the Holder’s in book entry format at American Stock Transfer and Trust bearing the restrictive legend in Section 5. If eligible the Depositary may credit the Holder’s broker with The Depository Trust Company through its Deposit/Withdrawal At Custodian system (“DWAC”) if the Depositary is then a participant in such system and either (A) there is an effective registration statement with a current prospectus registering for resale of the Warrant Shares represented by the Warrant ADSs by the Holder or (B) the Warrant Shares represented by the Warrant ADSs are eligible for resale by the Holder without the current information requirements, or the volume or manner-of-sale limitations pursuant to Rule 144 or (C) the Warrant ADSs have been sold by the Holder prior to the Warrant ADS Delivery Date (as defined below), and otherwise by electronic (registered in book-entry format) or physical delivery to the address specified by the Holder in the Notice of Exercise, in each case (provided that the whole Exercise Price payable has been received by the Company, it being understood and agreed that in the case of a “cashless exercise” pursuant to Section 2(c) the original Holder has prepaid the cash exercise price via payment of the “Additional Subscription Amount” as defined in the Purchase Agreement) by the date that is two (2) Trading Days after the delivery to the Company of the Notice of Exercise (such date, the “Warrant ADS Delivery Date”). If the Warrant ADSs can be delivered via DWAC, then in addition to the delivery of the Warrant Shares to the Depositary, within one (1) Trading Day of the applicable exercise, the Depositary shall have received from the Company any legal opinions, instructions, representations from Holders or other documentation required by the Depositary to deliver such ADSs without a restrictive legend)and, if applicable and requested by the Company prior to the Warrant ADS Delivery Date, the Depositary shall have received from the Holder a confirmation of sale of the Warrant ADSs. The Holder (or other person named in the Notice of Exercise as recipient of the Warrant ADSs) shall be treated by the Company as if it were the beneficial owner of the Warrant Shares represented by the Warrant ADSs subject to a Notice of Exercise for all purposes, as of the date the Warrant has been exercised, with payment to the Company of the applicable Exercise Price and all taxes required to be paid by the Holder, if any, pursuant to Section 2(d)(vi) prior to the issuance of such Warrant ADSs having been made. If the Company fails for any reason to deliver to the Holder the Warrant ADSs subject to a Notice of Exercise by the Warrant ADS Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $2,000 of Warrant Shares subject to such exercise (based on the VWAP of the ADSs on the date of the applicable Notice of Exercise), $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Warrant ADS Delivery Date until such Warrant Shares are delivered or Holder rescinds such exercise. The Company agrees to maintain a depositary and transfer agent (if applicable) that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the ADSs as in effect on the date of delivery of the Notice of Exercise.

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ii.       Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant, at the time of delivery of the Warrant ADSs, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant ADSs called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

iii.       Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant ADSs pursuant to Section 2(d)(i) by the Warrant ADS Delivery Date, then the Holder will have the right to rescind such exercise in respect of the untransmitted Warrant ADSs (with the effect that the Holder’s right to acquire such Warrant ADSs pursuant to this Warrant shall be restored) and the Company shall return to the Holder the aggregate Exercise Price paid to the Company for such Warrant ADSs.

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iv.       Compensation for Buy-In on Failure to Timely Deliver Warrant ADSs Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Depositary to deliver to the Holder the Warrant ADSs in accordance with the provisions of Section 2(d)(i) above pursuant to an exercise on or before the Warrant ADS Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, ADSs to deliver in satisfaction of a sale by the Holder of the Warrant ADSs which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the ADSs so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant ADSs that the Company failed to deliver to the Holder in connection with the exercise at issue by (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant in respect of the equivalent number of Warrant ADSs for which such exercise was not honored and return any amount received by the Company in respect of the Exercise Price for those Warrant ADSs (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of ADSs that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases ADSs having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of Warrants with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver ADSs upon exercise of the Warrant as required pursuant to the terms hereof.

v.       No Fractional Shares or Warrant ADSs. No fractional Warrant Shares or Warrant ADSs shall be issued upon the exercise of this Warrant. As to any fraction of an ADS which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole ADS; provided, however the fraction of an ADS shall not be rounded up to the next whole ADS if such rounding results in the issue price being lower than the nominal value of the ADS.

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vi.       Charges, Taxes and Expenses. Issuance of Warrant ADSs shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant ADSs, all of which taxes and expenses shall be paid by the Company, and such Warrant ADSs shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that, in the event that Warrant ADSs are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Depositary fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic issuance and delivery of the Warrant ADSs. The Company shall pay all applicable fees and expenses of the Depositary in connection with the issuance of the Warrants ADSs hereunder.

vii.       Closing of Books. The Company will not close its shareholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof; provided, however, that the foregoing shall not be deemed or construed to limit any rights of the Depositary under the terms and provisions of the deposit agreement among, inter alia, the Company and the Depositary.

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e)       Holder’s Exercise Limitations. Notwithstanding anything to the contrary contained herein, the Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of Ordinary Shares beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of Ordinary Shares underlying such Warrant ADSs issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of Ordinary Shares underlying Warrant ADSs which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Ordinary Share Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties.  Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(e) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(e), in determining the number of Ordinary Shares, a Holder may rely on the number of outstanding Ordinary Shares as reflected in (A) the Company’s most recent annual report on Form 20-F, Report on Form 6-K or other public filings filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of Ordinary Shares outstanding.  Upon the written or oral request of a Holder, the Company shall within one (1) Trading Day confirm orally or in writing to the Holder the number of Ordinary Shares then outstanding.  In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding Ordinary Shares was reported. The “Beneficial Ownership Limitation” shall be [4.99%] [9.99%] of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of the Ordinary Shares issuable upon exercise of this Warrant. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(e), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Ordinary Shares outstanding immediately after giving effect to the issuance of Ordinary Shares upon exercise of this Warrant held by the Holder and the provisions of this Section 2(e) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

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Section 3.        Certain Adjustments.

a)       Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a share dividend or otherwise makes a distribution or distributions on shares of its ADSs or Ordinary Shares or any other equity or equity equivalent securities payable in ADSs or Ordinary Shares (which, for avoidance of doubt, shall not include any Ordinary Shares or ADSs issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding Ordinary Shares or ADSs into a larger number of Ordinary Shares or ADSs, as applicable, (iii) combines (including by way of reverse share split) outstanding ADSs or Ordinary Shares into a smaller number of Ordinary Shares or ADSs, as applicable, or (iv) issues by reclassification of ADSs, Ordinary Shares or any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of ADSs (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of ADSs, outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)       Subsequent Equity Sales. If the Company or any Subsidiary thereof, as applicable, at any time while this Warrant is outstanding, shall sell, enter into an agreement to sell, or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Ordinary Shares, ADSs or Ordinary Share Equivalents, at an effective price per share less than the Exercise Price then in effect (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”) (it being understood and agreed that if the holder of the Ordinary Shares or Ordinary Share Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive Ordinary Shares and/or ADSs at an effective price per share that is less than the Exercise Price, such issuance shall be deemed to have occurred for less than the Exercise Price on such date of the Dilutive Issuance at such effective price), then simultaneously with the consummation (or, if earlier, the announcement) of each Dilutive Issuance the Exercise Price shall be reduced and only reduced to equal the Base Share Price. Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 3(b) in respect of an Exempt Issuance. The Company shall notify the Holder, in writing, no later than the Trading Day following the issuance or deemed issuance of any Ordinary Shares, ADSs or Ordinary Share Equivalents subject to this Section 3(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 3(b), upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Warrant Shares based upon the Base Share Price regardless of whether the Holder accurately refers to the Base Share Price in the Notice of Exercise. If the Company enters into a Variable Rate Transaction, the Company shall be deemed to have issued Ordinary Shares, ADSs, or Ordinary Share Equivalents at the lowest possible price, conversion price or exercise price at which such securities may be issued, converted or exercised.

c)       Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time the Company grants, issues or sells any Ordinary Share Equivalents or rights to purchase shares, warrants, securities or other property pro rata to the record holders of any class of ADSs (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of ADSs acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of ADSs are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such ADSs as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

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d)       Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Ordinary Shares or ADSs, by way of return of capital or otherwise (including, without limitation, any distribution of cash, shares or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of ADSs acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Ordinary Shares or ADSs are to be determined for the participation in such Distribution (provided, however, that, to the extent that the Holder's right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any Ordinary Shares or ADSs as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

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e)       Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, exclusive license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Ordinary Shares (including any Ordinary Shares underlying the ADSs) are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Ordinary Shares (including any Ordinary Shares underlying the ADSs), (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding Ordinary Shares (including any Ordinary Shares underlying the ADSs) (not including any ADSs or Ordinary Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share represented by each Warrant ADSs that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of shares of capital stock of the successor or acquiring corporation or of the Company, if the Company is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of Warrant Shares represented by the Warrant ADSs for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Ordinary Share (including any Warrant Shares underlying the ADSs), in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Ordinary Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction that is (1) an all cash transaction (meaning (x) all outstanding Ordinary Shares prior to the Fundamental Transaction are converted into or  exchanged or tendered for cash or (y) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions for all cash consideration), (2) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act, or (3) a Fundamental Transaction involving a person or entity not traded on a national securities exchange or other established trading market, including, but not limited to, the London Stock Exchange, AIM, the NYSE, the NYSE MKT, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, the OTC QX, the OTC QB or the Over-the-Counter Bulletin Board (a “Non-listed Company”) in which all outstanding Ordinary Shares prior to the Fundamental Transaction are converted into or  exchanged or tendered for shares of such Non-listed Company, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within thirty (30) days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), purchase this Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value (as defined below) of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction; provided, however, that, if the Fundamental Transaction is not within the Company's control, including not approved by the Company's Board of Directors, the Holder shall only be entitled to receive from the Company or any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of this Warrant, that is being offered and paid to the holders of Ordinary Shares of the Company in connection with the Fundamental Transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Ordinary Shares are given the choice to receive from among alternative forms of consideration in connection with the Fundamental Transaction; provided, further, that if holders of Ordinary Shares of the Company are not offered or paid any consideration in such Fundamental Transaction, such holders of Ordinary Shares will be deemed to have received shares of the Successor Entity (which Successor Entity may be the Company following such Fundamental Transaction) in such Fundamental Transaction. “Black Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable contemplated Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the public announcement of the applicable contemplated Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the greater of (i) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (ii) the highest VWAP during the period beginning on the Trading Day immediately preceding the public announcement of the applicable contemplated Fundamental Transaction (or the consummation of the applicable Fundamental Transaction, if earlier) and ending on the Trading Day of the Holder’s request pursuant to this Section 3(e) and (D) a remaining option time equal to the time between the date of the public announcement of the applicable contemplated Fundamental Transaction and the Termination Date and (E) a zero cost of borrow. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds (or such other consideration) within the later of (i) five Business Days of the Holder’s election and (ii) the date of consummation of the Fundamental Transaction. The Company shall cause any Successor Entity to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant, a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the Warrant Shares underlying the Warrant ADSs acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the Ordinary Shares underlying the Warrant ADSs pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein. For the avoidance of doubt, the transactions contemplated by that certain Arrangement Agreement, dated December 13, 2022, by and between the Company and Bioasis Technologies Inc. shall not be considered a “Fundamental Transaction”.

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f)       Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of an ADS, as the case may be. For purposes of this Section 3, the number of Ordinary Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Ordinary Shares (including Ordinary Shares underlying ADSs, but excluding treasury shares, if any) issued and outstanding.

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g)       Notice to Holder.

i.       Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant ADSs and setting forth a brief statement of the facts requiring such adjustment.

ii.       Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Ordinary Shares or ADSs, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Ordinary Shares or ADSs, (C) the Company shall authorize the granting to all holders of the Ordinary Shares or ADSs rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Ordinary Shares or ADSs, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Ordinary Shares are converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Holder at its last facsimile number or email address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Ordinary Shares or ADSs of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Ordinary Shares (including Warrant Shares underlying Warrant ADSs) of record shall be entitled to exchange their Ordinary Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Report on Form 6-K. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

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Section 4.        Transfer of Warrant.

a)       Transferability. Subject to compliance with any applicable securities laws and the conditions set forth in Section 4(d) hereof and to the provisions of Section 4.1 of the Purchase Agreement, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant ADSs without having a new Warrant issued.

b)       New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the Initial Exercise Date and shall be identical with this Warrant except as to the number of Warrant ADSs issuable pursuant thereto.

c)       Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

d)       Transfer Restrictions. If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, the transfer of this Warrant shall not be either (i) registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws or (ii) eligible for resale without volume or manner-of-sale restrictions or current public information requirements pursuant to Rule 144, the Company may require, as a condition of allowing such transfer, that the Holder or transferee of this Warrant, as the case may be, comply with the provisions of Section 5.7 of the Purchase Agreement.

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e)       Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant ADSs issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant ADSs or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

Section 5.        Miscellaneous.

a)        Legends. The Holders agree to the provisions of Section 4.1 of the Purchase Agreement, including the restrictive legends and restrictions on transfer.

b)       No Rights as Shareholder Until Exercise; No Settlement in Cash. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a shareholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i), except as expressly set forth in Section 3. Without limiting any rights of a Holder to receive Warrant ADSs on a “cashless exercise” pursuant to Section 2(c) or to receive cash payments pursuant to Section 2(d)(i) and Section 2(d)(iv) herein, in no event shall the Company be required to net cash settle an exercise of this Warrant.

c)       Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant ADSs, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

d)       Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

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e)       Authorized Shares.

The Company covenants that, during the period the Warrant is outstanding, its directors will have authority to allot a sufficient number of shares to provide for the issuance of the Warrant ADSs and the underlying Ordinary Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the Warrant Shares needed for the Depositary to issue the necessary Warrant ADSs upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares and Warrant ADSs and the underlying Ordinary Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the applicable Trading Market upon which the ADSs and Ordinary Shares may be listed. The Company covenants that all Warrant ADSs and the underlying Ordinary Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant ADSs in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than any transfer restrictions and taxes in respect of any transfer occurring contemporaneously with such issue).

Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its articles of association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant ADSs above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant ADSs and the underlying Ordinary Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

Before taking any action which would result in an adjustment in the number of Warrant ADSs for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

f)       Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the provisions of the Purchase Agreement.

g)       Restrictions. The Holder acknowledges that the Warrant ADSs acquired upon the exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws.

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h)       Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant or the Purchase Agreement, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

i)       Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Purchase Agreement.

j)        Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant ADSs, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any ADSs or Ordinary Shares or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

k)       Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

l)        Depositary. For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the Depositary’s rights and obligations with respect to the Company and the ADSs (including the Warrant ADSs) shall be as set forth in, and subject to, the terms and provisions of the deposit agreement among, inter alia, the Company and the Depositary and in no event shall this Warrant be deemed or construed to impose any additional obligations or liabilities on the Depositary.

m)       Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant ADSs.

n)       Company Acknowledgement. The Company acknowledges that the Company has received the aggregate nominal amount of the Ordinary Shares underlying the Warrant ADSs upon exercise of this Warrant and the Company shall hold such aggregate nominal amount in trust and shall apply it as applicable in connection with exercises of this Warrant pursuant to Section 2(c) herein.

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o)       Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

p)       Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

q)       Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

********************

(Signature Page Follows)

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

midatech pharma plc

By:
Name:
Title:

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NOTICE OF EXERCISE

To:     midatech pharma plc

(1) The undersigned hereby elects to purchase ________ Warrant ADSs of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

[   ] in lawful money of the United States; or

[   ] if permitted, the cancellation of such number of Warrant ADSs as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant ADSs purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3) Please register issue said Warrant ADSs in the name of the undersigned or in such other name as is specified below:

For Warrant ADSs not bearing a restrictive legend

DTC Participant name and number:
Contact of DTC Participant:
Telephone Number of Participant Contact:

For Warrant ADSs bearing a restrictive legend

Name:
Address:
Tax ID:
Telephone Number of Holder:

The Warrant ADSs shall be delivered to the following DWAC Account Number:

(4) Accredited Investor. If the Warrant is being exercised via cash exercise, the undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]

Name of Investing Entity:
Signature of Authorized Signatory of Investing Entity:
Name of Authorized Signatory:
Title of Authorized Signatory:
Date:

EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase Warrant ADSs.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Phone Number:

Email Address:

Dated: _______________ __, ______
Holder’s Signature:
Holder’s Address:

Exhibit 4.3

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED, OR OTHERWISE DISTRIBUTED OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AND IN EACH CASE, THE COMPANY AND DEPOSITARY HAVE RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO EACH OF THEM THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT.

PRE-FUNDED WARRANT TO PURCHASE ORDINARY SHARES

REPRESENTED BY AMERICAN DEPOSITARY SHARES

midatech pharma plc

Warrant ADSs: ______	Original Issuance Date: ________, 202_

THIS PRE-FUNDED WARRANT TO PURCHASE ORDINARY SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES (the “Warrant”) certifies that, for value received, _____________ or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after _________, 202_ (the “Initial Exercise Date”) and until this Warrant is exercised in full (the “Termination Date”) but not thereafter, to subscribe for and purchase from Midatech Pharma PLC, a public limited company organized under the laws of England and Wales (the “Company”), up to ______ Ordinary Shares (the “Warrant Shares”) represented by _________ American Depositary Shares (“ADSs”), as subject to adjustment hereunder (the “Warrant ADSs”). The purchase price of one Warrant ADS under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

Section 1.        Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Securities Purchase Agreement (the “Purchase Agreement”), dated ________, 2022, among the Company and the purchasers signatory thereto.

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Section 2.         Exercise.

a)       Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company of a duly executed facsimile copy or PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”). Within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(d)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver to the Company the aggregate Exercise Price for the Warrant ADSs thereby purchased and specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank unless the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant ADSs available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant ADSs available hereunder shall have the effect of lowering the outstanding number of Warrant ADSs purchasable hereunder in an amount equal to the applicable number of Warrant ADSs purchased. The Holder and the Company shall maintain records showing the number of Warrant ADSs purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant ADSs hereunder, the number of Warrant ADSs available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

b)       Exercise Price. Subject to Section 2(c) hereof, the aggregate exercise price of this Warrant, except for a nominal exercise price of $0.001 per Warrant ADS, was pre-funded to the Company on or prior to the Initial Exercise Date and, consequently, no additional consideration (other than the nominal exercise price of $0.001 per Warrant ADS) shall be required to be paid by the Holder to any Person to effect any exercise of this Warrant. The Holder shall not be entitled to the return or refund of all, or any portion, of such pre-paid aggregate exercise price under any circumstance or for any reason whatsoever. The remaining unpaid exercise price per ADS under this Warrant shall be $0.001, subject to adjustment hereunder (the “Exercise Price”).

c)       Cashless Exercise. This Warrant may (if permitted by applicable law and the Company’s articles of association) also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant ADSs equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

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(A) = as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(68) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (y) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise or (z) the Bid Price of the ADSs on the principal Trading Market as reported by Bloomberg L.P. as of the time of the Holder’s execution of the applicable Notice of Exercise if such Notice of Exercise is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 2(a) hereof or (iii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

(B) = the Exercise Price of this Warrant, as adjusted hereunder; and

(X) = the number of Warrant ADSs that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

If Warrant ADSs are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant ADSs shall take on the characteristics of the Warrants being exercised, and the holding period of the Warrant ADSs being issued may be tacked on to the holding period of this Warrant.  The Company agrees not to take any position contrary to this Section 2(c).

“Bid Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the ADSs are then listed or quoted on a Trading Market, the bid price of the ADSs for the time in question (or the nearest preceding date) on the Trading Market on which the ADSs are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the ADSs for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the ADSs are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the ADSs are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the ADSs so reported, or (d) in all other cases, the fair market value of an ADS as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

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“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the ADS are then listed or quoted on a Trading Market, the daily volume weighted average price of the ADSs for such date (or the nearest preceding date) on the Trading Market on which the ADSs are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the ADSs for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the ADSs are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the ADSs are then reported in The Pink Open Market published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per ADS so reported, or (d) in all other cases, the fair market value of an ADS as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

d)	Mechanics of Exercise.

i.       Delivery of Warrant ADSs Upon Exercise. The Company shall deposit the Warrant Shares subject to such exercise with The Bank of New York Mellon, the Depositary for the ADSs (the “Depositary”) and instruct the Depositary to credit the account of the Holder’s in book entry format at American Stock Transfer and Trust bearing the restrictive legend in Section 5. If eligible the Depositary may credit the Holder’s broker with The Depository Trust Company through its Deposit/Withdrawal At Custodian system (“DWAC”) if the Depositary is then a participant in such system and either (A) there is an effective registration statement with a current prospectus registering for resale of the Warrant Shares represented by the Warrant ADSs by the Holder or (B) the Warrant Shares represented by the Warrant ADSs are eligible for resale by the Holder without the current information requirements, or the volume or manner-of-sale limitations pursuant to Rule 144 or (C) the Warrant ADSs have been sold by the Holder prior to the Warrant ADS Delivery Date (as defined below), and otherwise by electronic (registered in book-entry format) or physical delivery to the address specified by the Holder in the Notice of Exercise, in each case (provided that the whole Exercise Price payable has been received by the Company, it being understood and agreed that in the case of a “cashless exercise” pursuant to Section 2(c) the original Holder has prepaid the cash exercise price via payment of the “Additional Subscription Amount” as defined in the Purchase Agreement) by the date that is two (2) Trading Days after the delivery to the Company of the Notice of Exercise (such date, the “Warrant ADS Delivery Date”). If the Warrant ADSs can be delivered via DWAC, then in addition to the delivery of the Warrant Shares to the Depositary, within one (1) Trading Day of the applicable exercise, the Depositary shall have received from the Company any legal opinions, instructions, representations from Holders or other documentation required by the Depositary to deliver such ADSs without a restrictive legend)and, if applicable and requested by the Company prior to the Warrant ADS Delivery Date, the Depositary shall have received from the Holder a confirmation of sale of the Warrant ADSs. The Holder (or other person named in the Notice of Exercise as recipient of the Warrant ADSs) shall be treated by the Company as if it were the beneficial owner of the Warrant Shares represented by the Warrant ADSs subject to a Notice of Exercise for all purposes, as of the date the Warrant has been exercised, with payment to the Company of the applicable Exercise Price and all taxes required to be paid by the Holder, if any, pursuant to Section 2(d)(vi) prior to the issuance of such Warrant ADSs having been made. If the Company fails for any reason to deliver to the Holder the Warrant ADSs subject to a Notice of Exercise by the Warrant ADS Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $2,000 of Warrant Shares subject to such exercise (based on the VWAP of the ADSs on the date of the applicable Notice of Exercise), $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Warrant ADS Delivery Date until such Warrant Shares are delivered or Holder rescinds such exercise. The Company agrees to maintain a depositary and transfer agent (if applicable) that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the ADSs as in effect on the date of delivery of the Notice of Exercise.

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ii.       Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant, at the time of delivery of the Warrant ADSs, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant ADSs called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

iii.       Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant ADSs pursuant to Section 2(d)(i) by the Warrant ADS Delivery Date, then the Holder will have the right to rescind such exercise in respect of the untransmitted Warrant ADSs (with the effect that the Holder’s right to acquire such Warrant ADSs pursuant to this Warrant shall be restored) and the Company shall return to the Holder the aggregate Exercise Price paid to the Company for such Warrant ADSs.

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iv.       Compensation for Buy-In on Failure to Timely Deliver Warrant ADSs Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Depositary to deliver to the Holder the Warrant ADSs in accordance with the provisions of Section 2(d)(i) above pursuant to an exercise on or before the Warrant ADS Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, ADSs to deliver in satisfaction of a sale by the Holder of the Warrant ADSs which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the ADSs so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant ADSs that the Company failed to deliver to the Holder in connection with the exercise at issue by (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant in respect of the equivalent number of Warrant ADSs for which such exercise was not honored and return any amount received by the Company in respect of the Exercise Price for those Warrant ADSs (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of ADSs that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases ADSs having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of Warrants with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver ADSs upon exercise of the Warrant as required pursuant to the terms hereof.

v.       No Fractional Shares or Warrant ADSs. No fractional Warrant Shares or Warrant ADSs shall be issued upon the exercise of this Warrant. As to any fraction of an ADS which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole ADS; provided, however the fraction of an ADS shall not be rounded up to the next whole ADS if such rounding results in the issue price being lower than the nominal value of the ADS.

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vi.       Charges, Taxes and Expenses. Issuance of Warrant ADSs shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant ADSs, all of which taxes and expenses shall be paid by the Company, and such Warrant ADSs shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that, in the event that Warrant ADSs are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Depositary fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic issuance and delivery of the Warrant ADSs. The Company shall pay all applicable fees and expenses of the Depositary in connection with the issuance of the Warrants ADSs hereunder.

vii.       Closing of Books. The Company will not close its shareholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof; provided, however, that the foregoing shall not be deemed or construed to limit any rights of the Depositary under the terms and provisions of the deposit agreement among, inter alia, the Company and the Depositary.

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e)       Holder’s Exercise Limitations. Notwithstanding anything to the contrary contained herein, the Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of Ordinary Shares beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of Ordinary Shares underlying such Warrant ADSs issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of Ordinary Shares underlying Warrant ADSs which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Ordinary Share Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties.  Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(e) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(e), in determining the number of Ordinary Shares, a Holder may rely on the number of outstanding Ordinary Shares as reflected in (A) the Company’s most recent annual report on Form 20-F, Report on Form 6-K or other public filings filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of Ordinary Shares outstanding.  Upon the written or oral request of a Holder, the Company shall within one (1) Trading Day confirm orally or in writing to the Holder the number of Ordinary Shares then outstanding.  In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding Ordinary Shares was reported. The “Beneficial Ownership Limitation” shall be [4.99%] [9.99%] of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of the Ordinary Shares issuable upon exercise of this Warrant. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(e), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Ordinary Shares outstanding immediately after giving effect to the issuance of Ordinary Shares upon exercise of this Warrant held by the Holder and the provisions of this Section 2(e) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

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Section 3.         Certain Adjustments.

a)       Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a share dividend or otherwise makes a distribution or distributions on shares of its ADSs or Ordinary Shares or any other equity or equity equivalent securities payable in ADSs or Ordinary Shares (which, for avoidance of doubt, shall not include any Ordinary Shares or ADSs issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding Ordinary Shares or ADSs into a larger number of Ordinary Shares or ADSs, as applicable, (iii) combines (including by way of reverse share split) outstanding ADSs or Ordinary Shares into a smaller number of Ordinary Shares or ADSs, as applicable, or (iv) issues by reclassification of ADSs, Ordinary Shares or any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of ADSs (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of ADSs, outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)       [RESERVED]

c)       Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time the Company grants, issues or sells any Ordinary Share Equivalents or rights to purchase shares, warrants, securities or other property pro rata to the record holders of any class of ADSs (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of ADSs acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of ADSs are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such ADSs as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

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d)       Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Ordinary Shares or ADSs, by way of return of capital or otherwise (including, without limitation, any distribution of cash, shares or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of ADSs acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Ordinary Shares or ADSs are to be determined for the participation in such Distribution (provided, however, that, to the extent that the Holder's right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any Ordinary Shares or ADSs as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

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e)       Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, exclusive license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Ordinary Shares (including any Ordinary Shares underlying the ADSs) are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Ordinary Shares (including any Ordinary Shares underlying the ADSs), (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding Ordinary Shares (including any Ordinary Shares underlying the ADSs) (not including any ADSs or Ordinary Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share represented by each Warrant ADSs that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of shares of capital stock of the successor or acquiring corporation or of the Company, if the Company is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of Warrant Shares represented by the Warrant ADSs for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Ordinary Share (including any Warrant Shares underlying the ADSs), in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Ordinary Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant, a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the Warrant Shares underlying the Warrant ADSs acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the Ordinary Shares underlying the Warrant ADSs pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein. For the avoidance of doubt, the transactions contemplated by that certain Arrangement Agreement, dated December 13, 2022, by and between the Company and Bioasis Technologies Inc. shall not be considered a “Fundamental Transaction”.

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f)       Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of an ADS, as the case may be. For purposes of this Section 3, the number of Ordinary Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Ordinary Shares (including Ordinary Shares underlying ADSs, but excluding treasury shares, if any) issued and outstanding.

g)       Notice to Holder.

i.       Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant ADSs and setting forth a brief statement of the facts requiring such adjustment.

ii.       Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Ordinary Shares or ADSs, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Ordinary Shares or ADSs, (C) the Company shall authorize the granting to all holders of the Ordinary Shares or ADSs rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Ordinary Shares or ADSs, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Ordinary Shares are converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Holder at its last facsimile number or email address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Ordinary Shares or ADSs of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Ordinary Shares (including Warrant Shares underlying Warrant ADSs) of record shall be entitled to exchange their Ordinary Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Report on Form 6-K. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

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Section 4.         Transfer of Warrant.

a)       Transferability. Subject to compliance with any applicable securities laws and the conditions set forth in Section 4(d) hereof and to the provisions of Section 4.1 of the Purchase Agreement, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant ADSs without having a new Warrant issued.

b)       New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the Initial Exercise Date and shall be identical with this Warrant except as to the number of Warrant ADSs issuable pursuant thereto.

c)       Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

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d)       Transfer Restrictions. If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, the transfer of this Warrant shall not be either (i) registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws or (ii) eligible for resale without volume or manner-of-sale restrictions or current public information requirements pursuant to Rule 144, the Company may require, as a condition of allowing such transfer, that the Holder or transferee of this Warrant, as the case may be, comply with the provisions of Section 5.7 of the Purchase Agreement.

e)       Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant ADSs issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant ADSs or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

Section 5. Miscellaneous.

a) Legends. The Holders agree to the provisions of Section 4.1 of the Purchase Agreement, including the restrictive legends and restrictions on transfer.

b)       No Rights as Shareholder Until Exercise; No Settlement in Cash. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a shareholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i), except as expressly set forth in Section 3. Without limiting any rights of a Holder to receive Warrant ADSs on a “cashless exercise” pursuant to Section 2(c) or to receive cash payments pursuant to Section 2(d)(i) and Section 2(d)(iv) herein, in no event shall the Company be required to net cash settle an exercise of this Warrant.

c)       Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant ADSs, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

d)       Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

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e)       Authorized Shares.

The Company covenants that, during the period the Warrant is outstanding, its directors will have authority to allot a sufficient number of shares to provide for the issuance of the Warrant ADSs and the underlying Ordinary Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the Warrant Shares needed for the Depositary to issue the necessary Warrant ADSs upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares and Warrant ADSs and the underlying Ordinary Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the applicable Trading Market upon which the ADSs and Ordinary Shares may be listed. The Company covenants that all Warrant ADSs and the underlying Ordinary Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant ADSs in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than any transfer restrictions and taxes in respect of any transfer occurring contemporaneously with such issue).

Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its articles of association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant ADSs above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant ADSs and the underlying Ordinary Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

Before taking any action which would result in an adjustment in the number of Warrant ADSs for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

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f)       Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the provisions of the Purchase Agreement.

g)       Restrictions. The Holder acknowledges that the Warrant ADSs acquired upon the exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws.

h)       Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant or the Purchase Agreement, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

i)       Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Purchase Agreement.

j)       Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant ADSs, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any ADSs or Ordinary Shares or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

k)       Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

l)       Depositary. For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the Depositary’s rights and obligations with respect to the Company and the ADSs (including the Warrant ADSs) shall be as set forth in, and subject to, the terms and provisions of the deposit agreement among, inter alia, the Company and the Depositary and in no event shall this Warrant be deemed or construed to impose any additional obligations or liabilities on the Depositary.

m)       Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant ADSs.

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n)       Company Acknowledgement. The Company acknowledges that the Company has received the aggregate nominal amount of the Ordinary Shares underlying the Warrant ADSs upon exercise of this Warrant and the Company shall hold such aggregate nominal amount in trust and shall apply it as applicable in connection with exercises of this Warrant pursuant to Section 2(c) herein.

o)       Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

p)       Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

q)       Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

********************

(Signature Page Follows)

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

midatech pharma plc
By:
Name: Title:

18

NOTICE OF EXERCISE

To:        midatech pharma plc

(1)       The undersigned hereby elects to purchase ________ Warrant ADSs of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2)       Payment shall take the form of (check applicable box):

[ ] in lawful money of the United States; or

[ ] if permitted, the cancellation of such number of Warrant ADSs as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant ADSs purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3)       Please register issue said Warrant ADSs in the name of the undersigned or in such other name as is specified below:

For Warrant ADSs not bearing a restrictive legend

DTC Participant name and number: ________________________

Contact of DTC Participant: _______________________

Telephone Number of Participant Contact: _____________________

For Warrant ADSs bearing a restrictive legend

Name:_______________________________

Address:______________________________

Tax ID:_______________________________

Telephone Number of Holder:______________

The Warrant ADSs shall be delivered to the following DWAC Account Number:

_______________________________

_______________________________

_______________________________

(4) Accredited Investor. If the Warrant is being exercised via cash exercise, the undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]

Name of Investing Entity: ______________________________________________________________________________________________________________

Signature of Authorized Signatory of Investing Entity: _______________________________________________________________________________________

Name of Authorized Signatory: _________________________________________________________________________________________________________

Title of Authorized Signatory: __________________________________________________________________________________________________________

Date: ______________________________________________________________________________________________________________________________

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EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase Warrant ADSs.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:	______________________________________
(Please Print)

Address:	______________________________________
Phone Number: Email Address:	(Please Print) ______________________________________ ______________________________________
Dated: _______________ __, ______
Holder’s Signature:_____________________
Holder’s Address:______________________

Exhibit 4.4

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED, OR OTHERWISE DISTRIBUTED OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AND IN EACH CASE, THE COMPANY AND DEPOSITARY HAVE RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO EACH OF THEM THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT.

PLACEMENT AGENT WARRANT TO PURCHASE ORDINARY SHARES

REPRESENTED BY AMERICAN DEPOSITARY SHARES

midatech pharma plc

Warrant ADSs: ______[1]	Original Issuance Date: ________, 202_

THIS PLACEMENT AGENT WARRANT TO PURCHASE ORDINARY SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES (the “Warrant”) certifies that, for value received, _____________ or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after _________, 202_ (the “Initial Exercise Date”) and on or prior to 5:00 p.m. (New York City time) on the date that is the three (3) year anniversary of the Initial Exercise Date (the “Termination Date”) but not thereafter, to subscribe for and purchase from Midatech Pharma PLC, a public limited company organized under the laws of England and Wales (the “Company”), up to ______ Ordinary Shares (the “Warrant Shares”) represented by _________ American Depositary Shares (“ADSs”), as subject to adjustment hereunder (the “Warrant ADSs”). The purchase price of one Warrant ADS under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b). This Warrant is issued pursuant to that certain Placement Agency Agreement, by and between the Company and Ladenburg Thalmann & Co. Inc., dated as of ________, 202_.

Section 1.        Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Securities Purchase Agreement (the “Purchase Agreement”), dated ________, 2022, among the Company and the purchasers signatory thereto.

_____________

1 4.0% of the number of ADSs sold in the Transaction (or into which any convertible securities sold in the Transaction could be converted, but not including any warrants issued to investors in the Transaction.

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Section 2.         Exercise.

a)       Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company of a duly executed facsimile copy or PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”). Within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(d)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver to the Company the aggregate Exercise Price for the Warrant ADSs thereby purchased and specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank unless the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant ADSs available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant ADSs available hereunder shall have the effect of lowering the outstanding number of Warrant ADSs purchasable hereunder in an amount equal to the applicable number of Warrant ADSs purchased. The Holder and the Company shall maintain records showing the number of Warrant ADSs purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant ADSs hereunder, the number of Warrant ADSs available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

b)       Exercise Price. Subject to Section 2(c) hereof, the exercise price per ADS under this Warrant shall be $_______2, subject to adjustment hereunder (the “Exercise Price”).

c)       Cashless Exercise. If following the date that is 6 months following the original issuance date of the Warrants, at the time of exercise hereof there is no effective registration statement registering with a current prospectus available for the resale of the Warrant ADSs by the Holder, then this Warrant may (if permitted by applicable law and the Company’s articles of association) also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant ADSs equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

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2 125% of the per share equivalent paid in the Transaction by investors

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(A) = as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(68) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (y) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise or (z) the Bid Price of the ADSs on the principal Trading Market as reported by Bloomberg L.P. as of the time of the Holder’s execution of the applicable Notice of Exercise if such Notice of Exercise is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 2(a) hereof or (iii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

(B) = the Exercise Price of this Warrant, as adjusted hereunder; and

(X) = the number of Warrant ADSs that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

If Warrant ADSs are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant ADSs shall take on the characteristics of the Warrants being exercised, and the holding period of the Warrant ADSs being issued may be tacked on to the holding period of this Warrant.  The Company agrees not to take any position contrary to this Section 2(c).

“Bid Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the ADSs are then listed or quoted on a Trading Market, the bid price of the ADSs for the time in question (or the nearest preceding date) on the Trading Market on which the ADSs are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the ADSs for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the ADSs are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the ADSs are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the ADSs so reported, or (d) in all other cases, the fair market value of an ADS as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

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“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the ADS are then listed or quoted on a Trading Market, the daily volume weighted average price of the ADSs for such date (or the nearest preceding date) on the Trading Market on which the ADSs are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the ADSs for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the ADSs are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the ADSs are then reported in The Pink Open Market published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per ADS so reported, or (d) in all other cases, the fair market value of an ADS as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

d)	Mechanics of Exercise.

i.       Delivery of Warrant ADSs Upon Exercise. The Company shall deposit the Warrant Shares subject to such exercise with The Bank of New York Mellon, the Depositary for the ADSs (the “Depositary”) and instruct the Depositary to credit the account of the Holder’s in book entry format at American Stock Transfer and Trust bearing the restrictive legend in Section 5. If eligible the Depositary may credit the Holder’s broker with The Depository Trust Company through its Deposit/Withdrawal At Custodian system (“DWAC”) if the Depositary is then a participant in such system and either (A) there is an effective registration statement with a current prospectus registering for resale of the Warrant Shares represented by the Warrant ADSs by the Holder or (B) the Warrant Shares represented by the Warrant ADSs are eligible for resale by the Holder without the current information requirements, or the volume or manner-of-sale limitations pursuant to Rule 144 or (C) the Warrant ADSs have been sold by the Holder prior to the Warrant ADS Delivery Date (as defined below), and otherwise by electronic (registered in book-entry format) or physical delivery to the address specified by the Holder in the Notice of Exercise, in each case (provided that the whole Exercise Price payable has been received by the Company, it being understood and agreed that in the case of a “cashless exercise” pursuant to Section 2(c) the original Holder has prepaid the cash exercise price via payment of the “Additional Subscription Amount” as defined in the Purchase Agreement) by the date that is two (2) Trading Days after the delivery to the Company of the Notice of Exercise (such date, the “Warrant ADS Delivery Date”). If the Warrant ADSs can be delivered via DWAC, then in addition to the delivery of the Warrant Shares to the Depositary, within one (1) Trading Day of the applicable exercise, the Depositary shall have received from the Company any legal opinions, instructions, representations from Holders or other documentation required by the Depositary to deliver such ADSs without a restrictive legend)and, if applicable and requested by the Company prior to the Warrant ADS Delivery Date, the Depositary shall have received from the Holder a confirmation of sale of the Warrant ADSs. The Holder (or other person named in the Notice of Exercise as recipient of the Warrant ADSs) shall be treated by the Company as if it were the beneficial owner of the Warrant Shares represented by the Warrant ADSs subject to a Notice of Exercise for all purposes, as of the date the Warrant has been exercised, with payment to the Company of the applicable Exercise Price and all taxes required to be paid by the Holder, if any, pursuant to Section 2(d)(vi) prior to the issuance of such Warrant ADSs having been made. If the Company fails for any reason to deliver to the Holder the Warrant ADSs subject to a Notice of Exercise by the Warrant ADS Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $2,000 of Warrant Shares subject to such exercise (based on the VWAP of the ADSs on the date of the applicable Notice of Exercise), $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Warrant ADS Delivery Date until such Warrant Shares are delivered or Holder rescinds such exercise. The Company agrees to maintain a depositary and transfer agent (if applicable) that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the ADSs as in effect on the date of delivery of the Notice of Exercise.

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ii.       Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant, at the time of delivery of the Warrant ADSs, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant ADSs called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

iii.       Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant ADSs pursuant to Section 2(d)(i) by the Warrant ADS Delivery Date, then the Holder will have the right to rescind such exercise in respect of the untransmitted Warrant ADSs (with the effect that the Holder’s right to acquire such Warrant ADSs pursuant to this Warrant shall be restored) and the Company shall return to the Holder the aggregate Exercise Price paid to the Company for such Warrant ADSs.

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iv.       Compensation for Buy-In on Failure to Timely Deliver Warrant ADSs Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Depositary to deliver to the Holder the Warrant ADSs in accordance with the provisions of Section 2(d)(i) above pursuant to an exercise on or before the Warrant ADS Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, ADSs to deliver in satisfaction of a sale by the Holder of the Warrant ADSs which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the ADSs so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant ADSs that the Company failed to deliver to the Holder in connection with the exercise at issue by (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant in respect of the equivalent number of Warrant ADSs for which such exercise was not honored and return any amount received by the Company in respect of the Exercise Price for those Warrant ADSs (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of ADSs that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases ADSs having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of Warrants with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver ADSs upon exercise of the Warrant as required pursuant to the terms hereof.

v.       No Fractional Shares or Warrant ADSs. No fractional Warrant Shares or Warrant ADSs shall be issued upon the exercise of this Warrant. As to any fraction of an ADS which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole ADS; provided, however the fraction of an ADS shall not be rounded up to the next whole ADS if such rounding results in the issue price being lower than the nominal value of the ADS.

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vi.       Charges, Taxes and Expenses. Issuance of Warrant ADSs shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant ADSs, all of which taxes and expenses shall be paid by the Company, and such Warrant ADSs shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that, in the event that Warrant ADSs are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Depositary fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic issuance and delivery of the Warrant ADSs. The Company shall pay all applicable fees and expenses of the Depositary in connection with the issuance of the Warrants ADSs hereunder.

vii.       Closing of Books. The Company will not close its shareholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof; provided, however, that the foregoing shall not be deemed or construed to limit any rights of the Depositary under the terms and provisions of the deposit agreement among, inter alia, the Company and the Depositary.

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e)       Holder’s Exercise Limitations. Notwithstanding anything to the contrary contained herein, the Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of Ordinary Shares beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of Ordinary Shares underlying such Warrant ADSs issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of Ordinary Shares underlying Warrant ADSs which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Ordinary Share Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties.  Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(e) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(e), in determining the number of Ordinary Shares, a Holder may rely on the number of outstanding Ordinary Shares as reflected in (A) the Company’s most recent annual report on Form 20-F, Report on Form 6-K or other public filings filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of Ordinary Shares outstanding.  Upon the written or oral request of a Holder, the Company shall within one (1) Trading Day confirm orally or in writing to the Holder the number of Ordinary Shares then outstanding.  In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding Ordinary Shares was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of the Ordinary Shares issuable upon exercise of this Warrant. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(e), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Ordinary Shares outstanding immediately after giving effect to the issuance of Ordinary Shares upon exercise of this Warrant held by the Holder and the provisions of this Section 2(e) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

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Section 3.         Certain Adjustments.

a)       Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a share dividend or otherwise makes a distribution or distributions on shares of its ADSs or Ordinary Shares or any other equity or equity equivalent securities payable in ADSs or Ordinary Shares (which, for avoidance of doubt, shall not include any Ordinary Shares or ADSs issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding Ordinary Shares or ADSs into a larger number of Ordinary Shares or ADSs, as applicable, (iii) combines (including by way of reverse share split) outstanding ADSs or Ordinary Shares into a smaller number of Ordinary Shares or ADSs, as applicable, or (iv) issues by reclassification of ADSs, Ordinary Shares or any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of ADSs (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of ADSs, outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)       [RESERVED.]

c)       Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time the Company grants, issues or sells any Ordinary Share Equivalents or rights to purchase shares, warrants, securities or other property pro rata to the record holders of any class of ADSs (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of ADSs acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of ADSs are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such ADSs as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

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d)       Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Ordinary Shares or ADSs, by way of return of capital or otherwise, other than cash (including, without limitation, any distribution of shares or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of ADSs acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Ordinary Shares or ADSs are to be determined for the participation in such Distribution (provided, however, that, to the extent that the Holder's right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any Ordinary Shares or ADSs as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

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e)       Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, exclusive license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Ordinary Shares (including any Ordinary Shares underlying the ADSs) are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Ordinary Shares (including any Ordinary Shares underlying the ADSs), (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding Ordinary Shares (including any Ordinary Shares underlying the ADSs) (not including any ADSs or Ordinary Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share represented by each Warrant ADSs that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of shares of capital stock of the successor or acquiring corporation or of the Company, if the Company is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of Warrant Shares represented by the Warrant ADSs for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Ordinary Share (including any Warrant Shares underlying the ADSs), in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Ordinary Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction that is (1) an all cash transaction (meaning (x) all outstanding Ordinary Shares prior to the Fundamental Transaction are converted into or  exchanged or tendered for cash or (y) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions for all cash consideration), (2) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act, or (3) a Fundamental Transaction involving a person or entity not traded on a national securities exchange or other established trading market, including, but not limited to, the London Stock Exchange, AIM, the NYSE, the NYSE MKT, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, the OTC QX, the OTC QB or the Over-the-Counter Bulletin Board (a “Non-listed Company”) in which all outstanding Ordinary Shares prior to the Fundamental Transaction are converted into or  exchanged or tendered for shares of such Non-listed Company, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within thirty (30) days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), purchase this Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value (as defined below) of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction; provided, however, that, if the Fundamental Transaction is not within the Company's control, including not approved by the Company's Board of Directors, the Holder shall only be entitled to receive from the Company or any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of this

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Warrant, that is being offered and paid to the holders of Ordinary Shares of the Company in connection with the Fundamental Transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Ordinary Shares are given the choice to receive from among alternative forms of consideration in connection with the Fundamental Transaction; provided, further, that if holders of Ordinary Shares of the Company are not offered or paid any consideration in such Fundamental Transaction, such holders of Ordinary Shares will be deemed to have received shares of the Successor Entity (which Successor Entity may be the Company following such Fundamental Transaction) in such Fundamental Transaction. “Black Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable contemplated Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the public announcement of the applicable contemplated Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the greater of (i) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (ii) the highest VWAP during the period beginning on the Trading Day immediately preceding the public announcement of the applicable contemplated Fundamental Transaction (or the consummation of the applicable Fundamental Transaction, if earlier) and ending on the Trading Day of the Holder’s request pursuant to this Section 3(e) and (D) a remaining option time equal to the time between the date of the public announcement of the applicable contemplated Fundamental Transaction and the Termination Date and (E) a zero cost of borrow. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds (or such other consideration) within the later of (i) five Business Days of the Holder’s election and (ii) the date of consummation of the Fundamental Transaction. The Company shall cause any Successor Entity to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant, a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the Warrant Shares underlying the Warrant ADSs acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the Ordinary Shares underlying the Warrant ADSs pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein. For the avoidance of doubt, the transactions contemplated by that certain Arrangement Agreement, dated December 13, 2022, by and between the Company and Bioasis Technologies Inc. shall not be considered a “Fundamental Transaction”.

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f)       Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of an ADS, as the case may be. For purposes of this Section 3, the number of Ordinary Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Ordinary Shares (including Ordinary Shares underlying ADSs, but excluding treasury shares, if any) issued and outstanding.

g)       Notice to Holder.

i.       Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant ADSs and setting forth a brief statement of the facts requiring such adjustment.

ii.       Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Ordinary Shares or ADSs, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Ordinary Shares or ADSs, (C) the Company shall authorize the granting to all holders of the Ordinary Shares or ADSs rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Ordinary Shares or ADSs, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Ordinary Shares are converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Holder at its last facsimile number or email address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Ordinary Shares or ADSs of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Ordinary Shares (including Warrant Shares underlying Warrant ADSs) of record shall be entitled to exchange their Ordinary Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Report on Form 6-K. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

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Section 4.         Transfer of Warrant.

a)       Transferability. Subject to compliance with any applicable securities laws and the conditions set forth in Section 4(d) hereof and to the provisions of Section 4.1 of the Purchase Agreement, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant ADSs without having a new Warrant issued.

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b)       New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the Initial Exercise Date and shall be identical with this Warrant except as to the number of Warrant ADSs issuable pursuant thereto.

c)       Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

d)       Transfer Restrictions. If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, the transfer of this Warrant shall not be either (i) registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws or (ii) eligible for resale without volume or manner-of-sale restrictions or current public information requirements pursuant to Rule 144, the Company may require, as a condition of allowing such transfer, that the Holder or transferee of this Warrant, as the case may be, comply with the provisions of Section 5.7 of the Purchase Agreement.

e)       Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant ADSs issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant ADSs or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

Section 5. Miscellaneous.

a)       Legends. The Holders agree to the provisions of Section 4.1 of the Purchase Agreement, including the restrictive legends and restrictions on transfer.

b)       No Rights as Shareholder Until Exercise; No Settlement in Cash. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a shareholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i), except as expressly set forth in Section 3. Without limiting any rights of a Holder to receive Warrant ADSs on a “cashless exercise” pursuant to Section 2(c) or to receive cash payments pursuant to Section 2(d)(i) and Section 2(d)(iv) herein, in no event shall the Company be required to net cash settle an exercise of this Warrant.

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c)       Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant ADSs, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

d)       Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

e)       Authorized Shares.

The Company covenants that, during the period the Warrant is outstanding, its directors will have authority to allot a sufficient number of shares to provide for the issuance of the Warrant ADSs and the underlying Ordinary Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the Warrant Shares needed for the Depositary to issue the necessary Warrant ADSs upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares and Warrant ADSs and the underlying Ordinary Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the applicable Trading Market upon which the ADSs and Ordinary Shares may be listed. The Company covenants that all Warrant ADSs and the underlying Ordinary Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant ADSs in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than any transfer restrictions and taxes in respect of any transfer occurring contemporaneously with such issue).

Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its articles of association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant ADSs above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant ADSs and the underlying Ordinary Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

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Before taking any action which would result in an adjustment in the number of Warrant ADSs for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

f)       Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the provisions of the Purchase Agreement.

g)       Restrictions. The Holder acknowledges that the Warrant ADSs acquired upon the exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws.

h)       Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant or the Purchase Agreement, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

i)       Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered to the address of the Holder in the Warrant Register.

j)       Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant ADSs, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any ADSs or Ordinary Shares or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

k)       Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

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l)       Depositary. For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the Depositary’s rights and obligations with respect to the Company and the ADSs (including the Warrant ADSs) shall be as set forth in, and subject to, the terms and provisions of the deposit agreement among, inter alia, the Company and the Depositary and in no event shall this Warrant be deemed or construed to impose any additional obligations or liabilities on the Depositary.

m)       Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant ADSs.

n)       Company Acknowledgement. The Company acknowledges that the Company has received the aggregate nominal amount of the Ordinary Shares underlying the Warrant ADSs upon exercise of this Warrant and the Company shall hold such aggregate nominal amount in trust and shall apply it as applicable in connection with exercises of this Warrant pursuant to Section 2(c) herein.

o)       Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

p)       Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

q)       Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

********************

(Signature Page Follows)

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

midatech pharma plc
By:
Name: Title:

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NOTICE OF EXERCISE

To:        midatech pharma plc

(1)       The undersigned hereby elects to purchase ________ Warrant ADSs of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2)       Payment shall take the form of (check applicable box):

[ ] in lawful money of the United States; or

[ ] if permitted, the cancellation of such number of Warrant ADSs as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant ADSs purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3)       Please register issue said Warrant ADSs in the name of the undersigned or in such other name as is specified below:

For Warrant ADSs not bearing a restrictive legend

DTC Participant name and number: ________________________

Contact of DTC Participant: _______________________

Telephone Number of Participant Contact: _____________________

For Warrant ADSs bearing a restrictive legend

Name:_______________________________

Address:______________________________

Tax ID:_______________________________

Telephone Number of Holder:______________

The Warrant ADSs shall be delivered to the following DWAC Account Number:

_______________________________

_______________________________

_______________________________

(4) Accredited Investor. If the Warrant is being exercised via cash exercise, the undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]

Name of Investing Entity: ______________________________________________________________________________________________________________

Signature of Authorized Signatory of Investing Entity: _______________________________________________________________________________________

Name of Authorized Signatory: _________________________________________________________________________________________________________

Title of Authorized Signatory: __________________________________________________________________________________________________________

Date: ______________________________________________________________________________________________________________________________

EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase Warrant ADSs.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:	______________________________________
(Please Print)

Address:	______________________________________
Phone Number: Email Address:	(Please Print) ______________________________________ ______________________________________
Dated: _______________ __, ______
Holder’s Signature:_____________________
Holder’s Address:______________________

Exhibit 5.1

13 December 2022

Midatech Pharma plc
1 Caspian Point

Caspian Way

Cardiff, Wales

CF10 4DQ

Re: Midatech Pharma plc – Current Report on Form 6-K

Ladies and Gentlemen:

We have acted as English legal advisers to Midatech Pharma plc, a public limited company incorporated in England and Wales (the “Company”), in connection with the registered direct offering (the “Offering”) by the Company of 9,849,325 new ordinary shares, nominal value £0.001 per share, in the Company (the “New Shares”). The New Shares are to be offered in the form of 393,973 American Depositary Shares (“ADSs”). Each ADS represents twenty-five (25) ordinary shares of the Company.

This letter is being furnished in connection with the registration statement on Form F-3 (No. 333-267932) (the “Registration Statement”) prepared by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, the prospectus dated 26 October 2022, which forms a part of and is included in the Registration Statement, and the prospectus supplement to be filed with the SEC pursuant to Rule 424(b) of the Rules (the “Prospectus Supplement”).

1.	INTRODUCTION

1.1	Purpose

In connection with the Offering, we have been asked to provide an opinion on certain matters, as set out below. We have taken instruction in this regard solely from the Company.

The provision of this letter is not to be taken as implying that we owe any duty of care to anyone, including the Company, in relation to the content or the commercial and financial implications of the Registration Statement or the Prospectus Supplement.

Nothing stated in this letter shall create the relationship of solicitor and client between us and anyone other than the Company.

1.2	Defined terms and headings

In this letter:

(a)	capitalised terms used without definition in this letter or the schedules hereto have the meanings assigned to them in the Registration Statement unless a contrary indication appears; and

(b)	headings are for ease of reference only and shall not affect interpretation.

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1.3	Legal review

For the purpose of issuing this letter, we have examined such matters of fact and questions of law as we have considered appropriate. We have reviewed only the results of the following searches carried out by CRO Info (a corporate information service provider) (which did not necessarily reveal the up-to-date, complete or accurate position):

(a)	an online search of the information available on file at Companies House in respect of the Company conducted on 12 December 2022 at 11:02 (London time);

(b)	an online search of the Central Registry of Winding-up Petitions (the “Central Registry”), a computerised register of winding-up petitions and administration applications which is maintained for all petitions or applications presented to either the Insolvency and Companies List (formerly known as the Companies Court) in respect of the Company on 12 December 2022 at 10:54 (London time) ((a) and (b) together, the “Searches”);

(c)	a copy of the resolutions passed at the annual general meeting of the Company, which was held on 20 June 2022 (the “AGM Resolutions”);

(d)	a copy of the minutes of the meeting of the board of directors of the Company (the “Board”) held on 9 December 2022 regarding, inter alia, the terms and conditions of the Offering and the allotment of the New Shares (the “Board Resolutions” and together with the AGM Resolutions, the “Corporate Approvals”);

(e)	a copy of the certificate of incorporation of the Company dated 12 September 2014, and a copy of the certificate of incorporation on re-registration of the Company as a public company dated 27 November 2014;

(f)	a copy of the current articles of association of the Company, as adopted by special resolution passed on 2 December 2014 and as amended by special resolution on 30 June 2021 (the “Articles”);

(g)	a copy of the Prospectus Supplement, in substantially the form to be filed with the SEC; and

(h)	a copy of the securities purchase agreement dated 12 December 2022 between the Company and the purchasers named therein (the “Securities Purchase Agreement”).

We hereby confirm that, for the purposes of rendering this letter we have not, other than as expressly set forth in this letter, undertaken any searches or obtained any information whatsoever in relation to the Company. In particular, other than the Searches, we have not reviewed or investigated the following:

(i)	the Company’s solvency or otherwise;

(ii)	whether any steps have been taken by any person in respect of any receivership, administration, reorganisation, winding-up or liquidation, including for these purposes the taking by any person of any action relating to or affecting the rights of creditors (or any analogous actions thereto) or the commencement of any moratorium in respect thereof;

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(iii)	whether any security interests, liens or encumbrances exist or have been registered over any of the Company’s property or assets; or

(iv)	otherwise investigated the Company’s activities in any way whatsoever, other than undertaking a verification exercise in relation to the statements set out in an investor presentation that has been prepared by the Company in connection with the Offering.

1.4	Applicable law

This letter, the opinions given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinions given in it, are governed by, and to be construed in accordance with, English law and relate only to English law as applied by the English courts, as at today’s date. In particular:

(a)	we have not investigated the laws of any country other than England and we assume that no foreign law affects any of the opinions stated below;

(b)	this letter does not relate to English conflict of laws rules;

(c)	we do not undertake or accept any obligation to update this letter and/or the opinions given in it to reflect subsequent changes in English law or factual matters;

(d)	we express no opinion in this letter on the laws of any jurisdiction other than England. It is assumed that no foreign law which may apply to the matters contemplated by the Registration Statement, the Prospectus Supplement, the Company, any document or any other matter contemplated by any document would or might affect this letter and/or the opinions given in it; and

(e)	we express no opinion on the impact of any rules, regulations or requirements of the NASDAQ Stock Market LLC or the rules and regulations adopted by the SEC.

1.5	Assumptions and reservations

The opinions given in this letter are given on the basis of each of the assumptions set out in Schedule 1 (Assumptions) and are subject to each of the reservations set out in Schedule 2 (Reservations) to this letter. The opinions given in this letter are strictly limited to the matters stated in paragraph 2 (Opinion) below and do not extend, and should not be read as extending, by implication or otherwise, to any other matters.

2.	OPINION

Subject to paragraph 1 (Introduction) and the other matters set out in this letter and its schedules, and subject further to the following:

(a)	the Registration Statement, as amended and supplemented, becoming effective under the Securities Act and continuing to be effective;

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(b)	the number of New Shares to be allotted and issued in the transactions contemplated by the Prospectus Supplement not being greater than the aggregate nominal value specified in the Corporate Approvals;

(c)	that the Corporate Approvals and any additional board and shareholder resolutions required pursuant to the terms of the Companies Act 2006 (the “Act”) and the Articles were or will be (as appropriate) each passed at a meeting which was or will be duly convened and held in accordance with all applicable laws and regulations; that in particular, but without limitation, a duly qualified quorum of directors or, as the case may be, shareholders was or will be present in each case throughout the meeting and voted in favour of the resolutions; and that in relation to each meeting of the Board, each provision contained in the Act or the Articles relating to the declaration of the directors’ interests or the power of the interested directors to vote and to count in the quorum was or will be duly observed;

(d)	the receipt in full of payment for the New Shares in an amount of “cash consideration” (as defined in section 583(3) of the Act) of not less than the aggregate nominal value for such New Shares; and

(e)	valid entries having been made in relation to the allotment and issue of the New Shares in the books and registers of the Company,

it is our opinion that, as at today’s date, the New Shares will, when registered in the name of the recipient in the register of members of the Company and subject to the receipt by the Company of the aggregate issue price in respect of all of the New Shares in accordance with the Securities Purchase Agreement and the Prospectus Supplement, be duly and validly authorised and issued, fully paid or credited as fully paid and will not be subject to any call for payment of further capital.

3.	EXTENT OF OPINIONS

We express no opinion as to any agreement, instrument or other document other than as specified in this letter or as to any liability to tax or duty which may arise or be suffered as a result of or in connection with the transactions contemplated by the Prospectus Supplement.

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter our opinion.

4.	DISCLOSURE AND RELIANCE

This letter is addressed to you in connection with the Prospectus Supplement. We consent to the filing of this letter as an exhibit to the Prospectus Supplement. We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) under the Securities Act with respect to the New Shares. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

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Other than for the purpose set out in the prior paragraph, this letter may not be relied upon, or assigned, for any purpose, without our prior written consent, which may be granted or withheld in our discretion.

Yours faithfully

BROWN RUDNICK LLP

/s/ Brown Rudnick

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Schedule 1
ASSUMPTIONS

The opinions in this letter have been given on the basis of the following assumptions:

(a)	the genuineness of all signatures, stamps and seals on all documents, the authenticity and completeness of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies and, where applicable, the dates of such documents specified therein are correct;

(b)	that, where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen, and that each of the signed documents examined by us has been duly executed and, where applicable, delivered on behalf of the Company;

(c)	that the Articles remain in full force and effect, and no alteration has been made or will be made to such articles of association, in each case prior to the date of allotment and issue of the New Shares (the “Allotment Date”);

(d)	on the Allotment Date the Company will comply with all applicable laws to allot and issue the New Shares and the Company will receive such amounts as are necessary to fully pay the nominal value of the New Shares and any applicable share premium;

(e)	that all facts which are stated in any official public record, including the Searches, or other document or information supplied by a public official are correct; in particular that all documents, forms and notices which should have been delivered to the Registrar of Companies in respect of the Company have been so delivered, that information revealed by the Searches was complete and accurate in all respects and has not, since the time of the Searches, been altered and that the results of the Searches will remain complete and accurate as at the Allotment Date;

(f)	that the Company has not taken any corporate or other action nor have any steps been taken or legal proceedings been started against the Company for the liquidation, winding up, dissolution, reorganisation or bankruptcy of, or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer of, the Company or all or any of its assets (or any analogous proceedings in any jurisdiction) and the Company is not unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986, as amended (the “Insolvency Act”), and will not become unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated herein, is not insolvent and has not been dissolved or declared bankrupt (although the Searches gave no indication that any winding-up, dissolution or administration order or appointment of a receiver, administrator, administrative receiver or similar officer has been made with respect to the Company);

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(g)	that the Board Resolutions provided to us in connection with the giving of the opinions in this letter reflect a true record of the proceedings described in them in duly convened, constituted and quorate meetings in which all constitutional, statutory and other formalities were duly observed, and the resolutions set out in the minutes were validly passed and have not been and will not be revoked or varied and remain in full force and effect and will remain so as at the Allotment Date;

(h)	in respect of the Board Resolutions referred to in paragraph (g) above, (i) in passing such resolutions the directors of the Company were acting in good faith, (ii) the transactions and other matters referred to in the Board Resolutions were or are to be entered into and effected by the Company for the purpose of carrying on its business, (iii) at the time such transactions or matters were or (as the case may be) are to be entered into or effected the Board had or (as the case may be) will have reasonable grounds for believing that the transactions or matters would or (as the case may be) will promote the success of the Company for the benefit of its members as a whole, and (iv) the Board exercised their powers in connection with the transactions or matters in accordance with all applicable laws;

(i)	that the resolutions set out in the Corporate Approvals were validly passed and have not been and will not be revoked or varied and remain in full force and effect and will remain so as at the Allotment Date;

(j)	as at the Allotment Date, the directors of the Company shall have sufficient powers conferred on them to allot the New Shares and to grant rights to subscribe for New Shares (as applicable) under section 551 of the Act and under section 570 of the Act as if section 561 of the Act did not apply to such allotment or grant and the Company shall not issue (or purport to issue) New Shares and shall not grant rights (or purport to grant rights) in excess of such powers or in breach of any other limitation on their powers to issue shares or grant rights;

(k)	that in relation to the allotment and issue of the New Shares, the directors of the Company have acted and will act in the manner required by section 172 of the Act (Duty to promote the success of the Company), and there has not been and will not be any bad faith, breach of trust, fraud, coercion, duress or undue influence on the part of any of the directors of the Company and such directors exercised their powers in accordance with all other statutory duties under the Act and English common law;

(l)	that no New Shares or rights to subscribe for New Shares have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000, as amended (“FSMA”) or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to the New Shares in breach of section 21 of FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;

(m)	as at the Allotment Date, any authority granted pursuant to the Articles or the AGM Resolutions or otherwise by the Company’s shareholders will remain unutilised to the extent necessary to permit the allotment and issue of the New Shares;

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(n)	that the purpose of the transactions contemplated by the Prospectus Supplement does not include any financing or refinancing of an acquisition of shares in contravention of sections 678 or 679 of the Act and that the entry into, and the performance of obligations under, the Prospectus Supplement will not cause a reduction in the net assets of the Company (or, to the extent there is such a reduction, the reduction can be met out of the distributable profits of the Company);

(o)	the name of the relevant allottee and the number of New Shares allotted has been or will be duly entered in the register of members of the Company promptly in accordance with English law;

(p)	the results of the Searches would be the same if carried out on the date of this letter;

(q)	the Company only undertakes and carries out business in accordance with its constitution and powers and is not and will not breach the law or regulations of any territory in which it operates, including the United Kingdom;

(r)	no director of the Company has, or at any time has had, any interest in the transactions contemplated herein except to the extent permitted by the Articles and by applicable law;

(s)	the directors of the Company are not, and have not at any time been, connected in with any relevant party in relation to the allotment of the New Shares and none of the directors of the Company are disqualified or are subject to disqualification proceedings pursuant to the Company Directors Disqualification Act 1986, or otherwise; and

(t)	none of the parties to the documents set out in paragraph 2 of this letter (nor any director or officer of such parties) is or will be seeking to achieve any purpose not apparent from such documents which may render such arrangements illegal or void.

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Schedule 2
RESERVATIONS

The opinions in this letter are subject to the following reservations:

(a)	the Searches are not capable of revealing conclusively whether or not a winding-up or administration petition or order has been presented or made, a receiver appointed, a company voluntary arrangement proposed or approved or any other insolvency proceeding commenced, and the available records may not be complete or up-to-date. In particular, the Central Registry may not contain details of administration applications filed, or appointments recorded in or orders made by, district registries and county courts outside London. Searches at Companies House and at the Central Registry are not capable of revealing whether or not a winding up petition or a petition for the making of an administration order has been presented and, further, notice of a winding up order or resolution, notice of an administration order and notice of the appointment of a receiver may not be filed at Companies House immediately and there may be a delay in the relevant notice appearing on the file of the company concerned. Further, not all security interests are registrable, such security interests have not in fact been registered or such security interests have been created by an individual or an entity which is not registered in England. We have not made enquiries of any District Registry or County Court in England;

(b)	the opinions set out in this letter are subject to: (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory;

(c)	we express no opinion as to matters of fact;

(d)	this letter is subject to any matters of fact not disclosed to us;

(e)	we have only reviewed the documents listed in paragraph 2 above;

(f)	we have made no enquiries of any individual connected with the Company;

(g)	a certificate, documentation, notification, opinion or the like might be held by the English courts not to be conclusive if it can be shown to have an unreasonable or arbitrary basis or in the event of a manifest error;

(h)	it should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement or the Prospectus Supplement, or that no material facts have been omitted from such documents;

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(i)	if a person is (or is controlled by or otherwise connected with another person which is) resident in, incorporated in or constituted under the laws of a country which is the subject of United Nations, European Community or United Kingdom sanctions implemented or effective in the United Kingdom, or is otherwise the target of any such sanctions, then obligations owed to or by that person may be unenforceable or void;

(j)	this letter is limited to the original issuance of the New Shares by the Company and does not cover shares delivered by the Company out of the New Shares reacquired by it; and

(k)	this letter is based upon currently existing statutes, rules, regulations, and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in the facts or circumstances which might affect any matters or opinions set forth herein.

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Exhibit 10.1

ARRANGEMENT AGREEMENT

BY AND BETWEEN

MIDATECH PHARMA PLC

AND

BIOASIS TECHNOLOGIES INC.

DATED AS OF DECEMBER 13, 2022

TABLE OF CONTENTS

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ii

ANNEXES AND EXHIBITS
Annex A	Supporting Company Shareholders
Annex B	Supporting Buyer Shareholders
Annex C	Post-Closing Governance

Exhibit A	Company Arrangement Resolution
Exhibit B	Plan of Arrangement
Exhibit C	Form of Securities Purchase Agreement
Exhibit D	Form of Company Transaction Support Agreement
Exhibit E	Form of Buyer Transaction Support Agreement
Exhibit F	Form of Loan Note
Exhibit G	Form of Voting Intention Agreement

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ARRANGEMENT AGREEMENT

This ARRANGEMENT AGREEMENT (this “Agreement”), dated as of December 13, 2022, is made by and between Midatech Pharma plc, a public limited company organized under the laws of England and Wales (“Buyer “), and Bioasis Technologies Inc., a corporation existing under the laws of British Columbia, Canada (the “Company”). Buyer and the Company may be referred to herein from time to time collectively as the “Parties” and individually as a “Party.” Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, by means of an Arrangement under the BCBCA, at the Effective Time, Buyer and the Company shall consummate the Share Exchange (as defined herein);

WHEREAS, concurrently with the execution of this Agreement, certain investors (collectively, the “PIPE Investors”) are entering into a securities purchase agreement, substantially in the form attached hereto as Exhibit C (the “Securities Purchase Agreement”), pursuant to which, among other things, each PIPE Investor has agreed to subscribe for and purchase on the Closing Date, and Buyer has agreed to issue and sell to each such PIPE Investor on the Closing Date, the number of Buyer Ordinary Shares (in the form of Buyer ADSs) and warrants set forth in the applicable Securities Purchase Agreement in exchange for the purchase price set forth therein (the equity financing under all Securities Purchase Agreements, collectively, the “PIPE Financing”), in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, following the execution of this Agreement, Buyer intends to effect, pursuant to the terms of the Securities Purchase Agreement, a registered direct offering of its securities (the “Registered Direct Offering”), of which a portion of the proceeds shall be used to loan the Company approximately $750,000, on the terms and subject to the conditions set forth in the Loan Note (the “Bridge Financing”);

WHEREAS, at the Effective Time, (i) Buyer will acquire all of the issued and outstanding shares in the capital of the Company from the Company Shareholders in exchange for Buyer Ordinary Shares (in the form of Buyer ADSs) pursuant to an Arrangement under the BCBCA (the “Share Exchange”), and (ii) the Company will become a wholly owned Subsidiary of Buyer, in each case, on the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement and in accordance with the provisions of applicable Legal Requirements (together with the PIPE Financing and the other transactions contemplated by this Agreement, the Loan Note, the Share Exchange, the Plan of Arrangement and the Ancillary Documents, collectively, the “Transactions”);

WHEREAS, the Board of Directors of Buyer (the “Buyer Board”) has unanimously (a) approved this Agreement, the Ancillary Documents to which Buyer is or will be a party and the transactions contemplated hereby and thereby (including the Transactions to which it is a party) and (b) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the holders of Buyer Ordinary Shares approve the Buyer Shareholder Approval Matters;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Transactions are in the best interests of the Company and fair to the Company Securityholders, (b) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Transactions to which it is a Party) and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the Company Securityholders approve the Company Arrangement Resolution (as defined herein);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, the officers, directors and certain Company Securityholders (solely in their capacity as shareholders and/or securityholders of the Company), each as set forth on Annex A hereto (collectively, the “Supporting Company Shareholders”), have executed and delivered to Buyer transaction support agreements, each substantially in the form attached hereto as Exhibit D (collectively, the “Company Transaction Support Agreements”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement the Company’s willingness to enter into this Agreement, (i) the officers and directors of Buyer (solely in their capacity as shareholders of Buyer ), each as set forth on Annex B hereto (collectively, the “Supporting Buyer Shareholders”), executed and delivered to the Company transaction support agreements, each substantially in the form attached hereto as Exhibit E (collectively, the “Buyer Transaction Support Agreements”, and collectively with the Company Transaction Support Agreements, the “Transaction Support Agreements”) and (ii) certain shareholders of Buyer executed and delivered to Buyer a voting intention agreement, substantially in the form attached hereto as Exhibit G (the “Voting Intention Agreement”); and

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) the Share Exchange shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a) of the Code and (b) this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (clauses (a) and (b), the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

Section 1.1       Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Buyer, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal for such Party.

“Acquisition Proposal” means any offer, proposal or indication of interest (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Buyer or any of its Affiliates, on the other hand, to the other Party) contemplating or which would reasonably be interpreted to be lead to the contemplation of an Acquisition Transaction for such Party.

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“Acquisition Transaction” means any transaction or series of transactions, other than the Transactions or a Takeover Offer, involving:

(a)       any merger, consolidation, amalgamation, arrangement, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer, liquidation, dissolution or other similar transaction (i) in which Company or Buyer (or any of their respective Subsidiaries) is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of Company or Buyer (or any of their respective Subsidiaries), or (iii) in which Company or Buyer (or any of their respective Subsidiaries) issues securities representing more than 20% of the outstanding securities of any class of voting securities of any such Person (other than as contemplated under this Agreement); or

(b)       any sale, lease, exchange, transfer, license, arrangement, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of Company or Buyer (and their respective Subsidiaries), in each case as reflected on the most recently filed financial statements of such Party.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“AIM Rule 26” means Rule 26 of the rules of AIM companies published by the London Stock Exchange.

“Ancillary Documents” means the PIPE Securities Purchase Agreements, the Transaction Support Agreements, the Voting Intention Agreement, the Tripartite Agreement, the Loan Agreement, the Cresence Agreement Amendment, the Letter of Transmittal and each other agreement, document, instrument and/or certificate executed, or contemplated by this Agreement to be executed, in connection with the transactions contemplated hereby (including in connection with the Transactions).

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the Corruption of Foreign Public Officials Act (Canada), (c) the UK Bribery Act 2010 and (d) any other anti-bribery or anti-corruption Legal Requirements or Orders related to combatting bribery, corruption and money laundering.

“Arrangement” means an arrangement under Part 9, Division 5 of the BCBCA on the terms and subject to the conditions set forth in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of Buyer and the Company, such consent not to be unreasonably withheld, conditioned or delayed.

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“Arrangement Dissent Rights” means the rights of dissent in respect of the Arrangement set out in the Plan of Arrangement.

“Arrangement Issued Securities” means all securities to be issued by Buyer pursuant to the Arrangement, including the Exchange Consideration and the Replacement Options.

“BCBCA” means the Business Corporations Act (British Columbia).

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in London, England, New York, New York and Vancouver, British Columbia are open for the general transaction of business.

“Buyer ADSs” means American depositary shares of Buyer representing a beneficial interest in Buyer Ordinary Shares.

“Buyer Capital Stock” means the Buyer Ordinary Shares and deferred shares.

“Buyer Circular” means the circular in the agreed form, including all schedules, appendices and exhibits thereto, dated on or around the date of this Agreement to be issued by Buyer in connection with the Transactions and which contains notice of general meeting of the Buyer Shareholders seeking the Buyer Shareholder Approval, as may be amended, supplemented or otherwise modified from time to time.

“Buyer Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by Buyer on the date of this Agreement in connection with the execution of this Agreement.

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification; Subsidiaries), Section 4.2 (Capitalization), Section 4.3(a), Section 4.3(b) and Section 4.3(c) (Authority; Non-Contravention; Approvals), and Section 4.17 (Brokers).

“Buyer IP Rights” means all IP Rights of Buyer or its Subsidiaries.

“Buyer IT Systems” means all computer systems, software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed or leased by the Buyer and its Subsidiaries.

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“Buyer Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on the business or financial condition of the Buyer and its Subsidiaries, taken as a whole provided, however, that, none of the following shall be taken into account in determining whether a Buyer Material Adverse Effect has occurred or is reasonably likely to occur: any change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States or Canada, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United Kingdom or United States or any other country, including the engagement by the United Kingdom, United States, or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States, Canada or any other country or region in the world, or changes therein, including changes in interest rates in the United Kingdom, United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in the trading price or trading volume of Buyer Ordinary Shares or Buyer ADSs (although the underlying facts and circumstances resulting in such change may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (iii) or (v) through (ix)), (v) changes in IFRS or any applicable Legal Requirements, (vi) any change, event, effect or occurrence that is generally applicable to the industries or markets in which Buyer and its Subsidiaries operate, (vii) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of Buyer and its Subsidiaries with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto, (viii) any failure by Buyer and its Subsidiaries to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vii) or (ix)), or (ix) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United Kingdom, United States, or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or clause (viii) may be taken into account in determining whether a Buyer Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has or has had a disproportionate adverse effect on Buyer and its Subsidiaries, taken as a whole, relative to other participants operating in the industries or markets in which Buyer and its Subsidiaries operate).

“Buyer Non-Party Affiliates” means, collectively, each Buyer Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any Buyer Related Party (other than, for the avoidance of doubt, Buyer).

“Buyer Ordinary Shares” means the ordinary shares of Buyer, nominal value 0.1p.

“Buyer Public Documents” means the documents and information filed by Buyer with or furnished by Buyer under applicable Securities Laws since January 1, 2019.

“Buyer Shareholders” means the holders of Buyer Ordinary Shares (including in the form of Buyer ADSs).

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“Buyer Shareholder Approval” means all the Resolutions have been passed without amendment at a duly convened and constituted general meeting of the Buyer Shareholders.

“Buyer Stock Option Plans” mean the Midatech Pharma plc Enterprise Management Incentive Plan and the DARA BioSciences, Inc. 2008 Employee, Director and Consultant Plan.

“Buyer Termination Amount” means $330,000.

“Buyer Warrants” means the ordinary share purchase warrants issued by Buyer entitling the holders thereof to acquire Buyer Ordinary Shares (including in the form of Buyer ADSs) provided that, for greater certainty, “Buyer Warrants” shall exclude any Buyer Options.

“CASL” means An Act to Promote the Efficiency and Adaptability of the Canadian Economy by Regulating Certain Activities that Discourage Reliance on Electronic Means of Carrying out Commercial Activities, and to Amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (Canada) (SC 2010, c 23) and the regulations made under the foregoing and any other Legal Requirements governing spam or electronic communications, as applicable and shall be deemed to include all CASL Guidance and all other applicable legislation in respect of commercial electronic messages transmitted, sent or initiated by or on behalf of the Company or any of its Subsidiaries.

“CASL Guidance” means all guidance relating to CASL published by CRTC and Industry Canada, including all guidelines, all compliance and enforcement information bulletins, all enforcement advisories, all regulatory impact analysis statements, all compliance and enforcement decisions and all undertakings entered into with the CRTC.

“CEM” means a “commercial electronic message”, as such term is defined in CASL.

“Change of Control Payment” means (a) any success, change of control, retention, transaction bonus, severance or other similar payment or amount to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, or any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction.

“Change of Control” or “Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person or one or more Persons that are Affiliates or that are acting as a “group” (as defined in Section 13(d)(3) of the Exchange Act), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of assets, businesses or Equity Securities of another Person or (b) that results, directly or indirectly, in the shareholders of a Person as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting Equity Securities of such Person (or any successor of such Person) immediately after the consummation thereof (in the case of each of clause (a) and (b), whether by amalgamation, merger, consolidation, arrangement, tender offer, recapitalization, purchase or issuance of Equity Securities or otherwise).

___________________________

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“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Legal Requirement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies House” means the United Kingdom Registrar of Companies.

“Company Arrangement Resolution” means special resolutions of the Company Shareholders and holders of Other Arranged Securities to obtain the Company Required Approval in respect of the Arrangement to be considered at the Company Meeting, in substantially the form attached to this Agreement as Exhibit A.

“Company Convertible Securities” means the convertible securities issued by the Company pursuant to the terms of the Convertible Security Funding Agreement dated June 22, 2021 between the Company and Lind Global Macro Fund, LP.

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to Buyer by the Company on the date of this Agreement in connection with the execution of this Agreement.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.2 (Capitalization), Section 3.3(a), Section 3.3(b) and Section 3.3(c) (Authority; Non-Contravention; Approvals), and Section 3.17 (Brokers).

“Company Information Circular” means the notice of the Company Meeting to be sent to the Company Securityholders, and the accompanying management information circular to be prepared in connection with the Company Meeting, together with any amendments thereto or supplements thereof in accordance with the terms of this Agreement.

“Company IT Systems” means all computer systems, software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed or leased by the Company and its Subsidiaries.

“Company IP Rights” mean all IP Rights owned solely or co-owned by the Company or in which the Company has any right, title or interest and which are used by the Company in the ordinary course of its business.

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“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have, a material adverse effect on the business, results of operations, financial condition or assets of the Company and its Subsidiaries, taken as a whole provided, however, that, none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States or Canada, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States, Canada or any other country, including the engagement by the United States, Canada or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States, Canada or any other country or region in the world, or changes therein, including changes in interest rates in the United States, Canada or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in the trading price or trading volume of Company Shares (although the underlying facts and circumstances resulting in such change may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (iii) or (v) through (ix)), (v) changes in any IFRS or applicable Legal Requirements, (vi) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any the Company and its Subsidiaries operates, (vii) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto, (viii) any failure by the Company or its Subsidiaries to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vii) or (ix)), or (ix) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States, Canada or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or clause (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has or has had a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants operating in the industries or markets in which the Company and its Subsidiaries operate.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliate, Representative, successor or permitted assign of any Company Related Party (other than, for the avoidance of doubt, the Company). As it relates to the Company, the term “Non-Party Affiliates” means “Company Non-Party Affiliates.”

“Company Option” means options to purchase Company Shares issued under the Company Option Plan.

“Company Option Plan” means the Company’s 2017 Share Option Plan.

“Company Public Documents” means all documents and information filed by the Company under applicable Securities Laws on SEDAR since January 1, 2019.

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“Company Required Approval” means the approvals of not less than two-thirds of the votes cast by each of (i) the Company Shareholders and (ii) the Company Shareholders together with holders of Other Arranged Securities, voting together as a single class, determined on an as-converted to Company Share basis (including, for the avoidance of doubt, the number of Company Shares issuable upon the exercise of the Other Arranged Securities, in each case, based on the then applicable exercise price), in each case, present in person or by proxy at the Company Meeting.

“Company Securityholders” means, collectively, the Company Shareholders and the holders of the Other Arranged Securities.

“Company Shareholders” means, collectively, the holders of Company Shares as of any determination time prior to the Effective Time.

“Company Meeting” means the annual and special meeting of the Company Shareholders and holders of Other Arranged Securities, including any adjournment or postponement thereof in accordance with the terms of this Agreement, that is to be convened as provided by the Interim Order to consider, and if deemed advisable approve, the Company Arrangement Resolution, the election of directors, the appointment of auditors and for any other purpose as may be set out in the Company Information Circular and agreed to by Buyer (the “Company Proposals”).

“Company Shares” means the common shares in the capital of the Company.

“Company Termination Amount” means $330,000.

“Company Waiver and Amendment Agreement” means the waiver and amendment agreement dated as of the date hereof between the Company and Lind Global Macro Fund, LP.

“Company Warrants” means the common share purchase warrants issued by the Company entitling the holders thereof to acquire Company Shares provided that, for greater certainty, “Company Warrants” shall exclude any Company Options.

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement dated July 29, 2022, by and between the Company and Buyer, as may be amended, modified or supplemented from time to time.

“Contract” or “Contracts” means any written or oral agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase Order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Court” means the Supreme Court of British Columbia.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Response” means any reasonable actions or omissions taken in response to the COVID-19 pandemic (including any new or related strains) (a) to the extent reasonably necessary or prudent to comply with applicable Legal Requirement in any jurisdiction or (b) that are (i) commercially reasonable, and (ii) intended to protect the health and safety of employees, customers, vendors, service providers or any other persons who physically interact with representatives of the applicable party hereto, but, with respect to clause (b), solely to the extent supported by documentation, information, data, or other evidence reasonably substantiating the necessity or appropriateness of such actions (including any required quarantines, travel restrictions, “stay-at-home” orders, social distancing measures, other safety measures, or any workplace or worksite shutdowns or slowdowns).

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“Cresence Agreement” means Asset Purchase Agreement, dated as of June 15, 2022, by and among (i) Dr. Francois Curtin, Prof. Ferdinando Nicolletti, and Prof. Giuseppe Scalabrino, and (ii) the Company, including all other Transaction Documents (as that term is defined in the Cresence Agreement) related thereto.

“Cresence Agreement Amendment” means amendment #1 to the Crescence Agreement in a form reasonably acceptable to Buyer, to be entered into among the parties to the Crescence Agreement.

“CRTC” means the Canadian Radio-Television and Telecommunications Commission.

“Deposit Agreement” means the Amended and Restated Deposit Agreement, dated as of February 8, 2021, by and among Buyer, The Bank of New York Mellon, as depositary, and the owners and holders of Buyer ADSs from time to time, as such agreement may be amended or supplemented.

“Effective Time” means 3:01 a.m. (New York City time) on the Closing Date, or such other time as the Parties may agree in writing prior to the Closing Date.

“Employee Benefit Plan” means each plan, program, policy, Contract, agreement or other arrangement providing for retirement, pension, nonqualified, deferred compensation, severance, separation pay, relocation benefits, termination pay, change in control, performance awards, bonus compensation, incentive compensation, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, profit sharing, fringe benefits, cafeteria benefits, medical benefits, life insurance, disability benefits, accident benefits, salary continuation, accrued leave, vacation, sabbatical, sick pay, sick leave, fringe benefits, or other employee benefits, whether written or unwritten, including each “voluntary employees’ beneficiary association” under Section 501(c)(9) of the Code, employment (other than at-will employment offer letters on standard forms) and each “employee benefit plan” within the meaning of Section 3(3) of ERISA, in each case, for active, retired or former employees, directors or consultants.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” means March 31, 2023, or such later date as may be agreed to in writing by the Parties, subject to the right of any Party to extend the End Date for up to an additional 60 days (in 30-day increments) if the Final Order has not been obtained, by giving written notice to the other Party to such effect no later than 5:00 p.m. (New York City time) on the date that is not less than two (2) Business Days prior to the original End Date (and any subsequent End Date); provided that notwithstanding the foregoing, a Party shall not be permitted to extend the End Date if the failure to obtain the Final Order is primarily the result of such Party’s Willful Breach of this Agreement.

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“Environmental Laws” means all Legal Requirements and Orders and recognized and generally accepted good engineering practices and industry standards concerning pollution, the storage, use, treatment, transportation, handling, importation, exportation, sale, distribution, labeling, recycling, processing or testing of, or exposure to, any Hazardous Material, protection of the environment or human health or safety (including relating to fire protection and safety).

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of a Person means any Person, trade or business that is or has been a member of a controlled group of organizations required to be treated as a single employer (within the meaning of Sections 414(b), (c), or (m) of the Code), with such Person or is required to be aggregated with another such Person under Section 414(o) of the Code or, with respect to a single employer plan, is under “common control” with another such Person, within the meaning of Section 4001(a)(14) or 4001(b)(1) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Exchange Consideration” means the Buyer Ordinary Shares (represented by Buyer ADSs) to be issued in exchange for Company Shares pursuant to the Arrangement.

“Fairness Opinion” means the opinion of Evans & Evans, Inc. to the effect that, as of December 13, 2022, the Exchange Consideration to be received by the Company Shareholders is fair, from a financial point of view, to the Company Shareholders.

“FDA” means the U.S. Food and Drug Administration, or any successor agency or authority thereto.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA, in a form acceptable to the Company and Buyer, each acting reasonably, approving the Arrangement, as such order may be amended by the Court, or with the consent of both the Company and Buyer, such consent to not be unreasonably withheld, conditioned or delayed, at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended, on appeal, provided that any such amendment is acceptable to each of both the Company and Buyer, each acting reasonably.

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“Foreign Benefit Plan” of a Person means each Employee Benefit Plan maintained by that Person or any of its Subsidiaries for its current or former employees, officers, directors or other individual service providers located outside of the United States.

“Fraud” means an actual and intentional Misrepresentation of a fact with the express intention that the other party rely thereon; provided, however, that for the avoidance of doubt, it does not include any claim for equitable fraud, promissory fraud, unfair dealing fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation organized under the laws of England and Wales are its memorandum and articles of association, and the “Governing Documents” of a British Columbia company are its certificate(s) of incorporation, continuation, amalgamation or name change, as applicable, its notice of articles and articles.

“Governmental Body” means any United Kingdom, United States, Canadian, international or other (a) federal, state, provincial, local, municipal or other government entity, (b) governmental or quasi-Governmental Body of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitrator or arbitral tribunal (public or private).

“IFRS” means the International Financial Reporting Standards, as adopted by the International Accounting Standards Board, as in effect from time to time.

“Indebtedness” of any Person means, without duplication, (a) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments, the payment of which such Person is responsible or liable for (including any breakage fees, redemption and repayment premiums or penalties, seller notes, deferred purchase price obligations or earn-out obligations issued or entered into in connection with any acquisition undertaken by such Person); (b) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (whether contingent or otherwise) calculated as the maximum amount payable under or pursuant to such obligation (even though the rights and remedies of seller or lender under such agreement in the event of default are limited to the repossession or sale of such property); (c) all obligations of such Person under leases (i) required to be capitalized in accordance with IFRS or (ii) have been classified as capital or finance leases in the Company Financial Statements or Buyer Financial Statements, as applicable; (d) all obligations of such Person, contingent or otherwise, for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (e) all obligations of such Person under interest rate, currency swap or other hedging transactions (valued at the termination value thereof); (f) the liquidation value, accrued and unpaid dividends; (g) prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred membership interests (or other equity) of such Person; (h) all obligations from deferred compensation arrangements; (i) all obligations under surety bonds; (j) all obligations of the type referred to in clauses (a) through (i) of any Persons, the payment of which such Person is responsible or liable for, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (k) all obligations of the type referred to in clauses (a) through (j) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by such Person).

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“Investment Canada Act” means the Investment Canada Act (Canada).

“IP Rights” mean any and all of the following in any country or region: (a) Copyrights, Patent Rights, Trademark Rights, domain name registrations, Trade Secrets, and other intellectual property rights; and (b) the right (whether at law, in equity, by Contract or otherwise) to enjoy or otherwise exploit any of the foregoing, including the rights to sue for and remedies against past, present and future infringements of any or all of the foregoing, and rights of priority and protection of interests therein under the Legal Requirements of any jurisdiction worldwide.

“Interim Order” means the interim order of the Court contemplated by Section 2.1(a) of this Agreement and made pursuant to Section 291 of the BCBCA, in a form acceptable to the Company and Buyer, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as the same may be amended by the Court or with the consent of Buyer and the Company, such consent not to be unreasonably withheld, conditioned or delayed, provided that any such amendment is reasonably acceptable to each of the Company and Buyer.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, provincial, regional, local (statutory, common or otherwise), municipal, foreign or international, multinational or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, guideline, policy, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, applied, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Letter of Transmittal” means the letter of transmittal as mutually agreed to by each of the Exchange Agent, Buyer and the Company (such agreement not to be unreasonably withheld, conditioned or delayed in the case of Buyer or the Company, as applicable).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Legal Requirement (including any Environmental Law), Legal Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

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“Lind Security” means all security interests, liens and other Encumbrances granted by the Company to Lind Global Macro Fund, LP in accordance with the terms of the Company Waiver and Amendment Agreement.

“Loan Note” means that certain promissory note to be issued by the Company in favor of Buyer to be entered into following the execution of this Agreement and completion of the Registered Direct Offering, in the form attached hereto as Exhibit F, pursuant to which Buyer shall make a loan to the Company in the amount of $750,000.

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

“Multiemployer Plan” has the meaning set forth in Section 3(37) or Section 4001(a)(3) of ERISA.

“Nasdaq” means the Nasdaq Capital Market.

“Order” means any writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Body.

“Other Arranged Securities” means the Company Options and the Company Warrants.

“Patent Rights” mean all issued patents, pending patent applications and abandoned patents and patent applications provided that they can be revived (which for purposes of this Agreement will include utility models, design patents, industrial designs, certificates of invention and applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Body.

“Permitted Encumbrance” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Encumbrance arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with IFRS, (b) Encumbrances for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with IFRS, (c) Encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with a party’s’ use or occupancy of such real property, (d) zoning, building codes and other land use Legal Requirements regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Body having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of a Party and any of its Subsidiaries and do not prohibit or materially interfere with any Parties’ or its Subsidiaries’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Legal Requirements or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) grants by a Party or its Subsidiaries of non-exclusive rights in non-material IP Rights in the ordinary course of business consistent with past practice, (g) in the case of the Company, the Lind Security, and (h) other Encumbrances that do not materially and adversely affect the value, use or operation of the asset subject thereto.

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“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means any data (a) relating to an identified or identifiable natural person, or (b) that is otherwise subject to any applicable Legal Requirement or any privacy policies of the Company governing data relating to an identified or identifiable natural persons.

“Plan of Arrangement” means the Plan of Arrangement in substantially the form attached hereto as Exhibit B, with any amendments or variations thereto made in accordance with this Agreement or the Plan of Arrangement or at the direction of the Court.

“Privacy Laws” means any of the following to the extent relating to the Processing of Personal Data or data-related notifications: (a) all applicable Legal Requirements; (b) each Party’s and its Subsidiaries’ own external-facing privacy policies; and (c) applicable provisions of Contracts to which Party or its Subsidiaries are a party or is otherwise bound.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Real Property Leases” means all leases, sub-leases, licenses, or other agreements, in each case, pursuant to which any Party or any of its Subsidiaries leases or sub-leases any real property.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Resolutions” means each of the resolutions in the agreed form, set out in the notice of general meeting contained in the Buyer Circular, which resolutions shall (i) adopt and approve this Agreement and the Transactions, (ii) approve the allotment of the Buyer Ordinary Shares in the Transaction and (iii) waive any pre-emption rights otherwise applicable to the allotment of Buyer Ordinary Shares in connection with the Transaction.

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“Sanctions and Export Control Laws” means any Legal Requirement or Order related to (a) import and export controls, including the Canadian Export and Import Permits Act and Defense Production Act and U.S. Export Administration Regulations, the International Traffic in Arms Regulations and such other controls administered by the U.S. Customs and Border Protection, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, Global Affairs Canada, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or any other similar Governmental Body with jurisdiction over the Company, Buyer or any of their respective Subsidiaries, as applicable, from time to time or (c) anti-boycott measures, including such requirements imposed by federal, state, provincial, regional or local governments.

“Schedules” means, collectively, the Company Disclosure Schedules and the Buyer Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Authority” means, as applicable, the securities commissions or other securities regulatory authorities in each of the provinces of Canada, the United States of America and/or England and Wales.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Legal Requirements (including the applicable Canadian provincial and territorial securities laws, together with the published rules, regulations and instruments thereunder).

“Security Incident” means any action that results in an actual cyber or security incident that could have an adverse effect on a Company IT System, Personal Data or any Company Trade Secret (including any Processed thereby or contained therein), including an occurrence that actually jeopardizes the confidentiality, integrity, or availability of a Company IT System, Personal Data or any Company trade secret.

“Section 3(a)(10) Exemption” means the exemption from the registration requirements of the Securities Act provided by section 3(a)(10) thereof.

“SEDAR” means the System for Electronic Document Analysis and Retrieval described in National Instrument 13-101 – System for Electronic Document Analysis and Retrieval of the Canadian Securities Administrators and available for public view at www.sedar.com.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

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“Superior Proposal” means, other than with respect to a Takeover Offer, an unsolicited, bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Proposal being treated as references to 100% for these purposes) made by a third party (other than a Party) that (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement and (b) the terms of which the Buyer Board or Company Board, as applicable, determines, in its reasonable judgment after consulting in good faith with its financial advisors and its outside legal counsel, to be (i) more favorable to its shareholders from a financial point of view than the terms of the Arrangement and Share Exchange, and (ii) reasonably capable of being completed in accordance with its terms, taking into account any financing that is or may be required to consummate the transaction contemplated by such proposal, and whether such financing is committed and is reasonably capable of being obtained by the applicable offeror.

“Takeover Code” means the United Kingdom City Code on Takeovers and Mergers published by the Takeover Panel, as amended or reissued from time to time.

“Takeover Offer” means an offer or approach made by a third party to the Buyer and/or its Buyer Shareholders pursuant to the terms of the Takeover Code.

“Takeover Panel” means the United Kingdom Panel on Takeovers and Mergers.

“Tax” means any federal, provincial, state or local income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Body with respect thereto, whether disputed or not, and including any secondary Liability for any of the aforementioned.

“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder.

“Tax Authority” means any Governmental Body responsible for the collection or administration of Taxes or Tax Returns.

“Tax Law” means any applicable Legal Requirement relating to Taxes.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, designations, elections, notices, attachments and reports relating to Taxes required to be filed with any Governmental Body, including any amendment of any of the foregoing.

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“Tripartite Agreement” means the tripartite agreement dated as of the date hereof among Buyer, the Company and Lind Global Macro Fund, LP.

“Trade Secrets” mean trade secrets, know-how, proprietary information, inventions, discoveries, improvements, technology, technical data and research and development, whether patentable or not.

“Trademark Rights” mean all material common law trademarks, registered trademarks, applications for registration of trademarks, material common law service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registration of trade names, and Internet domain name registrations; and including all filings with the applicable Governmental Body indicating an intent to use any of the foregoing if not registered or subject to a pending application.

“TSX-V” means the TSX Venture Exchange.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988 as well as similar foreign, state or local Legal Requirements.

“Willful Breach” means a material breach of this Agreement by a Party that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

ARTICLE 2
THE ARRANGEMENT; THE TRANSACTION; CLOSING

Section 2.1       The Arrangement. On the terms and subject to the conditions hereof, the Company and Buyer shall proceed to effect the Arrangement under Part 9, Division 5 of the BCBCA at the Effective Time, on the terms and subject to the conditions set forth in the Plan of Arrangement.

(a)       The Interim Order. As soon as reasonably practicable after the date of this Agreement, but in any event no later than January 13, 2023, the Company shall apply, pursuant to Part 9, Division 5 of the BCBCA and, in cooperation with Buyer, prepare, file and diligently pursue an application to the Court for the Interim Order in respect of the Arrangement, which shall identify that the Company Transaction Support Agreements have been executed by each of the Supporting Company Shareholders and shall provide, among other things:

(i)       for the class(es) of persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting, and for the manner in which such notice is to be provided;

(ii)       that the required level of approval for the Company Arrangement Resolution shall be the Company Required Approval;

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(iii)       that, in all other respects, the terms, restrictions and conditions of the Governing Documents of the Company, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

(iv)       for the grant of the Arrangement Dissent Rights to those Company Shareholders who are registered Company Shareholders as contemplated by the Plan of Arrangement;

(v)       for the notice requirements regarding the presentation of the application to the Court for the Final Order;

(vi)       that each Company Securityholder and any other affected person shall have the right to appear before the Court at the hearing of the Court to approve the application for the Final Order so long as they enter a response within a reasonable time;

(vii)       that, subject to Section 2.2(b), the Company Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement or as otherwise agreed by the Parties without the need for additional approval of the Court, and may be held virtually;

(viii)       that the record date for the Company Shareholders and holders of Other Arranged Securities entitled to notice of and to vote at the Company Meeting will not change in respect of any adjournment(s) or postponement(s) of the Company Meeting, unless required by applicable Legal Requirement or by the Court;

(ix)       confirmation of the record date for the purposes of determining the Company Shareholders entitled to receive material and vote at the Company Meeting in accordance with the Interim Order; and

(x)       for such other matters as the Parties may agree are reasonably necessary to complete the Transactions.

In seeking the Interim Order, the Company shall advise the Court that it is the intention of the Parties to rely upon the Section 3(a)(10) Exemption with respect to the issuance of all Arrangement Issued Securities to be issued pursuant to the Arrangement, based and conditioned on the Court’s approval of the Arrangement and its determination that the Arrangement is fair and reasonable to Company Securityholders who hold securities of the Company whose rights are affected by the Arrangement and to whom will be issued Arrangement Issued Securities pursuant to the Arrangement, following a hearing and after consideration of the substantive and procedural terms and conditions thereof.

(b)       The Company Meeting; Company Board Recommendation.

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(i)       Subject to the terms of this Agreement, the Interim Order, and the provision of the Buyer Information in accordance with Section 2.1(c)(iv), the Company shall convene and conduct the Company Meeting in accordance with the Governing Documents of the Company, applicable Legal Requirements (including the rules and policies of the TSX-V) and the Interim Order as soon as reasonably practicable (and in any event shall use its commercially reasonable efforts to hold the Company Meeting no later than February 28, 2023), and shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Meeting without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), except in the case of an adjournment as required for quorum purposes or as required by applicable Legal Requirements or by a Governmental Body. The Company shall consult with Buyer in fixing the record date for the Company Meeting and the date of the Company Meeting, give notice to Buyer of the Company Meeting and allow Buyer’s Representatives to attend the Company Meeting. The Company shall not submit any proposal other than the Company Proposals in connection with the Company Meeting without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed). The Company shall use its reasonable best efforts to obtain the Company Required Approval in respect of the Company Arrangement Resolution, including soliciting proxies (and using a proxy solicitation service if the Parties determine it to be reasonably necessary) in favor of the approval of the Company Arrangement Resolution and against any resolution submitted by any Company Securityholder that is inconsistent with the Company Arrangement Resolution or the completion of any of the transactions contemplated by this Agreement and instructing the management proxyholders named in the Company Information Circular to vote any discretionary or blank proxy submitted by the Company Shareholders and holders of Other Arranged Securities in favor of such action, and shall take all other action reasonably necessary or advisable to secure the Company Required Approval.

(ii)       The Company shall provide Buyer with (A) updates with respect to the aggregate tally of the proxies received by the Company in respect of the Company Arrangement Resolution, (B) timely updates with respect to any communication (written or oral) from any Company Securityholder in opposition to the Arrangement or any purported exercise or withdrawal of Arrangement Dissent Rights, and (C) the right to review and comment on all communications sent to the Company Securityholders and to participate in any discussions, negotiations or Legal Proceedings with or including any such Company Securityholders. The Company shall not (y) make any payment or settlement offer, or agree to any payment or settlement prior to the Effective Time with respect to Arrangement Dissent Rights, or (z) waive any failure by any Company Shareholder to timely deliver a notice of exercise of Arrangement Dissent Rights, in each case without the prior written consent of Buyer.

(iii)       Promptly upon the request of Buyer, the Company will use its commercially reasonable efforts to prepare or cause to be prepared and provide to Buyer (i) a list of Company Shareholders (including registered Company Shareholders, lists of non-objecting beneficial holders of Company Shares and book-based nominee registrants) or persons having rights issued by the Company to acquire Company Shares (including Other Arranged Securities), and (ii) a security position listing from each depositor of its securities, including CDS Clearing and Depositary Services Inc., and will obtain and will deliver to Buyer thereafter on demand supplemental lists setting out any changes thereto, all such deliveries to be in printed form and, if available, in computer-readable format.

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(iv)       Subject to Section 2.1(b)(v), the Company Board shall unanimously recommend that the Arrangement is in the best interests of the Company and fair to the Company Securityholders and recommend that the Company Securityholders vote in favor of the Company Arrangement Resolution and such recommendation (the “Company Board Recommendation”) and the Company Board, or any committee thereof, shall not (A) publicly withdraw or modify (or publicly propose to withdraw or modify) the Company Board Recommendation in a manner adverse to Buyer, and no resolution by the Company Board, (B) fail to reaffirm, without qualification, the Company Board Recommendation, or fail to state publicly, without qualification, this Agreement and the Transaction are in the best interests of the Company and fair to the Company Securityholders, within five (5) Business Days after Buyer requests in writing that such action be taken (and in any case at least two Business Days prior to the Company Meeting), (C) fail to announce, publicly, within 10 Business Days after a tender offer or exchange offer relating to securities of the Company shall have been commenced, that the Company Board recommends rejection of such tender or exchange offer, (D) fail to issue, within 10 Business Days after an Acquisition Proposal is publicly announced (and in any case at least two Business Days prior to the Company Meeting), a press release announcing its opposition to such Acquisition Proposal; (E) approve, endorse, or recommend any Acquisition Proposal; or (F) resolve or propose to take any action described in clauses (A) through (E) of this sentence (each of the foregoing actions described in clauses (A) through (F) of this sentence being referred to as a “Company Change in Recommendation”).

(v)       Notwithstanding anything to the contrary contained in Section 2.1(b)(iv), at any time prior to the approval of the Company Arrangement Resolutions by the Company Required Approval, the Company Board may make a Company Change in Recommendation if the Company Board concludes in good faith, after having consulted with the Company’s outside legal counsel and financial advisors, that as a result of the Company’s receipt of an Acquisition Proposal that did not result from a violation of Section 5.10(a), such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and that the failure to effect such Company Change in Recommendation would be reasonably likely to be inconsistent with the Company Board’s fiduciary obligations to the Company under applicable Legal Requirements; provided, however, that prior to the Company taking any action permitted under this Section 2.1(b)(v), and the Company shall provide Buyer with at least three (3) Business Days’ prior written notice advising Buyer that it intends to effect such Company Change in Recommendation and specifying, in reasonable detail, the reasons therefor (including, in the case of an Acquisition Proposal, the information required by Section 5.10(b)) and during such three (3) Business Day period, (i) the Company shall negotiate, and cause its Representatives to negotiate, with Buyer in good faith (to the extent Buyer wishes to negotiate) to enable Buyer to determine whether to propose revisions to the terms of this Agreement such that it would obviate the need for the Company Board to effect such Company Change in Recommendation, and (ii) the Company shall consider in good faith any proposal by Buyer to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect such Company Change in Recommendation. The Company shall take any action that would not allow the Company to make such disclosure to the Buyer or to not allow for the Buyer’s right to match as contemplated herein.

(vi)       Notwithstanding (A) any Company Change in Recommendation, (ii) the public proposal or announcement or other submission to the Company or any of its Representatives of an Acquisition Proposal or (iii) anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with its terms, the obligations of the Company under Section 2.1(b)(i) and Section 2.1(c)(i) shall continue in full force and effect. The Company agrees that it shall not submit to the vote of the Company Shareholders and/or any other Company Securityholders any Acquisition Proposal (whether a Superior Proposal or not) prior to the vote of the Company Securityholders with respect to the Company Required Approval at the Company Meeting unless this Agreement is terminated in accordance with its terms.

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(c)       The Company Information Circular.

(i)       The Company shall, in accordance with applicable Legal Requirements, promptly prepare and complete, in good faith consultation with Buyer, the Company Information Circular together with any other documents required by applicable Legal Requirements (including the rules and policies of the TSX-V) in connection with the Company Meeting and the Arrangement, and the Company shall, as promptly as practicable after obtaining the Interim Order, cause the Company Information Circular, a Letter of Transmittal and such other documents to be filed and to be delivered to each Company Securityholder and other person as required by the Interim Order and applicable Legal Requirements (including the rules and policies of the TSX-V), in each case so as to permit the Company Meeting to be held by the time specified in Section 2.1(b)(i).

(ii)       The Company shall ensure that the Company Information Circular (A) complies in all material respects with the Governing Documents of the Company, the Interim Order and applicable Legal Requirements (including the rules and policies of the TSX-V), (B) does not contain any Misrepresentation, except with respect to Buyer Information included in the Company Information Circular, (C) provides the Company Securityholders with sufficient information (explained in sufficient detail) to permit them to form a reasoned judgement concerning the matters to be placed before the Company Meeting, and (D) states any material interest of each director and officer, whether as director, officer, securityholder or creditor of the Company, as and to the extent required by applicable Legal Requirements (including the rules and policies of the TSX-V).

(iii)       Without limiting the generality of Section 2.1(c)(ii), the Company shall, subject to the terms of this Agreement, ensure that the Company Information Circular includes (A) the Company Board Recommendation, (B) a copy of the Fairness Opinion, (C) a statement that the Company Board has received the Fairness Opinion, and (D) a statement that each Supporting Company Shareholder has entered into a Company Transaction Support Agreement pursuant to which such Supporting Company Shareholder has agreed to support and vote in favor of the Company Arrangement Resolution.

(iv)       Buyer shall reasonably assist the Company in the preparation of the Company Information Circular, including obtaining and furnishing to the Company any information with respect to Buyer (including pro forma financial statements of Buyer) required to be included under applicable Legal Requirements in the Company Information Circular (the “Buyer Information”), and ensuring that the Buyer Information does not contain any Misrepresentation. The Company shall give Buyer and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Information Circular and other related documents, and shall accept the reasonable comments made by Buyer and its counsel, and agrees that all information relating to Buyer included in the Company Information Circular must be in a form and content reasonably satisfactory to Buyer. The Company shall provide Buyer with a final copy of the Company Information Circular prior to its delivery to the Company Shareholders and holders of Other Arranged Securities.

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(v)       Each Party shall promptly notify the other Party if it becomes aware that the Company Information Circular contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall reasonably cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly deliver or otherwise disseminate any such amendment or supplement to the Company Shareholders and holders of Other Arranged Securities as required by the Court or applicable Legal Requirements (including the rules and regulations of the TSX-V).

(vi)       The Company shall promptly inform Buyer of any requests or comments made by Governmental Body or the TSX-V in connection with the Company Information Circular or the Transactions.

(d)       The Final Order. The Company shall take all steps necessary or reasonably desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Part 9, Division 5 of the BCBCA, as soon as reasonably practicable, but in any event not later than five (5) Business Days after the Company Required Approval is obtained for the Company Arrangement Resolution as provided for in the Interim Order, unless otherwise agreed by the Company and Buyer.

(e)       Court Proceedings.

(i)       In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall: (A) diligently pursue (and Buyer shall reasonably cooperate with the Company in diligently pursuing), the Interim Order and the Final Order; (B) provide Buyer and its Representatives with a reasonable opportunity to review and comment upon drafts of all materials to be filed with the Court in connection with the Arrangement, and accept the reasonable comments of Buyer and its Representatives, and all information relating to Buyer included in such materials must be in a form and content reasonably satisfactory to Buyer; (C) provide to the Buyer on a timely basis copies of any response to petition, evidence or other documents served on the Company or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any person to appeal, or oppose the granting of, the Interim Order or the Final Order; (D) ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with this Agreement and the Plan of Arrangement; (E) not file any material with the Court that results in an increase or variation in the form of the Exchange Consideration or other modification or amendment to such materials that expands or increases Buyer’s obligations, or diminishes or limits Buyer’s rights, set forth in any such materials or under this Agreement, the Arrangement, the Plan of Arrangement or the Transaction Support Agreements; (F) subject to this Agreement, oppose any proposal from any person that the Final Order contain any provision inconsistent with the Plan of Arrangement or this Agreement, and if at any time after the issuance of the Final Order and prior to the Effective Time, the Company is required by the terms of the Final Order or by applicable Legal Requirement to return to Court with respect to the Final Order, it will do so only after notice to, and in good faith consultation with, Buyer; and (G) not object to legal counsel to Buyer making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided Buyer advises the Company of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

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(ii)       Subject to the terms of this Agreement, Buyer will reasonably cooperate with, and assist the Company in, seeking the Interim Order and the Final Order, including by providing the Company on a timely basis any material information reasonably required or reasonably requested to be supplied by Buyer in connection therewith.

Section 2.2       Closing of the Transactions Contemplated by this Agreement. At the Closing, (i) the Share Exchange shall occur on the terms and subject to the conditions set forth in the Plan of Arrangement, (ii) the PIPE Financing will be completed and (iii) the transactions contemplated by the Tripartite Agreement will be completed. For the avoidance of doubt, all Buyer Ordinary Shares issuable under the Share Exchange shall be delivered to the holders of Company Shares in the form of Buyer ADSs. The Buyer ADSs shall be issued in accordance with the Deposit Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Legal Requirements, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date and/or time as Buyer and the Company may agree in writing.

Section 2.3       Treatment of Other Arranged Securities.

(a)       At the Effective Time (or such other time as set out in the Plan of Arrangement), each Company Option that is outstanding and unexercised immediately prior to the Effective Time under the Company Plans, whether or not vested, shall be exchanged for an option of Buyer to purchase Buyer Ordinary Shares (in the form of Buyer ADSs) (a “Replacement Option”), and such Replacement Options shall be on the terms and conditions contemplated in the Plan of Arrangement (and with changes to such documents as Buyer in good faith determines are appropriate to reflect the substitution of the Company Options by Buyer to purchase shares of Buyer Ordinary Shares), all in accordance with the terms of the Plan of Arrangement. Prior to the Closing Date, and subject to the review and approval of Buyer, Buyer and the Company will take all actions necessary to effect the transactions contemplated by this Section 2.3(a) under applicable Legal Requirements and the Plan of Arrangement.

(b)       At the Effective Time (or such other time as is set out in the Plan of Arrangement), and pursuant to the Plan of Arrangement, each Company Warrant that is outstanding and unexercised as of immediately prior to the Effective Time, if any, shall, upon due exercise of such Company Warrant, entitle the holder thereof to receive, in lieu of Company Shares, that number of Buyer Ordinary Shares (in the form of Buyer ADSs) which such holder of Company Warrants would have been entitled to if the Company Warrants had been exercised prior to the Effective Time and such Company Shares had been exchanged as contemplated in the Plan of Arrangement, all in accordance with the terms of the Plan of Arrangement. Prior to the Closing Date (x) subject to the review and approval of Buyer, the Company will take all actions necessary to effect the transactions contemplated by this Section 2.3(b) under applicable Legal Requirements.

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(c)       Prior to the Effective Time, the Company shall take all actions that may be necessary (under the Company Plans, the Company Warrants and otherwise) to effectuate the provisions of this Section 2.3 and to ensure that, from and after the completion of the transactions contemplated by the Plan of Arrangement, holders of Company Options and Company Warrants have no rights with respect thereto other than those specifically provided in this Section 2.3 and the Plan of Arrangement.

Section 2.4       Exchange Agent.

(a)       As promptly as reasonably practicable following the date of this Agreement, but prior to the mailing of the Company Information Circular, Buyer shall appoint an exchange agent reasonably acceptable (such acceptance, not to be unreasonably withheld, conditioned or delayed) to the Company (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging certificates, if any, representing the Company Shares, and each Company Share held in book-entry form on the securities registry of the Company immediately prior to the Effective Time, in either case, for the portion of the Exchange Consideration issuable in respect of such Company Shares on the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement.

(b)       Prior to the Effective Time, Buyer shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Shareholders and for exchange in accordance with this Section 2.5 through the Exchange Agent evidence of the Exchange Consideration in book-entry form.

Section 2.5       Withholding. Buyer, the Company, their Subsidiaries and the Exchange Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) with respect to any consideration or other amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. Any amounts so withheld shall be timely remitted to the applicable Governmental Body, and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made provided such amounts are so timely remitted to the appropriate Governmental Body. Each of Buyer and the Exchange Agent, as applicable, is hereby authorized to sell or otherwise dispose of, on behalf of such Person, such portion of the Exchange Consideration as is necessary to provide sufficient funds to Buyer or the Exchange Agent, as the case may be, to enable it to comply with such deduction and withholding requirement and Buyer or the Exchange Agent shall use commercially reasonable efforts to notify such Person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate Governmental Body and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to such Person. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Section 2.6       U.S. Securities Law Matters. The Parties intend that the Arrangement shall be carried out such that the issuance of the Arrangement Issued Securities qualifies for the exemption from the registration requirements of the Securities Act provided by the Section 3(a)(10) Exemption and applicable U.S. state securities laws in reliance upon similar exemptions under applicable U.S. state securities laws. Each Party agrees to act in good faith, consistent with the intent of the Parties and the intended treatment of the Arrangement as set forth in this Section 2.6. In order to ensure the availability of the Section 3(a)(10) Exemption, the Parties agree that the Arrangement will be carried out on the following basis:

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(a)       the Arrangement will be subject to the approval of the Court;

(b)       prior to the Court hearing required to issue the Interim Order, the Court will be advised as to the intention of the Parties to rely on the Section 3(a)(10) Exemption with respect to the issuance of the Arrangement Issued Securities pursuant to the Arrangement, based on the Court’s approval of the Arrangement;

(c)       the Court will be required to satisfy itself as to the substantive and procedural fairness of the Arrangement to the Company Securityholders to whom will be issued Arrangement Issued Securities pursuant to the Arrangement;

(d)       the Interim Order will specify that each Person entitled to receive Arrangement Issued Securities pursuant to the Arrangement will have the right to appear before the Court at the Court hearing on the Final Order so long as they enter an appearance within a reasonable time and in accordance with the requirements of Section 3(a)(10) of the Securities Act;

(e)       the Parties will ensure that each Company Securityholder entitled to receive Arrangement Issued Securities pursuant to the Arrangement will (i) be given adequate and appropriate notice advising them of their right to attend the Court hearing to give approval of the Arrangement and providing them with sufficient information necessary for them to exercise that right, and (ii) be advised that the Arrangement Issued Securities t have not been and will not be registered under the Securities Act and will be issued by Buyer in reliance on the Section 3(a)(10) Exemption, and shall be without trading restrictions under the Securities Act (other than those that would apply under the Securities Act in certain circumstances to Persons who are or, have been within 90 days of the Closing Date, or, on or after the Closing Date, become affiliates (as that term is defined by Rule 144 under the Securities Act) of Buyer;

(f)       the Final Order approving the terms and conditions of the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as being substantively and procedurally fair to all Persons entitled to receive Arrangement Issued Securities pursuant to or in connection with the Arrangement;

(g)       holders of Company Options entitled to receive Replacement Options pursuant to the Arrangement will be advised that the Replacement Options issued pursuant to the Arrangement have not been registered under the Securities Act and will be issued and exchanged by Buyer in reliance on the Section 3(a)(10) Exemption, but that such exemption does not exempt the issuance of securities upon the exercise of such Replacement Options; therefore, the Buyer Ordinary Shares (in the form of Buyer ADSs) issuable upon exercise of the Replacement Options cannot be issued in the U.S. or to a Person in the U.S. in reliance on the Section 3(a)(10) Exemption and the Replacement Options may only be exercised, and the underlying Buyer Ordinary Shares (in the form of Buyer ADSs) issued, pursuant to a then-available exemption from the registration requirements of the Securities Act and applicable state securities Laws;

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(h)       the Court will hold a hearing before approving the procedural and substantive fairness of the terms and conditions of the Arrangement and issuing the Final Order; and

(i)       the Company will request that the Final Order include a statement to substantially the following effect: “This Order will serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act, regarding the issuance and distribution of securities of Buyer pursuant to the Plan of Arrangement.”

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the Company Disclosure Schedules, or (b) as disclosed in the Company Public Documents filed on SEDAR prior to the date hereof (but, in each case, (A) without giving effect to any amendment thereof filed with, or furnished on SEDAR on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” or any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the Company Public Documents (x) shall not be deemed disclosed for the purposes of Section 3.1, Section 3.2, Section 3.3, or Section 3.7 and (y) shall be deemed to be disclosed in a section of the Company Disclosure Schedules only to the extent that it is readily apparent from a reading of such Company Public Document that it is applicable to such section of the Company Disclosure Schedules, the Company represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

Section 3.1       Organization and Qualification; Subsidiaries.

(a)       The Company is a corporation duly incorporated, validly existing and in good standing under the Legal Requirements of British Columbia, Canada. The Company has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the ownership of its owned, operated or leased properties or the conduct of its business makes such qualification necessary, except where the failure to be so duly organized, validly existing and in good standing, or to have such power and authority, would not, either individually or in the aggregate, have a Company Material Adverse Effect.

(b)       The Company has made available to Buyer accurate and complete copies of: (a) the Governing Documents of the Company and each Subsidiary; (b) the stock or other ownership records of the Company and each Subsidiary; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders, members or partners, as applicable, of the Company, the Company Board and the board of directors or other governing body of each Subsidiary and all committees of the Company Board and the board of directors or other governing body of each Subsidiary. The books of account, stock or other ownership records, minute books and other records of the Company and each Subsidiary are accurate, up-to-date and complete in all material respects. The Company and each Subsidiary is not in breach or violation of its Governing Documents.

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(c)       Section 3.1(c) of the Company Disclosure Schedules sets forth a true, correct and complete list of all direct and indirect Subsidiaries of the Company as of the date hereof, and includes, for each such Subsidiary, the jurisdiction of incorporation or organization, and capitalization, including the percentage ownership held directly or indirectly by the Company and any other equity holder. Each Subsidiary of the Company is validly existing and in good standing under the laws of the jurisdiction of its organization or formation and in good standing as a foreign corporation in each jurisdiction where the nature of its business or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in such good standing would not reasonably be expected to have a Company Material Adverse Effect. All of the outstanding shares of capital stock of each Subsidiary of the Company has been validly issued and are fully paid and nonassessable and are owned by the Company, by another Subsidiary of the Company or jointly by the Company and another of its Subsidiaries, free and clear of all Encumbrances, other than Permitted Encumbrances. Except for its interests in the Subsidiaries of the Company, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person.

Section 3.2       Capitalization.

(a)       The authorized capital stock of Company consists of an unlimited number of Company Shares, of which 79,414,015 shares are issued and outstanding as of the date hereof. The Company does not have any shares of preferred stock authorized or outstanding. No shares of capital stock are held in Company’s treasury. All outstanding shares of Company Shares are duly authorized, validly issued, fully paid and non-assessable. There are no securities of the Company outstanding other than the Company Shares, Company Options, Company Warrants and Company Convertible Securities. All securities of the Company which have ever been issued were issued in compliance with all applicable securities Legal Requirements and all requirements set forth in applicable Contracts.

(b)       Except for the 2017 Share Option Plan and the Restricted Share Unit Plan (collectively, the “Company Plans”), the Company does not have any stock option plan, restricted stock or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, Company had reserved an aggregate of 10,290,410 Company Shares for issuance to employees, consultants and non-employee directors pursuant to the Company Plans, under which Company Options are outstanding for an aggregate of 8,875,940 shares. As of the date of this Agreement, there are no restricted stock or restricted stock units issued and outstanding. All shares of Company Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Section 3.2(b) of the Company Disclosure Schedules lists the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Company Shares subject to such Company Option at the time of grant; (iii) the number of shares of Company Shares subject to such Company Option as of the date of this Agreement; (iv) the exercise price (and applicable currency) of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the date of this Agreement and any acceleration provisions; and (vii) the date on which such Company Option expires. The Company has made available to Buyer an accurate and complete copy of the Company Plans and all stock option agreements evidencing outstanding options granted thereunder. No vesting of Company Options will accelerate in connection with the closing of the Transactions.

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(c)       22,191,648 Company Shares are reserved for issuance pursuant to outstanding Company Warrants. Section 3.2(c) of the Company Disclosure Schedules sets forth, as of the date hereof, a list of all holders of Company Warrants, including the number of Company Shares subject to each Company Warrant, the exercise prices and the term of each Company Warrant. True, correct and complete copies of the form of each Company Warrant have been provided to Buyer, and such Company Warrant has not been amended, modified or supplemented since being provided to Buyer, and there are no written or oral agreements, understandings or commitments to amend, modify or supplement such Company Warrant in any case from those provided to Buyer.

(d)       Section 3.2(d) of the Company Disclosure Schedules sets forth, as of the date hereof, (i) a list of all holders of Company Convertible Securities, (ii) the face value of the Company Convertible Security held by each holder, (iii) the accrued and unpaid interest, including the interest rate, applicable and owing to each such Company Convertible Security, (iv) the number of Company Shares each Company Convertible Security is convertible into, (vi) the conversion price of each Company Convertible Security, and (vii) the date of issuance of each Company Convertible Security. Accurate and complete copies of the Company Convertible Securities have been provided to Buyer. Each Company Convertible Security has not been amended, modified or supplemented since being provided to Buyer, and, except as contemplated by this Agreement, there are no written or oral agreements, understandings or commitments to amend, modify or supplement such Company Convertible Security in any case from those provided to Buyer.

(e)       Except for the Company Options, the Company Warrants or pursuant to the Cresence Agreement, , there are no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iii) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

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(f)       None of the outstanding securities of the Company are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, subscription right, right of maintenance or any similar right. None of the outstanding Company Shares are subject to any right of first refusal in favor of Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having a right to vote on any matters on which the shareholders of Company have a right to vote. There are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries or the registration of the offer or sale of any shares of capital stock of the Company or any of its Subsidiaries under the Securities Act or any applicable Canadian securities Legal Requirement. The Company is not under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Shares or other securities. As of the date of this Agreement, there are no repurchase rights with respect to securities of the Company (including shares issued pursuant to the exercise of Company Options or the Company Convertible Securities).

(g)       Section 3.2(g) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Company and its Subsidiaries as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(h)       Except as contemplated by the Tripartite Agreement, no Change of Control Payments will become payable by the Company or any of its Subsidiaries as a result of the completion of the Arrangement or the transactions contemplated by this Agreement or any Ancillary Document.

Section 3.3       Authority; Non-Contravention; Approvals.

(a)       The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Required Approval of the Company Arrangement Resolution, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(b)       The Company Board, by resolutions duly and unanimously adopted by vote at a meeting of all directors of Company duly called and held and, as of the date of hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) approved this Agreement, the Ancillary Documents and the Transactions, and determined that this Agreement, the Ancillary Documents and the Transactions, are in the best interests of the Company and advisable and fair to the Company Securityholders, and (ii) resolved to recommend that the Company Securityholders approve the Company Arrangement Resolution.

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(c)       The execution and delivery of this Agreement by Company or any Ancillary Documents to which it is or will be a party does not, and the performance of this Agreement or any Ancillary Documents to which it is or will be a party by Company will not, (i) conflict with or violate the Governing Documents of the Company or any of its Subsidiaries, (ii) subject to obtaining the Company Required Approval and compliance with the requirements set forth in Section 3.3(d) below, conflict with or violate any Legal Requirement or rule or policy of the TSX-V applicable to Company or any of its Subsidiaries or by which their respective properties or assets is bound or affected, except for any such conflicts or violations that would not, individually or in the aggregate, reasonably be expected to be material to the Company or its business or would not prevent or materially delay the consummation of the Transactions, (iii)  result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any Company Contract, except in the case of any non-material breach, default, penalty or modification, or (iv) result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the properties or assets of the Company or any of its Subsidiaries.

(d)       No consent, approval, Order or authorization of, or registration, waiver, declaration or filing with any Person is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the Transactions, except for (i) the filing of any documents required by the Final Order, the Interim Order and filings required pursuant to the Plan of Arrangement; and (ii) any other consents, approvals, Orders or authorizations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

Section 3.4       Reporting Status; Public Filings; Financial Statements; Undisclosed Liabilities.

(a)       The Company is a “reporting issuer” (as that term is defined under applicable Securities Laws) and not on the list of reporting issuers in default under applicable Securities Laws in British Columbia and Alberta. No delisting, suspension of trading in or cease trading order with respect to any securities of the Company and, to the Knowledge of the Company, no inquiry or investigation (formal or informal) of any Securities Authority or the TSX-V is in effect or ongoing or, to the Knowledge of the Company, expected to be implemented or undertaken with respect to the foregoing. The Company Shares are listed on the TSX-V and the Company does not have any securities listed or quoted for trading on any securities exchange or market other than the TSX-V and the OTCQB Venture Market. The Company is in compliance in all material respects with all applicable Securities Laws and the applicable listing and governance rules, regulations and policies of the TSX-V.

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(b)       The Company has filed all documents required to be filed by it in accordance with applicable Securities Laws with the Securities Authorities or the TSX-V since January 1, 2019. All such documents and information comprising the Company Public Documents, as of their respective dates (and the dates of any amendments thereto): (A) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; and (B) complied in all material respects with the requirements of applicable Securities Laws and the requirements of the TSX-V, and any amendments to the Company Public Documents required to be made have been filed on a timely basis with the Securities Authorities or the TSX-V. The Company has not filed any confidential material change report with any Securities Authorities that at the date of this Agreement remains confidential. There has been no change in a material fact or a material change in any of the information contained in Company Public Documents, except for changes in material facts or material changes that are reflected in a subsequently filed document included in the Company Public Documents. There are no outstanding or unresolved comments in comment letters or other correspondence from any Securities Authority with respect to any of such documents and, to the knowledge of the Company, neither the Company nor any of its documents required to be publicly disclosed or filed by the Company with the Securities Authorities or the TSX-V is the subject of an ongoing audit, review, comment or investigation by any Securities Authority or the TSX-V.

(c)       The Company’s audited consolidated financial statements as at and for the fiscal years ended February 28, 2022 and 2021 (including the notes thereto) and the Company’s unaudited financial statements for the interim period ended August 30, 2022 (the “Company Financial Statements”) were prepared in accordance with IFRS consistently applied (except: (A) as otherwise indicated in such financial statements and the notes thereto or in the related report of the Company’s independent auditors; or (B) in the case of unaudited interim statements, are subject to normal period end adjustments and may omit notes which are not required by applicable Legal Requirements in the unaudited statements) and, together with management’s discussion and analysis related to such Company Financial Statements, fairly present in all material respects the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal period end adjustments) and reflect reserves required by IFRS in respect of all material contingent liabilities, if any, of the Company and its Subsidiaries on a consolidated basis. There has been no material change in the Company’s accounting policies, except as described in the notes to the Company Financial Statements, since January 1, 2019. There are no off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of the Company or any of its Subsidiaries with unconsolidated entities or other persons which are not reflected in the Company Financial Statements.

(d)       Neither the Company nor any of its Subsidiaries has any Liabilities that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, except Liabilities (i) identified in the Company Financial Statements, (ii) incurred in connection with the Transactions, (iii) disclosed in Section 3.5(d) of the Company Disclosure Schedules, (iv) incurred since August 30, 2022 in the ordinary course of business, or (v) would not have, individually or in the aggregate, reasonably be expected to be material to the Company.

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(e)       The Company has designed such disclosure controls and procedures, or caused them to be designed under the supervision of its Chief Executive Officer and Chief Financial Officer, to provide reasonable assurance that information required to be disclosed by the Company in its annual filings, interim filings or other reports filed or submitted under securities legislation is accumulated and communicated to the Company’s Chief Executive Officer and Chief Financial Officer to allow timely decisions regarding required disclosure. The Company maintains systems of “internal control over financial reporting” that have been designed by, or under the supervision of, its Chief Executive Officer and Chief Financial Officer, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS and Legal Requirements. Since January 1, 2019, the Company’s auditors and the audit committee of the Company Board have not been advised of: (A) any significant deficiency, or a combination of deficiencies, in the design or operation of internal controls over financial reporting, or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 3.5       Absence of Certain Changes or Events. Since March 1, 2022 through the date of this Agreement and other than with respect to the negotiation, execution and performance of this Agreement, the Company and each of its Subsidiaries has conducted its business only in the ordinary course of business consistent with past practice, and there has not been: (a) any event that has had a Company Material Adverse Effect, (b) any material change by Company or any of its Subsidiaries in its accounting methods, principles or practices, except as required by concurrent changes in IFRS or as disclosed in the notes to the Company Financial Statements, (c) any revaluation by Company or any of its Subsidiaries of any of its assets having a Company Material Adverse Effect, or writing off notes or accounts receivable other than in the ordinary course of business or (d) action, event or occurrence that would have required consent of Buyer pursuant to Section 5.1(a) had such action, event or occurrence taken place after the execution and delivery of this Agreement.

Section 3.6       Permits. The Company and its Subsidiaries hold all permits, licenses, registrations, authorizations, variances, exemptions, Orders and approvals from Governmental Bodies which are necessary and material to the operation of the business of the Company and its Subsidiaries (collectively, the “Company Permits”). The Company and each Subsidiary is in compliance in all material respects with the terms of the Company Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of Company, threatened, which seeks to revoke or limit any Company Permit.

Section 3.7       Material Contracts.

(a)       Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which the Company or any of its Subsidiaries is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, together with each Contract entered into after the date of this Agreement that would be required to be set forth on Section 3.7(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Company Contracts”):

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(i)       any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other similar Contract between: (i) the Company or any of its ERISA Affiliates; and (ii) any active, retired or former employees, directors or consultants of the Company or any of its ERISA Affiliates, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements) without any obligation on the part of the Company or any of its ERISA Affiliates to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by the Company under applicable Legal Requirements;

(ii)       any Contracts identified or required to be identified in Section 3.19 of the Company Disclosure Schedules;

(iii)       any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions;

(iv)       any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between Company and any of its officers or directors;

(v)       any Contract imposing, by its express terms, any material restriction on the right or ability of the Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; or (C) to develop, sell, supply, distribute, commercialize, offer, support or service any product or any technology or other asset to or for any other Person;

(vi)       any Contract currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(vii)       any Contract relating to Indebtedness or to the placing of an Encumbrance (other than a Permitted Encumbrance) on any material assets or properties;

(viii)       any joint marketing or development agreement;

(ix)       any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification, option to purchase or similar right with respect to any securities or assets of the Company; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of the Company;

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(x)       each Contract that contemplates or involves the payment by or to the Company after the date of this Agreement in excess of $100,000 pursuant to its express terms relating to: (A) any distribution, reseller or sales representative agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any IP Rights that will not be owned, in whole or in part, by the Company; or (D) any Contract to license any third party to manufacture or produce any product, service or technology of the Company or any Contract to sell, distribute or commercialize any products or service of the Company, in each case, except for Company Contracts entered into in the ordinary course of business consistent with past practice;

(xi)       each Contract containing any royalty, milestone, or other contingent payments based on any research, exploration, testing, development, collection, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or event;

(xii)       any Contract with any Governmental Body that is material to the business or operations of the Company;

(xiii)       any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $100,000 in the aggregate other than any arrangement or agreement expressly contemplated or provided for under this Agreement; and

(xiv)       any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Body or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on the Company or any of its Subsidiaries (or Buyer or any of its Affiliates after the Closing).

(b)       The Company has made available to Buyer an accurate and complete copy of each Company Contract listed or required to be listed in Section 3.7 of the Company Disclosure Schedules. Neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any other party to a Company Contract, has breached or violated in any material respect or materially defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Company Contracts. To the Knowledge of Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (i) result in a violation or breach in any material respect of any of the provisions of any Company Contract; (ii) give any Person the right to declare a default in any material respect under any Company Contract; (iii) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Contract; (iv) give any Person the right to accelerate the maturity or performance of any Company Contract; or (v) give any Person the right to cancel, terminate or modify any Company Contract. Each Company Contract is valid, binding, and, assuming due authorization and execution by the other party thereto, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

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Section 3.8       Books and Records. The minute books of the Company and its Subsidiaries for the last three (3) years) have been made available to Buyer or counsel for Buyer and are the only minute books of the Company and its Subsidiaries for the last three (3) years and have been maintained in accordance with all applicable Legal Requirements. The minute books of the Company and its Subsidiaries for the last three (3) years contain accurate summaries, in all material respects, of all meetings of the board of directors (or equivalent) or any committees thereof and shareholders or members, and/or any actions by written consent of the Company and the applicable Subsidiary, as the case may be. The books and records of the Company and its Subsidiaries accurately reflect in all material respects, for the last three (3) years, the assets, liabilities, business, financial condition and results of operations of the Company and its Subsidiaries and have been maintained in accordance with good business and bookkeeping practices.

Section 3.9       Litigation. There is no pending Legal Proceeding, and, to the Knowledge of Company, no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or its Subsidiaries, any business of any of the Company or its Subsidiaries or any of the assets owned, leased or used by the Company or any of its Subsidiaries, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions. There is no Order to which the Company or any of its Subsidiaries, or the assets owned or used by the Company or any of its Subsidiaries, is subject. To the Knowledge of Company, no officer or other key employee of the Company or any Subsidiary is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any of its Subsidiaries.

Section 3.10       Compliance with Applicable Law. The Company and each of its Subsidiaries is not and has not been at any time in the past three years in conflict with (i) any Legal Requirement or Order applicable to the Company or its Subsidiaries or by which the Company or any of its Subsidiaries is bound or affected, or (ii) any Contract to which the Company or any Subsidiary is a party or by which the Company, its Subsidiaries or any of their respective properties is bound or affected, except for conflicts, defaults or violations which would not, individually or in the aggregate, result in a Company Material Adverse Effect. To the Company’s Knowledge, no investigation or review by any Governmental Body is pending or, to the Knowledge of Company, threatened against the Company or any of its Subsidiaries.

Section 3.11       Employee Benefit Plans.

(a)       Section 3.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all Employee Benefit Plans (including, for each such Employee Benefit Plan, identifying its jurisdiction). With respect to each Employee Benefit Plan, the Company has provided Buyer with true and complete copies of the material documents pursuant to which the plan is maintained, funded and administered, including, for each Employee Benefit Plan, to the extent applicable, (i) the most recent plan document and all amendments thereto, (ii) the most recent funding agreement (including any trust Contract or insurance Contract), (iii) the most recent service provider Contracts (including third-party administrative services, record-keeper, investment management and other services Contracts), (iv) the most recently prepared actuarial valuation report, (v) all material correspondence with any applicable Governmental Body for the current year and the previous three (3) years, and (vi) the most recent employee booklet.

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(b)       No Employee Benefit Plan is, and neither the Company nor any Subsidiary sponsors, maintains, contributes to (is required to contribute to) or has any Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Employee Benefit Plan provides, and neither the Company nor any Subsidiary has any Liability to provide, any retiree or post-termination or post-ownership health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or any similar Legal Requirement and for which the recipient pays the full premium cost of coverage. Neither the Company nor any Subsidiary has any Liability by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c)       Each Employee Benefit Plan has been established, maintained, operated, and administered in all material respects in accordance with its terms and all applicable Legal Requirements. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a current favorable determination or opinion or advisory letter from the Internal Revenue Service, and nothing has occurred which could adversely affect the qualification of such Employee Benefit Plan. Neither the Company nor any Subsidiary has incurred (whether or not assessed) any penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(d)       Each Employee Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and its purpose, and no amount under any such plan, agreement or arrangement is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.

(e)       There are no pending or, to the Company’s Knowledge, threatened, claims or Legal Proceedings or disputes with respect to any Employee Benefit Plan (other than routine claims for benefits). There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA, or any breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan. With respect to each Employee Benefit Plan, all material contributions, distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of such Employee Benefit Plan and applicable Legal Requirement, or if not yet due, properly accrued.

(f)       The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not materially (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Company or any of its Subsidiaries, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Company or any of its Subsidiaries or (iii) result in the acceleration of the time of payment or vesting or forfeiture, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Company or any of its Subsidiaries.

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(g)       No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of the Company or any of its Subsidiaries under any Employee Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.

(h)       Neither the Company nor any of its Subsidiaries have no material obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or 409A of the Code.

(i)       Each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Body. To the Company’s Knowledge, no fact or circumstance exists that could adversely affect the preferential tax treatment ordinarily accorded to any such Foreign Benefit Plan. All material contributions required to have been made by or on behalf of the Company or any of its Subsidiaries with respect to plans or arrangements maintained or sponsored by a Governmental Body (including national or provincial pension scheme, social security, unemployment insurance, severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or fully accrued.

(j)       No Foreign Benefit Plan is: (A) a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA); (B) a “registered pension plan” (within the meaning of subsection 248(1) of the Tax Act); (C) a “retirement compensation arrangement” (within the meaning of subsection 248(1) of the Tax Act); or (D) has any material unfunded or underfunded Liabilities. No Foreign Benefit Plan is intended to be, or has ever been determined or alleged by a Governmental Body to be, a “salary deferral arrangement” within the meaning of subsection 248(1) of the Tax Act.

Section 3.12       Environmental Matters.

(a)       No substance that has been designated by any Governmental Body or by applicable foreign, federal, state or local Legal Requirement, to be radioactive, toxic, hazardous or otherwise a danger to health (through exposure in the environment) or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a “Hazardous Material”), has been released, as a result of the deliberate actions of Company or any of its Subsidiaries, or, to Company’s Knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Company currently owns, operates, occupies or leases, in such quantities as would cause a Company Material Adverse Effect.

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(b)       Neither the Company nor any Subsidiary has, since January 1, 2019, transported, stored, used, manufactured, disposed of, or released Hazardous Materials (collectively, “Hazardous Material Activities”) in violation of any Legal Requirement in effect on or before the date hereof.

(c)       The Company and its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the “Company Environmental Permits”) necessary for the conduct of the Company’s and its Subsidiaries’ Hazardous Material Activities and other businesses of the Company and its Subsidiaries as such activities and businesses are currently being conducted, except where the failure to so hold would not be material to the Company and its Subsidiaries.

(d)       No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of Company, threatened concerning any Company Environmental Permit, Hazardous Material or any Hazardous Material Activity of Company.

Section 3.13       Intellectual Property.

(a)

(i)       Section 3.13(a)(i) of the Company Disclosure Schedules lists all of the Patent Rights and all Trademark Rights owned solely by Company or any of its Subsidiaries as of the date hereof, setting forth in each case, as applicable, the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed, along with the respective application, registration or filing number.

(ii)       Section 3.13 (a)(ii) of the Company Disclosure Schedules lists all of the Patent Rights and all Trademark Rights in which the Company or any of its Subsidiaries has any co-ownership interest, other than those owned solely by Company or any of its Subsidiaries, setting forth in each case, as applicable, the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed, along with the respective application, registration or filing number.

(iii)       Section 3.13 (a)(iii) of the Company Disclosure Schedules lists all of the third-party Patent Rights and Trademark Rights in which Company or any of its Subsidiaries has any exclusive right, title or interest, other than those owned solely or co-owned by Company or any of its Subsidiaries.

(b)       Section 3.13 (b) of the Company Disclosure Schedules lists all Contracts in effect as of the date of this Agreement under which any third party has licensed, granted or conveyed to the Company or any of its Subsidiaries any right, title, or interest in or to any IP Rights other than “shrink wrap” or “click through” license agreements accompanying widely available computer software that has not been modified or customized for the Company or any of its Subsidiaries. To the Company’s Knowledge, there are no breaches or defaults of, nor has the Company or any of its Subsidiaries received any written notice of any disputes or threatened disputes concerning, and of such Contracts.

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(c)       Section 3.13 (c) of the Company Disclosure Schedules lists all Contracts in effect as of the date of this Agreement under which the Company or any of its Subsidiaries has licensed, granted or conveyed to any third party any right, title or interest in or to any Company IP Rights. To the Company’s Knowledge, there are no breaches or defaults of, nor has the Company or any of its Subsidiaries received written notice of any disputes or threatened disputes concerning, any of such Contracts.

(d)       To the Knowledge of the Company, the Company or its Subsidiaries is the exclusive owner, or has the right to use and commercially exploit, all IP Rights and any other intellectual property rights as necessary or required for use in connection with the business and which the failure to so own or have the right to use and commercially exploit would reasonably be expected to have a Company Material Adverse Effect (collectively, the “Company Owned IP Rights”), free and clear of all Encumbrances. All of the Company Owned IP Rights are valid and enforceable. Neither the Company nor any of its Subsidiaries has received, since the date of the latest audited financial statements, a written notice of a claim or otherwise has any knowledge that the Company Owned IP Rights violate or infringe upon the rights of any Person, except as would not have or reasonably be expected to have a Company Material Adverse Effect. All necessary registration, maintenance and renewal fees in respect of the Company Owned IP Rights have been paid and all necessary documents and certificates have been filed with the relevant Governmental Body for the purpose of maintaining such Company Owned IP Rights.

(e)       The Company and its Subsidiaries have taken all reasonable measures to protect and maintain the confidentiality of the Trade Secrets included in the Company Owned IP Rights. Neither the Company nor any of its Subsidiaries has divulged, furnished to or made accessible any of its Trade Secrets to any Person except pursuant to an enforceable written agreement to maintain the confidentiality of such Trade Secrets or in connection with the filing of an application to obtain patent protection for the embodiment of such Trade Secret, and the Company and its Subsidiaries otherwise takes and has taken reasonable measures to maintain the confidentiality of its Trade Secrets. All current and former officers and employees of, and consultants and independent contractors to, the Company or its Subsidiaries who have contributed to the creation or development of any Company IP Rights owned by Company or any of its Subsidiaries have assigned all of their respective ownership rights in such IP Rights to the Company or its Subsidiaries, as applicable, and have executed and delivered to the Company or its Subsidiaries an agreement (containing no exceptions or exclusions from the scope of the coverage contained in their applicable form agreement) regarding the assignment to the Company or its Subsidiaries, as applicable, of any IP Rights arising from services performed for the Company or its Subsidiaries by such Persons. To the Knowledge of the Company, no current or former officers and employees of, or consultants or independent contractors to, the Company or any of its Subsidiaries have breached any material term of any such agreements.

(f)       To the Knowledge of the Company, with respect to third party Patent Rights and Trademark Rights, neither Company nor any of its Subsidiaries nor any of their respective current activities or products violates or otherwise conflicts with, or has infringed, misappropriated or violated any IP Rights of any third party, and neither the Company nor any of its Subsidiaries has received any written notice nor are any of them subject to any actual, or to the Knowledge of Company, threatened proceedings, claiming or alleging any of the foregoing.

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(g)       To the Knowledge of the Company, no Company Owned IP Rights are being infringed, misappropriated or unlawfully used by any third party nor has a third party previously infringed, misappropriated or unlawfully used any such Company Owned IP Rights.

(h)       Neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement will contravene, conflict with or result in the imposition of any additional limitation on the Company’s or any of its Subsidiaries’ right, title or interest in or to any material Company Owned IP Rights.

(i)       To the Knowledge of the Company, no funding, facilities, or personnel of any Governmental Body or any public or private university, college or other educational or research institution were used by the Company or any of its Subsidiaries to develop or create, in whole or in part, any Company Owned IP Rights.

Section 3.14       Labor Matters.

(a)       Except as disclosed in Section 3.14(a) of the Company Disclosure Schedules, since January 1, 2019, (i) neither the Company nor any of its Subsidiaries (A) has or has had any material Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalties, fines, interest, or other sums for failure to pay or delinquency in paying such compensation, and (B) has or has had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of the Company or any of its Subsidiaries (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Company and its Subsidiaries have withheld all amounts required by applicable Legal Requirement or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each of the Company and its Subsidiaries, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Company and its Subsidiaries.

(b)       Since January 1, 2019, there has been no “mass layoff” or “plant closing” as defined by WARN related to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries have incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement.

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(c)       Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement and no employees of the Company or any of its Subsidiaries are represented by any labor union, labor organization, works council, employee delegate, representative or other employee collective group with respect to their employment, whether by way of certification, interim certification, voluntary recognition or succession rights, and there is no application pending, or to the Company’s Knowledge threatened, for any labor union, labor organization, works council, employee delegate, representative or other employee collective group to be certified as the bargaining agent of any employees of the Company or any of its Subsidiaries. There is no duty on the part of the Company or any of its Subsidiaries to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group, including in connection with the execution and delivery of this Agreement, the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby. Since January 1, 2019, neither the Company nor any of its Subsidiaries is or has been engaged in any unfair labor practice and there has been no actual or, to the Company’s Knowledge, threatened unfair labor practice charges, material labor grievances, material labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, handbilling or other material labor disputes against or affecting the Company or any of its Subsidiaries. To the Company’s Knowledge, in the last five years, there have been no actual, pending or threated labor organizing activities with respect to any employees of the Company or any of its Subsidiaries and no trade union has applied to have the Company or any of its Subsidiaries declared a common or related employer pursuant to applicable labor relations legislation in any jurisdiction in which the Company or any of its Subsidiaries carries on business.

(d)       No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Company or any of its Subsidiaries has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Legal Requirement, Order, directive, guideline or recommendation by any Governmental Body in connection with or in response to COVID-19. Neither the Company nor any of its Subsidiaries have otherwise experienced any material employment-related Liability with respect to or arising out of COVID-19 or any Legal Requirement, Order, directive, guideline or recommendation by any Governmental Body in connection with or in response to COVID-19.

(e)       Neither the Company nor any Subsidiary is a party to any written or oral: (i) agreement with any current or former employee the benefits of which are contingent upon, or the terms of which will be materially altered by, the consummation of the Transactions; (ii) agreement with any current or former employee of the Company or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum; or (iii) agreement or plan the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, upon the consummation of the Transactions.

Section 3.15       Insurance.

(a)       The Company and each of its Subsidiaries maintain all policies of fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements and other forms of insurance (the “Company Insurance Policies”) in such amounts, with such deductibles and against such risks and losses that are reasonably adequate for the operation of the Company’s businesses in all material respects. The Company Insurance Policies are in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the Company and its Subsidiaries would, in accordance with good business practice, customarily insure. Since the January 1, 2019, all premiums due and payable under such Company Insurance Policies have been paid on a timely basis, and the Company and its Subsidiaries are in compliance in all material respects with all other terms thereof. True, complete and correct copies, of such Company Insurance Policies, or summaries of all terms material thereof, have been made available to Buyer.

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(b)       There are no material claims pending under any Company Insurance Policies as to which coverage has been questioned, denied or disputed. Since January 1, 2019, all material claims thereunder have been filed in a due and timely fashion and neither the Company nor any of its Subsidiaries has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has the Company or any of its Subsidiaries received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

Section 3.16       Tax Matters.

(a)       Each of the Company and its Subsidiaries has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Legal Requirements and Orders, and each of the Company and its Subsidiaries has paid all material amounts of Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b)       Each of the Company and its Subsidiaries has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c)       Each of the Company and its Subsidiaries has timely collected and paid the appropriate Tax Authority all material amounts of Taxes required to have been so collected and paid.

(d)       Neither the Company nor any of its Subsidiaries is currently the subject of a Tax audit or examination or has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to material Taxes.

(e)       Neither the Company nor any of its Subsidiaries has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(f)       Neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(g)       There are no Encumbrances for material Taxes on any assets of the Company or any of its Subsidiaries other than Permitted Encumbrances.

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(h)       During the two (2)-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i)       Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated, combined, affiliated, unitary or similar Tax Return (other than a group the common parent of which was the Company or any of its current Affiliates) or (ii) has any material Liability for the Taxes of any Person (other than the Company or any of its current Affiliates) under Section 160 of the Tax Act or Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Legal Requirements), as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(j)       No written claims have ever been made by any Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that such Company or Subsidiary is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k)       Neither the Company nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than (i) one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes, or (ii) with any other of its current Affiliates) and neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership or other arrangement (other than with any of its current Affiliates) that is treated as a partnership for U.S. federal, state, local or non-U.S. Tax purposes.

(l)       Neither the Company nor any of its Subsidiaries has, or has ever been deemed to have, for purposes of the Tax Act or any relevant provincial Tax legislation, acquired or had the use of property for proceeds greater than the fair market value thereof from, or disposed of property for proceeds less than the fair market value thereof to, or received or performed services or had the use of property for other than the fair market value from or to, or paid or received interest or any other amount other than at a fair market value rate to or from, any Person with whom it does not deal at arm’s length within the meaning of the Tax Act where the relevant amounts would be material. The Company and its Subsidiaries have complied in all material respects with the transfer pricing provisions of applicable Tax Laws.

(m)       There are no circumstances or situations existing, or that have existed, which have resulted, or which could result in the application of sections 17, 78 or 80 to 80.04 of the Tax Act or any equivalent provincial provision to the Company or its Subsidiaries.

(n)       Neither the Company nor any of its Subsidiaries has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment

(o)       At no time in the five (5) year period ending on the date of this Agreement have the Company Shares derived more than 50% of their fair market value, directly or indirectly, from one or more (or a combination) of the following: (i) real or immovable property situated in Canada; (ii) Canadian resource property; (iii) timber resource property situated in Canada; or (iv) options or interests in respect of the foregoing.

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(p)       Neither the Company nor any of its Subsidiaries owns any United States real property interests within the meaning of Section 897(c) of the Code.

Section 3.17       Brokers. Except as set forth on Section 3.17 of the Company Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which the Company or any of its Subsidiaries has any obligation.

Section 3.18       Real and Personal Property.

(a)       Real Property. Neither the Company nor any of its Subsidiaries owns or leases any real property.

(b)       Personal Property. The Company and its Subsidiaries have good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Company and its Subsidiaries reflected in the Company Financial Statements or thereafter acquired by the Company and its Subsidiaries, except for assets disposed of in the ordinary course of business.

Section 3.19       Transactions with Affiliates. Section 3.19 of the Company Disclosure Schedules sets forth all Contracts between (a) the Company and any of its Subsidiaries, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect holder of Equity Securities or Affiliate of the Company or any of its Subsidiaries (other than, for the avoidance of doubt, the Company or any of its Subsidiaries) or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) the Company and any of its Subsidiaries entered into in the ordinary course of business (ii) Contracts with respect to a Company Shareholder’s or a holder of Company Options’ status as a holder of Company Shares or Company Options, as applicable and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Company Related Party (A) owns any interest in any material asset or property used in the Company’s or any of its Subsidiaries’ business, or (B) owes any material amount to, or is owed any material amount by, the Company or any of its Subsidiaries (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to any transaction entered into after the date of this Agreement that is either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 3.19) are referred to herein as “Company Related Party Transactions”.

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Section 3.20       Data Privacy and Security.

(a)       The Company and its Subsidiaries have implemented policies relating to the Processing of Personal Data (“Privacy and Data Security Policies”) as and to the extent required by applicable Legal Requirements.

(b)       Neither the Company nor any of its Subsidiaries has received notice of any pending Legal Proceedings, nor has there been any material Legal Proceedings against the Company or any of its Subsidiaries initiated by any Person (including (i) the United States Federal Trade Commission, any state attorney general or similar state or provincial official, or (ii) any other Governmental Body) alleging that any Processing of Personal Data by or on behalf of the Company or any of its Subsidiaries (A) is in violation of any applicable Privacy Laws or (B) is in violation of any Privacy and Data Security Policies.

(c)       To the Company’s Knowledge, since January 1, 2019, (i) there has been no unauthorized access to or Processing of Personal Data in the possession or control of the Company or any of its Subsidiaries and (ii) there have been no material Security Incidents with respect to any Company IT Systems, or Personal Data.

(d)       The Company and its Subsidiaries own or have a license to use the Company IT Systems as necessary to operate the business of the Company and its Subsidiaries as currently conducted.

Section 3.21       Compliance with International Trade & Anti-Corruption Laws.

(a)       Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of their respective Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, in the last five (5) years, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Body (including any Person identified in any list of sanctioned persons maintained by the United Nations Security Council, Global Affairs Canada or pursuant to the Criminal Code of Canada, OFAC, the United States Department of Commerce, Bureau of Industry and Security or the United States Department of State); (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) or any country or territory which is or has, in the last five (5) years, been the subject of or target of any Sanctions and Export Control Laws (including Russia, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).

(b)       In the last five (5) years, neither the Company nor any of its Subsidiaries have received from any Governmental Body or any other Person any notice, inquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Body, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case, related to, or in connection with Sanctions and Export Control Laws.

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(c)       Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of their respective Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate that violate Anti-Corruption Laws or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment prohibited under any Anti-Corruption Laws.

Section 3.22       Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries expressly for inclusion or incorporation by reference prior to the Closing in the Buyer Circular will, when the Buyer Circular is mailed to the Buyer Shareholders or at the time of the Buyer Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any Misrepresentation.

Section 3.23       Regulatory Compliance.

(a)       The Company’s and its Subsidiaries’ products and product candidates are being or have been developed, tested, manufactured, packaged, labeled, stored, imported, and exported in compliance in all material respects with all applicable Legal Requirements, including, but not limited to, with respect to the Company’s and its Subsidiaries’ products or product candidates manufactured in or imported to the United States, the Federal Food, Drug, and Cosmetic Act and its implementing regulations, including but not limited to applicable regulations relating to good laboratory practice, good clinical practice, and good manufacturing practice, as well as any other applicable Legal Requirements governing research, development, investigational use, record keeping, reporting, testing, specification development, manufacturing, processing, packaging, labeling, storage, importation, transportation, handling, or export of drug or biologic products (collectively, “Regulatory Laws“).

(b)       All pre-clinical and clinical investigations and trials conducted or sponsored by or on behalf of the Company or any of its Subsidiaries are being and have been conducted in compliance in all material respects with all applicable Regulatory Laws, including standards for conducting non-clinical laboratory studies, standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials and all Legal Requirements restricting the use and disclosure of health information. No pre-clinical or clinical testing conducted by or on behalf of the Company or any of its Subsidiaries has been terminated or suspended due to safety or other non-business reasons, and, to the Knowledge of Company, there are no facts that could give rise to such a determination. No Governmental Body, clinical investigator, institutional review board, ethics committee, or independent monitoring committee has provided notice that it has initiated or, to the Knowledge of Company, threatened to initiate any action to place a hold order on, or otherwise terminate, delay, suspend or modify any such ongoing testing, and, to the Knowledge of Company, there are no facts that would reasonably be expected to give rise to such a determination.

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(c)       Neither the Company nor any of its Subsidiaries has (i) received or been subject to any action, notice, citation, suspension, revocation, warning, administrative proceeding or investigation by a Governmental Body or other Person that alleges or asserts that the Company or any of its Subsidiaries has violated any applicable Regulatory Laws or which requires or seeks any adjustment, modification or alteration in the Company’s or any of its Subsidiaries’ products or product candidates or in the Company’s or any of its Subsidiaries’ operations, activities, or services that has not been resolved, including any qui tam lawsuits, notice of inspectional observation, FDA Form 483, FDA warning letter or untitled letter or any similar notices or (ii) been subject to a corporate integrity agreement, deferred prosecution agreement, consent decree, settlement agreement or other similar agreements or Orders mandating or prohibiting future or past activities. Neither the Company nor any of its Subsidiaries has settled, or agreed to settle, any actions brought by any Governmental Body for a violation of any applicable Regulatory Laws. As of the date hereof, (i) there are no restrictions imposed by any Governmental Body upon the business, activities or services of the Company or any of its Subsidiaries that restrict the Company’s or any of its Subsidiaries’ business operations, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (ii) the Company or any of its Subsidiaries and its products and product candidates are not, and have not been, otherwise subject to any other enforcement actions taken by the FDA or any other Governmental Body, and (iii) to the Knowledge of Company, there are no facts that would reasonably be expected to give rise to such an event as described in the immediately preceding clause (i) or (ii).

(d)       The Company and its Subsidiaries have timely filed all material reports, statements, documents, registrations, filings, amendments, supplements and submissions required to be filed by them under applicable Regulatory Laws. Each such filing complied in all material respects with applicable Regulatory Law as of the date of submission and was true, complete and correct as of the date of submission. Any material and legally necessary or required updates, changes, corrections, amendments, supplements or modifications to such filings required to be submitted by the Company or any of its Subsidiaries have been submitted thereby to the applicable Governmental Body.

(e)       Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of Company, any officer, employee, or agent of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or such other Governmental Body or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Governmental Body to invoke any similar policy.

(f)       Neither the Company nor any of its Subsidiaries has, and, to the Knowledge of the Company, no officer, employee, or agent of the Company or any of its Subsidiaries has, been debarred under 21 U.S.C. § 335a or any similar applicable Legal Requirement or convicted of any crime or engaged in any conduct for which debarment is mandated or authorized by 21 U.S.C. § 335a or any similar applicable Legal Requirement. Neither the Company nor any of its Subsidiaries has, and, to the Knowledge of Company, no officer, employee, or agent of the Company or any of its Subsidiaries has, been convicted of any crime or, to the knowledge of the Company, engaged in any conduct for which such Person would reasonably be expected to be excluded from participating in federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar applicable Legal Requirement or been excluded from participation in such federal health care programs or similar foreign programs. Neither the Company nor any of its Subsidiaries is, and, to the Knowledge of Company, no officer, employee, or agent of the Company or any of its Subsidiaries is, subject to an investigation or proceeding by any Governmental Body that would reasonably be expected to result in any such suspension, exclusion, or debarment, as applicable, and there are no facts, to the Knowledge of Company, that would reasonably be expected to give rise to such suspension, exclusion, or debarment.

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Section 3.24       CFIUS. Neither the Company nor any of its Subsidiaries engages in (a) the design, fabrication, development, testing, production or manufacture of one (1) or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA. Neither the Company nor any of its Subsidiaries has any current intention of engaging in such activities in the future.

Section 3.25       Fairness Opinion. The Company Board has received oral summaries (to be confirmed in writing) of the Fairness Opinion. A signed copy of the Fairness Opinion will promptly be delivered to Buyer, solely for informational purposes, following receipt thereof by the Company.

Section 3.26       United States Securities Laws. The Company (i) is a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act, (ii) has no class of securities of the Company registered or required to be registered under Section 12 of the Exchange Act, nor does the Company have any reporting obligation under Section 15(d) of the Exchange Act, and (iii) is not registered or required to be registered as an “investment company” under the United States Investment Company Act of 1940, as amended (the “Investment Company Act”).

Section 3.27       Competition Act. Neither the aggregate value of the assets in Canada held by the Company or entities controlled by the Company, nor the gross revenues from sales in or from Canada generated by such assets in Canada, exceeds C$93 million, determined in accordance with the Competition Act (Canada) and the regulations thereto.

Section 3.28       Investment Canada Act. Neither the Company nor any of its Subsidiaries is engaged in a “cultural business” within the meaning of the Investment Canada Act.

Section 3.29       Insolvency. No Legal Proceeding or act has been taken by or against the Company or any of its Subsidiaries in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of the Company or any of its Subsidiaries or for the appointment of a trustee, receiver, manager or other administrator of the Company or any of its Subsidiaries or any of its properties or assets nor, to the Knowledge of the Company, is any such act or Legal Proceeding threatened or contemplated by Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has not sought protection under applicable bankruptcy or insolvency Legal Requirements.

Section 3.30       CASL.

(a)       The Company and its Subsidiaries are, and have at all times been, in compliance with CASL in all material respects.

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(b)       Neither the Company nor any of its Subsidiaries has received any notification or complaint from any Person that such Person received any communication sent by or on behalf the Company or any of its Subsidiaries in violation of CASL, including any notification or complaint that (i) such Person has received a CEM, sent by or on behalf of the Company or any of its Subsidiaries that the Company or any of its Subsidiaries did not have appropriate consent to send or otherwise was not permitted to send to such Person or for which the content of the CEM did not comply with CASL, or (ii) the unsubscribe mechanism contained in a CEM sent by the Company or any of its Subsidiaries was not appropriately presented or was not functional or that the Company or any of its Subsidiaries failed to give effect to any withdrawal of consent or unsubscribe request within ten (10) Business Days of receipt of same, and no basis exists for the Company or any of its Subsidiaries to receive such notification or complaint.

(c)       Neither the Company or any of its Subsidiaries has received any inquiries, warning letters, notices to produce, notices of investigation or notices of violation from the CRTC or any other applicable Governmental Body, or been subject to a warrant or injunction, assessed any administrative monetary penalties by the CRTC, been the subject of a compliance and enforcement decision or entered into or discussed an undertaking with the CRTC as a result of non-compliance or alleged non-compliance with CASL, and has not otherwise been subject to any enforcement actions with respect to CASL. To the knowledge of the Company or any of its Subsidiaries, no complaints have been filed with the CRTC or any other Governmental Body with respect to the Company’s or any of its Subsidiaries’ compliance with CASL.

Section 3.31       Investigation; No Other Representations.

(a)       The Company, on its own behalf and on behalf of its Subsidiaries and Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Buyer and its Subsidiaries and (ii) it has been furnished with or given access to such documents and information about the Buyer and its Subsidiaries and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)       In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of Buyer, any Buyer Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of the Buyer, the Buyer Non-Party Affiliates or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

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ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Except (a) as set forth in the Buyer Disclosure Schedule, (b) as disclosed in the Buyer Public Documents (i) filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system, (ii) included on Buyer’s website in compliance with AIM Rule 26, or (iii) filed with Companies House (but, in each case, (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” or any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the Buyer Public Documents (x) shall not be deemed disclosed for the purposes of Section 4.1, Section 4.2, Section 4.3 or Section 4.7, and (y) shall be deemed to be disclosed in a section of the Buyer Disclosure Schedule only to the extent that it is readily Buyer from a reading of such Buyer Public Document that it is applicable to such section of the Buyer Disclosure Schedule, Buyer represents and warrants to Company as of the date hereof and as of the Closing Date as follows:

Section 4.1       Organization and Qualification; Subsidiaries.

(a)       Buyer is a public limited company duly organized and validly existing under the laws of England and Wales. Buyer has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted. Buyer is duly qualified to do business as a foreign corporation and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the ownership of its owned, operated or leased properties or the conduct of its business makes such qualification necessary, except where the failure to be so duly organized, validly existing and in good standing, or to have such power and authority, would not, either individually or in the aggregate, have a Buyer Material Adverse Effect.

(b)       Buyer has made available to the Company accurate and complete copies of: (a) the Governing Documents of Buyer; (b) the stock or other ownership records of Buyer; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders, members or partners, as applicable, of Buyer, the Buyer Board or other governing body of Buyer and all committees of the Buyer Board. The books of account, stock or other ownership records, minute books and other records of Buyer accurate, up-to-date and complete in all material respects. Buyer is not in breach or violation of Buyer Governing Documents.

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(c)       Section 4.1(c) of the Buyer Disclosure Schedule sets forth a true, correct and complete list of all direct and indirect Subsidiaries of Buyer as of the date of this Agreement, and includes, for each such Subsidiary, the jurisdiction of incorporation or organization, and capitalization, including the percentage ownership held directly or indirectly by Buyer and any other equity holder. Each Subsidiary of Buyer is validly existing and in good standing under the laws of the jurisdiction of its organization or formation and in good standing as a foreign corporation in each jurisdiction where the nature of its business or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in such good standing would not reasonably be expected to have a Buyer Material Adverse Effect. All of the outstanding shares of capital stock of each Subsidiary of Buyer has been validly issued and are fully paid and nonassessable and are owned by Buyer, by another Subsidiary of Buyer or jointly by Buyer and another of its Subsidiaries, free and clear of all Encumbrances, other than Permitted Encumbrances. Except for its interests in the Subsidiaries of Buyer, Buyer does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person.

Section 4.2       Capitalization.

(a)       As of the date of this Agreement, the issued share capital of Buyer consists of 98,493,413 Buyer Ordinary Shares, of which, as of December 7, 2022, 43,042,075 Buyer Ordinary Shares were issued in the form of Buyer ADSs, and 1,000,001 of deferred shares of £1 each. No shares of capital stock are held in Buyer’s treasury. All outstanding shares of Buyer Capital Stock are duly authorized, validly issued, and fully paid. There are no securities of the Company outstanding other than the Buyer Capital Stock, options to purchase Buyer Ordinary Shares (“Buyer Options”) and Buyer Warrants. All securities of Buyer which have ever been issued were issued in compliance with all applicable securities Legal Requirements and all requirements set forth in applicable Contracts.

(b)       Except for the Buyer Stock Option Plans, Buyer does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, 3,007,197 Buyer Ordinary Shares were reserved for issuance pursuant to the Buyer Stock Option Plans. The Buyer Stock Option Plans are the only stock option plans or programs of the Company. 17,226,053 Buyer Ordinary Shares, net of exercises, were reserved for issuance to holders of warrants to purchase Buyer Ordinary Shares upon their exercise. All Buyer Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, and fully paid. Buyer has made available to the Company an accurate and complete copy of the Buyer Stock Option Plans and all stock option agreements evidencing outstanding options granted thereunder. No vesting of Buyer Options will accelerate in connection with the closing of the Transactions.

(c)       Section 4.2(c) of the Buyer Disclosure Schedule sets forth, as of the date hereof, a list of all holders of Buyer Warrants, including the number of Buyer Ordinary Shares subject to each Buyer Warrant, the exercise prices and the term of each Buyer Warrant. True, correct and complete copies of each Buyer Warrant have been made available to the Company, and such Buyer Warrant has not been amended, modified or supplemented since being provided to the Company, and there are no written or oral agreements, understandings or commitments to amend, modify or supplement such Buyer Warrant in any case from those provided to the Company.

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(d)       As of the Effective Time, the directors of Buyer shall have sufficient authority to issue the Exchange Consideration required to satisfy the obligation of Buyer hereunder. All Buyer ADSs representing Buyer Ordinary Shares issuable as Exchange Consideration, upon issuance on the terms and conditions contemplated in this Agreement, will have been validly issued in accordance with applicable Legal Requirements and the terms of, and the persons in whose names American depositary receipts evidencing such Buyer ADSs are registered will be entitled to the rights of registered holders of such American depositary receipts specified in, the Deposit Agreement and will be fully paid and the issuance thereof will be free of preemptive rights, and the Buyer Ordinary Shares represented by such Buyer ADSs will have been validly issued and will be fully paid and the issuance thereof will be free of preemptive rights.

(e)       There are no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Buyer; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Buyer; or (iii) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Buyer. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Buyer.

(f)       Except as set forth in Section 4.2(f) of the Buyer Disclosure Schedule: (i) none of the outstanding shares of Buyer Capital Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Buyer Capital Stock are subject to any right of first refusal in favor of Buyer; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of Buyer having a right to vote on any matters on which the shareholders of Buyer have a right to vote; or (iv) there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries or the registration of the offer or sale of any shares of capital stock of the Company or any of its Subsidiaries under the Securities Act or any applicable Canadian securities Legal Requirement. The Buyer is not under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Buyer Capital Stock or other securities.

(g)       Section 4.2(g) of the Buyer Disclosure Schedules sets forth a list of all Indebtedness of Buyer and its Subsidiaries as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

Section 4.3       Authority; Authorization.

(a)       Buyer has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Buyer Shareholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which Buyer is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of Buyer. This Agreement and each Ancillary Document to which Buyer is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by Buyer and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of Buyer (assuming that this Agreement and the Ancillary Documents to which Buyer is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against Buyer in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

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(b)       The Buyer Board, by resolutions duly and unanimously adopted by vote at a meeting of all directors of Buyer duly called and held and, as of the date of hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) approved this Agreement, the Ancillary Documents and the Transactions, and determined that this Agreement, the Ancillary Documents and the Transactions, are fair to, advisable and in the best interests of, the Buyer Shareholders, and (ii) resolved to recommend that Buyer Shareholders approve the Buyer Shareholder Approval Matters and directed that such matters be submitted for consideration of the Buyer Shareholders at the Buyer Shareholders’ Meeting.

(c)       The execution and delivery of this Agreement by Buyer or any Ancillary Documents to which it is or will be a party does not, and the performance of this Agreement or any Ancillary Documents to which it is or will be a party by Buyer will not, (i) conflict with or violate the Buyer Governing Documents, (ii) subject to obtaining Buyer Shareholder Approval and compliance with the requirements set forth in Section 4.3(d) below, conflict with or violate any Legal Requirement or rule or policy of AIM or Nasdaq applicable to Buyer or any of its Subsidiaries or by which their respective properties or assets is bound or affected, except for any such conflicts or violations that would not, individually or in the aggregate, reasonably be expected to be material to Buyer or its business or would not prevent or materially delay the consummation of the Transactions, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Buyer’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Buyer or any of its Subsidiaries pursuant to, any Buyer Contract, except in the case of any non-material breach, default, penalty or modification, or (iv) result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the properties or assets of Buyer or any of its Subsidiaries.

(d)       No consent, approval, Order or authorization of, or registration, waiver, declaration or filing with any Person is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or the Ancillary Documents to which Buyer is or will be party or the consummation of the Transactions, except for (i) the required filings with the Takeover Panel and the issuance of the Buyer Circular; (ii) such approvals as may be required under applicable state securities or “blue sky” laws or the rules and regulations of Nasdaq or other applicable national securities exchange or over-the-counter market; and (iii) any other consents, approvals, Orders or authorizations, declarations, waivers or filings, the absence of which would not have a Buyer Material Adverse Effect.

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Section 4.4       Public Filings; Financial Statements; No Undisclosed Liabilities.

(a)       Buyer has made available to Company accurate and complete copies of all Buyer Public Documents filed or furnished with the SEC since January 1, 2019, other than such documents that can be obtained on the SEC’s website. All Buyer Public Documents have been timely filed or furnished, as applicable and, as of the time a Buyer Public Document was filed or furnished with the SEC or (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Buyer Public Documents (including all financial statements included therein, exhibits and schedules thereto) complied in all material respects with the applicable requirements of the Securities Act, or the Exchange Act (as the case may be) and the rules and regulations of the SEC thereunder applicable to such Buyer Public Documents and (ii) none of the Buyer Public Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 4.4, the term “file” and variations thereof will be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)       No delisting, suspension of trading in or cease trading order with respect to any securities of Buyer and, to the Knowledge of Buyer, no inquiry or investigation (formal or informal) of the SEC, NASDAQ or AIM, a market operated by the London Stock Exchange (“AIM”), is in effect or ongoing or, to the Knowledge of Buyer, expected to be implemented or undertaken with respect to the foregoing. Except as set forth in Section 4.5(b) of the Buyer Disclosure Schedule, Buyer is in compliance in all material respects with all applicable Securities Laws and the applicable listing and governance rules and regulations of Nasdaq and AIM. There are no outstanding or unresolved comments in comment letters or other correspondence from the SEC with respect to any of such documents.

(c)       Buyer’s audited consolidated financial statements as at and for the fiscal years ended December 31, 2021 and 2020 (including the notes thereto) and Buyer’s unaudited financial statements for the interim period ended June 30, 2022 (the “Buyer Financial Statements”) were prepared in accordance with IFRS consistently applied (except: (A) as otherwise indicated in such financial statements and the notes thereto or in the related report of Buyer’s independent auditors; or (B) in the case of unaudited interim statements, are subject to normal period end adjustments and may omit notes which are not required by applicable Legal Requirements in the unaudited statements) and, fairly present in all material respects the consolidated financial position, results of operations and cash flows of Buyer and its Subsidiaries as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal period end adjustments) and reflect reserves required by IFRS in respect of all material contingent liabilities, if any, of Buyer and its Subsidiaries on a consolidated basis. There has been no material change in the Company’s accounting policies, except as described in the notes to the Buyer Financial Statements. There are no off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of Buyer or any of its Subsidiaries with unconsolidated entities or other persons which are not reflected in the Buyer Financial Statements.

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(d)       Neither Buyer nor any of its Subsidiaries has any Liabilities that are, individually or in the aggregate, material to the business, results of operations or financial condition of Buyer and its Subsidiaries taken as a whole, except Liabilities (i) identified in the Buyer Financial Statements, (ii) incurred in connection with the Transactions, (iii)  incurred since June 30, 2022 in the ordinary course of business, or (iv) would not have, individually or in the aggregate, reasonably be expected to be material to Buyer.

(e)       Buyer has established and maintain disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information (both financial and non-financial) required to be disclosed by Buyer in the reports that it files, submits or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions regarding required disclosure. Since January 1, 2019, except as set forth in the Buyer Public Documents, Buyer’s auditors and the audit committee of the Buyer Board have not been advised of: (A) any significant deficiency, or a combination of deficiencies, in the design or operation of internal controls over financial reporting, or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.

Section 4.5       Absence of Certain Changes or Events. Since January 1, 2022 through the date of this Agreement and other than with respect to the negotiation, execution and performance of this Agreement, Buyer and each of its Subsidiaries has conducted its business only in the ordinary course of business consistent with past practice, and there has not been: (a) any event that has had a Buyer Material Adverse Effect, (b) any material change by Buyer or any of its Subsidiaries in its accounting methods, principles or practices, except as required by concurrent changes in IFRS or as disclosed in the notes to the Buyer Financial Statements, (c) any revaluation by Buyer or any of its Subsidiaries of any of its assets having a Buyer Material Adverse Effect, or writing off notes or accounts receivable other than in the ordinary course of business or (d) action, event or occurrence that would have required consent of the Company pursuant to Section 5.2(a) had such action, event or occurrence taken place after the execution and delivery of this Agreement.

Section 4.6       Permits. Buyer and its Subsidiaries hold all permits, licenses, registrations, authorizations, variances, exemptions, Orders and approvals from Governmental Bodies which are necessary and material to the operation of the business of Buyer and its Subsidiaries (collectively, the “Buyer Permits”). The Buyer and each Subsidiary is in compliance in all material respects with the terms of Buyer Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of Buyer, threatened, which seeks to revoke or limit any Buyer Permit.

Section 4.7       Material Contracts.

(a)       Section 4.7(a) of the Buyer Disclosure Schedules sets forth a list of the following Contracts to which Buyer or any of its Subsidiaries is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 4.7(a) of the Buyer Disclosure Schedules, together with each Contract entered into after the date of this Agreement that would be required to be set forth on Section 4.7(a) of the Buyer Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Buyer Contracts”):

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(i)        any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other similar Contract between: (i) Buyer or any of its ERISA Affiliates; and (ii) any active, retired or former employees, directors or consultants of Buyer or any of its ERISA Affiliates, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements) without any obligation on the part of Buyer or any of its ERISA Affiliates to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by Buyer under applicable Legal Requirements;

(ii)       any Contracts identified or required to be identified in Section 4.19 of the Buyer Disclosure Schedule;

(iii)      any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions;

(iv)      any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between Buyer and any of its officers or directors;

(v)      any Contract imposing, by its express terms, any material restriction on the right or ability of Buyer: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; or (C) to develop, sell, supply, distribute, commercialize, offer, support or service any product or any technology or other asset to or for any other Person;

(vi)      any Contract currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(vii)     any Contract relating to Indebtedness or to the placing of an Encumbrance (other than a Permitted Encumbrance) on any material assets or properties;

(viii)    any joint marketing or development agreement;

(ix)      any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification, option to purchase or similar right with respect to any securities or assets of Buyer; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of Buyer;

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(x)       each Contract that contemplates or involves the payment by or to Buyer after the date of this Agreement in excess of $100,000 pursuant to its express terms relating to: (A) any distribution, reseller or sales representative agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Buyer; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Buyer has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Buyer has continuing obligations to develop any IP Rights that will not be owned, in whole or in part, by Buyer; or (D) any Contract to license any third party to manufacture or produce any product, service or technology of Buyer or any Contract to sell, distribute or commercialize any products or service of Buyer, in each case, except for Buyer Contracts entered into in the ordinary course of business consistent with past practice;

(xi)     each Contract containing any royalty, milestone, or other contingent payments based on any research, exploration, testing, development, collection, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or event;

(xii)      any Contract with any Governmental Body that is material to the business or operations of Buyer;

(xiii)     any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $100,000 in the aggregate other than any arrangement or agreement expressly contemplated or provided for under this Agreement; and

(xiv)     any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Body or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on Buyer or any of its Subsidiaries (or Buyer or any of its Affiliates after the Closing).

(b)       Buyer has made available to the Company an accurate and complete copy of each Buyer Contract listed or required to be listed in Section 4.7 of Buyer Disclosure Schedule. Neither Buyer nor any of its Subsidiaries, nor to Buyer’s Knowledge, any other party to a Buyer Contract, has breached or violated in any material respect or materially defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of Buyer Contracts. To the Knowledge of Buyer, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (i) result in a violation or breach in any material respect of any of the provisions of any Buyer Contract; (ii) give any Person the right to declare a default in any material respect under any Buyer Contract; (iii) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Buyer Contract; (iv) give any Person the right to accelerate the maturity or performance of any Buyer Contract; or (v) give any Person the right to cancel, terminate or modify any Buyer Contract. Each Buyer Contract is valid, binding, and, assuming due authorization and execution by the other party thereto, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

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Section 4.8       Books and Records. The minute books of Buyer and its Subsidiaries for the last three (3) years have been made available to the Company or counsel for Company and are the only minute books of Buyer and its Subsidiaries for the last three (3) years and have been maintained in accordance with all applicable Legal Requirements. The minute books of Buyer and its Subsidiaries for the last three (3) years contain accurate summaries, in all material respects, of all meetings of the board of directors (or equivalent) or any committees thereof and shareholders or members, and/or any actions by written consent of Buyer and the applicable Subsidiary, as the case may be. The books and records of Buyer and its Subsidiaries accurately reflect in all material respects for the last three (3) years, the assets, liabilities, business, financial condition and results of operations of Buyer and its Subsidiaries and have been maintained in accordance with good business and bookkeeping practices.

Section 4.9       Litigation. Except as set forth in the Buyer Public Documents, there is no pending Legal Proceeding, and, to the Knowledge of Buyer, no Person has threatened to commence any Legal Proceeding: (i) that involves Buyer or its Subsidiaries, any business of any of Buyer or its Subsidiaries or any of the assets owned, leased or used by Buyer or any of its Subsidiaries, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions. There is no Order to which Buyer or any of its Subsidiaries, or the assets owned or used by Buyer or any of its Subsidiaries, is subject. To the Knowledge of Buyer, no officer or other key employee of Buyer or any Subsidiary is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Buyer or any of its Subsidiaries.

Section 4.10       Compliance with Applicable Law. Buyer and each of its Subsidiaries is not and has not been at any time in the past three years in conflict with (i) any Legal Requirement or Order applicable to Buyer or its Subsidiaries or by which Buyer or any of its Subsidiaries is bound or affected, or (ii) any Contract to which Buyer or any Subsidiary is a party or by which Buyer, its Subsidiaries or any of their respective properties is bound or affected, except for conflicts, defaults or violations which would not, individually or in the aggregate, result in a Buyer Material Adverse Effect. To Buyer’s Knowledge, no investigation or review by any Governmental Body is pending or, to the Knowledge of Buyer, threatened against Buyer or any of its Subsidiaries.

Section 4.11       Employee Benefit Plans.

(a)       Section 4.11(a) of the Buyer Disclosure Schedules sets forth a true and complete list of all Employee Benefit Plans (including, for each such Employee Benefit Plan, identifying its jurisdiction). With respect to each Employee Benefit Plan, Buyer has provided Buyer with true and complete copies of the material documents pursuant to which the plan is maintained, funded and administered, including, for each Employee Benefit Plan, to the extent applicable, (i) the most recent plan document and all amendments thereto, (ii) the most recent funding agreement (including any trust Contract or insurance Contract), (iii) the most recent service provider Contracts (including third-party administrative services, record-keeper, investment management and other services Contracts), (iv) the most recently prepared actuarial valuation report, (v) all material correspondence with any applicable Governmental Body for the current year and the previous three (3) years, and (vi) the most recent employee booklet.

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(b)       No Employee Benefit Plan provides, and neither Buyer nor any Subsidiary has any Liability to provide, any retiree or post-termination or post-ownership health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or any similar Legal Requirement and for which the recipient pays the full premium cost of coverage.

(c)       Each Employee Benefit Plan has been established, maintained, operated, and administered in all material respects in accordance with its terms and all applicable Legal Requirements.

(d)       There are no pending or, to Buyer’s Knowledge, threatened, claims or Legal Proceedings or disputes with respect to any Employee Benefit Plan (other than routine claims for benefits). With respect to each Employee Benefit Plan, all material contributions, distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of such Employee Benefit Plan and applicable Legal Requirement, or if not yet due, properly accrued.

(e)       The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not materially (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of Buyer or any of its Subsidiaries, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of Buyer or any of its Subsidiaries or (iii) result in the acceleration of the time of payment or vesting or forfeiture, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of Buyer or any of its Subsidiaries.

(f)       Each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Body. To Buyer’s Knowledge, no fact or circumstance exists that could adversely affect the preferential tax treatment ordinarily accorded to any such Foreign Benefit Plan. All material contributions required to have been made by or on behalf of Buyer or any of its Subsidiaries with respect to plans or arrangements maintained or sponsored by a Governmental Body (including national or provincial pension scheme, social security, unemployment insurance, severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or fully accrued.

(g)       No Foreign Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA).

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Section 4.12       Environmental Matters.

(a)       No substance that has been designated by any Governmental Body or by applicable foreign, federal, state or local Legal Requirement, to be a Hazardous Material has been released, as a result of the deliberate actions of Buyer or any of its Subsidiaries, or, to Buyer’s Knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Buyer currently owns, operates, occupies or leases, in such quantities as would cause a Buyer Material Adverse Effect.

(b)       Neither Buyer nor any Subsidiary has, since January 1, 2019, transported, stored, used, manufactured, disposed of, or released Hazardous Materials in violation of any Legal Requirement in effect on or before the date hereof.

(c)       The Buyer and its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the “Buyer Environmental Permits”) necessary for the conduct of Buyer’s and its Subsidiaries’ Hazardous Material Activities and other businesses of Buyer and its Subsidiaries as such activities and businesses are currently being conducted, except where the failure to so hold would not be material to Buyer and its Subsidiaries.

(d)       No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of Buyer, threatened concerning any Buyer Environmental Permit, Hazardous Material or any Hazardous Material Activity of Buyer.

Section 4.13       Intellectual Property.

(a)

(i)       Section 4.13(a)(i) of the Buyer Disclosure Schedule lists all of the Patent Rights and all Trademark Rights owned solely by Buyer or any of its Subsidiaries as of the date hereof, setting forth in each case, as applicable, the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed, along with the respective application, registration or filing number.

(ii)       Section 4.13 (a)(ii) of the Buyer Disclosure Schedule lists all of the Patent Rights and all Trademark rights in which Buyer or any of its Subsidiaries has any co-ownership interest, other than those owned solely by Buyer or any of its Subsidiaries, setting forth in each case, as applicable, the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed, along with the respective application, registration or filing number.

(iii)       Section 4.13 (a)(iii) of the Buyer Disclosure Schedule lists all of the third-party Patent Rights and Trademark Rights in which Buyer or any of its Subsidiaries has any exclusive right, title or interest, other than those owned solely or co-owned by Buyer or any of its Subsidiaries.

(b)       Section 4.13(b) of the Buyer Disclosure Schedule lists all Contracts in effect as of the date of this Agreement under which any third party has licensed, granted or conveyed to Buyer or any of its Subsidiaries any right, title, or interest in or to any IP Rights other than “shrink wrap” or “click through” license agreements accompanying widely available computer software that has not been modified or customized for Buyer or any of its Subsidiaries. To Buyer’s Knowledge, there are no breaches or defaults of, nor has Buyer or any of its Subsidiaries received any written notice of any disputes or threatened disputes concerning, and of such Contracts.

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(c)       Section 4.13(c) of the Buyer Disclosure Schedule lists all Contracts in effect as of the date of this Agreement under which Buyer or any of its Subsidiaries has licensed, granted or conveyed to any third party any right, title or interest in or to any Buyer IP Rights. To Buyer’s Knowledge, there are no breaches or defaults of, nor has Buyer or any of its Subsidiaries received written notice of any disputes or threatened disputes concerning, any of such Contracts.

(d)       Except as set forth in Section 4.13(d) of the Buyer Disclosure Schedule, to the Knowledge of Buyer, Buyer or its Subsidiaries is the exclusive owner, or has the right to use and commercially exploit, all IP Rights and any other intellectual property rights as necessary or required for use in connection with the business and which the failure to so own or have the right to use and commercially exploit would reasonably be expected to have a Buyer Material Adverse Effect (collectively, the “Buyer Owned IP Rights”), free and clear of all Encumbrances. All of Buyer Owned IP Rights are valid and enforceable. Neither Buyer nor any of its Subsidiaries has received, since the date of the latest audited financial statements, a written notice of a claim or otherwise has any knowledge that Buyer Owned IP Rights violate or infringe upon the rights of any Person, except as would not have or reasonably be expected to have a Buyer Material Adverse Effect. All necessary registration, maintenance and renewal fees in respect of Buyer Owned IP Rights have been paid and all necessary documents and certificates have been filed with the relevant Governmental Body for the purpose of maintaining such Buyer Owned IP Rights.

(e)       Buyer and its Subsidiaries have taken all reasonable measures to protect and maintain the confidentiality of the Trade Secrets included in Buyer Owned IP Rights. Neither Buyer nor any of its Subsidiaries has divulged, furnished to or made accessible any of its Trade Secrets to any Person except pursuant to an enforceable written agreement to maintain the confidentiality of such Trade Secrets or in connection with the filing of an application to obtain patent protection for the embodiment of such Trade Secret, and Buyer and its Subsidiaries otherwise takes and has taken reasonable measures to maintain the confidentiality of its Trade Secrets. All current and former officers and employees of, and consultants and independent contractors to, Buyer or its Subsidiaries who have contributed to the creation or development of any Buyer IP Rights owned by Buyer or any of its Subsidiaries have assigned all of their respective ownership rights in such IP Rights to Buyer or its Subsidiaries, as applicable, and have executed and delivered to Buyer or its Subsidiaries an agreement (containing no exceptions or exclusions from the scope of the coverage contained in their applicable form agreement) regarding the assignment to Buyer or its Subsidiaries, as applicable, of any IP Rights arising from services performed for Buyer or its Subsidiaries by such Persons. To the Knowledge of Buyer, no current or former officers and employees of, or consultants or independent contractors to, Buyer or any of its Subsidiaries have breached any material term of any such agreements.

(f)       To the Knowledge of Buyer, with respect to third party Patent Rights and Trademark Rights, neither Buyer nor any of its Subsidiaries nor any of their respective current activities or products violates or otherwise conflicts with, or has infringed, misappropriated or violated any IP Rights of any third party, and neither Buyer nor any of its Subsidiaries has received any written notice nor are any of them subject to any actual, or to the Knowledge of Buyer, threatened proceedings, claiming or alleging any of the foregoing.

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(g)       To the Knowledge of Buyer, no Buyer Owned IP Rights are being infringed, misappropriated or unlawfully used by any third party nor has a third party previously infringed, misappropriated or unlawfully used any such Buyer Owned IP Rights.

(h)       Neither the execution, delivery or performance of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated by this Agreement will contravene, conflict with or result in the imposition of any additional limitation on Buyer’s or any of its Subsidiaries’ right, title or interest in or to any material Buyer Owned IP Rights.

(i)       To the Knowledge of Buyer, no funding, facilities, or personnel of any Governmental Body or any public or private university, college or other educational or research institution were used by Buyer or any of its Subsidiaries to develop or create, in whole or in part, any Buyer Owned IP Rights.

Section 4.14       Labor Matters.

(a)       Since January 1, 2019, (i) neither Buyer nor any of its Subsidiaries (A) has or has had any material Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalties, fines, interest, or other sums for failure to pay or delinquency in paying such compensation, and (B) has or has had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of Buyer or any of its Subsidiaries (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) Buyer and its Subsidiaries have withheld all amounts required by applicable Legal Requirement or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each of Buyer and its Subsidiaries, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to Buyer and its Subsidiaries.

(b)       Except as set forth in Section 4.14 of the Buyer Disclosure Schedules, since January 1, 2019, there has been no “mass layoff” or “plant closing” as defined by WARN related to Buyer or any of its Subsidiaries, and neither Buyer nor any of its Subsidiaries have incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement.

(c)       Neither Buyer nor any Subsidiary is a party to or bound by any collective bargaining agreement and no employees of Buyer or any of its Subsidiaries are represented by any labor union, labor organization, works council, employee delegate, representative or other employee collective group with respect to their employment, whether by way of certification, interim certification, voluntary recognition or succession rights, and there is no application pending, or to Buyer’s Knowledge threatened, for any labor union, labor organization, works council, employee delegate, representative or other employee collective group to be certified as the bargaining agent of any employees of Buyer or any of its Subsidiaries. There is no duty on the part of Buyer or any of its Subsidiaries to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group, including in connection with the execution and delivery of this Agreement, the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby. Since January 1, 2019, neither Buyer nor any of its Subsidiaries is or has been engaged in any unfair labor practice and there has been no actual or, to Buyer’s Knowledge, threatened unfair labor practice charges, material labor grievances, material labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, handbilling or other material labor disputes against or affecting Buyer or any of its Subsidiaries. To Buyer’s Knowledge, in the last five years, there have been no actual, pending or threated labor organizing activities with respect to any employees of Buyer or any of its Subsidiaries and no trade union has applied to have Buyer or any of its Subsidiaries declared a common or related employer pursuant to applicable labor relations legislation in any jurisdiction in which Buyer or any of its Subsidiaries carries on business.

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(d)       No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of Buyer or any of its Subsidiaries has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Legal Requirement, Order, directive, guideline or recommendation by any Governmental Body in connection with or in response to COVID-19. Neither Buyer nor any of its Subsidiaries have otherwise experienced any material employment-related Liability with respect to or arising out of COVID-19 or any Legal Requirement, Order, directive, guideline or recommendation by any Governmental Body in connection with or in response to COVID-19.

(e)       Neither Buyer nor any Subsidiary is a party to any written or oral: (i) agreement with any current or former employee the benefits of which are contingent upon, or the terms of which will be materially altered by, the consummation of the Transactions; (ii) agreement with any current or former employee of Buyer or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum; or (iii) agreement or plan the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, upon the consummation of the Transactions.

Section 4.15       Insurance.

(a)       Buyer and each of its Subsidiaries maintain all policies of fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements and other forms of insurance (the “Buyer Insurance Policies”) in such amounts, with such deductibles and against such risks and losses that are reasonably adequate for the operation of Buyer’s businesses in all material respects. The Buyer Insurance Policies are in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as Buyer and its Subsidiaries would, in accordance with good business practice, customarily insure. Since the January 1, 2019, all premiums due and payable under such Buyer Insurance Policies have been paid on a timely basis, and Buyer and its Subsidiaries are in compliance in all material respects with all other terms thereof. True, complete and correct copies, of such Buyer Insurance Policies, or summaries of all terms material thereof, have been made available to Buyer.

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(b)       There are no material claims pending under any Buyer Insurance Policies as to which coverage has been questioned, denied or disputed. Since January 1, 2019, all material claims thereunder have been filed in a due and timely fashion and neither Buyer nor any of its Subsidiaries has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has Buyer or any of its Subsidiaries received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

Section 4.16       Tax Matters.

(a)       Each of Buyer and its Subsidiaries has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Legal Requirements and Orders, and each of Buyer and its Subsidiaries has paid all material amounts of Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b)       Each of Buyer and its Subsidiaries has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c)       Each of Buyer and its Subsidiaries has timely collected and paid the appropriate Tax Authority all material amounts of Taxes required to have been so collected and paid.

(d)       Neither Buyer nor any of its Subsidiaries is currently the subject of a Tax audit or examination or has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to material Taxes.

(e)       Neither Buyer nor any of its Subsidiaries has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(f)       Neither Buyer nor any of its Subsidiaries is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(g)       There are no Encumbrances for material Taxes on any assets of Buyer or any of its Subsidiaries other than Permitted Encumbrances.

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(h)       During the two (2)-year period ending on the date of this Agreement, neither Buyer nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i)       Neither Buyer nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated, combined, affiliated, unitary or similar Tax Return (other than a group the common parent of which was Buyer or any of its current Affiliates) or (ii) has any material Liability for the Taxes of any Person (other than Buyer or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Legal Requirements), as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(j)       No written claims have ever been made by any Tax Authority in a jurisdiction where Buyer or any of its Subsidiaries does not file Tax Returns that such Buyer or Subsidiary is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k)       Neither Buyer nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than (i) one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes, or (ii) with any other of its current Affiliates) and neither Buyer nor any of its Subsidiaries is a party to any joint venture, partnership or other arrangement (other than with any of its current Affiliates) that is treated as a partnership for U.S. federal, state, local or non-U.S. Tax purposes.

(l)       The Buyer and its Subsidiaries have complied in all material respects with the transfer pricing provisions of applicable Tax Laws.

(m)       Neither Buyer nor any of its Subsidiaries has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment

(n)       Neither Buyer nor any of its Subsidiaries owns any United States real property interests within the meaning of Section 897(c) of the Code.

Section 4.17       Brokers. Except as set forth on Section 4.17 of the Buyer Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Affiliates for which Buyer or any of its Subsidiaries has any obligation.

Section 4.18       Real and Personal Property.

(a)       Owned Real Property. Neither Buyer nor any of its Subsidiaries owns any real property.

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(b)       Leased Real Property. Section 4.18(b) of Buyer Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by Buyer and any of its Subsidiaries and all Real Property Leases pursuant to which Buyer or any of its Subsidiary is a tenant or landlord as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to the Company. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the party thereto, enforceable in accordance with its terms against such party and, to Buyer’s Knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by Buyer or any of its Subsidiaries or, to Buyer’s Knowledge, any counterparty under any Buyer Real Property Lease, and, to Buyer’s Knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default under any Buyer Real Property Lease or would permit termination of, or a material modification or acceleration thereof, by any counterparty to any Buyer Real Property Lease.

(c)       Personal Property. Buyer and its Subsidiaries have good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of Buyer and its Subsidiaries reflected in the Buyer Financial Statements or thereafter acquired by Buyer and its Subsidiaries, except for assets disposed of in the ordinary course of business.

Section 4.19       Transactions with Affiliates. Section 4.19 of the Buyer Disclosure Schedules sets forth all Contracts between (a) Buyer and any of its Subsidiaries, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect holder of Equity Securities or Affiliate of Buyer or any of its Subsidiaries (other than, for the avoidance of doubt, Buyer or any of its Subsidiaries) or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Buyer Related Party”), other than (i) Contracts with respect to a Buyer Related Party’s employment with (including benefit plans and other ordinary course compensation from) Buyer and any of its Subsidiaries entered into in the ordinary course of business (ii) Contracts with respect to a Buyer Shareholder’s or a holder of Buyer Options’ status as a holder of Buyer Ordinary Shares, Buyer ADSs or Buyer Options, as applicable and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.2(a) or entered into in accordance with Section 5.2(a). No Buyer Related Party (A) owns any interest in any material asset or property used in Buyer’s or any of its Subsidiaries’ business, or (B) owes any material amount to, or is owed any material amount by, Buyer or any of its Subsidiaries (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to any transaction entered into after the date of this Agreement that is either permitted pursuant to Section 5.2(a) or entered into in accordance with Section 5.2(a)).

Section 4.20       Data Privacy and Security.

(a)       Buyer and its Subsidiaries have implemented Privacy and Data Security Policies as and to the extent required by applicable Legal Requirements.

(b)       Neither Buyer nor any of its Subsidiaries has received notice of any pending Legal Proceedings, nor has there been any material Legal Proceedings against Buyer or any of its Subsidiaries initiated by any Person (including (i) the United States Federal Trade Commission, any state attorney general or similar official, or (ii) any other Governmental Body) alleging that any Processing of Personal Data by or on behalf of Buyer or any of its Subsidiaries (A) is in violation of any applicable Privacy Laws or (B) is in violation of any Privacy and Data Security Policies.

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(c)       To Buyer’s Knowledge, since January 1, 2019, (i) there has been no unauthorized access to or Processing of Personal Data in the possession or control of Buyer or any of its Subsidiaries and (ii) there have been no material Security Incidents with respect to any Buyer IT Systems, or Personal Data.

(d)       The Buyer and its Subsidiaries own or have a license to use Buyer IT Systems as necessary to operate the business of Buyer and its Subsidiaries as currently conducted.

Section 4.21       Compliance with International Trade & Anti-Corruption Laws.

(a)       Neither Buyer nor any of its Subsidiaries nor, to Buyer’s Knowledge, any of their respective Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, in the last five (5) years, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Body (including any Person identified in any list of sanctioned persons maintained by the United Nations Security Council, Global Affairs Canada or pursuant to the Criminal Code of Canada, OFAC, the United States Department of Commerce, Bureau of Industry and Security or the United States Department of State); (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) or any country or territory which is or has, in the last five (5) years, been the subject of or target of any Sanctions and Export Control Laws (including Russia, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).

(b)       In the last five (5) years, neither Buyer nor any of its Subsidiaries have received from any Governmental Body or any other Person any notice, inquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Body, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case, related to, or in connection with Sanctions and Export Control Laws.

(c)       Neither Buyer nor any of its Subsidiaries nor, to Buyer’s Knowledge, any of their respective Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate that violate Anti-Corruption Laws or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment prohibited under any Anti-Corruption Laws.

Section 4.22       Information Supplied. None of the information supplied or to be supplied by or on behalf of Buyer or any of its Subsidiaries expressly for inclusion or incorporation by reference prior to the Closing in the Company Information Circular will, when the Company Information Circular is mailed to the Company Shareholders or at the time of the Company Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any Misrepresentation.

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Section 4.23       Regulatory Compliance.

(a)       Buyer’s and its Subsidiaries’ products and product candidates are being or have been developed, tested, manufactured, packaged, labeled, stored, imported, and exported in compliance in all material respects with all applicable Regulatory Laws.

(b)       All pre-clinical and clinical investigations and trials conducted or sponsored by or on behalf of Buyer or any of its Subsidiaries are being and have been conducted in compliance in all material respects with all applicable Regulatory Laws, including standards for conducting non-clinical laboratory studies, standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials and all Legal Requirements restricting the use and disclosure of health information. No pre-clinical or clinical testing conducted by or on behalf of Buyer or any of its Subsidiaries has been terminated or suspended due to safety or other non-business reasons, and, to the Knowledge of Buyer, there are no facts that could give rise to such a determination. No Governmental Body, clinical investigator, institutional review board, ethics committee, or independent monitoring committee has provided notice that it has initiated or, to the Knowledge of Buyer, threatened to initiate any action to place a hold order on, or otherwise terminate, delay, suspend or modify any such ongoing testing, and, to the Knowledge of Buyer, there are no facts that would reasonably be expected to give rise to such a determination.

(c)       Neither Buyer nor any of its Subsidiaries has (i) received or been subject to any action, notice, citation, suspension, revocation, warning, administrative proceeding or investigation by a Governmental Body or other Person that alleges or asserts that Buyer or any of its Subsidiaries has violated any applicable Regulatory Laws or which requires or seeks any adjustment, modification or alteration in Buyer’s or any of its Subsidiaries’ products or product candidates or in Buyer’s or any of its Subsidiaries’ operations, activities, or services that has not been resolved, including any qui tam lawsuits, notice of inspectional observation, FDA Form 483, FDA warning letter or untitled letter or any similar notices or (ii) been subject to a corporate integrity agreement, deferred prosecution agreement, consent decree, settlement agreement or other similar agreements or Orders mandating or prohibiting future or past activities. Neither Buyer nor any of its Subsidiaries has settled, or agreed to settle, any actions brought by any Governmental Body for a violation of any applicable Regulatory Laws. As of the date hereof, (i) there are no restrictions imposed by any Governmental Body upon the business, activities or services of Buyer or any of its Subsidiaries that restrict Buyer’s or any of its Subsidiaries’ business operations, except as would not, individually or in the aggregate, have a Buyer Material Adverse Effect, (ii) Buyer or any of its Subsidiaries and its products and product candidates are not, and have not been, otherwise subject to any other enforcement actions taken by the FDA or any other Governmental Body, and (iii) to the Knowledge of Buyer, there are no facts that would reasonably be expected to give rise to such an event as described in the immediately preceding clause (i) or (ii).

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(d)       The Buyer and its Subsidiaries have timely filed all material reports, statements, documents, registrations, filings, amendments, supplements and submissions required to be filed by them under applicable Regulatory Laws. Each such filing complied in all material respects with applicable Regulatory Law as of the date of submission and was true, complete and correct as of the date of submission. Any material and legally necessary or required updates, changes, corrections, amendments, supplements or modifications to such filings required to be submitted by Buyer or any of its Subsidiaries have been submitted thereby to the applicable Governmental Body.

(e)       Neither Buyer nor any of its Subsidiaries, nor, to the Knowledge of Buyer, any officer, employee, or agent of Buyer or any of its Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or such other Governmental Body or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Governmental Body to invoke any similar policy.

(f)       Neither Buyer nor any of its Subsidiaries has, and, to the Knowledge of Buyer, no officer, employee, or agent of Buyer or any of its Subsidiaries has, been debarred under 21 U.S.C. § 335a or any similar applicable Legal Requirement or convicted of any crime or engaged in any conduct for which debarment is mandated or authorized by 21 U.S.C. § 335a or any similar applicable Legal Requirement. Neither Buyer nor any of its Subsidiaries has, and, to the Knowledge of Buyer, no officer, employee, or agent of Buyer or any of its Subsidiaries has, been convicted of any crime or, to the knowledge of Buyer, engaged in any conduct for which such Person would reasonably be expected to be excluded from participating in federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar applicable Legal Requirement or been excluded from participation in such federal health care programs or similar foreign programs. Neither Buyer nor any of its Subsidiaries is, and, to the Knowledge of Buyer, no officer, employee, or agent of Buyer or any of its Subsidiaries is, subject to an investigation or proceeding by any Governmental Body that would reasonably be expected to result in any such suspension, exclusion, or debarment, as applicable, and there are no facts, to the Knowledge of Buyer, that would reasonably be expected to give rise to such suspension, exclusion, or debarment.

Section 4.24       United States Securities Laws. The Company (i) is a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act, and (ii) is not registered or required to be registered as an “investment company” under the Investment Company Act.

Section 4.25       Investigation; No Other Representations.

(a)       Buyer, on its own behalf and on behalf of its Subsidiaries and Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Company and its Subsidiaries and (ii) it has been furnished with or given access to such documents and information about the Company and its Subsidiaries and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

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(b)       In entering into this Agreement and the Ancillary Documents to which it is or will be a party, Buyer has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, any Company Non-Party Affiliate or any other Person, either express or implied, and Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party, none of Company, the Company Non-Party Affiliates or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

ARTICLE 5
COVENANTS

Section 5.1       Conduct of Company Business.

(a)       During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time (the “Pre-Closing Period”), the Company agrees, and shall cause its Subsidiaries to agree, except to the extent that Buyer consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), as set forth on Section 5.1 of the Company Disclosure Schedules, as expressly permitted by this Agreement or any Ancillary Documents, the Company Waiver and Amendment Agreement or by applicable Legal Requirements, to carry on its business in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, consistent with past practice, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings, in each case, except with respect to actions or omissions that constitute COVID-19 Responses, provided that the Company shall consult Buyer in good faith prior to the implementation of any COVID-19 Responses. In addition, without limiting the foregoing, other than as set forth on Section 5.1 of the Company Disclosure Schedules or as expressly contemplated by this Agreement, any Ancillary Document or the Company Waiver and Amendment Agreement, without obtaining the written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed, the Company will not, and shall cause its Subsidiaries to not, do any of the following:

(i)       amend or otherwise change the Governing Documents of the Company or any of its Subsidiaries, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise, or form any subsidiary;

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(ii)       issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or Encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest), other than the issuance of Company Shares issuable pursuant to currently existing employee stock options or pursuant to currently outstanding warrants, as the case may be, which options, warrants or rights, as the case may be, are outstanding on the date hereof) to the extent such issuances comply with all applicable Legal Requirements;

(iii)       redeem, repurchase or otherwise acquire, directly or indirectly, any shares of capital stock or other securities of the Company;

(iv)       incur any Indebtedness or sell, pledge, dispose of or create an Encumbrance over any assets (except for (A) sales of assets in the ordinary course of business and in a manner consistent with past practice, and (B) dispositions of obsolete or worthless assets);

(v)       accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options, except as may be required under any Company Plan, Contract or this Agreement or as may be required by applicable Legal Requirements;

(vi)       (A) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock; (B) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries (except pursuant to any Contract to which the Company is a party as of the date of this Agreement), or propose to do any of the foregoing;

(vii)       sell, assign, transfer, license, sublicense or otherwise dispose of any Company IP Rights (other than non-exclusive licenses in the ordinary course of business consistent with past practice);

(viii)     (A) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets, or allow any material property or assets to become subject to any Encumbrance; (B) enter into or amend any material terms of any Company Contract (other than solely to decrease any payment obligation of the Company) or grant any release or relinquishment of any material rights under any Company Contract, with new obligations or losses of rights in excess of $100,000 in the aggregate; (C) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $100,000, taken as a whole; or (D) enter into or amend any material Contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.1(a)(viii);

(ix)       forgive any loans to any Person, including its employees, officers, directors or Affiliates;

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(x)       except as may be required under any Company Plan, Contract or this Agreement or as may be required by applicable Legal Requirements (A) increase the wages, salary, commissions, fringe benefits or other compensation or remuneration payable or to become payable to its directors, officers, employees or consultants; (B) grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer, employee or consultant; (C) establish, adopt, enter into, or amend any Employee Benefit Plan, except, in each of the subsections (A) – (C) for bonus awards in the ordinary course of business consistent with past practice or bonus awards contingent upon the completion of the Transactions or payments, including any severance, termination or Change of Control Payments, in compliance with any such agreements or plans existing as of the date of this Agreement and the plans, agreements or terms of which were made available to Buyer prior to the date hereof, or except as required by Legal Requirements;

(xi)       hire any directors, officers, employees or consultants or terminate any directors or officers, except in each case, in the ordinary course of business and in a manner consistent with past practice, or enter into any material transaction with its officers, directors, managers, shareholders, partners, members or equityholders or its or their Affiliates;

(xii)       take any action, other than as required by applicable Legal Requirements or IFRS to change accounting policies or procedures;

(xiii)       make or change any material Tax election inconsistent with past practices, adopt or change any Tax accounting method, or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations for any assessment of any Tax;

(xiv)       pay, discharge, satisfy, modify or renegotiate any claims or Liabilities, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements, or payments, discharges or satisfactions made in the ordinary course of business and consistent with past practice;

(xv)       enter into any partnership arrangements, joint ventures, joint development agreements or strategic alliances;

(xvi)       accelerate the collection of, or otherwise modify the Company’s customary accounting or treatment of, any receivables outside the ordinary course of business consistent with past practice;

(xvii)      initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration, other than in the ordinary course of business in each case where the Company is claiming, or would be reasonably likely to receive or become obligated for a liability, of more than $50,000 individually;

(xviii)    dispose of any assets or otherwise take any actions other than in the ordinary course of business consistent with past practice; or

(xix)      take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a)(i) through 5.1(a)(xviii) above.

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(b)       The Company shall keep Buyer reasonably informed as to all material decisions or actions required to be made with respect to the operations of the business of the Company; provided that such disclosure is not otherwise prohibited by reason of confidentiality owed to a third party or otherwise prevented by Legal Requirements or is in respect of competitively sensitive information.

(c)       The Company shall promptly notify Buyer in writing of: (i) any circumstance or development that, to the Knowledge of the Company, is or could reasonably be expected to constitute a Company Material Adverse Effect (ii) any notice or other communication from any person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such person (or another person) is or may be required in connection with this Agreement or the Arrangement; (iii) any notice or other communication from any material supplier, joint venture partner, customer or other material business partner to the effect that such material supplier, joint venture partner, customer or other material business partner is terminating, may terminate or is otherwise materially adversely modifying or may materially adversely modify its relationship with the Company or any of its Subsidiaries as a result of this Agreement or the Arrangement; (iv) any notice or other communication received from any Governmental Body or the TSX-V in connection with this Agreement (and the Company shall contemporaneously provide a copy of any such written notice or communication to Buyer where not prohibited by applicable Legal Requirement); or (e) any material filing, actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company, its Subsidiaries or the assets of the Company.

(d)       The Company shall make commercially reasonable efforts to, in a timely manner, provide Buyer with all financial statements and financial information reasonably requested by Buyer to prepare pro forma financial statements required for inclusion in the Buyer Circular.

Section 5.2       Conduct of Buyer Business.

(a)       During the Pre-Closing Period, Buyer agrees, except to the extent that the Company consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), as set forth on Section 5.2 of the Buyer Disclosure Schedule, as expressly permitted by this Agreement or any Ancillary Document (including, for the avoidance of doubt, the Registered Direct Offering, the PIPE Financing, the Bridge Financing and/or the transactions contemplated by the Tripartite Agreement) or by applicable Legal Requirements, to carry on its business in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, preserve its relationships with key customers, suppliers, distributors, licensors, licensees and others with which it has business dealings, in each case, except with respect to actions or omissions that constitute COVID-19 Responses, provided that Buyer shall consult the Company in good faith prior to the implementation of any COVID-19 Responses. In addition, without limiting the foregoing, other than as set forth on Section 5.2 of the Buyer Disclosure Schedule or as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, the Registered Direct Offering, the PIPE Financing, the Bridge Financing and/or the transactions contemplated by the Tripartite Agreement) or by applicable Legal Requirements, without obtaining the written consent of Company, which shall not be unreasonably withheld, conditioned or delayed (and in which event, if Company has not objected in writing to any request for consent within five (5) calendar days of its receipt thereof, such consent shall be deemed irrevocably granted), Buyer will not, and will not permit its Subsidiaries to, do any of the following:

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(i)       except as otherwise approved at a general meeting requisitioned by Buyer Shareholders in accordance with applicable Legal Requirements, amend or otherwise change the Buyer Governing Documents or the Deposit Agreement;

(ii)        amend or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise, or form any subsidiary;

(iii)       issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or Encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest), other than the issuance of Buyer Ordinary Shares or Buyer ADSs issuable pursuant to currently existing employee stock options or pursuant to currently outstanding warrants, as the case may be, which options, warrants or rights, as the case may be, are outstanding on the date hereof) to the extent such issuances comply with all applicable Legal Requirements;

(iv)       redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Buyer Capital Stock or other securities of Buyer;

(v)       incur any Indebtedness or sell, pledge, dispose of or create an Encumbrance over any assets (except for (A) sales of assets in the ordinary course of business and in a manner consistent with past practice, and (B) dispositions of obsolete or worthless assets);

(vi)       accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options, except as may be required under any Buyer Stock Option Plans, Contract or this Agreement or as may be required by applicable Legal Requirements;

(vii)       (A) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock; (B) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries (except pursuant to any Contract to which Buyer or its Subsidiaries is a party as of the date of this Agreement), or propose to do any of the foregoing;

(viii)       sell, assign, transfer, license, sublicense or otherwise dispose of any Buyer IP Rights (other than non-exclusive licenses in the ordinary course of business consistent with past practice);

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(ix)       (A) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets, or allow any material property or assets to become subject to any Encumbrance; (B) enter into or amend any material terms of any Buyer Contract (other than solely to decrease any payment obligation of Buyer or any of its Subsidiaries) or grant any release or relinquishment of any material rights under any Buyer Contract, with new obligations or losses of rights in excess of $100,000 in the aggregate; (C) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $100,000, taken as a whole; or (D) enter into or amend any material Contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.2(a)(ix);

(x)       forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(xi)       except as may be required under any Buyer Stock Option Plans, Contract or this Agreement or as may be required by applicable Legal Requirements (A) increase the wages, salary, commissions, fringe benefits or other compensation or remuneration payable or to become payable to its directors, officers, employees or consultants; (B) grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer, employee or consultant; (C) establish, adopt, enter into, or amend any Employee Benefit Plan, except, in each of the subsections (A) – (C) for bonus awards in the ordinary course of business consistent with past practice or bonus awards contingent upon the completion of the Transactions or payments, including any severance, termination or change of control payments, in compliance with any such agreements or plans existing as of the date of this Agreement and the plans, agreements or terms of which were made available to the Company prior to the date hereof, or except as required by Legal Requirements;

(xii)       hire any directors, officers, employees or consultants or terminate any directors or officers, except in each case, in the ordinary course of business and in a manner consistent with past practice or as otherwise approved at a general meeting requisitioned by Buyer Shareholders in accordance with applicable Legal Requirements, or enter into any material transaction with its officers, directors, managers, shareholders, partners, members or equityholders or its or their Affiliates;

(xiii)       take any action, other than as required by applicable Legal Requirements or IFRS, to change accounting policies or procedures;

(xiv)       make or change any material Tax election inconsistent with past practices, adopt or change any Tax accounting method, or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations for any assessment of any Tax;

(xv)       pay, discharge, satisfy, modify or renegotiate any claims or Liabilities, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Buyer Financial Statements, or payments, discharges or satisfactions made in the ordinary course of business and consistent with past practice;

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(xvi)       enter into any partnership arrangements, joint ventures, joint development agreements or strategic alliances;

(xvii)       accelerate the collection of, or otherwise modify Buyer’s customary accounting or treatment of, any receivables outside the ordinary course of business consistent with past practice;

(xviii)       initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration, other than in the ordinary course of business in each case where Buyer is claiming, or would be reasonably likely to receive or become obligated for a liability, of more than $50,000 individually;

(xix)       dispose of any assets or otherwise take any actions other than in the ordinary course of business consistent with past practice; or

(xx)       take, or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a)(i) through 5.2(a)(xix) above.

(b)       Buyer shall keep the Company reasonably informed as to all material decisions or actions required to be made with respect to the operations of the business of Buyer; provided that such disclosure is not otherwise prohibited by reason of confidentiality owed to a third party or otherwise prevented by Legal Requirements or is in respect of competitively sensitive information.

(c)       Buyer shall promptly notify the Company in writing of: (i) any circumstance or development that, to the Knowledge of Buyer, is or could reasonably be expected to constitute a Buyer Material Adverse Effect (ii) any notice or other communication from any person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such person (or another person) is or may be required in connection with this Agreement or the Arrangement; (iii) any notice or other communication from any material supplier, joint venture partner, customer or other material business partner to the effect that such material supplier, joint venture partner, customer or other material business partner is terminating, may terminate or is otherwise materially adversely modifying or may materially adversely modify its relationship with Buyer or any of its Subsidiaries as a result of this Agreement or the Arrangement; (iv) any notice or other communication received from any Governmental Body in connection with this Agreement (and Buyer shall contemporaneously provide a copy of any such written notice or communication to the Company where not prohibited by applicable Legal Requirement); or (e) any material filing, actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting Buyer, its Subsidiaries or the assets of Buyer.

(d)       Buyer shall make commercially reasonable efforts to, in a timely manner, provide the Company with all financial statements and financial information reasonably requested by the Company to prepare pro forma financial statements required for inclusion in the Company Information Circular.

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Section 5.3       Buyer Shareholders’ Meeting.

(a)       Buyer shall (i) take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Buyer Ordinary Shares (such meeting, the “Buyer Shareholders’ Meeting”) to approve the Resolutions (collectively, the “Buyer Shareholder Approval Matters”) and (ii) post (by United Kingdom first class pre-paid mail) the Buyer Circular or otherwise duly send to all holders of Buyer Capital Stock, and all other persons entitled to receive it, by not later than 5.00 p.m. (London, United Kingdom time) on the fifth Business Day after the date of this agreement. Buyer shall use its commercially reasonable efforts to hold the Buyer Shareholders’ Meeting as promptly as practicable and in any event not later than February 28, 2023. Buyer shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Buyer Shareholders’ Meeting without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), except in the case of an adjournment as required for quorum purposes or as required by applicable Legal Requirements or by a Governmental Body. Buyer shall not submit any proposal other than the proposal to approve the Resolutions in connection with the Buyer Shareholders’ Meeting without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed). The Company shall, and shall cause its authorized Representatives to, use commercially reasonable efforts to cooperate with and promptly provide in good faith any information to Buyer reasonably required for the preparation of the Buyer Circular and all other documentation necessary in connection with the Buyer Circular. Buyer shall take reasonable measures to ensure that all proxies solicited in connection with the Buyer Shareholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained herein, if on a date preceding the date on which or the date on which the Buyer Shareholders’ Meeting is scheduled, Buyer reasonably believes that (A) it will not receive proxies sufficient to obtain the Buyer Shareholder Approval, whether or not a quorum would be present or (B) it will not have sufficient Buyer Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Buyer Shareholders’ Meeting, Buyer may, in its sole discretion, postpone or adjourn, or make one or more successive postponements or adjournments of, the Buyer Shareholders’ Meeting as long as the date of the Buyer Shareholders’ Meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments in reliance on the preceding sentence.

(b)       Buyer agrees that, subject to Section 5.3(c) and any Takeover Offer: (i) the Buyer Board shall recommend that the holders of Buyer Ordinary Shares vote to approve the Buyer Shareholder Approval Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.3(a) above; (ii) the Buyer Board shall recommend that Buyer Shareholders vote to approve the Buyer Shareholder Approval Matters (the “Buyer Board Recommendation”) and Buyer Board, or any committee thereof, shall not (A) publicly withdraw or modify (or publicly propose to withdraw or modify) the Buyer Board Recommendation in a manner adverse to Company, (B) fail to reaffirm, without qualification, the Buyer Board Recommendation, or fail to state publicly, without qualification, this Agreement and the Transaction are in the best interests of the Buyer Shareholders, within five (5) Business Days after the Company requests in writing that such action be taken (and in any case at least two Business Days prior to the Buyer Shareholders’ Meeting), (C) fail to announce, publicly, within 10 Business Days after a tender offer or exchange offer relating to securities of Buyer shall have been commenced, that the Buyer Board recommends rejection of such tender or exchange offer, (D) fail to issue, within 10 Business Days after an Acquisition Proposal is publicly announced (and in any case at least two Business Days prior to the Buyer Shareholders’ Meeting), a press release announcing its opposition to such Acquisition Proposal; (E) approve, endorse, or recommend any Acquisition Proposal; or (F) resolve or propose to take any action described in clauses (A) through (E) of this clause (iii) (each of the foregoing actions described in clauses (A) through (F) of this clause (iii) being referred to as a “Buyer Change in Recommendation”); and (iv) Buyer shall use reasonable best efforts to obtain from the Buyer Shareholders the Buyer Shareholder Approval, including by soliciting proxies in favor thereof (and using a proxy solicitation service if the Parties determine it to be reasonably necessary).

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(c)       Notwithstanding anything to the contrary contained in Section 5.3(b), at any time prior to the approval of the Buyer Shareholder Approval Matters by the Buyer Shareholder Approval, the Buyer Board may make a Buyer Change in Recommendation if (i) there is a Takeover Offer for Buyer, or (ii) the Buyer Board concludes in good faith, after having consulted with Buyer’s outside legal counsel and financial advisor, that as a result of Buyer’s receipt of an Acquisition Proposal that did not result from a violation of Section 5.9(a) such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and that the failure to effect such Buyer Change in Recommendation would be reasonably likely to be inconsistent with the Buyer Board’s fiduciary obligations to Buyer under applicable Legal Requirements; provided, however, that prior to Buyer taking any action permitted under this Section 5.3(c), and where legally permissible and practicable to do so under applicable Legal Requirements, Buyer shall provide the Company with three (3) Business Days’ prior written notice advising the Company that it intends to effect such Buyer Change in Recommendation and specifying, in reasonable detail, the reasons therefor (including, in the case of an Acquisition Proposal, the information required by Section 5.9(b)) and during such three (3) Business Day period, (i) Buyer shall negotiate, and cause its Representatives to negotiate, with the Company in good faith (to the extent Company wishes to negotiate) to enable the Company to determine whether to propose revisions to the terms of this Agreement such that it would obviate the need for the Buyer Board to effect such withdrawal or modification, and (ii) Buyer shall consider in good faith any proposal by the Company to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect such Buyer Change in Recommendation. Buyer shall not take any action that would not allow Buyer to make such disclosure to the Company or to not allow for the Company’s right to match as contemplated herein.

Section 5.4       Confidentiality and Access to Information. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 7, and upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject, Company and Buyer will each afford to the other Party and its officers, employees, accountants, counsel and other Representatives of the other party, reasonable access, during the Pre-Closing Period, to all its properties, books, Contracts, commitments and records (including, without limitation, Tax records) and, during such period, the Company and Buyer each will furnish promptly to the other all information concerning its business, properties and personnel as such other Party may reasonably request, and each will make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other’s business, properties and personnel as either Party may reasonably request; provided, that each of the Company and Buyer reserves the right to withhold any information if access to such information would be reasonably likely to result in any such party forfeiting attorney-client privilege between it and its counsel with respect to such information, or, if access would, in light of COVID-19 Responses, jeopardize the health and safety of any officer or employee of the Company or Buyer, as applicable. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company and Buyer will promptly provide the other Party with copies of: (a) all material operating and financial reports prepared by the Company or Buyer (or their respective Representatives), as applicable, for such Party’s senior management, including copies of any sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports; (b) any written materials or communications sent by or on behalf of such Party to its securityholders; (c) any material notice, document or other communication sent by or on behalf of any of such party to any third party to any Company Contract or Buyer Contract, as applicable, or sent to the Company or Buyer by any third party to any Company Contract or Buyer Contract, as applicable, (other than any communication that relates solely to routine commercial transactions and that is of the type sent in the ordinary course of business and consistent with past practices); (d) any notice, report or other document filed with or sent to any Governmental Body, the TSX-V, NASDAQ or AIM in connection with the Arrangement, Share Exchange or any of the other Transactions; and (e) any material notice, report or other document received from any Governmental Body or the TSX-V, NASDAQ or AIM. Each Party will keep such information confidential in accordance with the terms of the currently effective confidentiality agreement (the “Confidentiality Agreement”) between Buyer and Company, which the Parties agree will continue in full force following the date of this Agreement; provided, that the Company may make disclosure of such information to its shareholders or other third parties as may be reasonably necessary to enable the Company to comply with its obligations under this Agreement, including without limitation under Section 5.3 hereof.

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Section 5.5       Regulatory Approvals and Related Matters. Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body (including the Takeover Panel) and the TSX-V, NASDAQ or AIM with respect to the Arrangement, and to submit promptly any additional information requested by any such Governmental Body or the TSX-V, NASDAQ or AIM. Without limiting the generality of the foregoing, the Parties shall, promptly after the date of this Agreement, prepare and file, if any, notification or other document required to be filed in connection with the Arrangement under any applicable Legal Requirement relating to antitrust or competition matters. Buyer and Company shall respond as promptly as is practicable to respond in compliance with any inquiries or requests received from any state attorney general, domestic or foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.

Section 5.6       Public Announcements.

(a)       None of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and Buyer or, after the Closing, Buyer; provided, however, that each Party and their respective Representatives may issue or make, as applicable, any such press release, public announcement or other communication (i) if such press release, public announcement or other communication is required by applicable Legal Requirement, including any applicable Securities Laws and AIM, TSX-V, NASDAQ or SEC requirements, provided that the other Party may review such disclosure prior to it being filed, (ii) to Governmental Bodies, the TSX-V, NASDAQ or AIM in connection with any consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby, and (iii) a Party need not consult with the other Party in connection with such portion of any press release, public statement or filing to be issued with respect to any Acquisition Proposal, Company Board Recommendation Change or Buyer Board Recommendation Change.

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(b)       The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and Buyer prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement but in any event within one (1) Business Day of the day thereof. Promptly after the execution of this Agreement, Buyer shall file a report on Form 6-K with the SEC (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Buyer shall consider such comments in good faith. Promptly after the execution of this Agreement, the Company shall file a material change report under applicable Canadian Securities Laws and shall make all necessary filings with the TSX-V in connection with the implementation and consummation of the transactions contemplated herein, which Buyer shall have the opportunity to review and comment upon prior to filing and Company shall consider such comments in good faith. Without the further consent of the Company, Buyer may issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”), and, on the Closing Date, Buyer may cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Buyer shall file a report on Form 6-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 5.7       Tax Matters.

(a)       Tax Treatment.

(i)       The Parties intend that for U.S. federal income Tax purposes the Share Exchange shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a) of the Code, and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to cause the Transactions to so qualify and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), such treatment unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.

(ii)       Buyer and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). The Parties shall not take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Intended Tax Treatment.

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(b)       Buyer and Company will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees, and any similar Taxes which become payable in connection with the Transactions that are required or permitted to be filed on or before the Effective Time.

(c)       Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 5.8       Shareholder Litigation. From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article 7, Buyer shall promptly notify Company of any litigation brought, or threatened, against Buyer and/or members of the Buyer Board or any of its officers relating to the Transactions or otherwise and shall keep Company informed on a reasonably current basis with respect to the status thereof. From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article 7, Company shall promptly notify Buyer of any litigation brought, or threatened, against Company and/or members of the Company Board or any of its officers relating to the Transactions or otherwise and shall keep Buyer informed on a reasonably current basis with respect to the status thereof. Each Party shall give the other Party the right to review and comment on all material filings or responses to be made by such Party in connection with the foregoing and, no settlement shall be agreed to in connection with the foregoing without the other Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that no such Company consent shall be required in connection with any settlement which (i) provides a complete release of all claims against the defendants in such litigation, and (ii) does not involve the payment of any amount by the Company in excess of $100,000 (after giving effect to any insurance coverage applicable to such settlement).

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Section 5.9       Buyer Non-Solicitation.

(a)       Buyer agrees that, during the Pre-Closing Period, it shall not, and shall not authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage or induce any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding Buyer to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions (other than to inform any Person of the existence of the provisions in this Section 5.9) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.3); (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement permitted under this Section 5.9); or (vi) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 5.9, (A) if a Takeover Offer or approach is made under the terms of the Takeover Code, then Buyer shall be able to respond to, communicate with, and negotiate with such offeror, enter intro any letter of intent and make any recommendation to its shareholders (as required in the interests of the Buyer Shareholders) and provide any non-public or other information to the offeror, in accordance with the Takeover Code; and (B) subject to compliance with this Section 5.9 and other than in the case of a Takeover Offer or approach (which is covered by subsection (A) above), prior to obtaining the Buyer Shareholder Approval, Buyer may furnish non-public information regarding Buyer to, and enter into discussions or negotiations with, any Person in response to a bona fide Acquisition Proposal by such Person, which the Buyer Board determines in good faith, after consultation with Buyer’s outside financial advisors and outside legal counsel, constitutes, or could be reasonably likely to result in, a Superior Proposal (and is not withdrawn) if: (w) neither Buyer nor any of its Representatives shall have breached this Section 5.9 in any material respect; (x) Buyer receives from such Person an executed confidentiality agreement containing provisions, in the aggregate, at least as favorable to Buyer as those contained in the Confidentiality Agreement; and (y) substantially contemporaneously with furnishing any such nonpublic information to such Person, Buyer furnishes such nonpublic information to the Company (to the extent such information has not been previously furnished by Buyer to the Company). Without limiting the generality of the foregoing, Buyer acknowledges and agrees that, in the event any Representative of Buyer (whether or not such Representative is purporting to act on behalf of Buyer) takes any action that, if taken by Buyer, would constitute a breach of this Section 5.9, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.9 by Buyer for purposes of this Agreement.

(b)       If Buyer or any Representative of Buyer receives a Takeover Offer at any time during the Pre-Closing Period, then Buyer shall, where legally permissible to do so under all applicable Legal Requirements, promptly (and where practicable in no event later than one Business Day after Buyer becomes aware of such Takeover Offer) advise the Company orally and in writing of such Takeover Offer. If Buyer or any Representative of Buyer receives an Acquisition Proposal or Acquisition Inquiry other than a Takeover Offer at any time during the Pre-Closing Period, then Buyer shall promptly (and in no event later than one Business Day after Buyer becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the Company orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). Buyer shall keep the Company reasonably informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.

(c)       Buyer shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry that has not already been terminated as of the date of this Agreement and request the destruction or return of any nonpublic information of Buyer provided to such Person.

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Section 5.10       Company Non-Solicitation.

(a)       The Company agrees that, during the Pre-Closing Period, it shall not, and shall not authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage or induce any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding Buyer to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions (other than to inform any Person of the existence of the provisions in this Section 5.10) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 2.1(b)(v)); (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement permitted under this Section 5.10); or (vi) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 5.10 and subject to compliance with this Section 5.10, prior to obtaining the Company Required Approval, the Company may furnish non-public information regarding the Company to, and enter into discussions or negotiations with, any Person in response to a bona fide Acquisition Proposal by such Person, which the Company Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, constitutes, or could be reasonably likely to result in, a Superior Proposal (and is not withdrawn) if: (w) neither the Company nor any of its Representatives shall have breached this Section 5.10 in any material respect, (x) the Company receives from such Person an executed confidentiality agreement containing provisions, in the aggregate, at least as favorable to the Company as those contained in the Confidentiality Agreement; and (y) substantially contemporaneously with furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Buyer (to the extent such information has not been previously furnished by the Company to Buyer). Without limiting the generality of the foregoing, the Company acknowledges and agrees that, in the event any Representative of the Company or any of its Subsidiaries (whether or not such Representative is purporting to act on behalf of the Company) takes any action that, if taken by the Company, would constitute a breach of this Section 5.10, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.10 by the Company for purposes of this Agreement.

(b)       If the Company or any Representative of the Company receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then the Company shall promptly (and in no event later than one Business Day after Buyer becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise Buyer orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). The Company shall keep Buyer reasonably informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.

(c)       The Company shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry that has not already been terminated as of the date of this Agreement and request the destruction or return of any nonpublic information of Company provided to such Person.

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Section 5.11       Stock Exchange Listing. Buyer shall use its reasonable best efforts to cause the Buyer ADSs issuable in accordance with this Agreement to be approved for listing on nasdaq, subject to official notice of issuance thereof, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time. The Company shall, and shall cause its Representatives to, reasonably cooperate with Buyer and its Representatives in connection with the foregoing.

Section 5.12       Employee Benefit Matters.

(a)       For purposes of vesting, eligibility to participate, and level of benefits (other than for purposes of determining awards under an equity incentive plan or accrued benefits under any defined benefit pension plan) under the benefit plans, programs, Contracts or arrangements of Buyer or any of its Subsidiaries (including, following the Closing, the Company) providing benefits to any Continuing Employee after the Closing (the “Post-Closing Plans”), Buyer shall use reasonable best efforts to cause each employee who continues to be employed by Buyer, the Company or any of their respective Subsidiaries immediately following the Closing (“Continuing Employees”) to be credited with his or her years of service with Buyer, the Company or any of their respective Subsidiaries and their respective predecessors; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, for purposes of each Post-Closing Plan providing medical, dental, pharmaceutical and/or vision benefits to a Continuing Employee, Buyer shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such Post-Closing Plan to be waived for such Continuing Employee and his or her covered dependents to the extent and unless such conditions would have been waived or satisfied under the Employee Benefit Plan whose coverage is being replaced under the Post-Closing Plan, and Buyer shall use commercially reasonable efforts to cause any eligible expenses incurred by a Continuing Employee and his or her covered dependents during the portion of such plan year in which coverage is replaced with coverage under a Post-Closing Plan to be taken into account under such Post-Closing Plan with respect to the plan year in which participation in such Post-Closing Plan begins for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year as if such amounts had been paid in accordance with such Post-Closing Plan.

(b)       The provisions of this Section 5.12(b) are for the sole benefit of Buyer and the Company and no provision of this Agreement shall (i) create any third-party beneficiary or other rights in any Person, including rights in respect of any benefits that may be provided, directly or indirectly, under any Company Employee Benefit Plan, Buyer Employee Benefit Plan or Post-Closing Plan or rights to continued employment or service with the Company or the Buyer (or any Subsidiary thereof), (ii) be construed as an amendment, waiver or creation of or limitation on the ability to terminate any Company Employee Benefit Plan, Buyer Employee Benefit Plan or Post-Closing Plan, or (iii) limit the ability of the Buyer to terminate the employment of any Continuing Employee.

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Section 5.13       TSX-V Delisting. The Company shall use its reasonable best efforts to cause the Company Shares listed on the TSX-V to be de-listed from the TSX-V with effect as of completion of the transactions contemplated by the Plan of Arrangement (but not until after the Share Exchange).

Section 5.14       Indemnification; Directors’ and Officers’ Insurance.

(a)       Prior to the Closing Date, the Company shall purchase customary “tail” policies of directors’ and officers’ liability insurance providing protection no less favorable in the aggregate to the protection provided by the policies maintained by the Company and its Subsidiaries which are in effect immediately prior to the Closing Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Closing Date and Buyer will, or will cause the Company and its Subsidiaries to, maintain such tail policies in effect without any reduction in scope or coverage for six years from the Closing Date; provided, that Buyer shall not be required to pay any amounts in respect of such coverage prior to the Closing Date and provided, further that the cost of such policy shall not exceed 200% of the Company’s current annual aggregate premium for policies currently maintained by the Company or its Subsidiaries.

(b)       Buyer agrees that it shall directly honor all rights to indemnification or exculpation now existing in favor of present and former officers and directors of the Company and its Subsidiaries (each, a “Company D&O Person”) and acknowledges that such rights shall survive the completion of the Plan of Arrangement and shall continue in full force and effect.

(c)       None of Buyer or the Company, nor any of their respective Subsidiaries, shall have any obligation under this Section 5.14 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Legal Requirements.

(d)       If Buyer or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Buyer shall assume all of the obligations set forth in this Section 5.14.

(e)       The provisions of this Section 5.14 are intended for the benefit of, and shall be enforceable by, each Company D&O Person, his or her heirs and his or her legal representatives and, for such purpose, the Company hereby confirms that it is acting as agent and trustee on their behalf.

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Section 5.15       Post-Closing Governance.

(a)       Buyer will take all actions necessary, in consultation with Company, to cause the Buyer Board, immediately after the AIM Delisting, and shall use its reasonable best efforts through Buyer’s (or, to the extent Buyer domesticates to another jurisdiction, such domesticated entity’s) 2026 annual meeting of shareholders, to consist of five (5) members, which shall comprise of (i) three (3) directors appointed by the Buyer (the “Buyer Designees”), one of whom shall be the Chairman of the Buyer Board as of the Effective Time and one of whom shall be the Chief Executive Officer of Buyer as of the Effective Time, and (ii) two (2) directors appointed by the Company (the “Company Designees”), one of whom shall be the Chief Executive Officer of the Company as of the Effective Time. The Persons listed in Annex C under the heading “Board Designees—Company” shall be the Company’s designees pursuant to this Section 5.15(a) (which list may be changed by the Company at any time prior to the Closing by written notice to Buyer to include different board designees who are reasonably acceptable to Buyer and consistent with this Section 5.15(a)) and the Person listed in Annex C under the heading “Board Designees—Buyer” shall be Buyer’s designee pursuant to this Section 5.15(a) (which Persons may be changed by Buyer at any time prior to the Closing by written notice to the Company to include different board designees who are reasonably acceptable to the Company and consistent with this Section 5.15(a)). The Chairman of the Buyer Board as of the Effective Time shall be Chairman of the Buyer Board following the Effective Time. Notwithstanding the foregoing or anything to the contrary herein, unless otherwise agreed in writing by the Parties, two (2) of the Buyer Designees shall qualify as an “independent director” under the rules and regulations of the SEC and the listing rules of NASDAQ (whether as a result of the replacement of any Buyer Designee as contemplated by this Section 5.15(a) or otherwise), and one (1) of the Company Designees shall qualify as an “independent director” under the rules and regulations of the SEC and the listing rules of NASDAQ (whether as a result of the replacement of any Company Designee as contemplated by this Section 5.15(a) or otherwise)

(b)       Immediately following the AIM Delisting, the newly constituted Buyer Board shall ensure that the various committees of such board are constituted in the manner set forth on such Annex C.

(c)       Immediately following the Closing, the officers of Buyer shall be as set forth on Annex C.

(d)       Buyer shall use commercially reasonable efforts to the change the name of Buyer to Biodexa Pharmaceuticals plc at or as soon as reasonably practicable following Closing.

Section 5.16       Further Assurances. Prior to the Effective Time, the Parties will exercise their reasonable efforts to cause to be satisfied the conditions set forth under Article 6. At and after the Effective Time, the officers and directors of Buyer shall be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company, any other actions and things to vest, perfect, or confirm of record or otherwise in Buyer any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by Buyer as a result of, or in connection with, the Arrangement.

Section 5.17       AIM Delisting. Subject to the receipt of any Buyer Shareholder approvals required by AIM, Buyer shall use its commercially reasonable efforts to cause the Buyer Ordinary Shares listed on AIM to be de-listed from AIM (the “AIM Delisting”) as soon as reasonably practicable following the Effective Time, but in no event more than 30 Business Days thereafter.

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Section 5.18       Registered Direct Offering and Bridge Financing. Buyer and the Company will use their respective commercially reasonable efforts to (i) complete the Registered Direct Offering as promptly as practicable following the date hereof, and in any event by not later than three (3) Business Days following the date hereof, and (ii) complete the Bridge Financing, on the terms and conditions as set forth in the Loan Note, not later than three (3) Business Days after the completion of the Registered Direct Offering and the subsequent receipt of funds related thereto.

Section 5.19       Tripartite Agreement. Buyer shall complete the transactions contemplated by the Tripartite Agreement with effect as of the Effective Time, concurrently with the consummation of the transactions contemplated by this Agreement.

Section 5.20       Company Account. Following the date hereof, the Company shall establish and maintain the account set forth on Section 5.20 of the Company Disclosure Schedules.

ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 6.1       Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Legal Requirements, waiver by the Company and Buyer of the following conditions:

(a)     the Company Arrangement Resolution shall have been approved by the Company Required Approval at the Company Meeting in accordance with the Interim Order, applicable Legal Requirements and the requirements of the TSX-V;

(b)     the Interim Order and the Final Order shall have been obtained on terms consistent with this Agreement and shall not have been set aside or modified in a manner unacceptable to either Buyer or the Company, each acting reasonably, on appeal or otherwise;

(c)     no Order or Legal Requirement issued by any court of competent jurisdiction or other Governmental Body or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(d)     the Buyer ADSs (and the underlying Buyer Ordinary Shares) to be issued under the Arrangement shall be exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(10) thereof;

(e)     the Buyer Shareholder Approval Matters shall have been duly adopted and approved by the Buyer Shareholder Approval;

(f)     the Tripartite Agreement shall remain in effect in accordance with its terms; and

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(g)       the Registered Direct Offering and PIPE Financing shall have been completed for aggregate gross proceeds of at least US$10.0 million.

Section 6.2       Other Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Legal Requirement, waiver by Buyer of the following further conditions:

(a)     the representations and warranties of the Company (i) that constitute the Company Fundamental Representations (other than the representations and warranties in Section 3.2) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), (ii) set forth in Sections 3.2 and 3.29 shall be true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects, subject only to de minimus exceptions in the case of Section 3.2, on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), and (iii) contained in this Agreement (other than the Company Fundamental Representations) will be true and correct in all respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct as of such date) except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not reasonably be expected to have a Company Material Adverse Effect, provided, however, for purposes of this clause (iii), all “Company Material Adverse Effect” and other materiality qualifications limiting the scope of the representations and warranties of Company contained in this Agreement will be disregarded.

(b)       the Company will have performed or complied with in all material respects its agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time;

(c)       since the date of this Agreement, no Company Material Adverse Effect has occurred that is continuing;

(d)       at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to Buyer a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in a form and substance reasonably satisfactory to Buyer;

(e)       Buyer will have received a duly executed copy of a customary resignation letter from each of member of the Company Board and board or governing equivalent of any Subsidiary of the Company and each officer of the Company (as contemplated by Section 5.15) and each of the Company’s Subsidiaries, as applicable, pursuant to which each such person will resign at the Effective Time;

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(f)       the TSX-V shall have approved the de-listing of the Company Shares following the Effective Time, subject to completion of the Arrangement;

(g)       at or prior to the Closing, the Company shall have delivered to Buyer a fully executed Cresence Agreement Amendment; and

(h)       Company Shareholders shall not have validly exercised Arrangement Dissent Rights in connection with the Arrangement with respect to more than 10% of the issued and outstanding Company Shares.

Section 6.3       Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Legal Requirement, waiver by the Company of the following further conditions:

(a)       The representations and warranties of Buyer (i) that constitute Buyer Fundamental Representations (other than the representations and warranties in Section 4.2) will be true and correct in all respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), (ii) set forth in Section 4.2 shall be true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects, subject only to de minimus exceptions, on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), and (iii) contained in this Agreement (other than the Buyer Fundamental Representations) will be true and correct in all respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct as of such date) except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not reasonably be expected to have a Buyer Material Adverse Effect, provided, however, for purposes of this clause (iii), all “Buyer Material Adverse Effect” and other materiality qualifications limiting the scope of the representations and warranties of Buyer contained in this Agreement will be disregarded;

(b)       Buyer shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c)       since the date of this Agreement, no Buyer Material Adverse Effect has occurred that is continuing;

(d)       Buyer shall have taken all actions necessary or appropriate such that effective immediately after the Effective Time, the Buyer Board shall consist of the number of directors, and be comprised of the individuals, determined pursuant to Section 5.15; and

(e)       The Buyer ADSs that shall be issuable pursuant to this Agreement shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

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Section 6.4       Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur or a breach of this Agreement. Buyer may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by Buyer’s failure to use reasonable best efforts to cause the Closing to occur or a breach of this Agreement.

ARTICLE 7
TERMINATION

Section 7.1       Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)       by mutual written consent of Buyer and the Company duly authorized by each of their respective boards of directors;

(b)       by either Buyer or the Company, if:

(i)       the Effective Time shall not have occurred on or before the End Date (provided that the right to terminate this Agreement under this Section 7.1(b)(i) will not be available to any party whose failure to fulfill any obligation under this Agreement has been a primary cause of the failure of the Effective Time to occur on or before such date);

(ii)       a court of competent jurisdiction or Governmental Body has issued a non-appealable final Order or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(iii)     the Buyer Shareholder Approval Matters shall not have been approved by the Buyer Shareholder Approval at the Buyer Shareholders’ Meeting (provided that the right to terminate this Agreement under this Section 7.1(b)(iii) will not be available to any party whose failure to fulfill any obligation under this Agreement has been a primary cause of the failure of the Buyer Shareholder Approval to be obtained thereat);

(iv)       the Company Arrangement Resolution shall not have been approved by the Company Required Approval at the Company Meeting in accordance with the Interim Order and applicable Legal Requirement (provided that the right to terminate this Agreement under this Section 7.1(b)(iv) will not be available to any party whose failure to fulfill any obligation under this Agreement has been a primary cause of the failure of the Company Required Approval to be obtained thereat); or

(v)       the other Party shall have committed a Willful Breach; or

(c)       by Buyer, if:

(i)       the Company Board has effected a Company Change in Recommendation;

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(ii)       prior to approval of the Buyer Shareholder Approval Matters by the Buyer Shareholders, a Takeover Offer is made for the Buyer, and pursuant to the spirit of, the terms and/or the requirements of the Takeover Panel, the Takeover Code and/or the Companies Act 2006, Buyer is required to terminate this Agreement;

(iii)       prior to approval of the Buyer Shareholder Approval Matters by the Buyer Shareholders, the Buyer Board authorizes Buyer to enter into a written agreement (other than a confidentiality agreement permitted by and in accordance with Section 5.9) with respect to a Superior Proposal in accordance with Section 5.9, provided Buyer is in then in compliance with Section 5.9 in all material respects and that prior to or concurrent with such termination Buyer pays the Buyer Termination Amount in accordance with Section 7.3(a)(ii);

(iv)     upon breach of any of the representations, warranties, covenants or agreements on the part of Company set forth in this Agreement, or if any representation or warranty of Company will have become inaccurate, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided, however, if such breach or inaccuracy is curable by Company, then this Agreement will not terminate pursuant to this Section 7.1(c)(iv) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the tenth (10th) Business Day following the date of written notice given by Buyer to Company of such breach or inaccuracy and its intention to terminate the agreement pursuant to this Section 7.1(c)(iv);

(d)       by Company, if:

(i)       prior to approval of the Buyer Shareholder Approval Matters by the Buyer Shareholders, the Buyer Board has effected a Buyer Change in Recommendation;

(ii)       prior to approval of the Company Arrangement Resolution by the Company Shareholders, the Company Board authorizes the Company to enter into a written agreement (other than a confidentiality agreement permitted by and in accordance with Section 5.10 with respect to a Superior Proposal in accordance with Section 5.10, provided the Company is in then in compliance with Section 5.10 in all material respects and that prior to or concurrent with such termination the Company pays the Company Termination Amount in accordance with Section 7.3(a)(ii);

(iii)       upon breach of any of the representations, warranties, covenants or agreements on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer will have become inaccurate, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided, however, if such breach or inaccuracy is curable by Buyer, then this Agreement will not terminate pursuant to this Section 7.1(d)(iii) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the tenth (10th) Business Day following the date of written notice given by Company to Buyer of such breach or inaccuracy and its intention to terminate the agreement pursuant to this Section 7.1(d)(iii).

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Section 7.2       Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of this Section 7.2, Section 7.3, Section 7.4 and Article 8 hereof, each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreements, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 7.1 shall not affect any Liability on the part of any Party for any Willful Breach or Fraud of any covenant or agreement set forth in this Agreement prior to such termination or (ii) any Person’s Liability under any Ancillary Document to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

Section 7.3       Termination Amounts.

(a)       Buyer shall be entitled to the Company Termination Amount upon the occurrence of any of the following events (each a “Company Termination Amount Event”) which shall be paid by the Company to Buyer, in consideration for the disposition of Buyer’s rights under this Agreement, within the time specified below in respect of each such Company Termination Amount Event:

(i)       this Agreement is terminated by Buyer pursuant to Section 7.1(c)(i), in which case the Company Termination Amount shall be paid on the second (2nd) Business Day following such termination;

(ii)      this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii), in which case the Company Termination Amount shall be paid prior to or concurrent with such termination; or

(iii)     this Agreement is terminated by Buyer pursuant to Section 7.1(b)(v) or by either Party pursuant to Section 7.1(b)(i) or Section 7.1(b)(iv), but only if,

(A)       prior to such termination, an Acquisition Proposal in respect of the Company is publicly announced or otherwise publicly disclosed by any person or persons (other than Buyer and its Subsidiaries) or any person or persons (other than Buyer or any of its Subsidiaries) shall have publicly announced an intention to make an Acquisition Proposal in respect of the Company and such Acquisition Proposal has not been publicly withdrawn; and

(B)       within 12 months following the date of such termination, (1) an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (A) above) with respect to the Company is consummated or (2) the Company or one or more of its Subsidiaries, directly or indirectly, in one or more transactions, enters into a Contract in respect of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (A) above) and such Acquisition Proposal is later consummated (whether or not within 12 months after such termination), in which case the Company Termination Amount shall be payable on or prior to consummation of the applicable transaction referred to therein. For purposes of this Section 7.3(a)(iii), the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 1.1, except that the references to “20%” therein shall be deemed to be references to “50%”.

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(b)       The Company shall be entitled to the Buyer Termination Amount upon the occurrence of any of the following events (each a “Buyer Termination Amount Event”) which shall be paid by Buyer to the Company, in consideration for the disposition of the Company’s rights under this Agreement, within the time specified below in respect of each such Buyer Termination Amount Event:

(i)       this Agreement is terminated by the Company pursuant to Section 7.1(d)(i), in which case the Buyer Termination Amount shall be paid on the second (2nd) Business Day following such termination;

(ii)     this Agreement is terminated by Buyer pursuant to Section 7.1(c)(iii), in which case the Buyer Termination Amount shall be paid prior to or concurrent with such termination; or

(iii)    this Agreement is terminated by the Company pursuant to Section 7.1(b)(v) or by either Party pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii), but only if,

(A)       prior to such termination, an Acquisition Proposal in respect of Buyer is publicly announced or otherwise publicly disclosed by any person or persons (other than the Company and its Subsidiaries) or any person or persons (other than the Company or any of its Subsidiaries) shall have publicly announced an intention to make an Acquisition Proposal in respect of Buyer and such Acquisition Proposal has not been publicly withdrawn; and

(B)       within 12 months following the date of such termination, (1) an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (A) above) with respect to Buyer is consummated or (2) Buyer or one or more of its Subsidiaries, directly or indirectly, in one or more transactions, enters into a Contract in respect of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (A) above) and such Acquisition Proposal is later consummated (whether or not within 12 months after such termination), in which case the Buyer Termination Amount shall be payable on or prior to consummation of the applicable transaction referred to therein. For purposes of this Section 7.1(b)(iii), the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 1.1, except that the references to “20%” therein shall be deemed to be references to “50%”.

(c)       The Buyer Termination Amount or the Company Termination Amount, as applicable, shall be payable by the Party required to pay such fee by wire transfer in immediately available funds to an account specified by the Party to whom such fee is payable.

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(d)       Each of the Parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated in this Agreement and that, without those agreements, the Parties would not enter into this Agreement. The Parties further acknowledge and agree that the Buyer Termination Amount or the Company Termination Amount, as applicable, (i) is a payment of liquidated monetary damages which are a genuine pre-estimate of the damages which the Party entitled to receive such fee will suffer or incur as a result of the cancellation, termination and disposition of all rights and obligations with respect to the direct or indirect acquisition of the Company by Buyer in the circumstances in which the Buyer Termination Amount or the Company Termination Amount, as applicable, is payable, (ii) represents consideration for the disposition by the payee of its rights under this Agreement, (iii) that such payment is not for lost profits or a penalty, and (iv) that no Party shall take any position inconsistent with the foregoing. Each of the Parties irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive or punitive. Subject to Section 7.2, each of the Parties hereby acknowledges and agrees that, upon any termination of this Agreement as permitted under Section 7.1 under circumstances where a Party is entitled to the Buyer Termination Amount or the Company Termination Amount, as applicable, and such Buyer Termination Amount or Company Termination Amount, as applicable, is paid in full to such Party, the Party to whom such fee has been paid shall be precluded from any other remedy against the other Party at law or in equity or otherwise and in any such case it shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Party who has paid such fee or any of its subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates in connection with this Agreement or the transactions contemplated hereby.

(e)       Subject to the last sentence of Section 7.3(d), nothing in this Section 7.3 shall preclude a Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or otherwise to obtain specific performance of any such covenants or agreement, and any requirement for securing or posting of any bond in connection with the obtaining of any such injunction or specific performance is hereby being waived.

(f)       If a Party fails to pay when due any amount payable by it under this Section 7.3, then such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as published in The Wall Street Journal or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

Section 7.4       Fees and Expenses.

(a)       Except as otherwise provided herein, each Party shall pay all fees, costs and expenses incurred by such Party in connection with this Agreement and the Arrangement. The Parties shall share equally any filing fees and applicable Taxes payable for or in respect of any application, notification or other filing made in respect of any regulatory process in respect of the transactions contemplated by the Arrangement.

(b)       If this Agreement is terminated by either Buyer or the Company pursuant to Section 7.1(b)(iv) or by Buyer pursuant to 7.1(b)(v) or 7.1(c)(iv), then the Company shall pay (or cause to be paid) to Buyer (or as Buyer may direct) an expense reimbursement payment of $225,000 (less any applicable withholding Tax) by wire transfer in immediately available funds to an account designated by Buyer no later than two (2) Business Days after the date of such termination; provided that (a) in no event shall the Company be required to pay under Section 7.3, on the one hand, and this Section 7.4(b), on the other hand, in aggregate, an amount in excess of the Company Termination Amount.

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(c)       If this Agreement is terminated by either Buyer or the Company pursuant to Section 7.1(b)(iii) or by the Company pursuant to 7.1(b)(v) or 7.1(d)(iii), then Buyer shall pay (or cause to be paid) to the Company (or as the Company may direct) an expense reimbursement payment of $225,000 (less any applicable withholding Tax) by wire transfer in immediately available funds to an account designated by the Company no later than two (2) Business Days after the date of such termination; provided that in no event shall Buyer be required to pay under Section 7.3, on the one hand, and this Section 7.4(c), on the other hand, in aggregate, an amount in excess of the Buyer Termination Amount.

(d)       If a Party fails to pay when due any amount payable by it under this Section 7.4, then such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as published in The Wall Street Journal or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

ARTICLE 8
MISCELLANEOUS

Section 8.1       Non-Survival. Each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time), of the Parties set forth in this Agreement, shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party, any Company Non-Party Affiliate or any Buyer Non-Party Affiliate. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms and any other provision in any Ancillary Document that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Document.

Section 8.2       Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) Buyer and the Company prior to Closing and (b) Buyer after the Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void.

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Section 8.3       Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) Buyer and the Company prior to the Closing and (b) Buyer after the Closing. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio. Notwithstanding the foregoing, the Plan of Arrangement may only be amended or modified in accordance with this Section 8.3 and the terms of the Plan of Arrangement.

Section 8.4       Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement will be in writing and will be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent by email, when transmitted (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient); and (c) if sent by overnight delivery via a national courier service, one (1) Business Day after being sent, in each case to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other parties hereto):

(a)       If to Buyer, to:

Midatech Pharma plc

One Caspian Point

Caspian Way

Cardiff, Wales CF10 4DQ

United Kingdom

Attention: Chief Executive Officer

E-mail: Stephen.stamp@midatechpharma.com

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center,

Boston, Massachusetts 02111

Attention: Jason S. McCaffrey

Email: JSMcCaffrey@mintz.com

with a copy (which shall not constitute notice) to:

Fasken Martineau DuMoulin LLP

333 Bay Street, Suite 2400

Toronto, Ontario, Canada M5H 2T6
Attention: Jay A. Lefton
Email: JLefton@fasken.com

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(b)       If to the Company, to:

Bioasis Technologies Inc.

157 Church Street

19th Floor

New Haven, Connecticut 06510

Attention: Chief Executive Officer

E-mail: Deborah@bioasis.us

with a copy (which shall not constitute notice) to:

Goodmans LLP

333 Bay Street

Suite 3400

Toronto, Ontario, Canada M5H 2S7

Attention: Michael Partridge

E-mail: mpartridge@goodmans.ca

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.5       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware; provided, however, that the laws of the Province of British Columbia, Canada and the federal laws of Canada applicable therein shall also apply to the corporate matters related to the Company Information Circular, the Company Meeting and the Plan of Arrangement and the laws of England and Wales shall apply to the Buyer Circular and the Buyer Shareholders’ Meeting.

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Section 8.6       Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars and references to “C$” shall mean Canadian dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, (i) when used with reference to documents or other materials required to be provided or made available to Buyer, any documents or other materials posted to the electronic data room located at www.box.com under the project name “Bioasis Data Room” as of 5:00 p.m., Eastern Time, at least one (1) Business Day prior to the date of this Agreement and any other document or materials posted prior to the date hereof or delivered to Buyer or its Representatives which posting or delivery was acknowledged by email by Buyer or its Representatives, or (ii) when used with reference to documents or other materials required to be provided or made available to the Company, any documents or other materials posted to the electronic data room located at www.midatechpharma.sharevault.net as of 5:00 p.m., London Time, at least one (1) Business Day prior to the date of this Agreement and any other document or materials posted prior to the date hereof or delivered to the Company or its Representatives which posting or delivery was acknowledged by email by the Company or its Representatives; (l) all references to any Legal Requirement will be to such Legal Requirement as amended, supplemented or otherwise modified or re-enacted from time to time; and (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. The term “Company’s Knowledge”, and all variations thereof, will mean the actual knowledge of Deborah Rathjen, Dave Jenkins, Francois Curtin and Mei Mei Tian, after making reasonable inquiry of their direct reports. The term “Buyer’s Knowledge”, and all variations thereof, will mean the actual knowledge of Fiona Sharp, Stephen Stamp and Dmitry Zamoryakhin, after making reasonable inquiry of their direct reports.

Section 8.7       Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the Buyer Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the Buyer Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the Buyer Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure.

Section 8.8       Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, expressed or implied, is intended to or will confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.14 (which is intended to be for the benefit of the parties indemnified thereby and may be enforced by such parties).

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Section 8.9       Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Legal Requirement, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Legal Requirements, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Legal Requirements, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.10       Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 8.11       Remedies Cumulative; Specific Performance. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, each party to this Agreement agrees that, in the event of any breach or threatened breach by the other party of any covenant, obligation or other provision set forth in this Agreement: (a) such party may be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it) to: (i) an Order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such party will not be required to provide any bond or other security in connection with any such Order or in connection with any related action or Legal Proceeding. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

Section 8.12       Extension; Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. At any time prior to the Effective Time, any party hereto may, with respect to any other party hereto, (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound.

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Section 8.13       Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.

Section 8.14       Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of New York, New York County), for the purposes of any Legal Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Legal Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Legal Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Legal Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.14 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Legal Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Legal Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Legal Proceeding, claim, demand, action or cause of action.

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Section 8.15       Cooperation. In further of, and not in limitation of, any other provision of this Agreement, each party hereto agrees to cooperate fully with the other parties hereto and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other parties hereto to evidence or reflect the Transactions and to carry out the intent and purposes of this Agreement.

* * * * *

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IN WITNESS WHEREOF, each of the Parties has caused this Arrangement Agreement to be duly executed on its behalf as of the day and year first above written.

BIOASIS TECHNOLOGIES INC.

By:	/s/ Deborah Rathjen
Name: Deborah Rathjen
Title: Chief Executive Officer

[Signature Page to Arrangement Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Arrangement Agreement to be duly executed on its behalf as of the day and year first above written.

MIDATECH PHARMA PLC

By:	/s/ Stephen Stamp
Name: Stephen Stamp
Title: Chief Executive Officer and Chief Financial Officer

[Signature Page to Arrangement Agreement]

Annex A

Supporting Company Shareholders

John E. Curran

Francois Curtin

John Hemeon

David Jenkins

Alois B. Lang

Ferdinand Nicolleti

Deborah Rathjen

Mario Saltarelli

David M. Wurzer

Annex A

Annex B

Supporting Buyer Shareholders

Sijmen de Vries

Stephen Parker

Stephen Stamp

Simon Turton

Dmitry Zamoryakhin

Annex B

Annex C

Post-Closing Governance

Buyer Designees:

Stephen Parker (Chairman of the Board)

Stephen Stamp

Simon Turton

Company Designees:

Deborah Rathjen

Mario Saltarelli

Committees of the Board of Directors:

Audit Committee

Simon Turton (Chair)

Stephen Parker

Deborah Rathjen

Nomination Committee

Stephen Parker (Chair)

Stephen Stamp

Simon Turton

Deborah Rathjen

Mario Saltarelli

Remuneration Committee

Deborah Rathjen (Chair)

Mario Saltarelli

Simon Turton

Officers:

Stephen Stamp, Chief Executive Officer and Chief Financial Officer

Annex C

Exhibit A

Company Arrangement Resolution

RESOLUTION OF THE SHAREHOLDERS
OF BIOASIS TECHNOLOGIES INC.
(the “Company”)

BE IT RESOLVED THAT:

(1)	The arrangement (as it may be modified or amended, the “Arrangement”) under Section 288 of the Business Corporations Act (British Columbia) (“BCBCA”) involving the Company and its securityholders, all as more particularly described and set forth in the plan of arrangement (as it may be modified or amended, the “Plan of Arrangement”) attached as Appendix [●] to the Management Information Circular of the Company dated [●] (the “Information Circular”) and all transactions contemplated thereby, are hereby authorized, approved and agreed to.

(2)	The Arrangement Agreement dated as of [●], 2022 among the Company and Midatech Pharma PLC as it may be amended from time to time (the “Arrangement Agreement”), the actions of the directors of the Company in approving the Arrangement and the Arrangement Agreement and the actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement and causing the performance by the Company of its obligations thereunder are hereby confirmed, ratified, authorized and approved.

(3)	The Company is hereby authorized to apply for a final order from the Supreme Court of British Columbia (the “Court”) to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented and as described in the Information Circular).

(4)	Notwithstanding that this resolution has been passed (and the Arrangement approved and agreed to) by securityholders of the Company or that the Arrangement has been approved by the Court, the directors of the Company are hereby authorized and empowered without further approval of any securityholders of the Company (i) to amend the Arrangement Agreement or the Plan of Arrangement or both to the extent permitted by the Arrangement Agreement or Plan of Arrangement and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement at any time prior to the Effective Time (as defined in the Arrangement Agreement).

(5)	Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute and deliver or file, including with the Registrar of Companies under the BCBCA, such documents as are necessary or desirable to give effect to the Arrangement in accordance with the Arrangement Agreement or the Plan of Arrangement, such determination to be conclusively evidenced by the execution and delivery of such documents.

(6)	Any one director or officer of the Company is hereby authorized, empowered and instructed acting for, in the name and on behalf of the Company, to execute or cause to be executed, under the seal of the Company or otherwise, and to deliver or to cause to be delivered, all such agreements, forms, notices, certificates, confirmations and other documents and to do or to cause to be done all such other acts and things as in such person’s opinion may be necessary or desirable in order to carry out the intent of the foregoing paragraphs of these resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or the doing of such acts or things.

Exhibit A

Exhibit B

Plan of Arrangement

PLAN OF ARRANGEMENT
UNDER SECTION 288 OF THE
BUSINESS CORPORATIONS ACT (British columbia)

ARTICLE 1
INTERPRETATION

1.1	In this Plan of Arrangement, any capitalized term used herein and not defined in this Section 1.1 will have the meaning ascribed thereto in the Arrangement Agreement. Unless the context otherwise requires, the following words and phrases used in this Plan of Arrangement will have the meanings hereinafter set out:

“Affected Securities” means, collectively, Company Options, Company Shares and Company Warrants;

“Affected Securityholders” means, collectively, Company Optionholders, Company Shareholders and Company Warrantholders;

“Arrangement” means the arrangement under Part 9, Division 5 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of the Arrangement Agreement or Article 7 of this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of Buyer and Company, such consent not to be unreasonably withheld, conditioned or delayed;

“Arrangement Agreement” means the Arrangement Agreement made as of December 13, 2022 between Buyer and Company, including all schedules annexed thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

“Arrangement Dissent Rights” has the meaning ascribed thereto in Section 4.1 of this Plan of Arrangement;

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in London, England, New York, New York and Vancouver, British Columbia are open for the general transaction of business;

“Buyer” means Midatech Pharma Plc, a corporation existing under the laws of England and Wales;

“Buyer ADSs” means the Buyer Ordinary Shares (which trade as ordinary shares on AIM and as American depositary shares on the NASDAQ) in the form of American depositary shares to be issued as contemplated hereunder, and each representing twenty-five (25) Buyer Ordinary Shares;.

“Buyer Ordinary Shares” means the ordinary shares, nominal value 0.1p per share, in the capital of Buyer;

“Buyer Plan” means the Midatech Pharma plc Enterprise Management Incentive Plan;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Company” means Bioasis Technologies Inc., a company existing under the laws of the Province of British Columbia;

“Company Arrangement Resolution” means the special resolution of the Affected Securityholders approving the Plan of Arrangement which is to be considered at Company Shareholders Meeting, substantially in the form of Exhibit A to the Arrangement Agreement;

“Company Options” means options to purchase Company Shares issued under the Company Option Plan;

“Company Option Plan” means the Company’s 2017 Share Option Plan;

“Company Optionholders” means, at any time, the holders of Company Options outstanding at such time and “Company Optionholder” means any one of them;

“Company Shares” means the common shares in the capital of Company (including, for greater certainty, any Company Shares issued or issuable at the Effective Time in connection with the exercise of any rights associated with the Affected Securities) issued and outstanding at such time and “Company Share” means any one of them;

“Company Shareholders” means, at any time, the holders of Company Shares issued and outstanding at such time and “Company Shareholder” means any one of them;

”Company Shareholders Meeting” means the annual and special meeting of the Affected Securityholders, including any adjournment or postponement thereof in accordance with the terms of the Arrangement Agreement, that is to be convened as provided by the Interim Order to consider, and if deemed advisable, approve, Company Arrangement Resolution, the election of directors, the appointment of auditors and for any other purpose as may be set out in Company Information Circular and agreed to by Buyer;

“Company Warrants” means the common share purchase warrants issued by the Company entitling the holders thereof to acquire Company Shares provided that, for greater certainty, “Company Warrants” shall exclude any Company Options.

“Company Warrantholders” means, at any time, the holders of the Company Warrants outstanding at such time and “Company Warrantholder” means any one of them;

“Court” means the Supreme Court of British Columbia;

“Dissenting Shareholders” means a registered Company Shareholder (other than a Supporting Company Shareholder) who exercises Arrangement Dissent Rights in respect of Company Arrangement Resolution in compliance with the dissent procedures set out in the BCBCA, as modified by this Plan of Arrangement, the Interim Order, and the Final Order, as applicable, and who has not withdrawn or been deemed to have withdrawn such exercise of Arrangement Dissent Rights;

“Effective Date” means the date designated by Buyer and Company by notice to each other in writing as the effective date of the Arrangement, after all of the conditions of the Arrangement Agreement and the Final Order have been satisfied or, to the extent permitted by applicable Legal Requirement, waived or, in the absence of such agreement, three Business Days following the satisfaction or waiver of all the conditions to Closing set forth in Article 6 of the Arrangement Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions);

“Effective Time” means 3:01 a.m. (New York City time) on the Effective Date or such other time as Company and Buyer may agree upon in writing;

“Exchange Agent” means such Person appointed by Buyer to act as exchange agent for Company Shares in accordance with the Arrangement Agreement, reasonably acceptable to Company, such acceptance not to be unreasonably withheld, conditioned or delayed;

“Exchange Consideration” means the Buyer Ordinary Shares (as represented by Buyer ADSs) to be issued from treasury in exchange for Company Shares pursuant to the Arrangement as contemplated herein;

“Exchange Ratio” means 0.9556 Buyer Ordinary Shares (represented by Buyer ADSs) for each Company Share (provided that, for greater certainty, any aggregate entitlement of a Company Securityholder to receive a fractional interest in a Buyer ADS shall be rounded down to the nearest whole number as set out in Section 5.7 of this Plan of Arrangement);

“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA, in a form acceptable to Company and Buyer, each acting reasonably, approving the Arrangement as such order may be amended by the Court (with the consent of both Company and Buyer, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both Company and Buyer, each acting reasonably) on appeal;

“holder”, when used with reference to any securities of Company, means the holder of such securities shown from time to time in the central securities register maintained by or on behalf of Company in respect of such securities, and shall include the beneficial or registered holders, as the context suggests;

“Interim Order” means the interim order of the Court contemplated by Section 2.1(a) of the Arrangement Agreement and made pursuant to Section 291 of the BCBCA, in a form acceptable to Company and Buyer, each acting reasonably, providing for, among other things, the calling and holding of Company Shareholders Meeting, as the same may be amended by the Court with the consent of Company and Buyer, such consent not to be unreasonably withheld, conditioned or delayed, provided that any such amendment is reasonably acceptable to each of Company and Buyer;

“Letter of Transmittal” means (i) the letter of transmittal as mutually agreed by each of the Exchange Agent, Buyer and Company as contemplated in the Arrangement Agreement, (ii) a customary “agent’s message” with respect to any non-certificated shares represented by book-entry in such form as may be mutually agreed by each of the Exchange Agent, or the Buyer and Company, acting reasonably, or (iii) such other form of letter of transmittal or deposit acceptable to the Exchange Agent, Buyer and Company, acting reasonably;

“Other Arranged Securities” means all Affected Securities other than Company Shares;

“Plan of Arrangement” means this plan of arrangement and any amendments, supplements, modifications or variations hereto made in accordance with this Plan of Arrangement, the applicable provisions of the Arrangement Agreement, or upon the direction of the Court in the Final Order with the consent of Company and Buyer, such consent not to be unreasonably withheld, conditioned or delayed;

“Replacement Option” has the meaning ascribed thereto in Section 3.1(c);

“Section 3(a)(10) Exemption” means the exemption from the registration requirements of the U.S. Securities Act of 1933, as amended, provided by Section 3(a)(10) thereof;

“Supporting Company Shareholder” means a Company Shareholder that executed and delivered to Buyer a transaction support agreement, substantially in the form of Exhibit D to the Arrangement Agreement; and

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time.

1.2	In this Plan of Arrangement, unless otherwise expressly stated or the context otherwise requires:

(a)	all references to Articles and Sections are to Articles and Sections of this Plan of Arrangement;

(b)	time periods within or following which any payment is to be made or act is to be done will be calculated by excluding the day on which the period commences and including the day on which the period ends. If any action under this Plan of Arrangement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter;

(c)	the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Plan of Arrangement as a whole, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Plan of Arrangement;

(d)	masculine gender shall also include the feminine and neutral genders, and vice versa;

(e)	words importing the singular shall also include the plural, and vice versa;

(f)	the word “or” is disjunctive but not necessarily exclusive;

(g)	the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”;

(h)	the word “extent” in the phrase “to the extent” means the degree of which a subject or other thing extends, and such phrase shall mean simply “if”;

(i)	all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and

(j)	all references to cash or currency in this Plan of Arrangement are to United States dollars unless otherwise indicated.

ARTICLE 2
ARRANGEMENT AGREEMENT

2.1	This Plan of Arrangement is made pursuant to and subject to the provisions of the Arrangement Agreement and constitutes an arrangement as referred to in Part 9, Division 5 of the BCBCA. If there is any inconsistency or conflict between the provisions of this Plan of Arrangement and the provisions of the Arrangement Agreement, the provisions of this Plan of Arrangement will govern.

2.2	This Plan of Arrangement and the Arrangement will become effective as at the Effective Time and will be binding without any further authorization, act or formality on the part of the Court or any Person, on the Affected Securityholders, Buyer, Company and the Exchange Agent from and after the Effective Time.

ARTICLE 3
ARRANGEMENT

3.1	Commencing at the Effective Time, the following transactions will occur and will be deemed to occur at the times and in the order set out below without any further authorization, act or formality required on the part of any Person, except as otherwise expressly provided herein:

(a)	at the Effective Time:

(i)	each Company Share held by a Company Shareholder (other than a Dissenting Shareholder) immediately prior to the Effective Time will be transferred and assigned to Buyer free and clear of all Liens without any further action by or on behalf of such Company Shareholder in consideration for the Exchange Consideration on the basis of the Exchange Ratio (provided that it shall be a condition to a Company Shareholder’s entitlement to receive the Exchange Consideration that such Company Shareholder shall have duly executed and delivered the Letter of Transmittal and all documents and instruments contemplated therein);

(ii)	each Company Shareholder (other than a Dissenting Shareholder) will cease to have any rights as a holder of Company Shares other than the right to receive (A) the consideration contemplated by Section 3.1(a)(i), and (B) any dividends and other distributions payable in respect of Company Shares as of the Effective Time, to the extent applicable, in each case less any amounts required to be withheld in accordance with Section 6.2, as applicable;

(iii)	the name of each Company Shareholder (other than a Dissenting Shareholder) will be removed as the registered holder of Company Shares from the applicable central securities register of Company maintained by or on behalf of Company; and

(iv)	Buyer will be recorded as the registered holder of Company Shares so transferred and acquired in accordance with this Section 3.1(a) and will be deemed to be the legal and beneficial owner thereof free and clear of all Liens;

(b)	one minute after the steps in Section 3.1(a):

(i)	each Company Share held by a Dissenting Shareholder will be deemed to be transferred and assigned by such Dissenting Shareholder to Company free and clear of all Liens, in accordance with, and for the consideration contemplated in, Article 4;

(ii)	each Dissenting Shareholder will cease to have any rights as a holder of Company Shares other than the right to receive (A) the consideration contemplated by Article 4, and (B) any dividends and other distributions payable in respect of Company Shares held by such Dissenting Shareholder as of the Effective Time, to the extent applicable, in each case less any amounts required to be withheld in accordance with Section 6.2, as applicable;

(iii)	each Dissenting Shareholder shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign each Company Share held by such Dissenting Shareholder; and

(iv)	the name of each Dissenting Shareholder will be removed as the registered holder of Company Shares from the applicable central securities register of Company maintained by or on behalf of Company, and such Company Share shall thereupon be cancelled;

(c)	one minute after the steps in Section 3.1(b):

(i)	each Company Option outstanding immediately prior to the Effective Time (whether vested or unvested), will be exchanged for an option issued under the Buyer Plan (the “Replacement Option”) (subject to the same term and vesting conditions, if applicable) to acquire that number of Buyer Ordinary Shares (in the form of Buyer ADSs) equal to (A) the Exchange Ratio multiplied by (B) the number of Company Shares subject to such Company Option immediately prior to the Effective Time and with an exercise price per Buyer Ordinary Share (rounded to the nearest whole cent) equal to (X) the exercise price per Company Share purchasable pursuant to such Company Option divided by (Y) the Exchange Ratio, and in a manner intended to comply with the requirements of Section 409A of the Code and subsection 7(1.4) of the Tax Act (provided that the exercise of the Replacement Options shall be conditional upon the holder of the Replacement Option executing an instrument providing the same covenants, agreements and undertakings in respect of the securities issuable on the exercise of the Replacement Options as those contained in the Letter of Transmittal, which instrument shall be in a form reasonably acceptable to Buyer). Notwithstanding the foregoing, if required to comply with subsection 7(1.4) of the Tax Act, the exercise price for each Buyer Ordinary Share under each Replacement Option will be increased such that (i) the excess (if any) of the aggregate fair market value of the Buyer Ordinary Shares underlying a holder's Replacement Option immediately following the exchange over (ii) the aggregate exercise price of such Replacement Option otherwise determined does not exceed (iii) the excess (if any) of the aggregate fair market value of the Company Shares underlying the holder's corresponding Company Option immediately before the exchange over (iv) the aggregate exercise price of such Company Option, which adjustment will be made nunc pro tunc;

(ii)	each holder of Company Options will cease to have any rights as a holder of Company Options other than the right to receive the Replacement Option;

(iii)	the name of each holder of Company Options will be removed as the registered holder of Company Options from the applicable register of Company maintained by or on behalf of Company and added as a registered holder of Replacement Options under the Buyer Plan on the applicable register of Buyer maintained by or on behalf of Buyer (subject to the condition set out in Section 3.1(c)(i)); and

(iv)	any document previously evidencing Company Options will thereafter evidence and be deemed to evidence the Replacement Options and no certificates evidencing the Replacement Options shall be required to be issued and the Replacement Options shall be governed by and be subject to the Buyer Plan, other than as amended hereby; and

(d)	one minute after the steps in Section 3.1(c):

(i)	in accordance with the terms and conditions of each Company Warrant outstanding immediately prior to the Effective Time (whether vested or unvested), upon due exercise of the Company Warrants and for the same aggregate consideration payable thereupon, the holder thereof shall be entitled to receive, in lieu of Company Shares, that number of Buyer Ordinary Shares (in the form of Buyer ADSs) which such Company Warrantholder would have been entitled to if the Company Warrant had been exercised prior to the Effective Time and such Company Share(s) had been exchanged as contemplated in Section 3.1(a) (provided that the exercise of the Company Warrants shall be conditional upon the holder of the Company Warrant executing an instrument providing the same covenants, agreements and undertakings in respect of the securities issuable on the exercise of the Company Warrants as those contained in the Letter of Transmittal, which instrument shall be in a form reasonably acceptable to Buyer);

(ii)	each holder of Company Warrants will cease to have any rights as a holder of Company Warrants to acquire Company Shares and instead will be entitled to receive the consideration contemplated by Section 3.1(d)(i) upon due exercise of such Company Warrants;

(iii)	except as otherwise provided for in this Section 3.1(d), each Company Warrant shall continue to be governed by and be subject to the terms of the certificates representing the Company Warrants; and

(iv)	the foregoing will not result in a novation of the Company Warrants or the creation of new warrants, and no holder of Company Warrants will be considered to have disposed of such warrants as a result of the foregoing for any purpose.

3.2	The Consideration payable to holders of the Affected Securities pursuant to Section 3.1 will be adjusted to reflect fully the effect of any stock split, reverse split, dividend (including any dividend or distribution of securities convertible into Company Shares), consolidation, reorganization or recapitalization with respect to Company Shares effected in accordance with the terms of the Arrangement Agreement occurring after the date of the Arrangement Agreement and prior to the Effective Time.

ARTICLE 4
RIGHTS OF DISSENT

4.1	In connection with the Arrangement, each registered Company Shareholder (other than a Supporting Company Shareholder) may exercise rights of dissent (the “Arrangement Dissent Rights”) with respect to Company Shares held by such Company Shareholder pursuant to Section 237 to 247 of the BCBCA, as modified by the Interim Order, the Final Order and this Section 4.1; provided that, notwithstanding Section 242(1)(a) of the BCBCA, the written notice of dissent to Company Arrangement Resolution referred to in such section of the BCBCA must be received by Company not later than 4:00 p.m. (Vancouver time) on the day that is two Business Days preceding Company Shareholders Meeting.

4.2	Dissenting Shareholders who duly exercise their Arrangement Dissent Rights and are ultimately entitled to be paid by Company the fair value for their Company Shares (1) shall be deemed to not to have participated in the transactions in Article 3 (other than Section 3.1(b)); (2) shall be deemed to have transferred and assigned such Company Shares held by them in respect of which Arrangement Dissent Rights have been validly exercised to Company, free and clear of all Liens, in accordance with Section 3.1(b); (3) will be entitled to be paid the fair value of such Company Shares by Company, which fair value, notwithstanding anything to the contrary contained in the BCBCA, shall be determined as of the close of business on the day before Company Arrangement Resolution was adopted at Company Shareholders Meeting; and (4) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such Dissenting Shareholders not exercised their Arrangement Dissent Rights in respect of such Company Shares.

4.3	Dissenting Shareholders who are ultimately not entitled, for any reason, to be paid by Company the fair value for their Company Shares, shall be deemed to have participated in the Arrangement in respect of those Company Shares on the same basis as a non-Dissenting Shareholder, and shall be entitled to receive their portion of the Exchange Consideration from Buyer in the same manner as such a non-Dissenting Shareholder, provided such Dissenting Shareholders comply with Article 5 of this Plan of Arrangement.

4.4	In no case shall Buyer, Company, the Exchange Agent or any other Person be required to recognize a Dissenting Shareholder as a holder of Company Shares or any interest therein (other than the rights set out in this Article 4) at or after the Effective Time and the name of each such Dissenting Shareholder shall be removed as the registered holder of such Company Shares from the applicable securities register of Company maintained by or on behalf of Company as at the Effective Time, as provided in Section 3.1(b)(iv).

4.5	For greater certainty, in addition to any other restrictions in the Interim Order and Final Order, no Person shall be entitled to exercise Arrangement Dissent Rights with respect to Company Shares in respect of which a Person has voted in person or has instructed a proxyholder to vote in favour of Company Arrangement Resolution at Company Shareholders Meeting.

4.6	No Arrangement Dissent Rights shall be available to Company Optionholders or Company Warrantholders in connection with the Arrangement.

ARTICLE 5
CERTIFICATES AND PAYMENTS

5.1	Prior to the Effective Time, Buyer will deposit or cause to be deposited with the Exchange Agent, for the benefit of and to be held on behalf of Company Shareholders entitled to receive the Exchange Consideration in accordance with Section 3.1(a)(i), evidence of the Exchange Consideration in the book-entry form.

5.2	Following the deposit with the Exchange Agent of the Exchange Consideration in accordance with Section 5.1, Buyer will be fully and completely discharged from its obligation to pay the Exchange Consideration to Company Shareholders pursuant to Section 3.1(a)(i), and the rights of such holders will be limited to receiving, from the Exchange Agent, the Buyer Ordinary Shares (in the form of Buyer ADSs) to which they are entitled in accordance with this Plan of Arrangement. After the Effective Time and until surrendered for cancellation as contemplated by this Article 5, each certificate that immediately prior to the Effective Time represented one or more Company Shares shall be deemed at all times to represent only the right to receive in exchange therefor the Exchange Consideration in book-entry form, that the holder of such certificate is entitled to receive in accordance with Section 3.1(a)(i).

5.3	Until such time as a Company Shareholder deposits with the Exchange Agent a duly completed Letter of Transmittal, and such documents, certificates and instruments contemplated by the Letter of Transmittal, and such other documents and instruments as the Exchange Agent or Buyer reasonably requires, the payment or delivery to which such Company Shareholder is entitled will, in each case, be delivered or paid to the Exchange Agent to be held as agent on behalf of and for the benefit of such Company Shareholder for delivery to such Company Shareholder, without interest and subject to any withholding described in Section 6.2, if any, upon delivery of the Letter of Transmittal, and such documents, certificates and instruments contemplated by the Letter of Transmittal, and such other documents, certificates and instruments as the Exchange Agent or Buyer reasonably requires.

5.4	Upon surrender to the Exchange Agent for cancellation of a certificate (or affidavit of loss in lieu thereof in the form required by Buyer and the Exchange Agent) that immediately prior to the Effective Time represented one or more Company Shares, or in the case of Company Shares held in the book-entry form, a properly completed and duly executed Letter of Transmittal, and such additional documents, certificates and instruments as the Buyer, Company and the Exchange Agent may reasonably require, the holder of such surrendered certificate (or affidavit of loss in lieu thereof), or the deliverer of such Letter of Transmittal, as applicable, will be entitled to receive, and the Exchange Agent will, as promptly as practicable after the Effective Time, deliver to such holder, evidence of the Exchange Consideration, in book entry form, to which such holder is entitled under the Arrangement, and any certificate so surrendered will forthwith be cancelled.

5.5	If any portion of the Exchange Consideration is to be issued to a Person other than Company Shareholder in whose name the surrendered certificate or the transferred Company Share in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of the Exchange Consideration that (i) either such certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such certificate or Company Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

5.6	Any portion of the aggregate Exchange Consideration that remains unclaimed by Company Shareholders six (6) years following the Effective Time shall be delivered to Buyer or as otherwise instructed by Buyer, and any right or claim to payment under the Plan of Arrangement that remains outstanding six (6) years following the Effective Date shall cease to represent a right or claim of any kind or nature and the right of Company Shareholders to receive the applicable portion of the aggregate Exchange Consideration in accordance with the Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to Buyer, for no consideration.

5.7	In no event will any Person be entitled to a fractional Buyer Ordinary Share (as represented by Buyer ADSs) or a fractional interest in a Buyer ADS. Where the aggregate number of Buyer Ordinary Shares (or Buyer ADSs) to be issued to a Person pursuant to or as contemplated in this Plan of Arrangement, including upon exercise of Replacement Options and Company Warrants, would result in a fraction of a Buyer Ordinary Shares or Buyer ADS being issuable, the number of Buyer Ordinary Shares or Buyer ADSs to be received by such Person will be rounded down to the nearest whole number, without any compensation therefor.

5.8	No dividend or other distribution declared or made after the Effective Time with respect to the Exchange Consideration with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding Company Shares unless and until the holder of such certificate shall have complied with the provisions of Article 5. Subject to applicable law and to Section 6.2, at the time of such compliance, there shall, in addition to the delivery of evidence of the portion of the Exchange Consideration to which such holder is entitled under the Arrangement, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such Exchange Consideration.

ARTICLE 6
EFFECT OF THE ARRANGEMENT; WITHHOLDINGS

6.1	From and after the Effective Time: (a) this Plan of Arrangement will take precedence and priority over any and all Affected Securities issued prior to the Effective Time, (b) the rights and obligations of the Affected Securityholders, Company, Buyer, the Exchange Agent and any transfer agent or other exchange agent therefor in relation thereto, will be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Affected Securities will be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

6.2	Buyer, Company and the Exchange Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) with respect to any consideration payable pursuant to, or in connection with, this Plan of Arrangement such amounts as are required to be deducted and withheld under applicable Tax Law. Any amounts so withheld shall be remitted to the applicable Governmental Body, and shall be treated for all purposes of this Plan of Arrangement as having been paid to the Person in respect of which such deduction and withholding was made provided that such amounts are remitted to the appropriate Governmental Body. Each of Buyer and the Exchange Agent, as applicable, is hereby authorized to sell or otherwise dispose of, on behalf of such Person, such portion of the Exchange Consideration as is necessary to provide sufficient funds to Buyer or the Exchange Agent, as the case may be, to enable it to comply with such deduction and withholding requirement and Buyer or the Exchange Agent shall use commercially reasonable efforts to notify such Person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate Governmental Body and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to such Person. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

ARTICLE 7
AMENDMENTS

7.1	Company and Buyer may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by Company and Buyer, each acting reasonably, (iii) be filed with the Court and, if made following Company Shareholders Meeting, approved by the Court, and (iv) be communicated to the Affected Securityholders if and as required by the Court.

7.2	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Company or Buyer at any time prior to Company Shareholders Meeting (provided that the other Party will have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at Company Shareholders Meeting (other than as may be required under the Interim Order), will become part of this Plan of Arrangement for all purposes.

7.3	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following Company Shareholders Meeting will be effective only if (i) it is consented to in writing by each of Company and Buyer (in each case, acting reasonably) and (ii) if required by the Court, it is consented to by some or all of Company Shareholders voting in the manner directed by the Court.

7.4	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Time by Buyer, provided that it concerns a matter which, in the reasonable opinion of Buyer, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement.

ARTICLE 8
FURTHER ASSURANCES

8.1	Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement will make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

ARTICLE 9
U.S. SECURITIES LAW MATTERS

9.1	Notwithstanding any provision herein to the contrary, the Company and Buyer each agree that Plan of Arrangement will be carried out with the intention that that they will use their commercially reasonable efforts to ensure that all Exchange Consideration and Replacement Options to be issued to Company Shareholders and Company Optionholders, as applicable, in exchange for their Affected Securities pursuant to this Plan of Arrangement, as applicable, will be issued and exchanged in reliance on the Section 3(a)(10) Exemption and similar exemptions under applicable state securities laws, and pursuant to the terms, conditions and procedures set forth in the Arrangement Agreement and this Plan of Arrangement.

Exhibit B

Exhibit C

Form of Securities Purchase Agreement

Exhibit C

Exhibit D

Form of Company Transaction Support Agreement

Exhibit D

Exhibit E

Form of Buyer Transaction Support Agreement

Exhibit E

Exhibit F

Form of Loan Note

Exhibit F

Exhibit G

Form of Voting Intention Agreement

Date:

The Directors Midatech Pharma PLC (the “Company”) 1 Caspian Point Caspian Way Cardiff Wales CF10 4DQ

Dear Sirs:

Proposed Acquisition of Bioasis Technologies Inc. by the Company

We, [●], refer to the circular (the "Circular") (the latest draft of which is appended in the schedule to this letter) proposed to be posted by the Company to its shareholders, including a notice to convene a general meeting of the Company, in connection with, among other things, the acquisition by the Company of the entire issued, and to be issued, share capital of Bioasis Technologies Inc., a corporation existing under the laws of British Columbia, Canada, and having its registered office at [●] (the "Acquisition"), and the other related matters described therein.

We are the [●] holding [●] ordinary shares of £0.001 each in the capital of the Company (the "Shares") and have full power and authority to sign this letter and vote the Shares in respect of the Acquisition as set out below.

We confirm that it is our current intention at the General Meeting (or at any adjournment thereof) to cast or procure that all the votes attaching to the Shares are cast in favour of the Resolutions; in favour of any other resolutions as are necessary to approve the Acquisition and the other matters referred to in the Circular; against any resolution or proposal to adjourn the General Meeting (unless the Company proposes such adjournment to the General Meeting); and against any resolution or proposal to amend the Resolutions (other than to rectify any error contained in the Resolutions on the proposal of the Company).

Nothing in this letter shall restrict our ability to change our intention with respect to the Shares or to dispose of the Shares in any manner in our absolute discretion.

We consent to the inclusion of references to us and details of this letter in the Circular

This letter is not legally binding and creates no legally enforceable rights or obligations on any party.

The terms of this letter and any dispute or claim arising out of, or in connection with, it, its subject matter or formation (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, the laws of England and Wales.

Yours faithfully

For an on behalf of

[●]

……………………………………….

Authorised Signatory

……………………………………….

Exhibit G

Exhibit 10.2

TRANSACTION SUPPORT AGREEMENT

THIS TRANSACTION SUPPORT AGREEMENT (this “Agreement”), dated __________, 2022, is by and between Bioasis Technologies Inc., a corporation existing under the laws of British Columbia, Canada (the “Company”), and the undersigned securityholder (the “Securityholder”) of Midatech Pharma plc, a public limited company organized under the laws of England and Wales (“Buyer”).

WHEREAS, the Company and Buyer intend to enter into an Arrangement Agreement of even date herewith (the “Arrangement Agreement”), which provides for, among other things, (i) Buyer will acquire all of the issued and outstanding common stock of the Company in exchange for ordinary shares, nominal value 0.1p, of Buyer (“Buyer Ordinary Shares”) in the form of Buyer ADSs by means of a statutory plan of arrangement (the “Arrangement”) under Part 9, Division 5 of the Business Corporations Act (British Columbia), and (ii) the Company will become a wholly owned Subsidiary of Buyer, on the terms and subject to the conditions set forth therein;

WHEREAS, the Securityholder is the holder of record and beneficial owner (for this and other terms of correlative meaning used throughout this Agreement, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the Buyer Ordinary Shares and/or the options to purchase Buyer Ordinary Shares (the “Buyer Options”) as is indicated on Securityholder’s signature page hereto;

WHEREAS, as a condition to its willingness to enter into the Arrangement Agreement, the Company has required that Securityholder enter into and deliver this Transaction Support Agreement;

WHEREAS, approval by the shareholders of Buyer of the Buyer Shareholder Approval Matters is a condition precedent to the consummation of the Arrangement and transactions contemplated by the Arrangement Agreement;

WHEREAS, the Buyer Board has unanimously (a) approved this Agreement, the Ancillary Documents to which Buyer is or will be a party and the transactions contemplated hereby and thereby (including the Transactions to which it is a party) and (b) determined to recommend, upon the terms and subject to the conditions set forth in the Arrangement Agreement, that the holders of Buyer Ordinary Shares approve the Buyer Shareholder Approval Matters; and

WHEREAS, this Agreement sets out the terms and conditions of the agreement of the Securityholder to abide by the covenants in respect of the Buyer Securities (as defined herein) and the other restrictions and covenants set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Arrangement Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Certain Definitions. For purposes of this Agreement:

(a)  “Buyer Securities” means the Buyer Shares and the Buyer Options.

(b)  “Buyer Shares” means the Buyer Ordinary Shares listed on the Securityholder’s signature page hereto and any Buyer Ordinary Shares acquired beneficially or of record by the Securityholder subsequent to the date hereof, and includes all securities which may be converted into, exchanged for or otherwise changed into, including, for the avoidance of doubt, any Buyer Ordinary Shares issuable upon the exercise of Buyer Options.

(c)  “Encumbrances” or “Encumbers” means, with respect to any security, any and all liens, claims, security interests, proxies, voting trusts or agreements, restrictions or any other encumbrances whatsoever on the title, transfer or exercise of any voting rights or other rights as a holder of such security.

(d)  The Securityholder shall be deemed to “Own” or to have acquired “Ownership” of a security if the Securityholder (i) is the record holder of such security or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security; provided, however, that the Securityholder shall not be deemed to “Own” or to have acquired “Ownership” of any security issuable pursuant to a Buyer Option until the actual issuance of such securities (for purposes of clarity, the Securityholder shall, however, be deemed to “Own” such Buyer Option.

(e)  The Securityholder shall be deemed to “Transfer” a security if (i) the Securityholder transfers, assigns, sells, gift-overs, pledges, Encumbers or otherwise disposes (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of such security or any interest in such security, (ii) the Securityholder grants any option for such security or for any interest in such security, (iii) the Securityholders enters into any agreement or commitment providing for the transfer, assignment, sale, gift-over, pledge, encumbrance of, grant of an option with respect to, or disposition of any interest in such security, or (iii) the Securityholder consents to any of the foregoing.

Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Arrangement Agreement.

Section 2. Representations and Warranties of the Securityholder. The Securityholder hereby represents and warrants to the Company as follows:

(a)    The Securityholder, if not an individual, is a corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Legal Requirements of its jurisdiction of formation or organization (as applicable). The Securityholder, if an individual, has the legal capacity to enter into and perform his or her obligations under this Agreement.

(b)    Securityholder is the sole Owner of the Buyer Securities indicated on the Securityholder’s signature page hereto, which are free and clear of any liens, adverse claims, charges or other Encumbrances (except as such Encumbrances arising under securities laws or for such liens, adverse claims, charges or other encumbrances as would not prohibit Securityholder’s compliance with its obligations pursuant to this Agreement or for such Buyer Securities held in prime brokerage accounts or any Encumbrances created under any Company Plans or related agreement), such Encumbrances being the “Permitted Encumbrances”). Securityholder does not beneficially own any securities of Buyer other than the Buyer Securities indicated on Securityholder’s signature page hereto. Securityholder has full power and authority to make, enter into and carry out the terms and conditions under this Agreement. The execution and delivery of this Agreement by Securityholder do not, and Securityholder’s performance of its obligations under this Agreement will not: (i) conflict with or violate or require the consent, approval or notice under any Legal Requirement, order, decree or judgment applicable to Securityholder or to the Buyer Securities; or (ii) result in any breach of or constitute a default (with notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on, any of the Buyer Securities pursuant to any agreement to which Securityholder is a party or by which Securityholder is bound or affected, except in each case as would not prohibit Securityholder’s compliance with its obligations pursuant to this Agreement.

(c)    The Securityholder, if not an individual, has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. This Agreement has been duly authorized by all necessary corporate action on the part of the Securityholder.  This Agreement has been executed and delivered by the Securityholder, and, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of the Securityholder enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Legal Requirements relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(d)    Except as contemplated by the Governing Documents of Buyer, no Person has any contractual right or privilege for the purchase or acquisition from the Securityholder of any of the Buyer Securities or for the right to vote any of the Buyer Securities.

(e)    There is no action, proceeding or investigation pending or, to the Securityholder’s knowledge, threatened against the Securityholder that questions the validity of this Agreement or any action taken or to be taken by the Securityholder in connection with this Agreement.

Section 3. Representations and Warranties of the Company. The Company hereby represents and warrants to the Securityholder as follows:

(a)    The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. The Company has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

(b)    This Agreement has been duly authorized, executed and delivered by the Company, and, assuming due authorization, execution and delivery by the Securityholder, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Legal Requirements relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(c)     The execution and delivery of this Agreement and the performance by the Company of its obligation hereunder will not (i) result in a violation of, a default under or conflict with (A) the organizational documents of the Company or (B) any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Company is a party or by which the Company or its assets are bound or (ii) violate, or require any consent, approval, or notice under any judgment, order, decree, statute, law, rule or regulation applicable to the Company.

Section 4. Transfer of the Buyer Securities. Prior to the termination of this Agreement, the Securityholder shall not: (a) Transfer any of the Buyer Securities (except as may be specifically required by court order); (b) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Buyer Securities; (c) deposit any of the Buyer Securities into a voting trust or enter into a voting agreement or arrangement with respect to any of the Buyer Securities; (d) create or permit to exist any Encumbrance with respect to the Buyer Securities other than Permitted Encumbrances; or (e) take any other action that would in any way restrict, limit or interfere with the performance of such Securityholder’s obligations hereunder or the transactions contemplated hereby or by the Arrangement Agreement. Notwithstanding anything to the contrary set forth in this Agreement, Securityholder may Transfer any or all of the Buyer Securities to any (i) Person, if (A) such Person, prior to or concurrently with such Transfer, shall have executed a voting undertaking (in a form and substance reasonably satisfactory to the Company) on the same terms and conditions of this Agreement to which Company is a beneficiary with respect to such Buyer Securities and (B) the Securityholder shall continue to be jointly and severally liable for any breach of such voting undertaking by such other Person, and (ii) Affiliate of the Securityholder, if (A) upon such Transfer the Securityholder will continue to be the beneficial owner of such Buyer Securities, and (B) the Securityholder will continue to have the right to control the vote of the Buyer Securities in accordance with this Agreement.

Section 5. Covenant to Vote. The Securityholder hereby irrevocably and unconditionally covenants, undertakes and agrees, from time to time, until the earlier of (i) the Effective Time, and (ii) the termination of this Agreement in accordance with Section 11 hereof, other than with respect to a Takeover Offer:

(a)    to cause to be counted as present for purposes of establishing quorum all the Buyer Securities, at any meeting of any of the securityholders of Buyer at which the Securityholder is entitled to vote, including the Buyer Shareholders’ Meeting, or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the transactions contemplated by the Arrangement Agreement is sought, or in any action by written consent of any of the securityholders of Buyer, and to vote or cause to be voted (in person, by proxy, by action by written consent, as applicable, or as otherwise may be required or permitted under the articles of the Buyer or the terms of the applicable security) all the Buyer Securities, in favour of the approval, consent, ratification and adoption of the Buyer Shareholder Approval Matters;

(b)     to cause to be counted as present for purposes of establishing quorum all the Buyer Securities, at any meeting of any of the securityholders of Buyer at which the Securityholder is entitled to vote, or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval, with respect to matters contemplated by clause (A), clause (B) or clause (C) of this Section 5(b), is sought, or in any action by written consent of any of the securityholders of Buyer, and to vote or cause to be voted (in person, by proxy or by action by written consent, as applicable, or as otherwise may be required or permitted under the articles of Buyer or the terms of the applicable security) all the Buyer Securities, in opposition to: (A) any Acquisition Proposal; (B) any other matter, action or proposal which would reasonably be expected to result in a breach of any representation, warranty, covenant or other obligation of Buyer under the Arrangement Agreement if such matter, action or proposal requires securityholder approval and is communicated as being such a breach in a notice in writing delivered by the Company to the Securityholder; and (C) or any other proposed action, transaction or agreement by or involving Buyer or any of its Affiliates or the Securityholder or any other Person in a manner which could reasonably be expected to prevent, hinder or delay the successful completion of the Arrangement;

(c)     to execute and deliver all related documentation and take such other actions in support of the Arrangement and the Transactions contemplated by the Arrangement Agreement as shall reasonably be requested by the Company or Buyer to consummate the Transactions;

(d)     to not withdraw, amend, modify or qualify, or publicly propose or state an intention to withdraw, amend, modify or qualify support for the transactions contemplated by the Arrangement Agreement;

(e)     that the Securityholder hereby revokes any and all previous proxies granted or voting instruction forms or other agreement or documents that conflict, or are inconsistent, with the matters set forth in this Agreement;

(f)      to not take any other action of any kind, directly or indirectly, which would make any representation or warranty of the Securityholder set forth in this Agreement untrue or incorrect in any material respect or might reasonably be regarded, individually or in the aggregate, as likely to reduce the success of, or delay or interfere with, the completion of the Transactions contemplated by the Arrangement Agreement;

(g)     the Securityholder shall be bound by and subject to Section 5.4 (Confidentiality and Access to Information) and Section 5.6(a) (Public Announcements) of the Arrangement Agreement to the same extent that Section 5.4 (Confidentiality and Access to Information) and 5.6(a) (Public Announcements) of the Arrangement Agreement apply to Buyer, mutatis mutandis, as if the Securityholder is directly party thereto; provided that, notwithstanding anything in this Agreement to the contrary, any breach by Buyer of its obligations under the Arrangement Agreement shall not be considered a breach of this Section 5(g); and

(h)     the Securityholder hereby grants an irrevocable power of attorney and hereby irrevocably constitutes and appoints the Company, or any individual designated by the Company, as attorney in fact (which appointment is coupled with an interest), with full power of substitution in favour of the Company, to take all such actions and execute and deliver such documents, instruments or agreements as are necessary to give effect to the covenants set forth in this Agreement.

Notwithstanding anything in this Agreement to the contrary, nothing herein will be construed to limit or affect any action or inaction by the Securityholder or any representative of the Securityholder serving as a member of the Buyer Board or as an officer, employee or fiduciary of Buyer or any of its Subsidiaries, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Buyer or Subsidiary, including with respect to a Takeover Offer.

Except as contemplated by this Agreement, the Securityholder has not (x) entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust or other arrangement or agreement with respect to the Buyer Securities that would prohibit, undermine, limit or otherwise adversely affect its compliance with its obligations pursuant to this Agreement, or (y) granted, and shall not grant at any time while this Agreement remains in effect, a proxy or power of attorney with respect to the Buyer Securities, in either case, which is inconsistent with its obligations pursuant to this Agreement.

Section 6. Capacity as Securityholder. The parties agree and acknowledge that Securityholder is signing this Agreement solely in Securityholder’s capacity as an Owner of the Buyer Securities. Nothing in this Agreement shall limit or affect any actions taken by Securityholder in his or her capacity as a director or officer of Buyer, to the extent this Agreement could be construed to restrict the exercise by Securityholder of his or her fiduciary duties in such capacity.

Section 7. No Solicitation. The Securityholder shall not take any action, as a securityholder of Buyer, that Buyer is prohibited from taking pursuant to Section 5.9 of the Arrangement Agreement, in each case with the limitations and exceptions of such provisions that are applicable to Buyer or the Buyer Board being similarly applicable to such Securityholder.

Section 8. Acquisition of Additional Subject Securities. The Securityholder agrees, while this Agreement is in effect, to promptly notify the Company of the number of any additional Buyer Securities of which the Securityholder acquires Ownership, if any, after the date hereof. Any such Buyer Securities shall be subject to the terms of this Agreement as though Owned by the Securityholder on the date hereof.

Section 9. Buyer Circular. The Securityholder irrevocably and unconditionally consents to the details of this Agreement being set out in the Buyer Circular to be prepared in connection with the Buyer Shareholders’ Meeting or any other document required by applicable Legal Requirements and for the form of this Agreement to be filed with the SEC, on SEDAR and/or with any other Governmental Body, in connection with the Transactions.

Section 10. Further Assurances. The Securityholder shall, upon request of the Company, execute and deliver any additional documents and take such further actions as may reasonably be deemed by the Company to be necessary or desirable to carry out the provisions hereof. Without limiting the generality or effect of the foregoing or any other obligation of Securityholder hereunder, Securityholder hereby authorizes the Company to deliver a copy of this Agreement to Buyer and hereby agrees that Buyer may rely upon such delivery as conclusively evidencing the agreements and understandings set forth herein.

Section 11. Termination. This Agreement, and all rights and obligations of the parties hereunder shall terminate on the earlier of: (a) the date the Arrangement Agreement is terminated in accordance with its terms; (b) the delivery of written notice of termination hereof by the Company; or (c) the Effective Time; provided, however, that (i) nothing herein shall relieve any party from liability for any breach hereof and (ii) this Section 11, Section 6, Section 12 and Section 14 shall survive any termination of this Agreement.

Section 12. Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

Section 13. Stop Transfer Order; Legend. In furtherance of this Agreement, concurrently herewith, the Securityholder hereby authorizes Buyer to notify Buyer’s transfer agent that there is a stop transfer order with respect to the Buyer Securities (and that this Agreement places limits on the voting and transfer of such Buyer Securities), and, if so requested by the Company, the Securityholder agrees that the Buyer Securities shall bear a legend stating they are subject to this Agreement.

Section 14. Miscellaneous.

(a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail (having not obtained a message regarding the failure of electronic delivery thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows (provided that mail shall not be used if there is an actual or threatened postal disruption in the place from which the communication is mailed or the destination of such communication):

If to the Securityholder, at the address set forth on their signature page hereto.

If to the Company, to:

Bioasis Technologies Inc.

157 Church Street

19th Floor

New Haven, Connecticut 06510

Attention: Chief Executive Officer

E-mail: Deborah@bioasis.us

with a copy (which shall not constitute notice) to:

Goodmans LLP

333 Bay Street

Suite 3400

Toronto, Ontario, Canada M5H 2S7

Attention: Michael Partridge

E-mail: mpartridge@goodmans.ca

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

(b)    Governing Law; Venue; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of England and Wales, without giving effect to the principles of conflicts of law thereof.

(c)     Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction relating to this Agreement as provided in Section 14(e) hereof without the necessity of demonstrating damages or posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.

(d)    Incorporation by Reference. Section 8.1 (Non-Survival), 8.2 (Entire Agreement; Assignment), 8.3 (Amendment), 8.6 (Constructions; Interpretation), 8.9 (Severability), 8.10 (Counterparts; Electronic Signatures), Section 8.12 (Extension; Waiver), 8.13 (Waiver of Jury Trial), and 8.15 (Submission to Jurisdiction) of the Arrangement Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

(e)     Independent Legal Advice. The Securityholder acknowledges that (i) the Securityholder has read this Agreement in its entirety, understands this Agreement and agrees to be bound by its terms and conditions; (ii) the Securityholder has been advised to seek independent legal advice with respect to the execution and delivery of this Agreement and has received such advice or has elected to waive the benefit of any such advice; and (iii) the Securityholder is entering into this Agreement voluntarily.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Securityholder have caused this Agreement to be duly executed and delivered as of the date first written above.

SECURITYHOLDER:

[Name]

By:

Name:

Title:

Address:

Email:

Buyer Securities Owned:

__________ shares of Buyer Ordinary Shares

__________ Buyer Options exercisable for ______ Buyer Ordinary Shares

IN WITNESS WHEREOF, the Company and the Securityholder have caused this Agreement to be duly executed and delivered as of the date first written above.

BIOASIS TECHNOLOGIES INC.:

Name:
Title:

Exhibit 10.3

TRANSACTION SUPPORT AGREEMENT

THIS TRANSACTION SUPPORT AGREEMENT (this “Agreement”), dated __________, 2022, is by and between Midatech Pharma plc, a public limited company organized under the laws of England and Wales (“Buyer”), and the undersigned securityholder (the “Securityholder”) of Bioasis Technologies Inc., a corporation existing under the laws of British Columbia, Canada (the “Company”).

WHEREAS, the Company and Buyer intend to enter into an Arrangement Agreement of even date herewith (the “Arrangement Agreement”), which provides for, among other things, (i) Buyer will acquire all of the issued and outstanding Company Shares (as defined herein) from the shareholders of the Company (the “Company Shareholders”) in exchange for Buyer Ordinary Shares (in the form of Buyer ADSs) by means of a statutory plan of arrangement (the “Arrangement”) under Part 9, Division 5 of the Business Corporations Act (British Columbia), and (ii) the Company will become a wholly owned Subsidiary of Buyer, on the terms and subject to the conditions set forth therein;

WHEREAS, the Securityholder is the holder of record and beneficial owner (for this and other terms of correlative meaning used throughout this Agreement, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the common shares in the capital of the Company (the “Company Common Shares”) and/or the options to purchase Company Common Shares (the “Company Options”) and/or warrants exercisable to purchase Company Common Shares (the “Company Warrant”) as is indicated on Securityholder’s signature page hereto, which will be subject to the Arrangement in accordance with the Arrangement Agreement;

WHEREAS, as a condition to its willingness to enter into the Arrangement Agreement, Buyer has required that Securityholder enter into and deliver this Transaction Support Agreement;

WHEREAS, in order for the Securityholder to realize the benefits that will accrue in connection with the consummation of the Arrangement, the Securityholder desires to enter into this Agreement to provide its, his or her support for completion of the Arrangement on the terms and conditions set forth herein;

WHEREAS, the Company Board has unanimously (a) determined that the transactions contemplated by the Arrangement Agreement and the Ancillary Documents are in the best interests of the Company and fair to the Company Shareholders, (b) approved the Arrangement Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby and (c) determined to recommend, among other things, that the holders of the Company Securities vote in favor of the Arrangement; and

WHEREAS, this Agreement sets out the terms and conditions of the agreement of the Securityholder to abide by the covenants in respect of the Company Securities (as defined herein) and the other restrictions and covenants set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Arrangement Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Certain Definitions. For purposes of this Agreement:

(a)        “Company Securities” means the Company Shares, the Company Options, and the Company Warrants.

(b)       “Company Shares” means the Company Common Shares listed on the Securityholder’s signature page hereto and any Company Common Shares acquired beneficially or of record by the Securityholder subsequent to the date hereof, and includes all securities which may be converted into, exchanged for or otherwise changed into, including, for the avoidance of doubt, any Company Common Shares issuable upon the exercise of Company Options or Company Warrants.

(c)       “Encumbrances” or “Encumbers” means, with respect to any security, any and all liens, claims, security interests, proxies, voting trusts or agreements, restrictions or any other encumbrances whatsoever on the title, transfer or exercise of any voting rights or other rights as a holder of such security.

(d)       The Securityholder shall be deemed to “Own” or to have acquired “Ownership” of a security if the Securityholder (i) is the record holder of such security or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security; provided, however, that the Securityholder shall not be deemed to “Own” or to have acquired “Ownership” of any security issuable pursuant to a Company Option or Company Warrant until the actual issuance of such securities (for purposes of clarity, the Securityholder shall, however, be deemed to “Own” such Company Option or Company Warrant.

(e)        The Securityholder shall be deemed to “Transfer” a security if (i) the Securityholder transfers, assigns, sells, gift-overs, pledges, Encumbers or otherwise disposes (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of such security or any interest in such security, (ii) the Securityholder grants any option for such security or for any interest in such security, (iii) the Securityholders enters into any agreement or commitment providing for the transfer, assignment, sale, gift-over, pledge, encumbrance of, grant of an option with respect to, or disposition of any interest in such security, or (iii) the Securityholder consents to any of the foregoing.

Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Arrangement Agreement.

Section 2. Representations and Warranties of the Securityholder. The Securityholder hereby represents and warrants to Buyer as follows:

(a)       The Securityholder, if not an individual, is a corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Legal Requirements of its jurisdiction of formation or organization (as applicable). The Securityholder, if an individual, has the legal capacity to enter into and perform his or her obligations under this Agreement.

(b)       Securityholder is the sole Owner of the Company Securities indicated on the Securityholder’s signature page hereto, which are free and clear of any liens, adverse claims, charges or other Encumbrances (except as such Encumbrances arising under securities laws or for such liens, adverse claims, charges or other encumbrances as would not prohibit Securityholder’s compliance with its obligations pursuant to this Agreement or for such Company Securities held in prime brokerage accounts or any Encumbrances created under any Company Plans or related agreement), such Encumbrances being the “Permitted Encumbrances”). Securityholder does not beneficially own any securities of the Company other than the Company Securities indicated on Securityholder’s signature page hereto. Securityholder has full power and authority to make, enter into and carry out the terms and conditions under this Agreement. The execution and delivery of this Agreement by Securityholder do not, and Securityholder’s performance of its obligations under this Agreement will not: (i) conflict with or violate or require the consent, approval or notice under any Legal Requirement, order, decree or judgment applicable to Securityholder or to the Company Securities; or (ii) result in any breach of or constitute a default (with notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on, any of the Company Securities pursuant to any agreement to which Securityholder is a party or by which Securityholder is bound or affected, except in each case as would not prohibit Securityholder’s compliance with its obligations pursuant to this Agreement.

(c)       The Securityholder, if not an individual, has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. This Agreement has been duly authorized by all necessary corporate action on the part of the Securityholder.  This Agreement has been executed and delivered by the Securityholder, and, assuming due authorization, execution and delivery by Buyer, constitutes a valid and binding obligation of the Securityholder enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Legal Requirements relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(d)       Except as contemplated by the Arrangement Agreement or the Governing Documents of the Company, no Person has any contractual right or privilege for the purchase or acquisition from the Securityholder of any of the Company Securities or for the right to vote any of the Company Securities.

(e)       There is no action, proceeding or investigation pending or, to the Securityholder’s knowledge, threatened against the Securityholder that questions the validity of this Agreement or any action taken or to be taken by the Securityholder in connection with this Agreement.

Section 3. Representations and Warranties of Buyer. Buyer hereby represents and warrants to the Securityholder as follows:

(a)       Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Buyer has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. Buyer has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

(b)       This Agreement has been duly authorized, executed and delivered by Buyer, and, assuming due authorization, execution and delivery by the Securityholder, constitutes a valid and binding obligation of Buyer enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Legal Requirements relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(c)       The execution and delivery of this Agreement and the performance by Buyer of its obligation hereunder will not (i) result in a violation of, a default under or conflict with (A) the organizational documents of Buyer or (B) any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Buyer is a party or by which Buyer or its assets are bound or (ii) violate, or require any consent, approval, or notice under any judgment, order, decree, statute, law, rule or regulation applicable to Buyer.

Section 4. Transfer of the Company Securities. Prior to the termination of this Agreement, the Securityholder shall not: (a) Transfer any of the Company Securities (except as may be specifically required by court order); (b) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Company Securities; (c) deposit any of the Company Securities into a voting trust or enter into a voting agreement or arrangement with respect to any of the Company Securities; (d) create or permit to exist any Encumbrance with respect to the Subject Securities other than Permitted Encumbrances; or (e) take any other action that would in any way restrict, limit or interfere with the performance of such Securityholder’s obligations hereunder or the transactions contemplated hereby or by the Arrangement Agreement. Notwithstanding anything to the contrary set forth in this Agreement, Securityholder may Transfer any or all of the Company Securities to any (i) Person, if (A) such Person, prior to or concurrently with such Transfer, shall have executed a voting undertaking (in a form and substance reasonably satisfactory to the Buyer) on the same terms and conditions of this Agreement to which Buyer is a beneficiary with respect to such Company Securities and (B) the Securityholder shall continue to be jointly and severally liable for any breach of such voting undertaking by such other Person, and (ii) Affiliate of the Securityholder, if (A) upon such Transfer the Securityholder will continue to be the beneficial owner of such Subject Securities, and (B) the Securityholder will continue to have the right to control the vote of the Company Securities in accordance with this Agreement.

Section 5. Covenant to Vote. The Securityholder hereby irrevocably and unconditionally covenants, undertakes and agrees, from time to time, until the earlier of (i) the Effective Time, and (ii) the termination of this Agreement in accordance with Section 11 hereof:

(a)       to cause to be counted as present for purposes of establishing quorum all the Company Securities, at any meeting of any of the securityholders of the Company at which the Securityholder is entitled to vote, including the Company Shareholders Meeting, or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the transactions contemplated by the Arrangement Agreement is sought, or in any action by written consent of any of the securityholders of the Company, and to vote or cause to be voted (in person, by proxy, by action by written consent, as applicable, or as otherwise may be required or permitted under the articles of the Company or the terms of the applicable security) all the Company Securities, in favour of the approval, consent, ratification and adoption of the Company Arrangement Resolution;

(b)       to cause to be counted as present for purposes of establishing quorum all the Company Securities, at any meeting of any of the securityholders of the Company at which the Securityholder is entitled to vote, or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval, with respect to matters contemplated by clause (A), clause (B) or clause (C) of this Section 5(b), is sought, or in any action by written consent of any of the securityholders of the Company, and to vote or cause to be voted (in person, by proxy or by action by written consent, as applicable, or as otherwise may be required or permitted under the articles of the Company or the terms of the applicable security) all the Company Securities, in opposition to: (A) any Acquisition Proposal; (B) any other matter, action or proposal which would reasonably be expected to result in a breach of any representation, warranty, covenant or other obligation of the Company under the Arrangement Agreement if such matter, action or proposal requires securityholder approval and is communicated as being such a breach in a notice in writing delivered by Buyer to the Securityholder; and (C) or any other proposed action, transaction or agreement by or involving the Company or any of its Affiliates or the Securityholder or any other Person in a manner which could reasonably be expected to prevent, hinder or delay the successful completion of the Arrangement;

(c)       not to exercise any dissent rights in respect of any transaction contemplated by the Arrangement Agreement;

(d)       to execute and deliver all related documentation and take such other actions in support of the Arrangement and the Transactions contemplated by the Arrangement Agreement as shall reasonably be requested by the Company or Buyer to consummate the Transactions;

(e)       to not withdraw, amend, modify or qualify, or publicly propose or state an intention to withdraw, amend, modify or qualify support for the transactions contemplated by the Arrangement Agreement;

(f)       that the Securityholder hereby revokes any and all previous proxies granted or voting instruction forms or other agreement or documents that conflict, or are inconsistent, with the matters set forth in this Agreement;

(g)       to not take any other action of any kind, directly or indirectly, which would make any representation or warranty of the Securityholder set forth in this Agreement untrue or incorrect in any material respect or might reasonably be regarded, individually or in the aggregate, as likely to reduce the success of, or delay or interfere with, the completion of the Transactions contemplated by the Arrangement Agreement;

(h)       the Securityholder shall be bound by and subject to Section 5.4 (Confidentiality and Access to Information) and Section 5.6(a) (Public Announcements) of the Arrangement Agreement to the same extent that Section 5.4 (Confidentiality and Access to Information) and 5.6(a) (Public Announcements) of the Arrangement Agreement apply to the Company, mutatis mutandis, as if the Securityholder is directly party thereto; provided that, notwithstanding anything in this Agreement to the contrary, any breach by the Company of its obligations under the Arrangement Agreement shall not be considered a breach of this Section 5(g); and

(i)       the Securityholder hereby grants an irrevocable power of attorney and hereby irrevocably constitutes and appoints Buyer, or any individual designated by Buyer, as attorney in fact (which appointment is coupled with an interest), with full power of substitution in favour of Buyer, to take all such actions and execute and deliver such documents, instruments or agreements as are necessary to give effect to the covenants set forth in this Agreement.

Notwithstanding anything in this Agreement to the contrary, nothing herein will be construed to limit or affect any action or inaction by the Securityholder or any representative of the Securityholder serving as a member of the Company Board or as an officer, employee or fiduciary of the Company or any of its Subsidiaries, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Company or Subsidiary.

Except as contemplated by this Agreement, the Securityholder has not (x) entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust or other arrangement or agreement with respect to the Company Securities that would prohibit, undermine, limit or otherwise adversely affect its compliance with its obligations pursuant to this Agreement, or (y) granted, and shall not grant at any time while this Agreement remains in effect, a proxy or power of attorney with respect to the Company Securities, in either case, which is inconsistent with its obligations pursuant to this Agreement.

Section 6. Capacity as Securityholder. The parties agree and acknowledge that Securityholder is signing this Agreement solely in Securityholder’s capacity as an Owner of the Company Securities. Nothing in this Agreement shall limit or affect any actions taken by Securityholder in his or her capacity as a director or officer of the Company, to the extent this Agreement could be construed to restrict the exercise by Securityholder of his or her fiduciary duties in such capacity.

Section 7. No Solicitation. The Securityholder shall not take any action, as a securityholder of the Company, that the Company is prohibited from taking pursuant to Section 5.10 of the Arrangement Agreement, in each case with the limitations and exceptions of such provisions that are applicable to the Company or the Company Board being similarly applicable to such Securityholder.

Section 8. Acquisition of Additional Subject Securities. The Securityholder agrees, while this Agreement is in effect, to promptly notify Buyer of the number of any additional Company Securities of which the Securityholder acquires Ownership, if any, after the date hereof. Any such Company Securities shall be subject to the terms of this Agreement as though Owned by the Securityholder on the date hereof.

Section 9. Company Information Circular. The Securityholder irrevocably and unconditionally consents to the details of this Agreement being set out in the Company Information Circular to be prepared in connection with the Company Shareholders Meeting or any other document required by applicable Legal Requirements and for the form of this Agreement to be filed with the SEC, on SEDAR and/or with any other Governmental Body, in connection with the Transactions.

Section 10. Further Assurances. The Securityholder shall, upon request of Buyer, execute anddeliver any additional documents and take such further actions as may reasonably be deemed by Buyer to be necessary or desirable to carry out the provisions hereof. Without limiting the generality or effect of the foregoing or any other obligation of Securityholder hereunder, Securityholder hereby authorizes Buyer to deliver a copy of this Agreement to the Company and hereby agrees that the Company may rely upon such delivery as conclusively evidencing the agreements and understandings set forth herein.

Section 11. Termination. This Agreement, and all rights and obligations of the parties hereunder shall terminate on the earlier of: (a) the date the Arrangement Agreement is terminated in accordance with its terms; (b) the delivery of written notice of termination hereof by Buyer; or (c) the Effective Time; provided, however, that (i) nothing herein shall relieve any party from liability for any breach hereof and (ii) this Section 11, Section 6, Section 12 and Section 14 shall survive any termination of this Agreement.

Section 12. Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

Section 13. Stop Transfer Order; Legend. In furtherance of this Agreement, concurrently herewith, the Securityholder hereby authorizes the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to the Company Securities (and that this Agreement places limits on the voting and transfer of such Company Securities), and, if so requested by Buyer, the Securityholder agrees that the Company Securities shall bear a legend stating they are subject to this Agreement.

Section 14.       Miscellaneous.

(a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail (having not obtained a message regarding the failure of electronic delivery thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows (provided that mail shall not be used if there is an actual or threatened postal disruption in the place from which the communication is mailed or the destination of such communication):

If to the Securityholder, at the address set forth on their signature page hereto.

If to Buyer, to:

Midatech Pharma plc

One Caspian Point

Caspian Way

Cardiff, Wales CF10 4DQ

United Kingdom

Attention: Chief Executive Officer

E-mail: Stephen.stamp@midatechpharma.com

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center,

Boston, Massachusetts 02111

Attention: Jason McCaffrey

Email: JSMcCaffrey@mintz.com

with a copy (which shall not constitute notice) to:

Fasken Martineau DuMoulin LLP

333 Bay Street, Suite 2400

Toronto, Ontario, Canada M5H 2T6
Attention: Jay A. Lefton
Email: JLefton@fasken.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

(b)       Governing Law; Venue; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of British Columbia, Canada, without giving effect to the principles of conflicts of law thereof.

(c)       Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction relating to this Agreement as provided in Section 14(e) hereof without the necessity of demonstrating damages or posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.

(d)       Incorporation by Reference. Section 8.1 (Non-Survival), 8.2 (Entire Agreement; Assignment), 8.3 (Amendment), 8.6 (Constructions; Interpretation), 8.9 (Severability), 8.10 (Counterparts; Electronic Signatures), Section 8.12 (Extension; Waiver), 8.13 (Waiver of Jury Trial), and 8.15 (Submission to Jurisdiction) of the Arrangement Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

(e)       Independent Legal Advice. The Securityholder acknowledges that (i) the Securityholder has read this Agreement in its entirety, understands this Agreement and agrees to be bound by its terms and conditions; (ii) the Securityholder has been advised to seek independent legal advice with respect to the execution and delivery of this Agreement and has received such advice or has elected to waive the benefit of any such advice; and (iii) the Securityholder is entering into this Agreement voluntarily.

[Signature Page Follows]

IN WITNESS WHEREOF, Buyer and the Securityholder have caused this Agreement to be duly executed and delivered as of the date first written above.

SECURITYHOLDER:

[Name]

By:

Name:

Title:

Address:

Email:

Company Securities Owned:

shares of Company Common Shares

Company Options exercisable for ______ Company Common Shares

Company Warrants exercisable for ______ Company Common Shares

IN WITNESS WHEREOF, Buyer and the Securityholder have caused this Agreement to be duly executed and delivered as of the date first written above.

MIDATECH PHARMA PLC:

Name: Stephen Stamp
Title: Chief Executive Officer and Chief Financial Officer

Exhibit 10.4

TRIPARTITE AGREEMENT

THIS TRIPARTITE AGREEMENT (this "Agreement") is made as of the 13th day of December, 2022 among Lind Global Macro Fund, LP ("Lind"), biOasis Technologies Inc. ("Bioasis") and Midatech Pharma PLC ("Midatech")

WHEREAS:

A.	Bioasis and Midatech, a Nasdaq listed company, wish, concurrent herewith, to enter into an arrangement agreement in the form attached hereto as Appendix "A" (the “Arrangement Agreement”) pursuant to which, inter alia, Midatech will acquire 100% of the issued and outstanding shares of Bioasis (the "MDI Acquisition"), and concurrent therewith Midatech will complete an equity financing (the "Concurrent Financing") for gross proceeds of at least US$10,000,000 through the issuance of Midatech securities (together "Midatech Securities"). The completion of the MDI Acquisition and the Concurrent Financing (together, the "Transaction") are mutually conditional.

B.	As of the date hereof, Bioasis has the following payment obligations to Lind, which obligations are secured by general security agreements and encumbrances registered against the assets of each of Bioasis and its subsidiaries, biOasis Advanced Technologies Inc. ("BAT"), Bioasis Biosciences Corp. ("BBC") and Bioasis Royalty Fund, LLC ("BRF"), as well as guarantees of Bioasis' obligations from BAT, BBC and BRF and pledges of the shares of BAT, BBC and BRF (collectively, the "Security"):

i.	all amounts due and owing pursuant to a convertible security funding agreement dated June 22, 2021, as amended by a waiver and amendment agreement dated the date hereof (the ("Waiver Agreement"), between Lind and Bioasis (as amended, the "Funding Agreement");

ii.	all amounts due and owing pursuant to a promissory note in favour of Lind dated the date hereof in the principal amount of CAD$510,000 (the "Holiday Note"); and

iii.	all amounts due and owing pursuant to an interest-bearing promissory note in favour of Lind dated the date hereof in the principal amount of CAD$350,000 (the "Bridge Note" and together with the Funding Agreement and the Holiday Note, the "Loan Agreements"),

(collectively, the "Payment Obligations").

C.	In connection with the Arrangement Agreement, Bioasis has requested, and Midatech has agreed to advance, additional credit in the principal amount of CAD$750,000 (the "Midatech Loan") to be documented by a secured promissory note to be dated as of the date hereof and issued by Bioasis in favour of Midatech (the "Midatech Note").

D.	Pursuant to the Waiver Agreement, Lind has agreed to consent to Bioasis entering into the Arrangement Agreement and completing the Transaction and incurring the Midatech Loan, subject to the conditions specified therein, including the entry into of this Agreement by Lind, Bioasis and Midatech (collectively, the "Parties") to set forth their agreement as to the basis upon which: (i) Bioasis and Midatech will repay and/or settle the Payment Obligations upon completion of the Transaction; (ii) the Midatech Loan will be subordinated to the Payment Obligations; and (ii) Lind will discharge the Security.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

1.	Information Rights. Each of Bioasis and Midatech covenant and agree, in favour of Lind, to keep Lind apprised of all material developments and details of their progress toward completion of the Transaction, if requested by Lind. Lind acknowledges that the Canadian, United Kingdom and United States securities laws may prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities, and Lind is familiar with the U.S. Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder (and any similar

Canadian and United Kingdom securities laws) and shall neither use nor cause any person to use any information obtained in connection with this Section 1 in contravention of the Exchange Act or such rules and regulations including, but not limited to, Rules 10b-5 and 14e-3 or any similar Canadian or United Kingdom securities law.

2.	Assumption of Funding Agreement. Concurrently with the completion of the Transaction, as contemplated by Clause 10.6 of the Funding Agreement, Midatech will, pursuant to an Assumption Agreement substantially in the form attached hereto as Appendix “B”, assume all of Bioasis' debts, liabilities and other obligations to Lind under or in connection with the Funding Agreement, and Bioasis shall remain jointly and severally liable therefor with Midatech.

3.	Cash Repayments. Promptly upon completion of the Transaction, and in any event not more than one (1) Business Day thereafter, Midatech shall partially repay, and Lind shall accept partial repayment of the Payment Obligations then owed to Lind, by wire transfer of immediately available funds to a bank account designated by Lind, as follows:

(a)	an amount equal to fifty percent (50%) of the amount equal to the Amount Outstanding less the Total Interest Amount (each as defined in the Funding Agreement);

(b)	an amount equal to one-hundred percent (100%) of the Accrued Pre-Paid Interest (as defined in the Funding Agreement, which for illustrative purposes, as at December 31, 2022, will be C$380,000); and

(c)	all amounts owing under each of the Holiday Note and Bridge Note,

(collectively, the "Cash Repayments"). For purposes of this Agreement, “Business Day” means a day on which banks are generally open for commercial lending and foreign exchange business in Vancouver, Canada and London, England, and which is not a Saturday or a Sunday.

4.	Settlement of Residual Payment Obligations. Immediately after the completion of the Transaction and the assumption of the Funding Agreement contemplated by paragraph 2 hereof, and, for greater certainty, on the same Business Day as the date of completion of the Transaction, Midatech shall settle, and Lind shall accept settlement of, the remaining Payment Obligations after making the Cash Repayments (such balance, the “Residual Payment Obligations”), by way of issuance to Lind (or its nominee) of Midatech Securities at a deemed price equal to the lowest subscription price for the Midatech Securities issued under the Concurrent Financing (the “Subscription Price”). For greater certainty, in consideration of the settlement in full of the Residual Payment Obligations, Lind (or its nominee) shall be entitled to be issued the number of Midatech Securities equal to the amount of the Residual Payment Obligations divided by the Subscription Price, and Midatech will grant Lind (or its nominee) all other rights (including, for greater certainty, pricing, adjustment, dilution, ratchet and registration rights), granted to other investors/subscribers in the Concurrent Financing. It is acknowledged and agreed that Lind (or its nominee) will (i) be granted the most beneficial and least onerous and restrictive rights, from an investor/subscriber perspective, of the rights granted to any other investors/subscribers in the Concurrent Financing and (ii) as a condition to its receipt of the Midatech Securities, enter into a PIPE Subscription Agreement (as defined in the Arrangement Agreement), subject only to such revisions as may be required to reflect the terms and conditions of this Agreement. The Midatech Securities issued to Lind shall be issued as fully paid and non-assessable securities of Midatech.

5.	Discharge of Security. Upon receipt of the Cash Repayments by Lind in accordance with paragraph 3 above and settlement in full of the Residual Payment Obligations in accordance with paragraph 4 above, all of the Security shall be automatically and fully discharged and released and, at Midatech and/or Bioasis’ expense, Lind shall promptly execute, deliver and file, as applicable, all discharges, releases and financing change statements, and return and re-convey all pledged share certificates and transfer powers, that are, in Midatech and/or Bioasis’ reasonable opinion, necessary to give full effect to the discharge and release of the Security.

6.	Existing Obligations. This Agreement is supplemental to, and not in replacement of, any of Bioasis' (or any successor's) obligations to Lind under the Loan Agreements or related agreements.

7.	Covenant Not to Waive. Each of Bioasis and Midatech covenant and agree not to waive, amend or otherwise modify the closing condition in the Arrangement Agreement with respect to the Concurrent Financing, without the prior written consent of Lind, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Bioasis and Midatech may, without Lind’s prior written consent, amend or modify such closing condition in order to increase or decrease the amount to be raised in the Concurrent Financing to an amount not less than US$10,000,000.

8.	Subordination of Midatech Loan. Each of Bioasis and Midatech covenant as set forth in, and agree to, in favour of Lind, the terms and conditions of Appendix "C".

9.	Representations and Warranties. Each of Bioasis, Midatech and Lind hereby represent and warrant to, in the case of Bioasis and Midatech, Lind and acknowledge that Lind is relying on such representations and warranties in entering into this Agreement, and in the case of Lind, Midatech and Bioasis and acknowledge that Midatech and Bioasis are relying on such representations and warranties in entering this Agreement, that: (a) it is a legal entity organized and validly existing and in good standing under the laws of its jurisdiction of organization, (b) it has all requisite legal power and authority to execute, deliver and perform this Agreement, (c) the execution, delivery and performance of this Agreement by it has been duly and validly authorized and approved by all necessary legal action, and no other proceedings or actions on its part are necessary therefor, (d) this Agreement has been duly and validly executed and delivered by it and, assuming the due execution and delivery by the other parties hereto, constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, (e) the execution, delivery and performance by it of this Agreement (including with respect to Bioasis and Midatech, as applicable, the payment and security issuance obligations under this Agreement) do not and will not violate its organizational documents, any contracts, agreements or undertaking to which it is a party or by which it is bound, or applicable laws, and (f) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental entity, regulatory body, stock exchange and any other person necessary for the due execution, delivery and performance of this Agreement by it have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental entity, regulatory body, stock exchange and any other person is required in connection with the execution, delivery or performance of this Agreement.

10.	Miscellaneous. Bioasis and Midatech are jointly and severally liable for their respective obligations under this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties. Time is of the essence in this Agreement. This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the laws of Canada applicable therein. This Agreement may, at any time and from time to time, be amended by written agreement of the Parties. If any provision of this Agreement is determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision will be severed from this Agreement and the remaining provisions will continue in full force and effect. This Agreement may be executed and delivered in any number of counterparts (including by .pdf or other electronic means), each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

[Remainder of page has been left intentionally blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

LIND GLOBAL MACRO FUND, LP, by its general partner, LIND GLOBAL PARTNERS, LLC

By:	/s/ Jeff Easton
Name:	Jeff Easton
Title:	Authorized Signatory

bioasis technologies inc.

By:	/s/ Deborah Rathjen
Name:	Deborah Rathjen
Title:	Chief Executive Officer

midatech pharma plc

By:	/s/ Stephen Stamp
Name:	Stephen Stamp
Title:	Chief Executive Officer and Chief Financial Officer

Lind – Bioasis - Midatech – Tripartite Agreement

APPENDIX "A"
Arrangement Agreement

APPENDIX “B”
Assumption Agreement

Assumption OF Convertible SECURITY Funding Agreement

This assumption of convertible security funding agreement is dated [●] between Biosis Technologies Inc. (the “Assignor”), Midatech Pharma PLC (the “Assignee”) and Lind Global Macro Fund, LP ("Lind").

RECITALS:

(a)	The Assignor, the Assignee and Lind are party to a tripartite agreement dated [●] (the "Tripartite Agreement"), the defined terms of which are used herein.

(b)	As of the date hereof, the Assignee has acquired 100% of the issued and outstanding shares of the Assignor and otherwise completed the Transaction.

(c)	Pursuant to the Tripartite Agreement, the Assignee agreed, concurrently with completion of the Transaction, to assume, on a joint and several basis with the Assignor, all of the Assignor's debt, liabilities and obligations pursuant to a convertible security funding agreement dated June 22, 2021, as amended by a waiver and amendment agreement dated [●], between the Assignor and Lind (the “CSFA”).

In consideration of the above and for other good and valuable consideration, the parties agree as follows:

Section 1	Assumption of Obligations.

The Assignee hereby assumes and shall discharge, perform and fulfil all the debt, obligations and liabilities of the Assignor under the CSFA (the "Assumption"). The parties acknowledge that Lind has not released the Assignor from its debt, obligations and liabilities under the CSFA and that from and after the Assumption, the Assignor and Assignee are jointly and severally liable to Lind for any debt, obligations and liabilities owed to Lind under the CSFA.

Section 2	Assignor Consideration.

In consideration of the Assumption, and the Assignee's satisfaction of the Payment Obligations under the CSFA on or about the date hereof pursuant to the Tripartite Agreement, the Assignor hereby acknowledges itself indebted to the Assignee by way of loan on an interest free basis in the principal amount of C$[●].

Section 3	Further Assurances.

On or after the date of this agreement, each party shall execute and deliver such documents and take all such action as is reasonably required to carry out the intent and purpose of this agreement.

Section 4	Binding Nature.

This agreement becomes effective when executed by all of the parties. After that time, it will be binding upon and enure to the benefit of the parties and their respective successors, legal representatives and permitted assigns. Neither this agreement nor any of the rights or obligations under this agreement, including any right to payment, may be assigned or transferred, in whole or in part, by any party without the prior written consent of the other parties.

Section 5	Governing Law.

This agreement is governed by, and will be interpreted and construed in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Section 6	Counterparts.

This agreement may be executed (including by electronic means) in any number of counterparts, each of which (including any electronic transmission of an executed signature page) is deemed to be an original, and such counterparts together constitute one and the same instrument. Transmission of an executed signature page by facsimile, email or other electronic means is as effective as a manually executed counterpart of this agreement.

[Remainder of page intentionally left blank. Signature page(s) follow.]

The parties have executed this agreement.

BIOASIS TECHNOLOGIES INC.

By:
Authorized Signing Officer

MIDATECH PHARMA PLC

By:
Authorized Signing Officer

Lind Global Macro Fund, LP

By:
Authorized Signing Officer

APPENDIX “C”
Subordination of Midatech Loan

1.       Additional Defined Terms. Capitalized terms used in this Appendix "C" shall have the meanings given in this Agreement (of which this Appendix "C" forms a part) and, unless the context otherwise requires, the following additional capitalized terms will have the following meanings herein:

(a)	“Charge” means any mortgage, charge, security interest, pledge, hypothec, lien, assignment, lease, title retention agreement (including a conditional sale agreement), set-off or similar right, trust or other encumbrance of any nature;

(b)	“Debtor” means, collectively, Bioasis, BAT, BBC and BRF, or any one or more of them, as the context requires;

(c)	“Debtor to Grantor Liabilities” means all present and future debts and liabilities (whether absolute or contingent) of the Debtor to Midatech;

(d)	“Debtor to Senior Creditor Liabilities” means all present and future debts and liabilities (whether absolute or contingent) of Debtor to Lind or any of its affiliates;

(e)	“Enforcement Action” means any action or proceeding to enforce payment of any of the Debtor to Senior Creditor Liabilities or the Debtor to Grantor Liabilities, or any part or parts thereof, including commencement of enforcement proceedings, whether by way of the appointment of a receiver or exercising any other right or remedy under any of the Senior Creditor’s Security Documents or the Grantor’s Security Documents or any other document or instrument taken or given pursuant thereto; provided that, for greater certainty, (i) the making of a demand for payment or performance of an obligation, (ii) the declaration of a default or an event of default, (iii) the acceleration of the time for payment, and (iv) the delivery of a notice of intention to enforce (whether under section 244 of the Bankruptcy and Insolvency Act (Canada) or otherwise, shall not constitute “Enforcement Action”;

(f)	“Grantor’s Charges” means all present and future Charges in favour of or otherwise held by Midatech with respect to Subject Property;

(g)	“Grantor’s Documents” means (i) all present and future documents which govern or evidence any of the Debtor to Grantor Liabilities, and (ii) the Grantor’s Security Documents;

(h)	“Grantor’s Security Documents” means all present and future documents (including financing statements) that create or register Grantor’s Charges;

(i)	“Person” means any individual, proprietorship, firm, or artificial body, including any corporation, government or instrumentality;

(j)	“Senior Creditor’s Charges” means all present and future Charges in favour of or otherwise held by Lind or any of its affiliates with respect to Subject Property;

(k)	“Senior Creditor’s Documents” means (i) all present and future documents which govern or evidence any of the Debtor to Senior Creditor Liabilities, and (ii) the Senior Creditor’s Security Documents;

(l)	“Senior Creditor’s Security Documents” means all present and future documents (including financing statements) that create or register Senior Creditor’s Charges;

(m)	“Subject Property” means all present and after-acquired properties, assets and undertaking of the Debtor, and any reference to “Subject Property” will unless otherwise provided be deemed to refer to the Subject Property as a whole or any parts thereof.

2.       Priority re Charges. Midatech grants priority to the Senior Creditor’s Charges over the Grantor’s Charges with respect to the Subject Property in all respects.

3.       Irrelevant Events and Circumstances. The grant of priority provided for herein will apply in all events and circumstances regardless of:

(a)	the dates of execution, delivery and registration of the Grantor’s Security Documents and the Senior Creditor’s Security Documents, and the dates of creation, attachment, perfection and existence of the Grantor’s Charges and the Senior Creditor’s Charges;

(b)	the dates of all past, present and future advances, re-advances and other extensions of credit, and of all other past, present and future liabilities, comprised in the Debtor to Grantor Liabilities or the Debtor to Senior Creditor Liabilities;

(c)	the dates of any past, present or future defaults or events of default under any of the Grantor’s Documents or the Senior Creditor’s Documents;

(d)	the dates any demands for payment are made, the dates any notices are given, and any failure to make or give any such demands or notices;

(e)	any contrary intention expressed in any of the Grantor’s Documents or the Senior Creditor’s Documents; and

(f)	any priority granted by any principle of law or equity or any statute, including the Bank Act (Canada) and applicable personal property security legislation.

4.       Circular-Priorities. If any Person other than a party hereto is found by a trustee in bankruptcy or court of competent jurisdiction to have a right to Subject Property in priority to or pari passu with Lind or its affiliate but not in priority to or pari passu with Midatech, then this Agreement will not apply so as to diminish the rights (as those rights would have been but for this Agreement) of Midatech with respect to such Subject Property unless Lind is diligently contesting such finding and has provided Midatech with a satisfactory indemnity.

5.       Postponement of Debtor to Grantor Liabilities. Midatech postpones payment of the Debtor to Grantor Liabilities to the prior payment and satisfaction of the Debtor to Senior Creditor Liabilities.

6.       Standstill. Midatech hereby agrees that it will not take any Enforcement Action until the earliest to occur of the following:

(a)	Midatech obtains the prior written consent of Lind to take Enforcement Action (and even then, subject to any reasonable limitations and/or conditions set out in such consent);

(b)	the repayment and satisfaction of all of the Debtor to Senior Creditor Liabilities; and

(c)	Lind takes Enforcement Action (and even then, only for so long as such Enforcement Action by Lind is continuing).

7.       Trust. All net proceeds arising from the Subject Property received by Midatech in connection with any enforcement of or realization on the Grantor’s Charges, and all payments and other assets received by Midatech on account of the Debtor to Grantor Liabilities, will be held by Midatech in trust for Lind so as to give effect to the priorities provided for herein and to that extent will be paid over or otherwise provided to Lind forthwith upon demand.

8.       Beneficial Ownership. Midatech represents and warrants that it is the legal and beneficial holder of the Grantor’s Security Documents and the Grantor’s Charges and the Debtor to Grantor Liabilities, in each case free and clear of all Charges.

9.       Notice of Defaults. Midatech represents and warrants that, to the best of Midatech’s knowledge, no default by the Debtor or event of default exists under any of the Grantor’s Documents. Midatech will give written notice to Lind of the occurrence of any material default by the Debtor under, or the occurrence of any event of default under, any of the Grantor’s Documents immediately upon becoming aware of the same.

10.       Exchange of Information. Each of Midatech and Lind may, but will not be obligated to, from time to time upon request from the other provide any or all information (including confidential information) that it may have concerning the Subject Property or the debts, liabilities, business and affairs of the Debtor. Bioasis authorizes and consents to this exchange of information.

11.       Assignment. Midatech will not sell, assign, Charge, or otherwise dispose of any interest in any of the Grantor’s Documents, the Grantor’s Charges or the Debtor to Grantor Liabilities except upon the proposed transferee executing and delivering to the other parties hereto an agreement (in form and substance satisfactory to such other parties acting reasonably) to be bound by the provisions hereof.

12.       Further Assurances. Each of Midatech and the Debtor will forthwith at all times, and at the Debtor’s sole expense, execute and deliver such further documents and do such other acts as Lind requires in order to give effect to the intent of this Agreement.

13.       No Duty of Care. Except as expressly provided for in this Agreement (if applicable), Lind owes no duty of care to Midatech with respect to its dealings with the Debtor under the Debtor to Senior Creditor Liabilities or the Senior Creditor's Documents.

14.       Indulgences. Lind may grant time, renewals, extensions, increases, releases and discharges to, accept compositions from and otherwise deal with the Debtor as it may see fit, the whole without notice to any other party to this Agreement and without prejudice to or in any way limiting or affecting the rights of Lind under this Agreement.

15.       Amendment, Waiver and Termination. No provision of this Appendix may be amended, waived or terminated in any respect except by an instrument in writing executed by the party against whom enforcement of the amendment, waiver or termination is sought, provided that no consent of or execution by Bioasis will be necessary to any such amendment, waiver or termination unless the interests of Bioasis are directly adversely affected thereby.

16.       Copies of Financing Statements. Midatech waives the right to receive a copy of all present and future financing statements and related statements filed or issued in connection with this Agreement.

17.       Payment of Costs. Bioasis will pay forthwith upon demand all reasonable costs, including legal costs, incurred or charged by Lind in connection with registering this Agreement and any related documents, including all further assurances, financing statements, financing change statements, discharges and amendments.

18.       Paramountcy. If there is a conflict or inconsistency between the provisions of this Agreement and the provisions of any of the Grantor’s Documents, the provisions of this Agreement will prevail to the extent necessary to resolve such conflict or inconsistency so long as this Agreement remain in force.

19.       No Benefit. Nothing in this Agreement will be construed as conferring any rights or benefits upon the Debtor. The terms and conditions hereof are for the sole and exclusive benefit of Lind, its affiliates and Midatech.

Exhibit 10.5

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”), dated as of December 13, 2022, is between Midatech Pharma PLC, a public limited company organized under the laws of England and Wales (the “Company”), and each purchaser identified on the signature pages hereto (each, including its successors and assigns, a “Purchaser” and collectively the “Purchasers”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to (i) an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) and (ii) an exemption from the registration requirements of Section 5 of the Securities Act contained in Section 4(a)(2) thereof and/or Regulation D thereunder, the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company, securities of the Company as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agree as follows:

ARTICLE I.
DEFINITIONS

1.1        Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings set forth in this Section 1.1:

“Acquiring Person” shall have the meaning ascribed to such term in Section 4.5.

“Action” shall have the meaning ascribed to such term in Section 3.1(j).

“Additional Subscription Amount” means, as to each Purchaser, the aggregate amount equal to the product of (i) the number of Warrant ADSs underlying the Warrants purchased by a Purchaser multiplied by (ii) $0.0012262 in connection with the Warrants, which Additional Subscription Amount shall be paid in United States dollars and in immediately available funds by the Purchaser at the Second Closing.

“ADS(s)” means American Depositary Shares issued pursuant to the Deposit Agreement (as defined below), each representing twenty-five (25) Ordinary Shares.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act.

“AIM” means the market of that name operated by the London Stock Exchange plc.

“Arrangement” means an arrangement under Part 9, Division 5 of the BCBCA on the terms and subject to the conditions set forth in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of the Arrangement Agreement and the Plan of Arrangement or made at the direction of the Superior Court of British Columbia with the prior written consent of the Company and Bioasis Technologies Inc.

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“Arrangement Agreement” means that certain Arrangement Agreement, dated as of December 13, 2022, by and between the Company and Bioasis Technologies Inc.

“BCBA” means the Business Corporations Act (British Columbia).

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or London or any day on which banking institutions in the State of New York or London, England are authorized or required by law or other governmental action to close.

“Closings” means the First Closing and the Second Closing.

“Commission” means the United States Securities and Exchange Commission.

“Company UK Counsel” means Brown Rudnick LLP, with offices located at 8 Clifford Street, London, England W1S 2LQ.

“Company US Counsel” means Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., with offices located at One Financial Center, Boston, Massachusetts 02111.

“Deposit Agreement” means the Amended and Restated Deposit Agreement dated as of February 8, 2021, among the Company, The Bank of New York Mellon, as Depositary, and the owners and holders of ADSs from time to time, as such agreement may be amended or supplemented.

“Depositary” means The Bank of New York Mellon, as Depositary under the Deposit Agreement, with an address of 240 Greenwich Street, New York, New York 10286, and any successor depositary of the Company.

“Disclosure Schedules” means the Disclosure Schedules of the Company delivered concurrently herewith.

“Disclosure Time” means, (i) if this Agreement is signed on a day that is not a Trading Day or after 9:00 a.m. (New York City time) and before midnight (New York City time) on any Trading Day, 9:01 a.m. (New York City time) on the Trading Day immediately following the date hereof, unless otherwise instructed as to an earlier time by the Placement Agent, and (ii) if this Agreement is signed between midnight (New York City time) and 9:00 a.m. (New York City time) on any Trading Day, no later than 9:01 a.m. (New York City time) on the date hereof, unless otherwise instructed as to an earlier time by the Placement Agent.

“EGS” means Ellenoff Grossman & Schole LLP, with offices located at 1345 Avenue of the Americas, New York, New York 10105-0302.

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“Escrow Agent” means Continental Stock Transfer & Trust Company, with offices at 1 State Street, 30th Floor, New York, NY 10004.

“Escrow Agreement” means the escrow agreement entered into on or about the Second Closing Date, by and among the Company, the Escrow Agent and the Placement Agent pursuant to which the Purchasers shall deposit Second Closing Subscription Amounts with the Escrow Agent to be applied to the transactions contemplated hereunder.

“Evaluation Date” shall have the meaning ascribed to such term in Section 3.1(s).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of (a) Ordinary Shares, ADSs or options to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose, which issuance was approved by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company, (b) ADSs or Ordinary Shares upon the exercise or exchange of or conversion of any Securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into ADSs or Ordinary Shares issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (c) Ordinary Shares, ADSs, warrants or options in connection with the transactions contemplated by the Arrangement Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, and (d) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith during the prohibition period in Section 4.12(a) herein, and provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“FDA” shall have the meaning ascribed to such term in Section 3.1(hh).

“FDCA” shall have the meaning ascribed to such term in Section 3.1(hh).

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“First Closing” means the closing of the purchase and sale of the Registered ADSs pursuant to Section 2.1(a).

“First Closing Date” means the date on or after which the Company enters into the Arrangement Agreement, and all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) the Purchasers’ obligations to pay the initial First Closing Subscription Amount and (ii) the Company’s obligations to deliver the Registered ADSs purchased at such First Closing, in each case, have been satisfied or waived.

“First Closing Subscription Amount” means, as to each Purchaser, the aggregate amount to be paid for Registered ADSs purchased hereunder as specified below such Purchaser’s name on the signature page of this Agreement and next to the heading “Subscription Amount (First Closing),” in United States dollars and in immediately available funds, which amount shall be equal to 3.94% of such Purchaser’s aggregate Subscription Amount hereunder.

“IFRS” shall have the meaning ascribed to such term in Section 3.1(h).

“Indebtedness” shall have the meaning ascribed to such term in Section 3.1(aa).

“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.1(p).

“Legend Removal Date” shall have the meaning ascribed to such term in Section 4.1(c).

“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Lock-Up Agreement” means the Lock-Up Agreement, dated as of the date hereof, by and among the Company and each individual or entity listed on Schedule I hereto, in the form of Exhibit D attached hereto.

“Material Adverse Effect” shall have the meaning assigned to such term in Section 3.1(b).

“Material Permits” shall have the meaning ascribed to such term in Section 3.1(n).

“Offering ADS(s)” means, collectively, the Registered ADSs and the Unregistered ADSs.

“Ordinary Shares” means the ordinary shares of the Company, nominal value 0.1p per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

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“Ordinary Share Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Ordinary Shares or ADSs, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares or ADSs.

“Participation Maximum” shall have the meaning ascribed to such term in Section 4.18(a).

“Per ADS Purchase Price” equals $1.00 (inclusive of any Depositary ADS issuance fee), subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the ADSs and/or the Ordinary Shares, as applicable, that occur after the date of this Agreement.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Placement Agent” means Ladenburg Thalmann & Co. Inc.

“Plan of Arrangement” means the Plan of Arrangement in substantially the form attached as Exhibit B to the Arrangement Agreement, with any amendments or variations thereto made in accordance with the Arrangement Agreement or the Plan of Arrangement or at the direction of the Superior Court of British Columbia.

“Pre-Funded Warrant Shares” means the Ordinary Shares issuable upon exercise of the Pre-Funded Warrants.

“Pre-Funded Warrants” means, collectively, the Pre-Funded ADS purchase warrants delivered to the Purchasers at the Closing in accordance with Section 2.2(a) hereof, in the form of Exhibit C attached hereto.

“Pre-Notice” shall have the meaning ascribed to such term in Section 4.18(b).

“Pro Rata Portion” shall have the meaning ascribed to such term in Section 4.18(e).

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Prospectus” means the final base prospectus filed for the Registration Statement.

“Prospectus Supplement” means the supplement to the Prospectus complying with Rule 424(b) of the Securities Act that is filed with the Commission and delivered by the Company to each Purchaser at the First Closing.

“Purchaser Party” shall have the meaning ascribed to such term in Section 4.8.

“Registered ADS(s)” means American Depositary Shares issued pursuant to the Deposit Agreement (as defined herein), each representing twenty-five (25) Ordinary Shares issued pursuant to the Registration Statement.

“Registration Rights Agreement” means the Registration Rights Agreement, dated on or about the date hereof, among the Company and the Purchasers, in the form of Exhibit A attached hereto.

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“Registration Statement” means the effective registration statement on Form F-3, filed with Commission (File No. 333-267932) which registers the sale of the Ordinary Shares represented by the Registered ADSs to the Purchasers.

“Required Approvals” shall have the meaning ascribed to such term in Section 3.1(e).

“Resale Effective Date” means the date that a Resale Registration Statement registering the resale of all Warrant ADSs and Unregistered ADSs has been declared effective by the Commission.

“Resale Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale by the Purchasers of the Ordinary Shares represented by the Unregistered ADSs and the Warrant ADSs.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(h).

“Second Closing” shall have the meaning ascribed to such term in Section 2.1(b).

“Second Closing Date” means the date of the Second Closing.

“Second Closing Subscription Amount” means, as to each Purchaser, the aggregate amount to be paid for Unregistered ADSs and Warrants purchased hereunder as specified below such Purchaser’s name on the signature page of this Agreement and next to the heading “Subscription Amount (Second Closing),” in United States dollars and in immediately available funds (minus, if applicable a Purchaser’s aggregate exercise price of the Pre-Funded Warrants, which amounts shall be paid as and when such Pre-Funded Warrants are exercised for cash), which amount shall be equal to 96.06% of such Purchaser’s aggregate Subscription Amount hereunder.

“Securities” means the Shares, the Offering ADSs, the Warrants, the Warrant ADSs and the Warrant Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

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“Series A Warrant Shares” means the ADSs issuable upon exercise of the Series A Warrants.

“Series A Warrants” means, collectively, the Series A ADS purchase warrants delivered to the Purchasers at the Second Closing in accordance with Section 2.2(a) hereof, which Series A Warrants shall be exercisable immediately upon issuance and have a term of exercise equal to one (1) year from the Second Closing Date, in the form of Exhibit G attached hereto.

“Series B Warrant Shares” means the ADSs issuable upon exercise of the Series B Warrants.

“Series B Warrants” means, collectively, the Series B ADS purchase warrants delivered to the Purchasers at the Second Closing in accordance with Section 2.2(a) hereof, which Series B Warrants shall be exercisable immediately upon issuance and have a term of exercise equal to six (6) years from the Second Closing Date, in the form of Exhibit H attached hereto.

“Share Exchange” means the acquisition by the Company of all of the issued and outstanding shares in the capital of Bioasis Technologies Inc. from the shareholders of Bioasis Technologies Inc. in exchange for the Company’s Ordinary Shares (in the form of ADSs) pursuant to an Arrangement.

“Shareholder Approval” means approval of the shareholders of the Company as may be required under English law to issue all Securities hereunder, including, without limitation, all securities being issued at the Second Closing without triggering statutory preemptive rights.

“Shares” means the Ordinary Shares, as represented by ADSs issued pursuant to the Deposit Agreement, each ADS representing twenty-five (25) Ordinary Shares, issued or issuable to each Purchaser pursuant to this Agreement.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include locating and/or borrowing Ordinary Shares and/or ADSs).

“Subscription Amount(s)” means, collectively, the First Closing Subscription Amount and the Second Closing Subscription Amount.

“Subsequent Financing” shall have the meaning ascribed to such term in Section 4.18(a).

“Subsequent Financing Notice” shall have the meaning ascribed to such term in Section 4.18(b).

“Subsidiary” means any subsidiary of the Company as set forth on Schedule 3.1(a), and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Ordinary Shares and/or ADSs are listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or AIM (or any successors to any of the foregoing).

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“Transaction Documents” means this Agreement, the Registration Rights Agreement, the Lock-Up Agreements, the Escrow Agreement, the Warrants, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Unregistered ADS(s)” means American Depositary Shares issued pursuant to the Deposit Agreement (as defined below), each representing twenty-five (25) Ordinary Shares, issued pursuant to Section 4(a)(2) and/or Regulation D under the Securities Act.

“Variable Rate Transaction” shall have the meaning ascribed to such term in Section 4.12(b).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the ADSs are then listed or quoted on a Trading Market, the daily volume weighted average price of the ADSs for such date (or the nearest preceding date) on the Trading Market on which the ADSs are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the ADSs for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the ADSs are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the ADSs are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per ADS so reported, or (d) in all other cases, the fair market value of an ADS as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“Warrant ADSs” means the ADSs issuable upon exercise of the Warrants.

“Warrant Shares” means the Ordinary Shares issuable upon exercise of the Warrants.

“Warrants” means, collectively, the Pre-Funded Warrants, the Series A Warrants and the Series B Warrants.

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ARTICLE II.
PURCHASE AND SALE

2.1       Closings.

(a)       First Closing. On the First Closing Date, upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and the Purchasers, severally and not jointly, agree to purchase, an aggregate of $393,973.00 of Registered ADSs. Each Purchaser’s First Closing Subscription Amount as set forth on the signature page hereto executed by such Purchaser shall be made available for “Delivery Versus Payment” (“DVP”) settlement with the Company or its designee. The Company shall deposit the Ordinary Shares with the Depositary and deliver to each Purchaser its respective Registered ADSs as determined pursuant to Section 2.2(a), and the Company and each Purchaser shall deliver the other items set forth in Section 2.2 deliverable at the First Closing. Upon satisfaction of the covenants and conditions set forth in Sections 2.2 and 2.3, the First Closing shall take place by remote communications and by the exchange of signatures by electronic transmission, or at such other time, date and location as the parties shall mutually agree. Unless otherwise directed by the Placement Agent, settlement of the Registered ADSs shall occur via DVP (i.e., on the First Closing Date, the Company shall issue the Registered ADSs registered in the Purchasers’ names and addresses and released by the Depositary directly to the account(s) at the Placement Agent identified by each Purchaser; upon receipt of such Registered ADSs, the Placement Agent shall promptly electronically deliver such Registered ADSs to the applicable Purchaser, and payment therefor shall be made by the Placement Agent (or its clearing firm), in United States dollars, by wire transfer to the Company).

(b)       Second Closing. On the Second Closing Date, upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and the Purchasers, severally and not jointly, agree to purchase, an aggregate of $9,606,027.00 of Unregistered ADSs and Warrants, which closing shall occur on the closing date of the Arrangement and Share Exchange (the “Second Closing”). Notwithstanding anything herein to the contrary, to the extent that a Purchaser determines, in its sole discretion, that such Purchaser’s Second Closing Subscription Amount (together with such Purchaser’s Affiliates and any Person acting as a group together with such Purchaser or any of such Purchaser’s Affiliates) would cause such Purchaser’s beneficial ownership of the Ordinary Shares to exceed the Beneficial Ownership Limitation, or as such Purchaser may otherwise choose, such Purchaser may elect to purchase Pre-Funded Warrants in lieu of the Unregistered ADSs as determined pursuant to Section 2.2(a). For purposes of this Section 2.1(b), the “Beneficial Ownership Limitation” shall be 4.99% (or, at the election of the Purchaser at the Second Closing, 9.99%) of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of the securities on the Second Closing Date. In each case, the election to receive Pre-Funded Warrants is solely at the option of the Purchaser. At least five (5) Business Days before the anticipated Second Closing Date, the Company shall deliver written notice to Purchaser (the “Closing Notice”) specifying (i) the anticipated Second Closing Date and (ii) the escrow wire instructions for delivery of the Purchaser’s Second Closing Subscription Amount to the Escrow Agent. No later than two (2) Business Days prior to the Second Closing Date as set forth in the Closing Notice, the Purchaser shall deliver via wire transfer, in United States dollars and in immediately available funds, such amount equal to such Purchaser’s Second Closing Subscription Amount as set forth on the signature page hereto executed by such Purchaser to the Escrow Agent to the escrow account specified by the Company in the Closing Notice, such funds to be held by the Escrow Agent in escrow. The Company shall deposit the Ordinary Shares with the Depositary and deliver to each Purchaser its respective Unregistered ADSs and Warrants as determined pursuant to Section 2.2(a), and the Company and each Purchaser shall deliver the other items set forth in Section 2.2 deliverable at the Second Closing. Upon satisfaction of the covenants and conditions set forth in Sections 2.2 and 2.3, the Second Closing shall take place by remote communications and by the exchange of signatures by electronic transmission on the Second Closing Date, or at such other time, date and location as the parties shall mutually agree, and the Company and the Placement Agent shall deliver to the Escrow Agent the Form of Escrow Release Notice (as defined in the Escrow Agreement), duly executed.

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2.2       Deliveries.

(a)       On or prior to each Closing (except as indicated below), the Company shall deliver or cause to be delivered to each Purchaser the following:

(i)       as to the First Closing, this Agreement duly executed by the Company;

(ii)       as to the First Closing, a legal opinion of each of US Company Counsel, in the form set forth on Exhibit E-1 attached hereto, and UK Company Counsel, in the form set forth on Exhibit F-1 attached hereto; and as to the Second Closing, bringdown opinions in the form set forth on, with respect to US Company Counsel, Exhibit E-2 attached hereto, and with respect to UK Company Counsel, Exhibit F-2 attached hereto;

(iii)       the Company shall have provided each Purchaser with (x) for the First Closing, the Company’s wire instructions, and (y) for the Second Closing, the Escrow Agent’s wire instructions;

(iv)       as to the First Closing and subject to the last sentence of Section 2.1, a copy of the irrevocable instructions to the Depositary instructing the Depositary to deliver on an expedited basis via The Depository Trust Company Deposit or Withdrawal at Custodian system (“DWAC”) the Registered ADSs equal to such Purchaser’s First Closing Subscription Amount divided by the Per ADS Purchase Price, registered in the name of such Purchaser;

(v)       as to the Second Closing and subject to the last sentence of Section 2.1, a copy of the irrevocable instructions to the Depositary instructing the Depositary to deliver, on an expedited basis, a certificate evidencing a number of Unregistered ADSs equal to such Purchaser’s Second Closing Subscription Amount divided by the Per ADS Purchase Price, registered in the name of such Purchaser, or, at the election of such Purchaser, evidence of the issuance of such Purchaser’s Unregistered ADSs hereunder as held in DRS book-entry form by the Depositary and registered in the name of such Purchaser, which evidence shall be reasonably satisfactory to such Purchaser;

(vi)       as to the Second Closing, a Series A Warrant registered in the name of such Purchaser to purchase up to a number of ADSs equal to 100% of such Purchaser’s Subscription Amount divided by the Per ADS Purchase Price, with an exercise price per ADS equal to $1.00, subject to adjustment therein (such ink-original Series A Warrant may be delivered within two Trading Days after the Second Closing Date);

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(vii)       as to the Second Closing, a Series B Warrant registered in the name of such Purchaser to purchase up to a number of ADSs equal to 100% of such Purchaser’s Subscription Amount divided by the Per ADS Purchase Price, with an exercise price per ADS equal to $1.00, subject to adjustment therein (such ink-original Series B Warrant may be delivered within two Trading Days after the Second Closing Date);

(viii)       as to the Second Closing, if applicable, a Pre-Funded Warrant registered in the name of such Purchaser to purchase up to a number of Ordinary Shares equal to the difference between (A) such Purchaser’s Second Closing Subscription Amount divided by the Per ADS Purchase Price and (B) the number of Unregistered ADSs otherwise issuable to such Purchaser that would cause such Purchaser’s Beneficial Ownership to be more than the Beneficial Ownership Limitation with an exercise price equal to $0.001, subject to adjustment therein (such ink-original Pre-Funded Warrant may be delivered within two Trading Days after the Second Closing Date);

(ix)       as to the Second Closing, the Company shall have provided each Purchaser with updated Disclosure Schedules brought down to the date of the Second Closing, which in addition to any other bring-down information, shall assume consummation of the Arrangement and Share Exchange;

(x)       on the date hereof, the Registration Rights Agreement duly executed by the Company;

(xi)       on the date hereof, the duly executed Lock-Up Agreements; and

(xii)       as to the First Closing, the Prospectus and Prospectus Supplement (which may be delivered in accordance with Rule 172 under the Securities Act).

(b)       On or prior to each Closing, each Purchaser shall deliver or cause to be delivered to the Company or the Escrow Agent, as applicable, the following:

(i)       as to the First Closing, this Agreement duly executed by such Purchaser;

(ii)       on the date hereof, the Registration Rights Agreement duly executed by such Purchaser; and

(iii)       as to the First Closing, such Purchaser’s First Closing Subscription Amount by wire transfer to the account specified in writing by the Placement Agent; and

(iv)       as to the Second Closing, to the Escrow Agent, such Purchaser’s Second Closing Subscription Amount, which shall include such Purchaser’s Additional Subscription Amount, by wire transfer to the account specified in the Escrow Agreement.

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2.3       Closing Conditions.

(a)       The obligations of the Company hereunder in connection with each Closing are subject to the following conditions being met:

(i)       the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) on the applicable Closing of the representations and warranties of the Purchasers contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(ii)       all obligations, covenants and agreements of each Purchaser required to be performed at or prior to the applicable Closing shall have been performed; and

(iii)       the delivery by each Purchaser of the items set forth in Section 2.2(b) of this Agreement.

(b)       The respective obligations of the Purchasers hereunder in connection with each Closing are subject to the following conditions being met:

(i)       the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) when made and on the applicable Closing of the representations and warranties of the Company contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(ii)       all obligations, covenants and agreements of the Company required to be performed at or prior to the applicable Closing shall have been performed;

(iii)       the delivery by the Company of the items set forth in Section 2.2(a) of this Agreement;

(iv)       there shall have been no Material Adverse Effect with respect to the Company since the date hereof;

(v)       As to the Second Closing, all conditions precedent to the closing of the Arrangement and Share Exchange set forth in Article VI the Arrangement Agreement shall have been satisfied (as determined by the parties to the Arrangement Agreement) or waived in writing by the person with the authority to make such waiver (other than those conditions which, by their nature, are to be satisfied at the closing of the transaction pursuant to the Arrangement Agreement, but subject to the satisfaction of such conditions at such closing), and the closing of the Arrangement and Share Exchange shall be scheduled to occur substantially concurrently with the Second Closing;

(vi)       as to the Second Closing, the Shareholder Approval shall have been obtained; and

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(vii)       from the date hereof to the applicable Closing, trading in the ADSs and/or Ordinary Shares shall not have been suspended by the Commission or any Trading Market, and, at any time prior to the applicable Closing, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of such Purchaser, makes it impracticable or inadvisable to purchase the Securities at the applicable Closing.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

3.1       Representations and Warranties of the Company. Except as set forth in the Disclosure Schedules, which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation or otherwise made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules, the Company hereby makes the following representations and warranties to each Purchaser:

(a)       Subsidiaries. All of the direct and indirect subsidiaries of the Company that are wholly owned (directly or indirectly) by the Company or that constitute significant subsidiaries within the meaning of Item 601(b)(21)(ii) of Regulation S-K are set forth on Schedule 3.1(a). Except as set forth on Schedule 3.1(a), the Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

(b)       Organization and Qualification. The Company is a public limited company duly organized under the laws of England and Wales. Each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and, if applicable under the laws of the applicable jurisdiction, in good standing under the laws of the jurisdiction of its incorporation or organization. Each of the Company and its Subsidiaries have the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation nor default of any of the provisions of its respective certificate or articles of association, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect;” provided, however, that changes in the trading price or trading volume of the ADSs or Ordinary Shares shall not, in and of itself, constitute a Material Adverse Effect) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

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(c)       Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection herewith or therewith other than in connection with the Required Approvals. This Agreement and each other Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof and assuming the due authorization, execution and delivery by the Purchaser, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d)       No Conflicts. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, the issuance and sale of the Securities and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of association, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, anti-dilution or similar adjustments, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as would not have or reasonably be expected to result in a Material Adverse Effect.

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(e)       Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than: (i) the filings required pursuant to Section 4.4 of this Agreement, (ii) the filing with the Commission of the Prospectus Supplement, (iii) application(s) to each applicable Trading Market for the listing of the Offering ADSs and Warrant ADSs for trading thereon in the time and manner required thereby, (iv) the filing with the Commission of the Resale Registration Statement pursuant to the Registration Rights Agreement, (v) application for listing of the Ordinary Shares underlying the Offering ADSs and the Warrant ADSs on AIM, (vi) the filing of Form D with the Commission, and such filings as are required to be made under applicable state securities laws and (vii) as to the Second Closing, the Shareholder Approval (collectively, the “Required Approvals”).

(f)       Issuance of the Securities; Registration. The Securities are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company, other than any restrictions on transfer pursuant to the Transaction Documents. The Warrant Shares, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company, other than any restrictions on transfer pursuant to the Transaction Documents. The Company has prepared and filed the Registration Statement in conformity with the requirements of the Securities Act, which became effective on October 26, 2022 (the “Registration Statement Effective Date”), including the Prospectus, and such amendments and supplements thereto as may have been required to the date of this Agreement. The Company and the Depositary have prepared and filed with the Commission a registration statement relating to ADSs on Form F-6 (File No. 333-252507) for registration under the Securities Act (the “ADS Registration Statement”) which became effective on February 8, 2021. The Registration Statement and ADS Registration Statement are effective under the Securities Act and no stop order preventing or suspending the effectiveness of the Registration Statement or suspending or preventing the use of the Prospectus has been issued by the Commission and no proceedings for that purpose have been instituted or, to the knowledge of the Company, are threatened by the Commission. The Company, if required by the rules and regulations of the Commission, shall file the Prospectus Supplement with the Commission pursuant to Rule 424(b). At the time the Registration Statement and the ADS Registration Statement and any amendments thereto became effective, at the date of this Agreement and at the applicable Closing, the Registration Statement and the ADS Registration Statement and any amendments thereto conformed and will conform in all material respects to the requirements of the Securities Act and did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and the Prospectus and any amendments or supplements thereto, at the time the Prospectus or any amendment or supplement thereto was issued and at the applicable Closing, conformed and will conform in all material respects to the requirements of the Securities Act and did not and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company was at the time of the filing of the Registration Statement eligible to use Form F-3. The Company is eligible to use Form F-3 under the Securities Act and it meets the transaction requirements with respect to the aggregate market value of securities being sold pursuant to this offering and during the twelve (12) months prior to this offering, as set forth in General Instruction I.B.5 of Form F-3.

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(g)       Capitalization. The capitalization of the Company as of the date hereof is as set forth on Schedule 3.1(g), which schedule includes pro-forma capitalization assuming consummation of the Arrangement and Share Exchange. The Company has not issued any capital stock since its most recently filed Form 6-K under the Exchange Act, other than pursuant to the exercise of employee stock options under the Company’s stock option plans, the issuance of Ordinary Shares to employees pursuant to the Company’s employee stock purchase plans and pursuant to the conversion and/or exercise of Ordinary Share Equivalents outstanding as of the date of the most recently filed Form 6-K under the Exchange Act. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as a result of the purchase and sale of the Securities or as set forth on Schedule 3.1(g), there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any ADSs, Ordinary Shares, or the capital stock of any Subsidiary, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional ADSs, Ordinary Shares or Ordinary Share Equivalents or capital stock of any Subsidiary. The issuance and sale of the Securities will not obligate the Company or any Subsidiary to issue ADSs, Ordinary Shares or other securities to any Person (other than the Purchasers). There are no outstanding securities or instruments of the Company or any Subsidiary with any provision that adjusts the exercise, conversion, exchange or reset price of such security or instrument upon an issuance of securities by the Company or any Subsidiary. There are no outstanding securities or instruments of the Company or any Subsidiary that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to redeem a security of the Company or such Subsidiary. The Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all applicable federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except for Shareholder Approval as it relates to the Second Closing, no further approval or authorization of any stockholder, the Board of Directors or others is required for the issuance and sale of the Securities. Other than as set forth on Schedule 3.1(g), there are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

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(h)       SEC Reports; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, together with the Prospectus and the Prospectus Supplement, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has never been an issuer subject to Rule 144(i) under the Securities Act. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with International Financial Reporting Standards applied on a consistent basis during the periods involved (“IFRS”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by IFRS, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(i)       Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, except as set forth on Schedule 3.1(i), (i) there has been no event, occurrence or development that has had or that would reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to IFRS or disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans. The Company does not have pending before the Commission any request for confidential treatment of information. Except for the issuance of the Securities contemplated by this Agreement, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Company or its Subsidiaries or their respective businesses, prospects, properties, operations, assets or financial condition that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least one (1) Trading Day prior to the date that this representation is made.

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(j)       Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) would, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or, to the knowledge of the Company, any current or former director or officer of the Company (in his capacity as such). The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

(k)       Labor Relations. No labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company, which would reasonably be expected to result in a Material Adverse Effect. None of the Company’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company or such Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement. To the knowledge of the Company, no executive officer of the Company or any Subsidiary is in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance in all material respects with all applicable foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours.

(l)       Compliance. Neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received written notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any material other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or other governmental authority or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as would not have or reasonably be expected to result in a Material Adverse Effect.

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(m)       Environmental Laws. The Company and its Subsidiaries (i) are in compliance with all applicable federal, state, local and foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands, or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations, issued, entered, promulgated or approved thereunder (“Environmental Laws”); (ii) have received all permits licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) are in compliance with all terms and conditions of any such permit, license or approval where in each clause (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(n)       Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any written notice of proceedings relating to the revocation or modification of any Material Permit.

(o)       Title to Assets. The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for (i) Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and (ii) Liens for the payment of federal, state, foreign or other taxes, for which appropriate reserves have been made therefor in accordance with IFRS and, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in compliance in all material respects.

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(p)       Intellectual Property. The Company and the Subsidiaries own or have license rights to all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights as described in the SEC Reports and which the failure to so would have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). None of, and neither the Company nor any Subsidiary has received a notice (written or otherwise) that any of, the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement. Except as set forth on Schedule 3.1(p), neither the Company nor any Subsidiary has received, since the date of the latest audited financial statements included within the SEC Reports, a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights are invalid or unenforceable, except as could not have or reasonably be expected to not have a Material Adverse Effect. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(q)       Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged, including, but not limited to, directors and officers insurance coverage at least equal to the aggregate Subscription Amount. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(r)       Transactions With Affiliates and Employees. None of the officers or directors of the Company or any Subsidiary and, to the knowledge of the Company, none of the employees of the Company or any Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, providing for the borrowing of money from or lending of money to or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, stockholder, member or partner, in each case in excess of $120,000 other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other employee benefits, including stock option agreements under any stock option plan of the Company.

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(s)       Sarbanes-Oxley; Internal Accounting Controls. The Company and the Subsidiaries are in compliance in all material respects with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the date hereof and as of the applicable Closing and apply to the Company given its status as a foreign private issuer (as such term is defined under the Securities Act). The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and the Subsidiaries have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and the Subsidiaries and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. The Company’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of the Company and the Subsidiaries as of the end of the period covered by the most recently filed Form 20-F under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed Form 20-F under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) of the Company and its Subsidiaries that have materially adversely affected, or is reasonably likely to materially adversely affect, the internal control over financial reporting of the Company and its Subsidiaries.

(t)       Certain Fees. Except as set forth in the Prospectus Supplement, no brokerage or finder’s fees or commissions are or will be payable by the Company or any Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. The Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents due to an arrangement or agreement by the Company.

(u)       Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Securities, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

(v)       Registration Rights. Except as set forth in the Registration Rights Agreement, no Person has any right to cause the Company or any Subsidiary to effect the registration under the Securities Act of any securities of the Company or any Subsidiary.

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(w)       Listing and Maintenance Requirements. The ADSs are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is reasonably likely to have the effect of, terminating the registration of the ADSs under the Exchange Act nor has the Company received any written notification that the Commission is contemplating terminating such registration. Except as set forth on Schedule 3.1(w), the Company has not, in the 12 months preceding the date hereof, received written notice from any Trading Market on which the ADSs and/or Ordinary Shares are or have been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. The ADSs are currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation and the Company is current in payment of the fees to the Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer.

(x)       Application of Takeover Protections. The Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s articles of association (or similar charter documents) or the laws of its jurisdiction of incorporation that is or could become applicable to the Purchasers as a result of the Purchasers and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company’s issuance of the Securities and the Purchasers’ ownership of the Securities.

(y)       Disclosure. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company confirms that neither it nor any other Person acting on its behalf has provided any of the Purchasers or their agents or counsel with any information that it believes constitutes or might constitute material, non-public information which is not otherwise disclosed in the Prospectus Supplement. The Company understands and confirms that the Purchasers will rely on the foregoing representation in effecting transactions in securities of the Company. All of the written disclosure furnished by or on behalf of the Company to the Purchasers regarding the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, including the Disclosure Schedules to this Agreement, taken as a whole, is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The press releases disseminated by the Company during the twelve months preceding the date of this Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made and when made, not misleading. The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 hereof.

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(z)       No Integrated Offering. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of (i) the Securities Act which would require the registration of the Unregistered ADSs, Warrants or Warrant ADSs under the Securities Act, or (ii) any applicable shareholder approval provisions of any Trading Market on which any of the securities of the Company are listed or designated.

(aa)     Solvency. Based on the consolidated financial condition of the Company as of the applicable Closing, after giving effect to the receipt by the Company of the proceeds from the sale of the Securities hereunder, (i) the fair saleable value of the Company’s assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, consolidated and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). Assuming the occurrence of the Closings hereunder, the Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within six (6) months from the Second Closing. Schedule 3.1(aa) sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments. For the purposes of this Agreement, “Indebtedness” means (x) any liabilities for borrowed money or amounts owed in excess of $50,000 (other than trade accounts payable incurred in the ordinary course of business), (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s consolidated balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (z) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with IFRS. Neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

(bb)    Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company and its Subsidiaries each (i) has made or filed all United States federal, state and local income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company or of any Subsidiary know of no basis for any such claim.

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(cc)    Foreign Corrupt Practices. Neither the Company nor any Subsidiary, nor to the knowledge of the Company or any Subsidiary, any agent or other person acting on behalf of the Company or any Subsidiary, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any Subsidiary (or made by any person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of FCPA.

(dd)    Accountants. The Company’s accounting firm is set forth on Schedule 3.1(dd) of the Disclosure Schedules. To the knowledge and belief of the Company, such accounting firm (i) is a registered public accounting firm as required by the Exchange Act and (ii) has expressed its opinion with respect to the financial statements included in the Company’s Annual Report for the fiscal year ending December 31, 2021.

(ee)     Acknowledgment Regarding Purchasers’ Purchase of Securities. The Company acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Purchasers’ purchase of the Securities. The Company further represents to each Purchaser that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(ff)    Acknowledgment Regarding Purchaser’s Trading Activity. Anything in this Agreement or elsewhere herein to the contrary notwithstanding (except for Sections 3.2(f) and 4.14 hereof), it is understood and acknowledged by the Company that: (i) none of the Purchasers has been asked by the Company to agree, nor has any Purchaser agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Securities for any specified term; (ii) past or future open market or other transactions by any Purchaser, specifically including, without limitation, Short Sales or “derivative” transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of the Company’s publicly-traded securities; (iii) any Purchaser, and counter-parties in “derivative” transactions to which any such Purchaser is a party, directly or indirectly, presently may have a “short” position in the ADSs, and (iv) each Purchaser shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction. The Company further understands and acknowledges that (y) one or more Purchasers may engage in hedging activities at various times during the period that the Securities are outstanding, including, without limitation, during the periods that the value of the Warrant ADSs deliverable with respect to Securities are being determined, and (z) such hedging activities (if any) could reduce the value of the existing stockholders' equity interests in the Company at and after the time that the hedging activities are being conducted.  The Company acknowledges that such aforementioned hedging activities do not constitute a breach of any of the Transaction Documents.

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(gg)    Regulation M Compliance.  The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the ADSs or Ordinary Shares, (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the ADSs or Ordinary Shares, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company, other than, in the case of clauses (ii) and (iii), compensation paid to the Placement Agent in connection with the placement of the Securities.

(hh)    FDA. The Company does not manufacture, package, label, test, distribute, sell or market any product that is currently subject to the jurisdiction of the U.S. Food and Drug Administration (“FDA”) under the Federal Food, Drug and Cosmetic Act, as amended, and the regulations thereunder (“FDCA”). There is no pending, completed or, to the Company's knowledge, threatened, action (including any lawsuit, arbitration, or legal or administrative or regulatory proceeding, charge, complaint, or investigation) against the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has received any written or, to the Company’s knowledge, oral notice, warning letter or other communication from the FDA or any other governmental entity, which (i) contests the premarket clearance, licensure, registration, or approval of, the uses of, the distribution of, the manufacturing or packaging of, the testing of, the sale of, or the labeling and promotion of any product of the Company or any Subsidiary, (ii) withdraws its approval of, requests the recall, suspension, or seizure of, or withdraws or orders the withdrawal of advertising or sales promotional materials relating to, any product of the Company or any Subsidiary, (iii) imposes a clinical hold on any clinical investigation by the Company or any of its Subsidiaries, (iv) enjoins production at any facility of the Company or any of its Subsidiaries, (v) enters or proposes to enter into a consent decree of permanent injunction with the Company or any of its Subsidiaries, or (vi) otherwise alleges any violation of any laws, rules or regulations by the Company or any of its Subsidiaries, and which, either individually or in the aggregate, would have a Material Adverse Effect. The properties, business and operations of the Company have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of the FDA.  The Company has not been informed by the FDA that the FDA will prohibit the marketing, sale, license or use in the United States of any product proposed to be developed, produced or marketed by the Company nor has the FDA expressed any concern as to approving or clearing for marketing any product being developed or proposed to be developed by the Company.

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(ii)       Stock Option Plans. Each stock option granted by the Company under the Company’s stock option plan was granted (i) in accordance with the terms of the Company’s stock option plan and (ii) with an exercise price at least equal to the fair market value of the Ordinary Shares on the date such stock option would be considered granted under IFRS and applicable law. No stock option granted under the Company’s stock option plan has been backdated. The Company has not knowingly granted, and there is no and has been no Company policy or practice to knowingly grant, stock options prior to, or otherwise knowingly coordinate the grant of stock options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects.

(jj)      Office of Foreign Assets Control. Neither the Company nor any Subsidiary nor, to the Company's knowledge, any director, officer, agent, employee or affiliate of the Company or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

(kk)     U.S. Real Property Holding Corporation. The Company is not and has never been a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and the Company shall so certify upon Purchaser’s request.

(ll)      Cybersecurity.  (i)(x) There has been no security breach or other compromise of or relating to any of the Company’s or any Subsidiary’s information technology and computer systems, networks, hardware, software, data (including the data of its respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of it), equipment or technology (collectively, “IT Systems and Data”) and (y) the Company and the Subsidiaries have not been notified of, and has no knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to its IT Systems and Data; (ii) the Company and the Subsidiaries to their knowledge are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except as would not, individually or in the aggregate, have a Material Adverse Effect; (iii) the Company and the Subsidiaries have implemented and maintained commercially reasonable safeguards to maintain and protect its material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and Data; and (iv) the Company and the Subsidiaries have implemented backup and disaster recovery technology consistent with industry standards and practices.

(mm)     Money Laundering. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no Action or Proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or any Subsidiary, threatened.

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(nn)     Private Placement. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Unregistered ADSs, Warrants or Warrant ADSs by the Company to the Purchasers as contemplated hereby.

(oo)       No General Solicitation. Neither the Company nor, to the knowledge of the Company, any Person acting on behalf of the Company has offered or sold any of the Unregistered ADSs, Warrants or Warrant ADSs by any form of general solicitation or general advertising. The Company has offered the Unregistered ADSs, Warrants or Warrant ADSs for sale only to the Purchasers and certain other “accredited investors” within the meaning of Rule 501 under the Securities Act.

(pp)     No Disqualification Events. With respect to the Unregistered ADSs, Warrants or Warrant ADSs to be offered and sold hereunder in reliance on Rule 506 under the Securities Act, none of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering hereunder, or, to the knowledge of the Company, any beneficial owner (as that term is defined in Rule 13d-3 under the Exchange Act) of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Purchasers a copy of any disclosures provided thereunder.

(qq)     Other Covered Persons. Other than the Placement Agent, the Company is not aware of any person (other than any Issuer Covered Person) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Securities.

(rr)     Notice of Disqualification Events. The Company will notify the Purchasers in writing, prior to the applicable Closing of (i) any Disqualification Event relating to any Issuer Covered Person and (ii) any event that would, with the passage of time, reasonably be expected to become a Disqualification Event relating to any Issuer Covered Person, in each case of which it is aware.

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3.2       Representations and Warranties of the Purchasers. Each Purchaser, for itself and for no other Purchaser, hereby represents and warrants as of the date hereof and as of the applicable Closing to the Company as follows (unless as of a specific date therein, in which case they shall be accurate as of such date):

(a)       Organization; Authority. Such Purchaser is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by such Purchaser of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of such Purchaser. Each Transaction Document to which it is a party has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)       Understandings or Arrangements. Such Purchaser is acquiring the Securities as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities (this representation and warranty not limiting such Purchaser’s right to sell the Securities pursuant to the Registration Statement or otherwise in compliance with applicable federal and state securities laws). Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business. Such Purchaser understands that the Unregistered ADSs, Warrants, Warrant Shares and Warrant ADSs are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring such Securities as principal for his, her or its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting such Purchaser’s right to sell such Securities pursuant to a registration statement or otherwise in compliance with applicable federal and state securities laws).

(c)       Purchaser Status. At the time such Purchaser was offered the Securities, it was, and as of the date hereof it is, and on each date on which it exercises any Warrants, it will be either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7), (a)(8), (a)(9), (a)(12) or (a)(13) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

(d)       Experience of Such Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

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(e)       Access to Information. Such Purchaser acknowledges that it has had the opportunity to review the Transaction Documents (including all exhibits and schedules thereto) and the SEC Reports and has been afforded, (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.  Such Purchaser acknowledges and agrees that neither the Placement Agent nor any Affiliate of the Placement Agent has provided such Purchaser with any information or advice with respect to the Securities nor is such information or advice necessary or desired.  Neither the Placement Agent nor any Affiliate has made or makes any representation as to the Company or the quality of the Securities and the Placement Agent and any Affiliate may have acquired non-public information with respect to the Company which such Purchaser agrees need not be provided to it.  In connection with the issuance of the Securities to such Purchaser, neither the Placement Agent nor any of its Affiliates has acted as a financial advisor or fiduciary to such Purchaser.

(f)       Certain Transactions and Confidentiality. Other than consummating the transactions contemplated hereunder, such Purchaser has not, nor has any Person acting on behalf of or pursuant to any understanding with such Purchaser, directly or indirectly executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing as of the time that such Purchaser first received a term sheet (written or oral) from the Company or any other Person representing the Company setting forth the material terms of the transactions contemplated hereunder and ending immediately prior to the execution hereof. Notwithstanding the foregoing, in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement. Other than to other Persons party to this Agreement or to such Purchaser’s representatives that are bound by confidentiality obligations, including, without limitation, its officers, directors, partners, legal and other advisors, employees, agents and Affiliates, such Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Notwithstanding the foregoing, for the avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to locating or borrowing shares in order to effect Short Sales or similar transactions in the future.

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(g)       General Solicitation. Such Purchaser is not purchasing the Unregistered ADSs, Warrants or Warrant ADSs as a result of any advertisement, article, notice or other communication regarding the Unregistered ADSs, Warrants or Warrant ADSs published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to the knowledge of such Purchaser, any other general solicitation or general advertisement.

The Company acknowledges and agrees that the representations contained in this Section 3.2 shall not modify, amend or affect such Purchaser’s right to rely on the Company’s representations and warranties contained in this Agreement or any representations and warranties contained in any other Transaction Document or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, for the avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to locating or borrowing shares in order to effect Short Sales or similar transactions in the future.

ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES

4.1       Removal of Legends.

(a)       The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of any Securities other than the Registered ADSs, or other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of a Purchaser or in connection with a pledge as contemplated in Section 4.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred security under the Securities Act.

(b)        The Purchasers agree to the imprinting, so long as is required by this Section 4.1, of a legend on any of the Unregistered ADSs, the Warrants, the Warrant ADSs or Warrant Shares in the following form:

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED, OR OTHERWISE DISTRIBUTED OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AND IN EACH CASE, THE COMPANY AND DEPOSITARY HAVE RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO EACH OF THEM THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT.

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The Company acknowledges and agrees that a Purchaser may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Unregistered ADSs, Warrants, Warrant ADSs or Warrant Shares to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and, if required under the terms of such arrangement, such Purchaser may transfer pledged or secured Unregistered ADSs, Warrants, Warrant ADSs or Warrant Shares to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At the appropriate Purchaser’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Unregistered ADSs, Warrants, Warrant ADSs and Warrant Shares may reasonably request in connection with a pledge or transfer of the Unregistered ADSs, Warrants or Warrant Shares.

(c)       Certificates evidencing the Unregistered ADSs, the Warrant ADSs and Warrant Shares shall not contain any legend (including the legend set forth in Section 4.1(b) hereof): (i) while a registration statement with a current prospectus covering the resale of such security is effective under the Securities Act, (ii) following any sale of such Unregistered ADSs, Warrant ADSs or Warrant Shares pursuant to Rule 144 , or (iii) if such Unregistered ADSs, Warrant ADSs or Warrant Shares are eligible for sale under Rule 144 (assuming cashless exercise of the Warrants), or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). The Company shall cause its counsel to issue a legal opinion to the transfer agent promptly after the Resale Effective Date of the Resale Registration Statement if required by the transfer agent to effect the removal of the legend hereunder. The Company shall cause its counsel to issue a legal opinion to the transfer agent or the Purchaser promptly if required by the transfer agent to effect the removal of the legend hereunder, or if requested by a Purchaser, respectively. Upon reasonable request by counsel to the Company (which request shall include a form of representation letter in customary form as reasonably determined by counsel to the Company and the applicable Purchaser’s counsel) to the Purchaser, the Purchaser shall promptly deliver a representation letter in customary form to counsel to the Company in connection with the removal of the legend hereunder. If all or any portion of a Warrant is exercised at a time when there is an effective registration statement with a current prospectus to cover the resale of the Warrant ADSs or Warrant Shares, or if such Unregistered ADSs, Warrant ADSs or Warrant Shares may be sold under Rule 144 (assuming cashless exercise of the Warrants) or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) then such Unregistered ADSs, Warrant ADSs or Warrant Shares shall be issued free of all legends. The Company agrees that following the Resale Effective Date and at such time as such legend is no longer required under this Section 4.1(c), the Company will, no later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) following the delivery by a Purchaser to the Company or the transfer agent of a certificate representing Unregistered ADSs, Warrant ADSs or Warrant Shares, as applicable, issued with a restrictive legend (such date, the “Legend Removal Date”), deliver or cause to be delivered to such Purchaser a certificate representing such shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to the transfer agent that enlarge the restrictions on transfer set forth in this Section 4. Unregistered ADSs, Warrant ADSs and Warrant Shares subject to legend removal hereunder shall be transmitted by the transfer agent to the Purchaser by crediting the account of the Purchaser’s prime broker with the Depository Trust Company System as directed by such Purchaser. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the ADSs as in effect on the date of delivery of a certificate representing Warrant ADSs issued with a restrictive legend.

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(d)       In addition to such Purchaser’s other available remedies, the Company shall pay to a Purchaser, in cash, (i) as partial liquidated damages and not as a penalty, for each $2,000 of Unregistered ADSs or Warrant ADSs, as applicable (based on the VWAP of the ADSs on the date such securities are submitted to the Depositary) delivered for removal of the restrictive legend and subject to Section 4.1(c), $10 per Trading Day (increasing to $20 per Trading Day five (5) Trading Days after such damages have begun to accrue) for each Trading Day after the Legend Removal Date until such Unregistered ADSs or Warrant ADSs, as applicable, are delivered without a legend and (ii) if the Company fails to (a) issue and deliver (or cause to be delivered) to a Purchaser by the Legend Removal Date such Unregistered ADSs or Warrant ADSs, as applicable, so delivered to the Company by such Purchaser that is free from all restrictive and other legends and (b) if after the Legend Removal Date such Purchaser purchases (in an open market transaction or otherwise) ADSs or Ordinary Shares to deliver in satisfaction of a sale by such Purchaser of all or any portion of the number of ADSs or Ordinary Shares, or a sale of a number of ADSs equal to all or any portion of the number of ADSs, that such Purchaser anticipated receiving from the Company without any restrictive legend, then an amount equal to the excess of such Purchaser’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the ADSs so purchased (including brokerage commissions and other out-of-pocket expenses, if any) (the “Buy-In Price”) over the product of (A) such number of Unregistered ADSs or Warrant ADSs, as applicable, that the Company was required to deliver to such Purchaser by the Legend Removal Date multiplied by (B) the lowest closing sale price of the ADSs on any Trading Day during the period commencing on the date of the delivery by such Purchaser to the Company of the applicable Unregistered ADSs or Warrant ADSs (as the case may be) and ending on the date of such delivery and payment under this Section 4.1(d).

(e)       The Registered ADSs shall be issued pursuant to the Registration Statement and shall be issued free of legends.

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4.2       Furnishing of Information.

(a)       Until the earliest of the time that (i) no Purchaser owns Securities or (ii) the Warrants have expired, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act even if the Company is not then subject to the reporting requirements of the Exchange Act.

(b)       At any time during the period commencing from the six (6) month anniversary of the date hereof and ending at such time that all of the Unregistered ADSs and Warrant ADSs (assuming cashless exercise) may be sold without the requirement for the Company to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144, if the Company (i) shall fail for any reason to satisfy the current public information requirement under Rule 144(c) or (ii) has ever been an issuer described in Rule 144(i)(1)(i) or becomes an issuer in the future, and the Company shall fail to satisfy any condition set forth in Rule 144(i)(2) (a “Public Information Failure”) then, in addition to such Purchaser’s other available remedies, the Company shall pay to a Purchaser, in cash, as partial liquidated damages and not as a penalty, by reason of any such delay in or reduction of its ability to sell the Unregistered ADSs or Warrant ADSs, as applicable, an amount in cash equal to two percent (2.0%) of the aggregate Subscription Amount of such Purchaser’s Securities on the day of a Public Information Failure and on every thirtieth (30th) day (pro rated for periods totaling less than thirty days) thereafter until the earlier of (a) the date such Public Information Failure is cured and (b) such time that such public information is no longer required  for the Purchasers to transfer the Unregistered ADSs or Warrant ADSs, as applicable, pursuant to Rule 144.  The payments to which a Purchaser shall be entitled pursuant to this Section 4.2(b) are referred to herein as “Public Information Failure Payments.”  Public Information Failure Payments shall be paid on the earlier of (i) the last day of the calendar month during which such Public Information Failure Payments are incurred and (ii) the third (3rd) Business Day after the event or failure giving rise to the Public Information Failure Payments is cured.  In the event the Company fails to make Public Information Failure Payments in a timely manner, such Public Information Failure Payments shall bear interest at the rate of 1.5% per month (prorated for partial months) until paid in full. Nothing herein shall limit such Purchaser’s right to pursue actual damages for the Public Information Failure, and such Purchaser shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

4.3       Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Unregistered ADSs, Warrants, Warrant ADSs or Warrant Shares or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

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4.4       Securities Laws Disclosure; Publicity. The Company shall (a) by the Disclosure Time, issue a press release disclosing the material terms of the transactions contemplated hereby, and (b) file a Report on Form 6-K, including the Transaction Documents as exhibits thereto, with the Commission within the time required by the Exchange Act. From and after the issuance of such press release, the Company represents to the Purchasers that it shall have publicly disclosed all material, non-public information delivered to any of the Purchasers by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Transaction Documents. In addition, effective upon the issuance of such press release, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, agents, employees or Affiliates on the one hand, and any of the Purchasers or any of their Affiliates on the other hand, shall terminate. The Company and each Purchaser shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor any Purchaser shall issue any such press release nor otherwise make any such public statement without the prior written consent of the Company, with respect to any press release of any Purchaser, or without the prior written consent of each Purchaser, with respect to any press release of the Company, which consent shall not unreasonably be withheld, conditioned or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior written notice of such public statement or communication. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Purchaser, except (a) as required by federal securities law in connection with (i) any registration statement contemplated by the Registration Rights Agreement and (ii) the filing of final Transaction Documents with the Commission and (b) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the applicable Purchasers with prior notice of such disclosure permitted under this clause (b).

4.5       Shareholder Rights Plan. No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that any Purchaser is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that any Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under the Transaction Documents or under any other agreement between the Company and the Purchasers.

4.6       Non-Public Information. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, which shall be disclosed pursuant to Section 4.4, the Company covenants and agrees that neither the Company, nor any other Person acting on its behalf will provide any Purchaser or its agents or counsel with any information that constitutes, or the Company reasonably believes constitutes, material non-public information, unless prior thereto such Purchaser shall have consented to the receipt of such information and agreed with the Company to keep such information confidential. The Company understands and confirms that each Purchaser shall be relying on the foregoing covenant in effecting transactions in securities of the Company. To the extent that the Company delivers any material, non-public information to a Purchaser without such Purchaser’s consent, the Company hereby covenants and agrees that such Purchaser shall not have any duty of confidentiality to the Company, any of its Subsidiaries, or any of their respective officers, directors, agents, employees or Affiliates, or a duty to the Company, any of its Subsidiaries or any of their respective officers, directors, agents, employees or Affiliates not to trade on the basis of, such material, non-public information, provided that the Purchaser shall remain subject to applicable law. To the extent that any notice provided pursuant to any Transaction Document constitutes, or contains, material, non-public information regarding the Company or any Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Report on Form 6-K. The Company understands and confirms that each Purchaser shall be relying on the foregoing covenant in effecting transactions in securities of the Company.

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4.7       Use of Proceeds. Except as set forth on Schedule 4.7, the Company shall use the net proceeds from the sale of the Securities hereunder for working capital purposes and in connection with the transactions contemplated by the Arrangement Agreement and shall not use such proceeds: (a) for the satisfaction of any portion of the Company’s debt (other than payment of trade payables in the ordinary course of the Company’s business and prior practices), (b) for the redemption of any ADSs, Ordinary Shares or Ordinary Share Equivalents, (c) for the settlement of any outstanding litigation or (d) in violation of FCPA or OFAC regulations.

4.8       Indemnification of Purchasers. Subject to the provisions of this Section 4.8, the Company will indemnify and hold each Purchaser and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against the Purchaser Parties in any capacity, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of such Purchaser Party, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is solely based upon a material breach of such Purchaser Party’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser Party may have with any such stockholder or any violations by such Purchaser Party of state or federal securities laws or any conduct by such Purchaser Party which is finally judicially determined to constitute fraud, gross negligence or willful misconduct). If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (x) the employment thereof has been specifically authorized by the Company in writing, (y) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (z) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to any Purchaser Party under this Agreement (1) for any settlement by a Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (2) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement or in the other Transaction Documents. The indemnification required by this Section 4.8 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Purchaser Party against the Company or others and any liabilities the Company may be subject to pursuant to law.

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4.9       Authority to Allot Ordinary Shares; Aggregate Nominal Amount of Warrant Shares. As of the date hereof, the directors of the Company have authority to allot a sufficient number of Ordinary Shares to enable the Company to issue Registered ADSs pursuant to this Agreement and, upon receipt of Shareholder Approval, Unregistered ADSs and Warrant Shares pursuant to any exercise of the Warrants. The Company acknowledges that each Purchaser has paid or will pay the aggregate nominal amount of the Ordinary Shares underlying the Warrant ADSs issuable upon exercise of such Purchaser’s Warrants and the Company shall hold such aggregate nominal amount in trust and shall apply it as applicable in connection with exercises of the Warrants pursuant to Section 2(c) therein by such Purchaser or any assignee of the Warrants. Upon the exercise of the Warrants other than pursuant to Section 2(c) therein by such Purchaser or any assignee of the Warrants, the Company shall return the applicable portion of the aggregate nominal amount of the Ordinary Shares underlying the Warrant ADSs in connection with such Warrants that have been exercised other than pursuant to Section 2(c) therein on a periodic six (6) month basis or promptly upon request by the Purchaser.

4.10       Listing of ADSs and Ordinary Shares. Except as contemplated by the Arrangement Agreement, the Company hereby agrees to use reasonable efforts to maintain the listing or quotation of the ADSs and Ordinary Shares on the Trading Market on which each is currently listed, and concurrently with the applicable Closing, the Company shall apply to list or quote, as applicable, all of the Shares, Warrant Shares, ADSs and Warrant ADSs on such Trading Market and promptly secure the listing of all of the Shares and Warrant Shares on such Trading Market. The Company further agrees, if the Company applies to have the Ordinary Shares and/or ADSs traded on any other Trading Market, it will then include in such application all of the Shares, Warrant Shares, ADSs and Warrant ADSs, and will take such other action as is necessary to cause all of the Shares, Warrant Shares, ADSs and Warrant ADSs to be listed or quoted on such other Trading Market as promptly as possible. The Company will then take all action reasonably necessary to continue the listing and trading of ADSs and Ordinary Shares on a Trading Market and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market. The Company agrees to maintain the eligibility of the ADSs for electronic transfer through the Depository Trust Company or another established clearing corporation, including, without limitation, by timely payment of fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer. In addition, the Company shall hold a special meeting of shareholders (which may also be at the annual meeting of shareholders) at the earliest practical date, but in no event, later than February 28, 2023 for the purpose of obtaining Shareholder Approval, with the recommendation of the Company’s Board of Directors that such proposal is approved, and the Company shall solicit proxies from its shareholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposal. If the Company does not obtain Shareholder Approval at the first meeting of shareholders following the date hereof, the Company shall call a meeting every thirty (30) days thereafter to seek Shareholder Approval until the earlier of the date on which Shareholder Approval is obtained or the Warrants are no longer outstanding.

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4.11       Beneficial Ownership Limitations. Notwithstanding anything herein to the contrary, in no event will a Purchaser (together with such Purchaser’s Affiliates and Person acting as a group together with such Purchaser or such Purchaser’s Affiliates) acquire or hold beneficial ownership (as such is determined under the laws of England and Wales) of Ordinary Shares in excess of 29.9% of the number of Ordinary Shares outstanding at any time.

4.12       Subsequent Equity Sales.

(a)       From the date hereof until ninety (90) days following the Resale Effective Date, neither the Company nor any Subsidiary shall issue, enter into any agreement to issue or announce the issuance or proposed issuance of any ADSs, Ordinary Shares or Ordinary Share Equivalents or file any registration statement or amendment or supplement thereto, other than (i) the Prospectus Supplement or (ii) in connection with fulfilling the Company’s obligations under the terms and conditions of the Registration Rights Agreement. In the event of the Second Closing Termination (as defined below), the period above shall be ninety (90) days following the First Closing Date.

(b)       From the date hereof until the twelve (12) month anniversary of the Second Closing Date, the Company shall be prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its Subsidiaries of ADSs, Ordinary Shares or Ordinary Share Equivalents (or a combination of units thereof) involving a Variable Rate Transaction. “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional ADSs and/or Ordinary Shares either (A) at a conversion price, exercise price or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for ADSs and/or Ordinary Shares at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the ADSs and/or Ordinary Shares or (ii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit, whereby the Company may issue securities at a future determined price. Any Purchaser shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages. In the event of the Second Closing Termination, the period above shall be the twelve (12) month anniversary of the First Closing Date.

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(c)       Notwithstanding the foregoing, this Section 4.12 shall not apply in respect of an Exempt Issuance, except that no Variable Rate Transaction shall be an Exempt Issuance.

4.13       Equal Treatment of Purchasers. No consideration (including any modification of any Transaction Document) shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents. For clarification purposes, this provision constitutes a separate right granted to each Purchaser by the Company and negotiated separately by each Purchaser, and is intended for the Company to treat the Purchasers as a class and shall not in any way be construed as the Purchasers acting in concert or as a group with respect to the purchase, disposition or voting of Securities or otherwise.

4.14       Certain Transactions and Confidentiality. Each Purchaser, severally and not jointly with the other Purchasers, covenants that neither it nor any Affiliate acting on its behalf or pursuant to any understanding with it will execute any purchases or sales, including Short Sales of any of the Company’s securities during the period commencing with the execution of this Agreement and ending at such time that the transactions contemplated by this Agreement are first publicly announced pursuant to the initial press release as described in Section 4.4.  Each Purchaser, severally and not jointly with the other Purchasers, covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company pursuant to the initial press release as described in Section 4.4, such Purchaser will maintain the confidentiality of the existence and terms of this transaction and the information included in the Disclosure Schedules.  Notwithstanding the foregoing and notwithstanding anything contained in this Agreement to the contrary, the Company expressly acknowledges and agrees that (i) no Purchaser makes any representation, warranty or covenant hereby that it will not engage in effecting transactions in any securities of the Company after the time that the transactions contemplated by this Agreement are first publicly announced pursuant to the initial press release as described in Section 4.4, (ii) no Purchaser shall be restricted or prohibited from effecting any transactions in any securities of the Company in accordance with applicable securities laws from and after the time that the transactions contemplated by this Agreement are first publicly announced pursuant to the initial press release as described in Section 4.4 and (iii) no Purchaser shall have any duty of confidentiality or duty not to trade in the securities of the Company to the Company or its Subsidiaries after the issuance of the initial press release as described in Section 4.4.  Notwithstanding the foregoing, in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement.

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4.15       Exercise Procedures. The form of Notice of Exercise included in the Warrants set forth the totality of the procedures required of the Purchasers in order to exercise the Warrants. No additional legal opinion, other information or instructions shall be required of the Purchasers to exercise their Warrants. Without limiting the preceding sentences, no ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required in order to exercise the Warrants. The Company shall honor exercises of the Warrants and shall deliver Warrant ADSs in accordance with the terms, conditions and time periods set forth in the Transaction Documents.

4.16       Form D; Blue Sky Filings. The Company agrees to timely file a Form D with respect to the Unregistered ADSs, Warrants and Warrant ADSs as required under Regulation D and to provide a copy thereof, promptly upon request of any Purchaser. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the ADSs, Warrants and Warrant ADSs for, sale to the Purchasers at the applicable Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any Purchaser.

4.17       Lock-Up Agreements. The Company shall not amend, modify, waive or terminate any provision of any of the Lock-Up Agreements except to extend the term of the lock-up period and shall enforce the provisions of each Lock-Up Agreement in accordance with its terms. If any party to a Lock-Up Agreement breaches any provision of a Lock-Up Agreement, the Company shall promptly use its reasonable best efforts to seek specific performance of the terms of such Lock-Up Agreement.

4.18       Participation in Future Financing.

(a)       From the date hereof until the date that is the eighteen (18) month anniversary of the Second Closing Date, upon any issuance by the Company or any of its Subsidiaries of Ordinary Shares or Ordinary Share Equivalents for cash consideration, Indebtedness or a combination of units thereof (a “Subsequent Financing”), each Purchaser shall have the right to participate in up to an amount of the Subsequent Financing equal to 25% of the Subsequent Financing (the “Participation Maximum”) on the same terms, conditions and price provided to other Persons in the Subsequent Financing.

(b)       Between the time period of 4:00 pm (New York City time) and 6:00 pm (New York City time) on the Trading Day immediately prior to the Trading Day of the expected announcement of the Subsequent Financing (or, if the Trading Day of the expected announcement of the Subsequent Financing is the first Trading Day following a holiday or a weekend (including a holiday weekend), between the time period of 4:00 pm (New York City time) on the Trading Day immediately prior to such holiday or weekend and 2:00 pm (New York City time) on the day immediately prior to the Trading Day of the expected announcement of the Subsequent Financing), the Company shall deliver to each Purchaser a written notice of the Company’s intention to effect a Subsequent Financing (a “Subsequent Financing Notice”), which notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder and the Person or Persons through or with whom such Subsequent Financing is proposed to be effected and shall include a term sheet and transaction documents relating thereto as an attachment.

(c)       Any Purchaser desiring to participate in such Subsequent Financing must provide written notice to the Company by 6:30 am (New York City time) on the Trading Day following the date on which the Subsequent Financing Notice is delivered to such Purchaser (the “Notice Termination Time”) that such Purchaser is willing to participate in the Subsequent Financing, the amount of such Purchaser’s participation, and representing and warranting that such Purchaser has such funds ready, willing, and available for investment on the terms set forth in the Subsequent Financing Notice. If the Company receives no such notice from a Purchaser as of such Notice Termination Time, such Purchaser shall be deemed to have notified the Company that it does not elect to participate in such Subsequent Financing.

(d)       If, by the Notice Termination Time, notifications by the Purchasers of their willingness to participate in the Subsequent Financing (or to cause their designees to participate) is, in the aggregate, less than the total amount of the Subsequent Financing, then the Company may effect the remaining portion of such Subsequent Financing on the terms and with the Persons set forth in the Subsequent Financing Notice.

(e)       If, by the Notice Termination Time, the Company receives responses to a Subsequent Financing Notice from Purchasers seeking to purchase more than the aggregate amount of the Participation Maximum, each such Purchaser shall have the right to purchase its Pro Rata Portion (as defined below) of the Participation Maximum. “Pro Rata Portion” means the ratio of (x) the Subscription Amount of Securities purchased on the Closing Date by a Purchaser participating under this Section 4.18 and (y) the sum of the aggregate Subscription Amounts of Securities purchased on the Closing Date by all Purchasers participating under this Section 4.18.

(f)       The Company must provide the Purchasers with a second Subsequent Financing Notice, and the Purchasers will again have the right of participation set forth above in this Section 4.18, if the definitive agreement related to the initial Subsequent Financing Notice is not initially entered into for any reason on the terms substantially as set forth in such Subsequent Financing Notice within two (2) Trading Days after the date of delivery of the initial Subsequent Financing Notice.

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(g)       The Company and each Purchaser agree that, if any Purchaser elects to participate in the Subsequent Financing, the transaction documents related to the Subsequent Financing shall not include any term or provision that, directly or indirectly, will, or is intended to, exclude one or more of the Purchasers from participating in a Subsequent Financing, including, but not limited to, provisions whereby such Purchaser shall be required to agree to any restrictions on trading as to any securities of the Company or be required to consent to any amendment to or termination of, or grant any waiver, release or the like under or in connection with, this Agreement, without the prior written consent of such Purchaser. In addition, the Company and each Purchaser agree that, in connection with a Subsequent Financing, the transaction documents related to the Subsequent Financing shall include a requirement for the Company to issue a widely disseminated press release by 9:30 am (New York City time) on the Trading Day of execution of the transaction documents in such Subsequent Financing (or, if the date of execution is not a Trading Day, on the immediately following Trading Day) that discloses the material terms of the transactions contemplated by the transaction documents in such Subsequent Financing.

(h)       Notwithstanding anything to the contrary in this Section 4.18 and unless otherwise agreed to by such Purchaser, the Company shall either confirm in writing to such Purchaser that the transaction with respect to the Subsequent Financing has been abandoned or shall publicly disclose its intention to issue the securities in the Subsequent Financing, in either case in such a manner such that such Purchaser will not be in possession of any material, non-public information, by 9:30 am (New York City time) on the second (2nd) Trading Day following date of delivery of the Subsequent Financing Notice. If by 9:30 am (New York City time) on such second (2nd) Trading Day, no public disclosure regarding a transaction with respect to the Subsequent Financing has been made, and no notice regarding the abandonment of such transaction has been received by such Purchaser, such transaction shall be deemed to have been abandoned and such Purchaser shall not be deemed to be in possession of any material, non-public information with respect to the Company or any of its Subsidiaries.

(i)       Notwithstanding the foregoing, this Section 4.18 shall not apply in respect of an Exempt Issuance.

4.19       Reduction of Exercise Price. By executing this Agreement, each of the Purchaser and the Company agree, pursuant to Section 5(o) of (i) that certain warrant to purchase Ordinary Shares issued on October 25, 2019 (the “October Warrant”), and (ii) that certain warrant to purchase Ordinary Shares issued by the Company to the Purchaser on May 20, 2020 (the “May Warrant”), to amend and restate Section 2(d) of each of the October Warrant and May Warrant as follows: “Exercise Price. Subject to Section 2(c) hereof, the exercise price per ADS under this Warrant shall be $1.00, subject to adjustment hereunder (the “Exercise Price”).” No later than five (5) Business Days following the First Closing Date, the Purchaser shall surrender to the Company each of the October Warrant and May Warrant held by such Purchaser and the Company shall, within (5) Business Days following the receipt of such warrants, deliver to the Purchaser a new October Warrant and May Warrant, as amended and restated solely as set forth in this Section 4.19.

ARTICLE V.
MISCELLANEOUS

5.1       Termination.  This Agreement may be terminated by any Purchaser, as to such Purchaser’s obligations hereunder only and without any effect whatsoever on the obligations between the Company and the other Purchasers, by written notice to the other parties, if the First Closing has not been consummated on or before the fifth (5th) Trading Day following the First Closing Date; provided, however, that no such termination will affect the right of any party to sue for any breach by any other party (or parties). Additionally, in the event the Arrangement is terminated and the Purchasers have not waived such closing condition contained in 2.3(b)(v) herein within two (2) Business Days of the public announcement of such termination of the Arrangement, the Company may terminate the Second Closing and Registration Rights Agreement by proving written notice immediately to the Purchasers and publicly disclosing the termination of the Second Closing (the “Second Closing Termination”).

5.2       Fees and Expenses. Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all Depositary fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the Company to issue ADSs or Warrant ADSs (including in connection with any exercise notice delivered by a Purchaser to the Company)), stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to the Purchasers and shall reimburse the Purchasers for any fees charged to Purchasers by the Depositary in connection with the issuance or holding or sale of the ADSs, Warrant ADSs and/or Ordinary Shares.

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5.3       Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, the Prospectus and the Prospectus Supplement, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.4       Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment at the email address as set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment at the email address as set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto. To the extent that any notice provided pursuant to any Transaction Document constitutes, or contains, material, non-public information regarding the Company or any Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Report on Form 6-K.

5.5       Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and Purchasers which purchased at least 50.1% in interest of the ADSs based on the initial Subscription Amounts hereunder (or, prior to the First Closing Date, the Company and each Purchaser) or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought, provided that if any amendment, modification or waiver disproportionately and adversely impacts a Purchaser (or group of Purchasers), the consent of such disproportionately impacted Purchaser (or group of Purchasers) shall also be required. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right. Any proposed amendment or waiver that disproportionately, materially and adversely affects the rights and obligations of any Purchaser relative to the comparable rights and obligations of the other Purchasers shall require the prior written consent of such adversely affected Purchaser. Any amendment effected in accordance with this Section 5.5 shall be binding upon each Purchaser and holder of Securities and the Company.

5.6       Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.7       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser (other than by merger). Any Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Securities, provided that such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the “Purchasers.”

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5.8       No Third-Party Beneficiaries. The Placement Agent shall be the third party beneficiary of the representations and warranties of the Company in Section 3.1 and the representations and warranties of the Purchasers in Section 3.2. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.8 and this Section 5.8.

5.9       Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Action or Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Action or Proceeding is improper or is an inconvenient venue for such Proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Action or Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party shall commence an Action or Proceeding to enforce any provisions of the Transaction Documents, then, in addition to the obligations of the Company under Section 4.8, the prevailing party in such Action or Proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Action or Proceeding.

5.10       Survival. The representations and warranties contained herein shall survive the Closings and the delivery of the Securities.

5.11       Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

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5.12       Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

5.13       Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights; provided, however, that in the case of a rescission of an exercise of a Warrant, the applicable Purchaser shall be required to return any Warrant Shares subject to any such rescinded exercise notice concurrently with the return to such Purchaser of the aggregate exercise price paid to the Company for such shares and the restoration of such Purchaser’s right to acquire such shares pursuant to such Purchaser’s Warrant (including, issuance of a replacement warrant certificate evidencing such restored right).

5.14       Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Securities.

5.15       Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any Action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.16       Payment Set Aside. To the extent that the Company makes a payment or payments to any Purchaser pursuant to any Transaction Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

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5.17       Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance or non-performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any Proceeding for such purpose. Each Purchaser has been represented by its own separate legal counsel in its review and negotiation of the Transaction Documents. For reasons of administrative convenience only, each Purchaser and its respective counsel have chosen to communicate with the Company through EGS. EGS does not represent any of the Purchasers and only represents the Placement Agent. The Company has elected to provide all Purchasers with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by any of the Purchasers. It is expressly understood and agreed that each provision contained in this Agreement and in each other Transaction Document is between the Company and a Purchaser, solely, and not between the Company and the Purchasers collectively and not between and among the Purchasers.

5.18       Liquidated Damages. The Company’s obligation to pay any partial liquidated damages or other amounts owing under the Transaction Documents is a continuing obligation of the Company and shall not terminate until all unpaid partial liquidated damages and other amounts have been paid notwithstanding the fact that the instrument or security pursuant to which such partial liquidated damages or other amounts due and payable shall have been cancelled.

5.19      Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

5.20       Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto. In addition, each and every reference to share prices, Ordinary Shares and ADSs in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the ADSs or Ordinary Shares that occur after the date of this Agreement.

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5.21       WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

5.22       Depositary. For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the Depositary’s rights and obligations with respect to the Company and the ADSs (including the Warrant ADSs) shall be as set forth in, and subject to, the terms and provisions of the Deposit Agreement and in no event shall this Agreement or any Warrant be deemed or construed to impose any additional obligations or liabilities on the Depositary

(Signature Pages Follow)

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IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

midatech pharma plc		Address for Notice: One Caspian Point Caspian Way Cardiff, Wales CF10 4DQ United Kingdom
By:
	Name: Stephen Stamp Title: Chief Executive Officer and Chief Financial Officer	E-Mail: Stephen.stamp@midatechpharma.com

With a copy to (which shall not constitute notice):

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111

Attention: Jason McCaffrey

Email: JSMcCaffrey@mintz.com

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOR PURCHASER FOLLOWS]

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[PURCHASER SIGNATURE PAGES TO MTP SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser: ________________________________________________________

Signature of Authorized Signatory of Purchaser: _________________________________

Name of Authorized Signatory: _______________________________________________

Title of Authorized Signatory: ________________________________________________

Email Address of Authorized Signatory:_________________________________________

Facsimile Number of Authorized Signatory: __________________________________________

Address for Notice to Purchaser:

Address for Delivery of Warrants to Purchaser (if not same as address for notice):

DWAC for ADSs:

Subscription Amount (First Closing): $_________________

Subscription Amount (Second Closing): $_________________

Registered ADSs: _________________

Unregistered ADSs: ______________

Series A Warrant Shares: __________________ Beneficial Ownership Blocker ☐ 4.99% or ☐ 9.99%

Series B Warrant Shares: __________________ Beneficial Ownership Blocker ☐ 4.99% or ☐ 9.99%

Pre-Funded Warrant Shares: _________________ Beneficial Ownership Blocker ☐ 4.99% or ☐ 9.99%

EIN Number: _______________________

[SIGNATURE PAGES CONTINUE]

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SCHEDULE II

List of Individuals and Entities Executing Lock-Up Agreements

•	Stephen Stamp
•	Dmitry Zamoryakhin
•	Stephen Parker
•	Sijmen de Vries
•	Simon Turton
•	Deborah Rathjen
•	Dave Jenkins
•	John Curran
•	David Wurzer
•	John Hemeon
•	Mario Saltarelli
•	Giuseppe Scalabrino
•	Francois Curtin
•	Alois Lang
•	Ferdinando Nicoletti

Exhibit 10.6

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of December 13, 2022, between Midatech Pharma PLC, a public limited company organized under the laws of England and Wales (the “Company”), and each of the several purchasers signatory hereto (each such purchaser, a “Purchaser” and, collectively, the “Purchasers”).

This Agreement is made pursuant to the Securities Purchase Agreement, dated as of the date hereof, between the Company and each Purchaser (the “Purchase Agreement”).

The Company and each Purchaser hereby agrees as follows:

1.       Definitions.

Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement shall have the meanings given such terms in the Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Advice” shall have the meaning set forth in Section 6(d).

“Effectiveness Date” means, with respect to the Initial Registration Statement required to be filed hereunder, the 60th calendar day following the Second Closing Date (or, in the event of a “full review” by the Commission, the 90th calendar day following the Second Closing Date hereof) and with respect to any additional Registration Statements which may be required pursuant to Section 2(c) or Section 3(c), the 60th calendar day following the date on which an additional Registration Statement is required to be filed hereunder (or, in the event of a “full review” by the Commission, the 90th calendar day following the date such additional Registration Statement is required to be filed hereunder); provided, however, that in the event the Company is notified by the Commission that one or more of the above Registration Statements will not be reviewed or is no longer subject to further review and comments, the Effectiveness Date as to such Registration Statement shall be the fifth Trading Day following the date on which the Company is so notified if such date precedes the dates otherwise required above, provided, further, if such Effectiveness Date falls on a day that is not a Trading Day, then the Effectiveness Date shall be the next succeeding Trading Day.

“Effectiveness Period” shall have the meaning set forth in Section 2(a).

“Event” shall have the meaning set forth in Section 2(d).

“Event Date” shall have the meaning set forth in Section 2(d).

“Filing Date” means, with respect to the Initial Registration Statement required hereunder, the 30th calendar day following the Second Closing Date and, with respect to any additional Registration Statements which may be required pursuant to Section 2(c) or Section 3(c), the earliest practical date on which the Company is permitted by SEC Guidance to file such additional Registration Statement related to the Registrable Securities.

“Holder” or “Holders” means the holder or holders, as the case may be, from time to time of Registrable Securities.

“Indemnified Party” shall have the meaning set forth in Section 5(c).

“Indemnifying Party” shall have the meaning set forth in Section 5(c).

“Initial Registration Statement” means the initial Registration Statement filed pursuant to this Agreement.

“Losses” shall have the meaning set forth in Section 5(a).

“Majority-in-Interest” means Holders of more than fifty percent (50%) of the Registrable Securities.

“Plan of Distribution” shall have the meaning set forth in Section 2(a).

“Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated by the Commission pursuant to the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Registrable Securities” means, as of any date of determination, (a) the Unregistered ADSs issued pursuant to the Purchase Agreement, (b) all Warrant ADSs issued and issuable upon exercise of the Warrants (assuming on such date the Warrants are exercised in full without regard to any exercise limitations therein) and (c) any securities issued or then issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing; provided, however, that any such Registrable Securities shall cease to be Registrable Securities (and the Company shall not be required to maintain the effectiveness of any, or file another, Registration Statement hereunder with respect thereto) for so long as (a) a Registration Statement with respect to the sale of such Registrable Securities is declared effective by the Commission under the Securities Act and such Registrable Securities have been disposed of by the Holder in accordance with such effective Registration Statement, (b) such Registrable Securities have been previously sold in accordance with Rule 144, or (c) such securities become eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 as set forth in a written opinion letter to such effect, addressed, delivered and acceptable to the Transfer Agent and the affected Holders, as reasonably determined by the Company, upon the advice of counsel to the Company.

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“Registration Statement” means any registration statement required to be filed hereunder pursuant to Section 2(a) and any additional registration statements contemplated by Section 2(c) or Section 3(c), including (in each case) the Prospectus, amendments and supplements to any such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in any such registration statement.

“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Selling Stockholder Questionnaire” shall have the meaning set forth in Section 3(a).

“SEC Guidance” means (i) any publicly-available written or oral guidance of the Commission staff, or any comments, requirements or requests of the Commission staff and (ii) the Securities Act.

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2.       Shelf Registration.

(a)       On or prior to each Filing Date, the Company shall prepare and file with the Commission a Registration Statement covering the resale of all of the Registrable Securities that are not then registered on an effective Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415. Each Registration Statement filed hereunder shall be on Form F-1, or such other form available to register for resale the Registrable Securities, and shall contain (unless otherwise directed by at least 85% in interest of the Holders) substantially the “Plan of Distribution” attached hereto as Annex A and substantially the “Selling Stockholder” section attached hereto as Annex B; provided, however, that no Holder shall be required to be named as an “underwriter” without such Holder’s express prior written consent. Subject to the terms of this Agreement, the Company shall use its best efforts to cause a Registration Statement filed under this Agreement (including, without limitation, under Section 3(c)) to be declared effective under the Securities Act as promptly as possible after the filing thereof, but in any event no later than the applicable Effectiveness Date, and shall use its best efforts to keep such Registration Statement continuously effective under the Securities Act until the date that all Registrable Securities covered by such Registration Statement (i) have been sold, thereunder or pursuant to Rule 144, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144, as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and the affected Holders (the “Effectiveness Period”). The Company shall telephonically request effectiveness of a Registration Statement as of 5:00 p.m. (New York City time) on a Trading Day. The Company shall promptly notify the Holders via e-mail of the effectiveness of a Registration Statement on the same Trading Day that the Company telephonically confirms effectiveness with the Commission, which shall be the date requested for effectiveness of such Registration Statement. The Company shall, by 9:30 a.m. (New York City time) on the Trading Day after the effective date of such Registration Statement, file a final Prospectus with the Commission as required by Rule 424. Failure to so file a final Prospectus as foresaid shall be deemed an Event under Section 2(d).

(b)        Notwithstanding the registration obligations set forth in Section 2(a), if the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly inform each of the Holders thereof and use its commercially reasonable efforts to file amendments to the Initial Registration Statement as required by the Commission, covering the maximum number of Registrable Securities permitted to be registered by the Commission, on Form F-1 or such other form available to register for resale the Registrable Securities as a secondary offering; with respect to filing on Form F-1 or other appropriate form, and subject to the provisions of Section 2(d) with respect to the payment of liquidated damages; provided, however, that prior to filing such amendment, the Company shall be obligated to use diligent efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the SEC Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09.

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(c)       Notwithstanding any other provision of this Agreement and subject to the payment of liquidated damages pursuant to Section 2(d), if the Commission or any SEC Guidance sets forth a limitation on the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater portion of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced as follows:

a.	First, the Company shall reduce or eliminate any securities to be included other than Registrable Securities;

b.	Second, the Company shall reduce Registrable Securities represented by Warrant ADSs (applied, in the case that some Warrant ADSs may be registered, to the Holders on a pro rata basis based on the total number of unregistered Warrants); and

c.	Third, the Company shall reduce Registrable Securities represented by the Unregistered ADSs (applied, in the case that some Unregistered ADSs may be registered, to the Holders on a pro rata basis based on the total number of Unregistered ADSs held by such Holders).

In the event of a cutback hereunder, the Company shall give the Holder at least five (5) Trading Days prior written notice along with the calculations as to such Holder’s allotment. In the event the Company amends the Initial Registration Statement in accordance with the foregoing, the Company will use its best efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form F-1 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Initial Registration Statement, as amended.

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(d)       If: (i) the Initial Registration Statement is not filed on or prior to its Filing Date (if the Company files the Initial Registration Statement without affording the Holders the opportunity to review and comment on the same as required by Section 3(a) herein or the Company subsequent withdraws the filing of the Registration Statement, the Company shall be deemed to have not satisfied this clause as of the Filing Date), or (ii) the Company fails to file with the Commission a request for acceleration of a Registration Statement in accordance with Rule 461 promulgated by the Commission pursuant to the Securities Act, within five Trading Days of the date that the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review, or (iii) prior to the effective date of a Registration Statement, the Company fails to file a pre-effective amendment and otherwise respond in writing to comments made by the Commission in respect of such Registration Statement within ten (10) calendar days after the receipt of comments by or notice from the Commission that such amendment is required in order for such Registration Statement to be declared effective, or (iv) a Registration Statement registering for resale all of the Registrable Securities is not declared effective by the Commission by the Effectiveness Date of the Initial Registration Statement (provided if the Registration Statement does not allow for the resale of Registrable Securities at prevailing market prices (ie. only allows for fixed price sales), the Company shall have been deemed to have not satisfied this clause), or (v) after the effective date of a Registration Statement, such Registration Statement ceases for any reason to remain continuously effective as to all Registrable Securities included in such Registration Statement, or the Holders are otherwise not permitted to utilize the Prospectus therein to resell such Registrable Securities, for more than ten (10) consecutive calendar days or more than an aggregate of fifteen (15) calendar days (which need not be consecutive calendar days) during any 12-month period (any such failure or breach being referred to as an “Event”, and for purposes of clauses (i) and (iv), the date on which such Event occurs, and for purpose of clause (ii) the date on which such five (5) Trading Day period is exceeded, and for purpose of clause (iii) the date which such ten (10) calendar day period is exceeded, and for purpose of clause (v) the date on which such ten (10) or fifteen (15) calendar day period, as applicable, is exceeded being referred to as “Event Date”), then, in addition to any other rights the Holders may have hereunder or under applicable law, on each such Event Date and on each monthly anniversary of each such Event Date (if the applicable Event shall not have been cured by such date) until the applicable Event is cured, the Company shall pay to each Holder an amount in cash, as partial liquidated damages and not as a penalty, equal to the product of 2.0% multiplied by the aggregate Subscription Amount paid by such Holder pursuant to the Purchase Agreement. If the Company fails to pay any partial liquidated damages pursuant to this Section in full within seven days after the date payable, the Company will pay interest thereon at a rate of 15% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Holder, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. The partial liquidated damages pursuant to the terms hereof shall apply on a daily pro rata basis for any portion of a month prior to the cure of an Event.

(e)       Notwithstanding anything to the contrary contained herein, in no event shall the Company be permitted to name any Holder or affiliate of a Holder as any Underwriter without the prior written consent of such Holder.

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3.       Registration Procedures.

In connection with the Company’s registration obligations hereunder, the Company shall:

(a)       Not less than five (5) Trading Days prior to the filing of each Registration Statement and not less than one (1) Trading Day prior to the filing of any related Prospectus or any amendment or supplement thereto (including any document that would be incorporated or deemed to be incorporated therein by reference), the Company shall (i) furnish to each Holder copies of all such documents proposed to be filed, which documents (other than those incorporated or deemed to be incorporated by reference) will be subject to the review of such Holders, and (ii) cause its officers and directors, counsel and independent registered public accountants to respond to such inquiries as shall be reasonably necessary, in the reasonable opinion of respective counsel to each Holder, to conduct a reasonable investigation within the meaning of the Securities Act. The Company shall not file a Registration Statement or any such Prospectus or any amendments or supplements thereto to which the Holders of a Majority-in-Interest shall reasonably object in good faith, provided that, the Company is notified of such objection in writing no later than five (5) Trading Days after the Holders have been so furnished copies of a Registration Statement or one (1) Trading Day after the Holders have been so furnished copies of any related Prospectus or amendments or supplements thereto. To the extent such Holders have objected in accordance with this Section 3(a), any requirements to timely file such Registration Statement or Prospectus, as applicable, pursuant to Section 2 of this Agreement shall be suspended until such time as the Holders of a Majority-in-Interest no longer reasonably object to the filing of the Registration Statement or Prospectus, as applicable, in accordance with this Section 3(a). Each Holder agrees to furnish to the Company a completed questionnaire in the form attached to this Agreement as Annex B (a “Selling Stockholder Questionnaire”) on a date that is not less than three (3) Trading Days prior to the Filing Date or by the end of the fourth (4th) Trading Day following the date on which such Holder receives draft materials in accordance with this Section.

(b)       (i) Prepare and file with the Commission such amendments, including post-effective amendments, to a Registration Statement and the Prospectus used in connection therewith as may be necessary to keep a Registration Statement continuously effective as to the applicable Registrable Securities for the Effectiveness Period and prepare and file with the Commission such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities, (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement (subject to the terms of this Agreement), and, as so supplemented or amended, to be filed pursuant to Rule 424, (iii) respond as promptly as reasonably possible to any comments received from the Commission with respect to a Registration Statement or any amendment thereto and provide as promptly as reasonably possible to the Holders true and complete copies of all correspondence from and to the Commission relating to a Registration Statement (provided that the Company shall excise any information contained therein which would constitute material non-public information regarding the Company or any of its Subsidiaries), and (iv) comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by a Registration Statement during the applicable period in accordance (subject to the terms of this Agreement) with the intended methods of disposition by the Holders thereof set forth in such Registration Statement as so amended or in such Prospectus as so supplemented.

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(c)       If during the Effectiveness Period, the number of Registrable Securities at any time exceeds 100% of the number of Ordinary Shares represented by ADSs then registered in a Registration Statement, then the Company shall file as soon as reasonably practicable, but in any case prior to the applicable Filing Date, an additional Registration Statement covering the resale by the Holders of not less than the number of such Registrable Securities.

(d)       Notify the Holders of Registrable Securities to be sold (which notice shall, pursuant to clauses (iii) through (vi) hereof, be accompanied by an instruction to suspend the use of the Prospectus until the requisite changes have been made) as promptly as reasonably possible (and, in the case of (i)(A) below, not less than one (1) Trading Day prior to such filing) and (if requested by any such Person) confirm such notice in writing no later than one (1) Trading Day following the day (i)(A) when a Prospectus or any Prospectus supplement or post-effective amendment to a Registration Statement is proposed to be filed, (B) when the Commission notifies the Company whether there will be a “review” of such Registration Statement and whenever the Commission comments in writing on such Registration Statement, and (C) with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to a Registration Statement or Prospectus or for additional information, (iii) of the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose, (v) of the occurrence of any event or passage of time that makes the financial statements included in a Registration Statement ineligible for inclusion therein or any statement made in a Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to a Registration Statement, Prospectus or other documents so that, in the case of a Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (vi) of the occurrence or existence of any pending corporate development with respect to the Company that the Company believes may be material and that, in the determination of the Company, makes it not in the best interest of the Company to allow continued availability of a Registration Statement or Prospectus; provided, however, that in no event shall any such notice contain any information which would constitute material, non-public information regarding the Company or any of its Subsidiaries, and the Company agrees that the Holder shall not have any duty of confidentiality to the Company or any of its Subsidiaries and shall not have any duty to the Company or any of its Subsidiaries not to trade on the basis of such information.

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(e)       Use its best efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any order stopping or suspending the effectiveness of a Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment.

(f)       Furnish to each Holder, without charge, at least one conformed copy of each such Registration Statement and each amendment thereto, including financial statements and schedules, all documents incorporated or deemed to be incorporated therein by reference to the extent requested by such Person, and all exhibits to the extent requested by such Person (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the Commission, provided that any such item which is available on the EDGAR system (or successor thereto) need not be furnished in physical form.

(g)       Subject to the terms of this Agreement, the Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Holders in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto, except after the giving of any notice pursuant to Section 3(d).

(h)        Prior to any resale of Registrable Securities by a Holder, use its commercially reasonable efforts to register or qualify or cooperate with the selling Holders in connection with the registration or qualification (or exemption from the Registration or qualification) of such Registrable Securities for the resale by the Holder under the securities or Blue Sky laws of such jurisdictions within the United States, if applicable, as any Holder reasonably requests in writing, to keep each registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things reasonably necessary to enable the disposition in such jurisdictions of the Registrable Securities covered by each Registration Statement, provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified, subject the Company to any material tax in any such jurisdiction where it is not then so subject or file a general consent to service of process in any such jurisdiction.

(i)       If requested by a Holder, cooperate with such Holder to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to a Registration Statement, which certificates shall be free, to the extent permitted by the Purchase Agreement, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Holder may request.

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(j)       Upon the occurrence of any event contemplated by Section 3(d), as promptly as reasonably possible under the circumstances taking into account the Company’s good faith assessment of any adverse consequences to the Company and its stockholders of the premature disclosure of such event, prepare a supplement or amendment, including a post-effective amendment, to a Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, neither a Registration Statement nor such Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Company notifies the Holders in accordance with clauses (iii) through (vi) of Section 3(d) above to suspend the use of any Prospectus until the requisite changes to such Prospectus have been made, then the Holders shall suspend use of such Prospectus. The Company will use its best efforts to ensure that the use of the Prospectus may be resumed as promptly as is practicable. The Company shall be entitled to exercise its right under this Section 3(j) to suspend the availability of a Registration Statement and Prospectus, subject to the payment of partial liquidated damages otherwise required pursuant to Section 2(d), for a period not to exceed 60 calendar days (which need not be consecutive days) in any 12-month period.

(k)       Otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the Commission under the Securities Act and the Exchange Act, including, without limitation, Rule 172 under the Securities Act, file any final Prospectus, including any supplement or amendment thereof, with the Commission pursuant to Rule 424 under the Securities Act, promptly inform the Holders in writing if, at any time during the Effectiveness Period, the Company does not satisfy the conditions specified in Rule 172 and, as a result thereof, the Holders are required to deliver a Prospectus in connection with any disposition of Registrable Securities and take such other actions as may be reasonably necessary to facilitate the registration of the Registrable Securities hereunder.

(l)       The Company shall use its best efforts to maintain eligibility for use of Form F-1 (or any successor form thereto) for the registration of the resale of Registrable Securities.

(m)       The Company may require each selling Holder to furnish to the Company a certified statement as to the number of Ordinary Shares beneficially owned by such Holder and, if required by the Commission, the natural persons thereof that have voting and dispositive control over the shares. During any periods that the Company is unable to meet its obligations hereunder with respect to the registration of the Registrable Securities solely because any Holder fails to furnish such information within three Trading Days of the Company’s request, any liquidated damages that are accruing at such time as to such Holder only shall be tolled and any Event that may otherwise occur solely because of such delay shall be suspended as to such Holder only, until such information is delivered to the Company.

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4.        Registration Expenses. All fees and expenses incident to the performance of or compliance with, this Agreement by the Company shall be borne by the Company whether or not any Registrable Securities are sold pursuant to a Registration Statement. The fees and expenses referred to in the foregoing sentence shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses of the Company’s counsel and independent registered public accountants) (A) with respect to filings made with the Commission, (B) with respect to filings required to be made with any Trading Market on which the ADSs are then listed for trading, and (C) in compliance with applicable state securities or Blue Sky laws, if applicable, reasonably agreed to by the Company in writing (including, without limitation, fees and disbursements of counsel for the Company in connection with Blue Sky qualifications or exemptions of the Registrable Securities), (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for the Company, (v) Securities Act liability insurance, if the Company so desires such insurance, and (vi) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement. In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange as required hereunder. In no event shall the Company be responsible for any broker or similar commissions or discounts, brokerage fees or stock transfer taxes of any Holder or, except to the extent provided for in the Transaction Documents, any legal fees or other costs of the Holders.

5.       Indemnification.

(a)       Indemnification by the Company. The Company shall, notwithstanding any termination of this Agreement, indemnify and hold harmless each Holder, the officers, directors, members, partners, agents, brokers (including brokers who offer and sell Registrable Securities as principal as a result of a pledge or any failure to perform under a margin call of ADSs), investment advisors and employees (and any other Persons with a functionally equivalent role of a Person holding such titles, notwithstanding a lack of such title or any other title) of each of them, each Person who controls any such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, members, stockholders, partners, agents and employees (and any other Persons with a functionally equivalent role of a Person holding such titles, notwithstanding a lack of such title or any other title) of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, arising out of or relating to (1) any untrue or alleged untrue statement of a material fact contained in a Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading or (2) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any state securities law, or any rule or regulation thereunder, in connection with the performance of its obligations under this Agreement, except to the extent, but only to the extent, that (i) such untrue statements or omissions are based solely upon information regarding such Holder furnished in writing to the Company by such Holder expressly for use therein, or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Holder expressly for use in a Registration Statement, such Prospectus or in any amendment or supplement thereto (it being understood that the Holder has approved Annex A hereto for this purpose) or (ii) in the case of an occurrence of an event of the type specified in Section 3(d)(iii)-(vi), the use by such Holder of an outdated, defective or otherwise unavailable Prospectus after the Company has notified such Holder in writing that the Prospectus is outdated, defective or otherwise unavailable for use by such Holder and prior to the receipt by such Holder of the Advice contemplated in Section 6(d). The Company shall notify the Holders promptly of the institution, threat or assertion of any Proceeding arising from or in connection with the transactions contemplated by this Agreement of which the Company is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified person and shall survive the transfer of any Registrable Securities by any of the Holders in accordance with Section 6(h).

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(b)       Indemnification by Holders. Each Holder shall, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, to the extent arising out of or based solely upon: any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading (i) to the extent, but only to the extent, that such untrue statement or omission is contained in any information so furnished in writing by such Holder to the Company expressly for inclusion in such Registration Statement or such Prospectus or (ii) to the extent, but only to the extent, that such information relates to such Holder’s information provided in the Selling Stockholder Questionnaire or the proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Holder expressly for use in a Registration Statement (it being understood that the Holder has approved Annex A hereto for this purpose), such Prospectus or in any amendment or supplement thereto. In no event shall the liability of a selling Holder be greater in amount than the dollar amount of the proceeds (net of all expenses paid by such Holder in connection with any claim relating to this Section 5 and the amount of any damages such Holder has otherwise been required to pay by reason of such untrue statement or omission) received by such Holder upon the sale of the Registrable Securities included in the Registration Statement giving rise to such indemnification obligation.

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(c)       Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof, provided that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have materially and adversely prejudiced the Indemnifying Party.

An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses, (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding, or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and counsel to the Indemnified Party shall reasonably believe that a material conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and the reasonable fees and expenses of no more than one separate counsel shall be at the expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld or delayed. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

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Subject to the terms of this Agreement, all reasonable fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within ten (10) Trading Days of written notice thereof to the Indemnifying Party, provided that the Indemnified Party shall promptly reimburse the Indemnifying Party for that portion of such fees and expenses applicable to such actions for which such Indemnified Party is finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) not to be entitled to indemnification hereunder.

(d)       Contribution. If the indemnification under Section 5(a) or 5(b) is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless for any Losses, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in this Agreement, any reasonable attorneys’ or other fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party in accordance with its terms.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. In no event shall the contribution obligation of a Holder of Registrable Securities be greater in amount than the dollar amount of the proceeds (net of all expenses paid by such Holder in connection with any claim relating to this Section 5 and the amount of any damages such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission) received by it upon the sale of the Registrable Securities giving rise to such contribution obligation.

The indemnity and contribution agreements contained in this Section are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties.

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6.        Miscellaneous.

(a)       Remedies. In the event of a breach by the Company or by a Holder of any of their respective obligations under this Agreement, each Holder or the Company, as the case may be, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement. Each of the Company and each Holder agrees that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall not assert or shall waive the defense that a remedy at law would be adequate.

(b)       No Piggyback on Registrations; Prohibition on Filing Other Registration Statements. Except for the ADSs issuable upon exercise of the warrants to be issued to the Placement Agent in the transactions contemplated by the Purchase Agreement, neither the Company nor any of its security holders (other than the Holders in such capacity pursuant hereto) may include securities of the Company in any Registration Statements other than the Registrable Securities. The Company shall not file any other registration statements until all Registrable Securities are registered pursuant to a Registration Statement that is declared effective by the Commission, provided that this Section 6(b) shall not prohibit the Company from (i) filing amendments to registration statements filed prior to the date of this Agreement so long as no new securities are registered on any such existing registration statements and (ii) filing a registration statement on Form S-8 with respect to equity compensation plans.

(c)       Discontinued Disposition. By its acquisition of Registrable Securities, each Holder agrees that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in Section 3(d)(iii) through (vi), such Holder will forthwith discontinue disposition of such Registrable Securities under a Registration Statement until it is advised in writing (the “Advice”) by the Company that the use of the applicable Prospectus (as it may have been supplemented or amended) may be resumed. The Company will use its best efforts to ensure that the use of the Prospectus may be resumed as promptly as is practicable. The Company agrees and acknowledges that any periods during which the Holder is required to discontinue the disposition of the Registrable Securities hereunder shall be subject to the provisions of Section 2(d).

(d)       Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and the Holders of a Majority-in-Interest of the then outstanding Registrable Securities (for purposes of clarification, this includes any Registrable Securities issuable upon exercise or conversion of any Security), provided that, if any amendment, modification or waiver disproportionately and adversely impacts a Holder (or group of Holders), the consent of such disproportionately impacted Holder (or group of Holders) shall be required. If a Registration Statement does not register all of the Registrable Securities pursuant to a waiver or amendment done in compliance with the previous sentence, then the number of Registrable Securities to be registered for each Holder shall be reduced pro rata among all Holders and each Holder shall have the right to designate which of its Registrable Securities shall be omitted from such Registration Statement. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of a Holder or some Holders and that does not directly or indirectly affect the rights of other Holders may be given only by such Holder or Holders of all of the Registrable Securities to which such waiver or consent relates; provided, however, that the provisions of this sentence may not be amended, modified, or supplemented except in accordance with the provisions of the first sentence of this Section 6(f). No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of this Agreement unless the same consideration also is offered to all of the parties to this Agreement.

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(e)       Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the Purchase Agreement.

(f)       Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and shall inure to the benefit of each Holder. The Company may not assign (except by merger, a sale of substantially all of its assets or similar transaction) its rights or obligations hereunder without the prior written consent of a Majority-in-Interest of the then outstanding Registrable Securities. Each Holder may assign their respective rights hereunder in the manner and to the Persons as permitted under Section 5.7 of the Purchase Agreement.

(g)       No Inconsistent Agreements. Neither the Company nor any of its Subsidiaries has entered, as of the date hereof, nor shall the Company or any of its Subsidiaries, on or after the date of this Agreement, enter into any agreement with respect to its securities, that would have the effect of impairing the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof. Except as set forth on Schedule 6(i), neither the Company nor any of its Subsidiaries has previously entered into any agreement granting any registration rights with respect to any of its securities to any Person that have not been satisfied in full.

(h)       Execution and Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by e-mail delivery of a “.pdf” format data file or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com), such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page were an original thereof.

(i)       Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined in accordance with the provisions of the Purchase Agreement.

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(j)       Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any other remedies provided by law.

(k)       Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(l)       Headings. The headings in this Agreement are for convenience only, do not constitute a part of the Agreement and shall not be deemed to limit or affect any of the provisions hereof.

(m)       Independent Nature of Holders’ Obligations and Rights. The obligations of each Holder hereunder are several and not joint with the obligations of any other Holder hereunder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder hereunder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Holder pursuant hereto or thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Holders are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by this Agreement or any other matters, and the Company acknowledges that the Holders are not acting in concert or as a group, and the Company shall not assert any such claim, with respect to such obligations or transactions. Each Holder shall be entitled to protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose. The use of a single agreement with respect to the obligations of the Company contained was solely in the control of the Company, not the action or decision of any Holder, and was done solely for the convenience of the Company and not because it was required or requested to do so by any Holder. It is expressly understood and agreed that each provision contained in this Agreement is between the Company and a Holder, solely, and not between the Company and the Holders collectively and not between and among Holders.

********************

(Signature Pages Follow)

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IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

midatech pharma plc

By:
Name: Stephen Stamp
Title: Chief Executive Officer and Chief Financial Officer

[SIGNATURE PAGE OF HOLDERS FOLLOWS]

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[SIGNATURE PAGE OF HOLDERS TO MTP RRA]

Name of Holder: ________________________________________________________

Signature of Authorized Signatory of Holder: _________________________________

Name of Authorized Signatory: ____________________________________________

Title of Authorized Signatory: _____________________________________________

[SIGNATURE PAGES CONTINUE]

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Annex A

Plan of Distribution

Each selling shareholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Ordinary Shares represented by ADSs covered by this prospectus on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholders has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

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Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the ADSs for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the ADSs by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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SELLING SHAREHOLDERS

This prospectus covers the possible resale from time to time by the selling shareholders identified in the table below of Ordinary Shares represented by Depositary Shares, including Ordinary Shares represented by Depositary Shares issuable upon the exercise of the Private Placement Warrants (referred to in this prospectus collectively and individually as the “warrants”). The selling shareholders may sell some, all or none of their Ordinary Shares represented by Depositary Shares. We do not know how long the selling shareholders will hold the warrants, whether any will exercise the warrants, and upon such exercise, how long such selling shareholders will hold the Ordinary Shares represented by Depositary Shares before selling them, and we currently have no agreements, arrangements or understandings with the selling shareholders regarding the sale of any of the shares.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the Ordinary Shares represented by Depositary Shares by each of the selling shareholders. The second column lists the number of Ordinary Shares represented by Depositary Shares beneficially owned by each selling shareholder, based on its ownership of Depositary Shares and warrants to purchase Depositary Shares, as of [___], 202[_], assuming exercise of the warrants held by the selling shareholders on that date, without regard to any limitations on conversions or exercises. The third column lists the maximum number of Ordinary Shares represented by Depositary Shares being offered in this prospectus by the selling shareholders. The fourth and fifth columns list the amount of Ordinary Shares represented by Depositary Shares owned after the offering, by number of Ordinary Shares represented by Depositary Shares and percentage of outstanding Ordinary Shares, assuming in both cases the sale of all of the Ordinary Shares represented by Depositary Shares offered by the selling shareholders pursuant to this prospectus, and without regard to any limitations on conversions or exercises.

In accordance with the terms of a registration rights agreement with the selling shareholders, this prospectus generally covers the resale of the sum of (i) the number of Ordinary Shares issued to the selling shareholders in the “Private Placement of ADSs and Warrants” described above and (ii) the maximum number of Ordinary Shares upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants.

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Under the terms of the warrants, a selling shareholder may not exercise the warrants to the extent such exercise would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of Ordinary Shares which would exceed 4.99% or 9.99%, as applicable, of our then outstanding Ordinary Shares following such exercise, excluding for purposes of such determination Ordinary Shares issuable upon exercise of such warrants which have not been exercised. The beneficial ownership limitation may be increased or decreased, provided that in no event shall it exceed 9.99%, upon notice to us, provided that any increase in the beneficial ownership limitation shall not be effective until 61 days following the receipt of such notice by us. The number of shares in the table below does not reflect this limitation. See “Plan of Distribution.”The selling shareholders may sell all, some or none of their Ordinary Shares in this offering. See "Plan of Distribution."

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	Number of Ordinary Shares Owned Prior to Offering	Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus	Number of Ordinary Shares Owned After Offering
Name of Selling Shareholder

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Annex B

Selling Stockholder Notice and Questionnaire

The undersigned beneficial owner of Ordinary Shares (the “Registrable Securities”) of Midatech Pharma PLC (the “Company”), understands that the Company has filed or intends to file with the Securities and Exchange Commission (the “Commission”) a registration statement (the “Registration Statement”) for the registration and resale under Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), of the Registrable Securities, in accordance with the terms of the Registration Rights Agreement (the “Registration Rights Agreement”) to which this document is annexed. A copy of the Registration Rights Agreement is available from the Company upon request at the address set forth below. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Registration Rights Agreement.

Certain legal consequences arise from being named as a selling stockholder in the Registration Statement and the related prospectus. Accordingly, holders and beneficial owners of Registrable Securities are advised to consult their own securities law counsel regarding the consequences of being named or not being named as a selling stockholder in the Registration Statement and the related prospectus.

NOTICE

The undersigned beneficial owner (the “Selling Stockholder”) of Registrable Securities hereby elects to include the Registrable Securities owned by it in the Registration Statement.

The undersigned hereby provides the following information to the Company and represents and warrants that such information is accurate:

QUESTIONNAIRE

1.	Name.

(a)	Full Legal Name of Selling Stockholder

(b)	Full Legal Name of Registered Holder (if not the same as (a) above) through which Registrable Securities are held:

(c)	Full Legal Name of Natural Control Person (which means a natural person who directly or indirectly alone or with others has power to vote or dispose of the securities covered by this Questionnaire):

2.     Address for Notices to Selling Stockholder:

Telephone:

E-Mail:
Contact Person:

3.     Broker-Dealer Status:

(a)	Are you a broker-dealer?

Yes ☐	No ☐

(b)	If “yes” to Section 3(a), did you receive your Registrable Securities as compensation for investment banking services to the Company?

Yes ☐	No ☐

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Note:	If “no” to Section 3(b), the Commission’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

(c)	Are you an affiliate of a broker-dealer?

Yes ☐	No ☐

(d)	If you are an affiliate of a broker-dealer, do you certify that you purchased the Registrable Securities in the ordinary course of business, and at the time of the purchase of the Registrable Securities to be resold, you had no agreements or understandings, directly or indirectly, with any person to distribute the Registrable Securities?

Yes ☐	No ☐

Note:	If “no” to Section 3(d), the Commission’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

4.     Beneficial Ownership of Securities of the Company Owned by the Selling Stockholder.

Except as set forth below in this Item 4, the undersigned is not the beneficial or registered owner of any securities of the Company other than the securities issuable pursuant to the undersigned’s Purchase Agreement.

(a)	Type and Amount of other securities beneficially owned by the Selling Stockholder:

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5.     Relationships with the Company:

Except as set forth below, neither the undersigned nor any of its affiliates, officers, directors or principal equity holders (owners of 5% of more of the equity securities of the undersigned) has held any position or office or has had any other material relationship with the Company (or its predecessors or affiliates) during the past three years.

State any exceptions here:

The undersigned agrees to promptly notify the Company of any material inaccuracies or changes in the information provided herein that may occur subsequent to the date hereof at any time while the Registration Statement remains effective; provided, that the undersigned shall not be required to notify the Company of any changes to the number of securities held or owned by the undersigned or its affiliates.

By signing below, the undersigned consents to the disclosure of the information contained herein in its answers to Items 1 through 5 and the inclusion of such information in the Registration Statement and the related prospectus and any amendments or supplements thereto. The undersigned understands that such information will be relied upon by the Company in connection with the preparation or amendment of the Registration Statement and the related prospectus and any amendments or supplements thereto.

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Notice and Questionnaire to be executed and delivered either in person or by its duly authorized agent.

Date:	Beneficial Owner:

By:

Name:
Title:

PLEASE EMAIL A .PDF COPY OF THE COMPLETED AND EXECUTED NOTICE AND QUESTIONNAIRE TO:

Exhibit 10.7

PLACEMENT AGENCY AGREEMENT

December 13, 2022

Ladenburg Thalmann & Co. Inc.

640 Fifth Avenue, 4th Floor

New York, New York 10019

Ladies and Gentlemen:

Introduction. Subject to the terms and conditions herein (this “Agreement”), Midatech Pharma PLC, a public limited company organized under the laws of England and Wales (the “Company”), hereby agrees to sell up to an aggregate of $10,000,000 of securities of the Company, including, but not limited to, registered American Depositary Shares (the "Registered Shares”), unregistered American Depositary Shares (the “Unregistered Shares”), unregistered pre-funded warrants to purchase ordinary shares represented by American Depositary Shares (the “Pre-Funded Warrants” and the American Depositary Shares issuable upon exercise of the Pre-Funded Warrants, the “Pre-Funded Warrant Shares), and unregistered warrants to purchase ordinary shares represented by American Depositary Shares (the “Common Warrants”, and together with the Pre-Funded Warrants, the “Warrants”, and the American Depositary Shares issuable upon exercise of the Common Warrants, the “Common Warrant Shares”, and together with the Pre-Funded Warrant Shares, the “Warrant Shares”) (the Registered Shares, the Unregistered Shares, the Warrants and Warrant Shares, collectively, the “Securities”) directly to various investors (each, an “Investor” and, collectively, the “Investors”) through Ladenburg Thalmann & Co. Inc. (the “Placement Agent”) as placement agent. The documents executed and delivered by the Company and the Investors in connection with the Offering (as defined below), including, without limitation, a securities purchase agreement(s) (the “Purchase Agreement”), shall be collectively referred to herein as the “Transaction Documents.” The Placement Agent may retain other brokers or dealers to act as sub-agents or selected-dealers on its behalf in connection with the Offering (as defined below).

The Company hereby confirms its agreement with the Placement Agent as follows:

Section 1.              Agreement to Act as Placement Agent.

(a)       On the basis of the representations, warranties and agreements of the Company herein contained, and subject to all the terms and conditions of this Agreement, the Placement Agent shall be the exclusive placement agent in connection with the offering and sale by the Company of the Registered Shares pursuant to the Company's registration statement on Form F-3 (File No. 333-267932) (the “Registration Statement”) (such offering, the “Registered Offering”) and a concurrent private placement of the Unregistered Shares and the Warrants (such private placement, the “Private Placement” and, together with the Registered Offering, the “Offering”) with the terms of the Offering to be subject to market conditions and negotiations between the Company, the Placement Agent and the prospective Investors. The Placement Agent will act on a reasonable best efforts basis and the Company agrees and acknowledges that there is no guarantee of the successful placement of the Securities, or any portion thereof, in the prospective Offering. Under no circumstances will the Placement Agent or any of its “Affiliates” (as defined below) be obligated to underwrite or purchase any of the Securities for its own account or otherwise provide any financing. The Placement Agent shall act solely as the Company’s agent and not as principal. The Placement Agent shall have no authority to bind the Company with respect to any prospective offer to purchase Securities and the Company shall have the sole right to accept offers to purchase Securities and may reject any such offer, in whole or in part. Subject to the terms and conditions hereof, payment of the purchase price for, and delivery of, the Securities shall be made at one or more closings (each a “Closing” and the date on which each Closing occurs, a “Closing Date”). As compensation for services rendered, on each Closing Date, the Company shall pay to the Placement Agent the fees and expenses set forth below:

(i)       A cash fee equal to 8.0% of the gross proceeds received by the Company from the sale of the Securities at each closing of the Offering (the “Closing”).

(ii)       A management fee payable in cash equal to 1.0% of the total gross proceeds received by the Company from the sale of the Securities at each Closing.

(iii)       The Company also agrees to reimburse Placement Agent’s expenses up to $85,000 in the aggregate, which shall be payable immediately upon a Closing of the Offering, in each case in accordance with the terms set forth in that certain Investment Banking Agreement dated September 22, 2022 between the Company and the Placement Agent (the “Investment Banking Agreement”), provided that such expense cap in no way limits or impairs the indemnification and contribution provisions of this Agreement.

(iv)       Such number of ordinary share purchase warrants (the “Placement Agent Warrants”) to the Placement Agent or its designees at each Closing to purchase ordinary shares represented by American Depositary Shares equal to 4.0% of the aggregate number of Registered Shares and Unregistered Shares sold in the Offering. The Placement Agent Warrants shall have the same terms as the Common Warrants issued to the Investors in the Offering except that the exercise price shall be 125% of the offering price and shall have an expiration date of three (3) years from the commencement of sales in the Offering.

(b)       The term of the Placement Agent's exclusive engagement will be as provided in Section 2 of the Investment Banking Agreement. Notwithstanding anything to the contrary contained herein, the provisions concerning confidentiality, indemnification and contribution contained herein and the Company’s obligations contained in the indemnification provisions will survive any expiration or termination of this Agreement, and the Company’s obligation to pay fees actually earned and payable and to reimburse expenses actually incurred and reimbursable pursuant to Section 1 hereof and which are permitted to be reimbursed under FINRA Rule 5110(g)(4)(A), will survive any expiration or termination of this Agreement. Nothing in this Agreement shall be construed to limit the ability of the Placement Agent or its Affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationship with Persons (as defined below) other than the Company. As used herein (i) “Persons” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind and (ii) “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”).

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Section 2.             Representations, Warranties and Covenants of the Company. The Company hereby represents, warrants and covenants to the Placement Agent as of the date hereof, and as of each Closing Date, as follows:

(a)       Securities Law Filings. The Company has filed with the Securities and Exchange Commission (the “Commission”) the Registration Statement under the Securities Act, which was initially filed on October 18, 2022 and declared effective on October 26, 2022 for the registration of the Company’s securities under the Securities Act. Following the determination of pricing among the Company and the prospective Investors introduced to the Company by the Placement Agent, the Company will file with the Commission pursuant to Rules 430A and 424(b) under the Securities Act, and the rules and regulations (the “Rules and Regulations”) of the Commission promulgated thereunder, a prospectus supplement relating to the placement of the Registered Shares, their respective pricing and the plan of distribution thereof and will advise the Placement Agent of all further information (financial and other) with respect to the Company required to be set forth therein. Such registration statement, at any given time, including the exhibits thereto filed at such time, as amended at such time, is hereinafter called the “Registration Statement”; such prospectus in the form in which it appears in the Registration Statement at the time of effectiveness, together with any preliminary prospectus supplement relating to the Offering, if any (the “Preliminary Prospectus Supplement”) is hereinafter called the “Base Prospectus”; and the final prospectus supplement, in the form in which it will be filed with the Commission pursuant to Rule 424(b) (including the Base Prospectus as it may be amended or supplemented) is hereinafter called the “Final Prospectus Supplement.” The Registration Statement at the time it originally became effective is hereinafter called the “Original Registration Statement.” Any reference in this Agreement to the Registration Statement, the Original Registration Statement, the Base Prospectus, the Preliminary Prospectus Supplement, if any or the Final Prospectus Supplement shall be deemed to refer to and include the documents incorporated by reference therein (the “Incorporated Documents”), if any, which were or are filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), at any given time, as the case may be; and any reference in this Agreement to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Original Registration Statement, the Base Prospectus, the Preliminary Prospectus Supplement or the Final Prospectus Supplement shall be deemed to refer to and include the filing of any document under the Exchange Act after the date of this Agreement, or the issue date of the Base Prospectus, the Preliminary Prospectus Supplement or the Final Prospectus Supplement, as the case may be, deemed to be incorporated therein by reference. All references in this Agreement to financial statements and schedules and other information which is “contained,” “included,” “described,” “referenced,” “set forth” or “stated” in the Registration Statement, the Base Prospectus, the Preliminary Prospectus Supplement or the Final Prospectus Supplement (and all other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which is or is deemed to be incorporated by reference in the Registration Statement, the Base Prospectus, the Preliminary Prospectus Supplement or the Final Prospectus Supplement, as the case may be. As used in this paragraph and elsewhere in this Agreement, “Time of Sale Disclosure Package” means the Base Prospectus, any preliminary prospectus supplement, the Final Prospectus Supplement, any securities purchase agreement between the Company and the Investors, and any issuer free writing prospectus as defined in Rule 433 of the Act (each, an “Issuer Free Writing Prospectus”), if any, that the parties hereto shall hereafter expressly agree in writing to treat as part of the Time of Sale Disclosure Package. The term “any Prospectus Supplement” shall mean, as the context requires, the Base Prospectus, the Final Prospectus Supplement, and any supplement to either thereof. The Company has not received any notice that the Commission has issued or intends to issue a stop order suspending the effectiveness of the Registration Statement or the use of the Base Prospectus or any Prospectus Supplement or intends to commence a proceeding for any such purpose.

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(b)       Assurances. The Original Registration Statement, as amended, (and any further documents to be filed with the Commission) contains all exhibits and schedules as required by the Securities Act. Each of the Registration Statement and any post-effective amendment thereto, at the time it became effective, complied in all material respects with the Securities Act and the applicable Rules and Regulations and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Base Prospectus, and the Final Prospectus Supplement, each as of its respective date, comply or will comply in all material respects with the Securities Act and the applicable Rules and Regulations. Each of the Base Prospectus and the Final Prospectus Supplement, as amended or supplemented, did not and will not contain as of the date thereof any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Incorporated Documents, when they were filed with the Commission, conformed in all material respects to the requirements of the Exchange Act and the applicable Rules and Regulations promulgated thereunder, and none of such documents, when they were filed with the Commission, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein (with respect to Incorporated Documents incorporated by reference in the Base Prospectus or the Final Prospectus Supplement), in light of the circumstances under which they were made not misleading. No post-effective amendment to the Registration Statement reflecting any facts or events arising after the date thereof which represent, individually or in the aggregate, a fundamental change in the information set forth therein is required to be filed with the Commission. There are no documents required to be filed with the Commission in connection with the transaction contemplated hereby that (x) have not been filed as required pursuant to the Securities Act or (y) will not be filed within the requisite time period. There are no contracts or other documents required to be described in the Base Prospectus or Final Prospectus Supplement, or to be filed as exhibits or schedules to the Registration Statement, which have not been described or filed as required.

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(c)       Offering Materials. Neither the Company nor any of its directors and officers has distributed and none of them will distribute, prior to each Closing Date, any offering material in connection with the offering and sale of the Securities other than the Time of Sale Disclosure Package.

(d)       Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and the Time of Sale Disclosure Package and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby and under the Final Prospectus Supplement have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Company’s Board of Directors or an authorized committee thereof (the “Board of Directors”) or the Company’s stockholders in connection therewith other than in connection with the Required Approvals (as defined in the Purchase Agreement). This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(e)       No Conflicts. The execution, delivery and performance by the Company of this Agreement and the transactions contemplated pursuant to the Time of Sale Disclosure Package, the issuance and sale of the Securities and the consummation by it of the transactions contemplated hereby and thereby to which it is a party do not and will not (i) conflict with or violate any provision of the Company’s or any subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien (as defined in the Purchase Agreement) upon any of the properties or assets of the Company or any subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or subsidiary debt or otherwise) or other understanding to which the Company or any subsidiary is a party or by which any property or asset of the Company or any subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect (as defined in the Purchase Agreement).

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(f)       Certificates. Any certificate signed by an officer of the Company and delivered to the Placement Agent or to counsel for the Placement Agent shall be deemed to be a representation and warranty by the Company to the Placement Agent as to the matters set forth therein.

(g) Reliance. The Company acknowledges that the Placement Agent will rely upon the accuracy and truthfulness of the foregoing representations and warranties and hereby consents to such reliance.

(h)       Forward-Looking Statements. No forward-looking statements (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in the Time of Sale Disclosure Package has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

(i)       Statistical or Market-Related Data. Any statistical, industry-related and market-related data included or incorporated by reference in the Time of Sale Disclosure Package, are based on or derived from sources that the Company reasonably and in good faith believes to be reliable and accurate, and such data agree in all material respects with the sources from which they are derived.

(j)       FINRA Affiliations. There are no affiliations with any FINRA member firm that is participating in the Registered Offering among the Company’s officers or directors.

(k)       Representations and Warranties Incorporated by Reference. Each of the representations and warranties (together with any related disclosure schedules thereto) made by the Company to the Investors in the Purchase Agreement is hereby incorporated herein by reference (as though fully restated herein) and is hereby made to, and in favor of, the Placement Agent.

Section 3.             Delivery and Payment. Each Closing shall occur at the offices of Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, New York, New York 10105 (“Placement Agent Counsel”) (or at such other place as shall be agreed upon by the Placement Agent and the Company). Subject to the terms and conditions hereof, at each Closing, payment of the purchase price for the Securities sold on such Closing Date shall be made by Federal Funds wire transfer, against delivery of such Securities, and such Securities shall be registered in such name or names and shall be in such denominations, as the Placement Agent may request at least one (1) business day before the time of purchase (as defined below).

Deliveries of the documents with respect to the purchase of the Securities, if any, shall be made at the offices of Placement Agent Counsel. All actions taken at a Closing shall be deemed to have occurred simultaneously.

Section 4.             Covenants and Agreements of the Company. The Company further covenants and agrees with the Placement Agent as follows:

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(a)       Registration Statement Matters. The Company will advise the Placement Agent promptly after it receives notice thereof of the time when any amendment to the Registration Statement has been filed or becomes effective or any supplement to any Prospectus Supplement or any amended Prospectus Supplement has been filed and will furnish the Placement Agent with copies thereof. The Company will file promptly all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 14 or 15(d) of the Exchange Act subsequent to the date of any Prospectus Supplement and for so long as the delivery of a prospectus is required in connection with the Registered Offering. The Company will advise the Placement Agent, promptly after it receives notice thereof (i) of any request by the Commission to amend the Registration Statement or to amend or supplement any Prospectus Supplement or for additional information, and (ii) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto or any order directed at any Incorporated Document, if any, or any amendment or supplement thereto or any order preventing or suspending the use of the Base Prospectus or any Prospectus Supplement or any amendment or supplement thereto or any post-effective amendment to the Registration Statement, of the suspension of the qualification of the Securities for offering or sale in any jurisdiction, of the institution or threatened institution of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the Registration Statement or a Prospectus Supplement or for additional information. The Company shall use its commercially reasonable efforts to prevent the issuance of any such stop order or prevention or suspension of such use.  If the Commission shall enter any such stop order or order or notice of prevention or suspension at any time, the Company will use its commercially reasonable efforts to obtain the lifting of such order at the earliest possible moment, or will file a new registration statement and use its commercially reasonable efforts to have such new registration statement declared effective as soon as practicable.  Additionally, the Company agrees that it shall comply with the provisions of Rules 424(b), 430A, 430B and 430C, as applicable, under the Securities Act, including with respect to the timely filing of documents thereunder, and will use its reasonable efforts to confirm that any filings made by the Company under such Rule 424(b) are received in a timely manner by the Commission.

(b)       Blue Sky Compliance. The Company will cooperate with the Placement Agent and the Investors in endeavoring to qualify the Securities for sale under the securities laws of such jurisdictions (United States and foreign) as the Placement Agent and the Investors may reasonably request and will make such applications, file such documents, and furnish such information as may be reasonably required for that purpose, provided the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction where it is not now so qualified or required to file such a consent, and provided further that the Company shall not be required to produce any new disclosure document other than a Prospectus Supplement. The Company will, from time to time, prepare and file such statements, reports and other documents as are or may be required to continue such qualifications in effect for so long a period as the Placement Agent may reasonably request for distribution of the Securities. The Company will advise the Placement Agent promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Securities for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, the Company shall use its commercially reasonable efforts to obtain the withdrawal thereof at the earliest possible moment.

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(c)       Amendments and Supplements to a Prospectus Supplement and Other Matters. The Company will comply with the Securities Act and the Exchange Act, and the rules and regulations of the Commission thereunder, so as to permit the completion of the distribution of the Securities as contemplated in this Agreement, the Incorporated Documents and any Prospectus Supplement. If during the period in which a prospectus is required by law to be delivered in connection with the distribution of Shares contemplated by the Incorporated Documents or any Prospectus Supplement (the “Prospectus Delivery Period”), any event shall occur as a result of which, in the judgment of the Company or in the opinion of the Placement Agent or counsel for the Placement Agent, it becomes necessary to amend or supplement the Incorporated Documents or any Prospectus Supplement in order to make the statements therein, in the light of the circumstances under which they were made, as the case may be, not misleading, or if it is necessary at any time to amend or supplement the Incorporated Documents or any Prospectus Supplement or to file under the Exchange Act any Incorporated Document to comply with any law, the Company will promptly prepare and file with the Commission, and furnish at its own expense to the Placement Agent and to dealers, an appropriate amendment to the Registration Statement or supplement to the Registration Statement, the Incorporated Documents or any Prospectus Supplement that is necessary in order to make the statements in the Incorporated Documents and any Prospectus Supplement as so amended or supplemented, in the light of the circumstances under which they were made, as the case may be, not misleading, or so that the Registration Statement, the Incorporated Documents or any Prospectus Supplement, as so amended or supplemented, will comply with law. Before amending the Registration Statement or supplementing the Incorporated Documents or any Prospectus Supplement in connection with the Registered Offering, the Company will furnish the Placement Agent with a copy of such proposed amendment or supplement and will not file any such amendment or supplement to which the Placement Agent reasonably objects, within two (2) business days, provided that the Company may file any document or report determined by the Company to be required to be filed pursuant to the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder within the time periods required for such filing irrespective of any such objection.

(d)       Copies of any Amendments and Supplements to a Prospectus Supplement. The Company will furnish the Placement Agent, without charge, during the period beginning on the date hereof and ending on the later of the last Closing Date of the Registered Offering, as many copies of the Incorporated Documents and any Prospectus Supplement and any amendments and supplements thereto (including any Incorporated Documents, if any) as the Placement Agent may reasonably request.

(e)       Free Writing Prospectus. The Company covenants that it will not, unless it obtains the prior written consent of the Placement Agent, make any offer relating to the Registered Shares that would constitute a Company Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405 of the Securities Act) required to be filed by the Company with the Commission or retained by the Company under Rule 433 of the Securities Act. In the event that the Placement Agent expressly consents in writing to any such free writing prospectus (a “Permitted Free Writing Prospectus”), the Company covenants that it shall (i) treat each Permitted Free Writing Prospectus as a Company Free Writing Prospectus, and (ii) comply with the requirements of Rule 164 and 433 of the Securities Act applicable to such Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping.

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(f)       Depositary. The Company will maintain, at its expense, a depositary for the ordinary shares and American Depositary Shares until such date as no Warrants are outstanding.

(g)       No Manipulation of Price.  The Company will not take, directly or indirectly, any action designed to cause or result in, or that has constituted or might reasonably be expected to constitute, the stabilization or manipulation of the price of any securities of the Company.

(h)       Acknowledgment. The Company acknowledges that any advice given by the Placement Agent to the Company is solely for the benefit and use of the Board of Directors of the Company and may not be used, reproduced, disseminated, quoted or referred to, without the Placement Agent's prior written consent.

(i)       Announcement of Offering. The Company acknowledges and agrees that the Placement Agent may, subsequent to the Closing, make public its involvement with the Offering.

(j)       Reliance on Others. The Company confirms that it will rely on its own counsel and accountants for legal and accounting advice.

(k)       Research Matters. By entering into this Agreement, the Placement Agent does not provide any promise, either explicitly or implicitly, of favorable or continued research coverage of the Company and the Company hereby acknowledges and agrees that the Placement Agent’s selection as a placement agent for the Offering was in no way conditioned, explicitly or implicitly, on the Placement Agent providing favorable or any research coverage of the Company. In accordance with FINRA Rule 2711(e), the parties acknowledge and agree that the Placement Agent has not directly or indirectly offered favorable research, a specific rating or a specific price target, or threatened to change research, a rating or a price target, to the Company or inducement for the receipt of business or compensation.

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Section 5.             Conditions of the Obligations of the Placement Agent. The obligations of the Placement Agent hereunder shall be subject to the accuracy of the representations and warranties on the part of the Company set forth in Section 2 hereof, in each case as of the date hereof and as of each Closing Date as though then made, to the timely performance by each of the Company of its covenants and other obligations hereunder on and as of such dates, and to each of the following additional conditions:

(a)       Compliance with Registration Requirements; No Stop Order; No Objection from the FINRA. Each Prospectus Supplement (in accordance with Rule 424(b)) and “free writing prospectus” (as defined in Rule 405 of the Securities Act), if any, shall have been duly filed with the Commission, as appropriate; no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission; no order preventing or suspending the use of any Prospectus Supplement shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission; no order having the effect of ceasing or suspending the distribution of the Securities or any other securities of the Company shall have been issued by any securities commission, securities regulatory authority or stock exchange and no proceedings for that purpose shall have been instituted or shall be pending or, to the knowledge of the Company, contemplated by any securities commission, securities regulatory authority or stock exchange; all requests for additional information on the part of the Commission shall have been complied with; and the FINRA shall have raised no objection to the fairness and reasonableness of the placement terms and arrangements.

(b)       Corporate Proceedings. All corporate proceedings and other legal matters in connection with this Agreement, the Registration Statement and each Prospectus Supplement, and the registration, sale and delivery of the Securities, shall have been completed or resolved in a manner reasonably satisfactory to the Placement Agent's counsel, and such counsel shall have been furnished with such papers and information as it may reasonably have requested to enable such counsel to pass upon the matters referred to in this Section 5.

(c)       No Material Adverse Effect. Subsequent to the execution and delivery of this Agreement and prior to each Closing Date, in the Placement Agent's sole judgment after consultation with the Company, there shall not have occurred any Material Adverse Effect (as defined in the Purchase Agreement).

(d)       Opinions of Counsel for the Company. The Placement Agent shall have received on each Closing Date the favorable opinion of Company US Counsel and Company UK Counsel (each as defined in the Purchase Agreement), dated as of such Closing Date, including, without limitation, a negative assurance letter addressed to the Placement Agent and in form and substance reasonably satisfactory to the Placement Agent.

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(e)       Officers’ Certificate. The Placement Agent shall have received on each Closing Date a certificate of the Company, dated as of such Closing Date, signed by the Chief Executive Officer and Chief Financial Officer of the Company, to the effect that, and the Placement Agent shall be satisfied that, the signers of such certificate have reviewed the Registration Statement, the Incorporated Documents, any Prospectus Supplement, and this Agreement and to the further effect that:

(i)       The representations and warranties of the Company in this Agreement are true and correct in all material respects, as if made on and as of such Closing Date, and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to such Closing Date in all material respects;

(ii)       No stop order suspending the effectiveness of the Registration Statement or the use of the Base Prospectus or any Prospectus Supplement has been issued and no proceedings for that purpose have been instituted or are pending or, to the Company’s knowledge, threatened under the Securities Act; no order having the effect of ceasing or suspending the distribution of the Securities or any other securities of the Company has been issued by any securities commission, securities regulatory authority or stock exchange in the United States and/or England and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, contemplated by any securities commission, securities regulatory authority or stock exchange in the United States and/or England;

(iii)       When the Registration Statement became effective, at the time of sale, and at all times subsequent thereto up to the delivery of such certificate, the Registration Statement and the Incorporated Documents, if any, when such documents became effective or were filed with the Commission, and any Prospectus Supplement, contained all material information required to be included therein by the Securities Act and the Exchange Act and the applicable rules and regulations of the Commission thereunder, as the case may be, and in all material respects conformed to the requirements of the Securities Act and the Exchange Act and the applicable rules and regulations of the Commission thereunder, as the case may be, and the Registration Statement and the Incorporated Documents, if any, and any Prospectus Supplement, did not and do not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (provided, however, that the preceding representations and warranties contained in this paragraph (iii) shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by the Placement Agent expressly for use therein) and, since the effective date of the Registration Statement, there has occurred no event required by the Securities Act and the rules and regulations of the Commission thereunder to be set forth in the Incorporated Documents which has not been so set forth; and

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(iv)       Subsequent to the respective dates as of which information is given in the Registration Statement, the Incorporated Documents and any Prospectus Supplement, there has not been: (a) any Material Adverse Effect; (b) any transaction that is material to the Company and the subsidiaries taken as a whole, except transactions entered into in the ordinary course of business; (c) any obligation, direct or contingent, that is material to the Company and the subsidiaries taken as a whole, incurred by the Company or any subsidiary, except obligations incurred in the ordinary course of business; (d) any material change in the capital stock (except changes thereto resulting from the exercise of outstanding stock options or warrants) or outstanding indebtedness of the Company or any subsidiary; (e) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company; or (f) any loss or damage (whether or not insured) to the property of the Company or any subsidiary which has been sustained or will have been sustained which has a Material Adverse Effect.

(f)       Lock-Up Agreements. On the date hereof, the Placement Agent shall have received the executed lock-up agreement, in the form attached hereto as Exhibit A, from each individual and entity listed on Schedule I of the Purchase Agreement.

(g)       Stock Exchange Listing. The Registered Shares shall be registered under the Exchange Act and shall be listed on the Trading Market (as defined in the Purchase Agreement), and the Company shall not have taken any action designed to terminate, or likely to have the effect of terminating, the registration of the ordinary shares and American Depositary Shares under the Exchange Act or delisting or suspending from trading the ordinary shares and American Depositary Shares from the Trading Market, nor shall the Company have received any information suggesting that the Commission or the Trading Market is contemplating terminating such registration or listing.

(h)       Additional Documents. On or before each Closing Date, the Placement Agent and counsel for the Placement Agent shall have received such information and documents as they may reasonably require for the purposes of enabling them to pass upon the issuance and sale of the Securities as contemplated herein, or in order to evidence the accuracy of any of the representations and warranties, or the satisfaction of any of the conditions or agreements, herein contained.

If any condition specified in this Section 5 is not satisfied when and as required to be satisfied, this Agreement may be terminated by the Placement Agent by notice to the Company at any time on or prior to a Closing Date, which termination shall be without liability on the part of any party to any other party, except that Section 6 (Payment of Expenses), Section 7 (Indemnification and Contribution) and Section 8 (Representations and Indemnities to Survive Delivery) shall at all times be effective and shall survive such termination.

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Section 6.             Payment of Expenses. The Company agrees to pay all costs, fees and expenses incurred by the Company in connection with the performance of its obligations hereunder and in connection with the transactions contemplated hereby, including, without limitation: (i) all expenses incident to the issuance, delivery and qualification of the Securities (including all printing and engraving costs); (ii) all fees and expenses of the depositary and/or transfer agent of the Company; (iii) all necessary issue, transfer and other stamp taxes in connection with the issuance and sale of the Securities; (iv) all fees and expenses of the Company’s counsel, independent public or certified public accountants and other advisors; (v) all costs and expenses incurred in connection with the preparation, printing, filing, shipping and distribution of the Registration Statement (including financial statements, exhibits, schedules, consents and certificates of experts), the Base Prospectus and each Prospectus Supplement, and all amendments and supplements thereto, and this Agreement; (vi) all filing fees, reasonable attorneys’ fees and expenses incurred by the Company or the Placement Agent in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Securities for offer and sale under the state securities or blue sky laws or the securities laws of any other country, and, if requested by the Placement Agent, preparing and printing a “Blue Sky Survey,” an “International Blue Sky Survey” or other memorandum, and any supplements thereto, advising the Placement Agent of such qualifications, registrations and exemptions; (vii) if applicable, the filing fees incident to the review and approval by the FINRA of the Placement Agent's participation in the Registered Offering and distribution of the Registered Shares; (viii) the fees and expenses associated with including the Registered Shares, Unregistered Shares and the Warrant Shares on the Trading Market; (ix) all costs and expenses incident to the travel and accommodation of the Company’s and the Placement Agent's employees on the “roadshow,” if any; and (x) all other fees, costs and expenses of the Company related to the Offering. The fees and expenses of the Placement Agent’s counsel and any other out-of-pocket expenses of the Placement Agent in connection with the Offering shall be reimbursed by the Company only to the extent set forth in the Investment Banking Agreement.

Section 7.             Indemnification and Contribution. The Company agrees to indemnify the Placement Agent in accordance with the provisions of Exhibit A to the Investment Banking Agreement, which is incorporated by reference herein and made a part hereof.

Section 8.             Representations and Indemnities to Survive Delivery. The respective indemnities, agreements, representations, warranties and other statements of the Company or any person controlling the Company, of its officers, and of the Placement Agent set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Placement Agent, the Company, or any of its or their partners, officers or directors or any controlling person, as the case may be, and will survive delivery of and payment for the Securities sold hereunder and any termination of this Agreement. A successor to a Placement Agent, or to the Company, its directors or officers or any person controlling the Company, shall be entitled to the benefits of the indemnity, contribution and reimbursement agreements contained in this Agreement.

Section 9.             Notices. All communications hereunder shall be in writing and shall be mailed, hand delivered, telecopied or e-mailed and confirmed to the parties hereto as follows:

If to the Placement Agent to the address set forth above, attention: General Counsel, facsimile: (305) 572-4220

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With a copy to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

E-Mail: capmkts@egsllp.com

Attention: Michael Nertney

If to the Company,

1 Caspian Point

Caspian Way

Cardiff, CF10 4DQ, United Kingdom

E-Mail: Stephen.stamp@midatechpharma.com

Attention: Chief Executive Officer

With a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.,

One Financial Center,

Boston, MA 02111

E-Mail: jsmccaffrey@mintz.com

Attention: Jason S. McCaffrey, Esq.

Any party hereto may change the address for receipt of communications by giving written notice to the others.

Section 10.             Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto, and to the benefit of the employees, officers and directors and controlling persons referred to in Section 7 hereof, and to their respective successors, and personal representative, and no other person will have any right or obligation hereunder.

Section 11.             Partial Unenforceability. The invalidity or unenforceability of any section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other section, paragraph or provision hereof. If any section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

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Section 12.             Governing Law Provisions. This Agreement shall be deemed to have been made and delivered in New York City and both this Agreement and the transactions contemplated hereby shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York, without regard to the conflict of laws principles thereof. Each of the Placement Agent and the Company: (i) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement and/or the transactions contemplated hereby shall be instituted exclusively in New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection which it may have or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consents to the jurisdiction of the New York Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each of the Placement Agent and the Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agrees that service of process upon the Company mailed by certified mail to the Company’s address shall be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding, and service of process upon the Placement Agent mailed by certified mail to the Placement Agent’s address shall be deemed in every respect effective service of process upon the Placement Agent, in any such suit, action or proceeding. Notwithstanding any provision of this Agreement to the contrary, the Company agrees that neither the Placement Agent nor its affiliates, and the respective officers, directors, employees, agents and representatives of the Placement Agent, its affiliates and each other person, if any, controlling the Placement Agent or any of its affiliates, shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement and transaction described herein except for any such liability for losses, claims, damages or liabilities incurred by the Company that are finally judicially determined to have resulted from the bad faith, willful misconduct or gross negligence of such individuals or entities. If either party shall commence an action or proceeding to enforce any provision of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

Section 13.             General Provisions.

(a)       This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. Notwithstanding anything herein to the contrary, the Investment Banking Agreement between the Company and the Placement Agent, shall continue to be effective and the terms therein shall continue to survive and be enforceable by the Placement Agent in accordance with its terms, including, without limitation, Sections 4(b) and 5 therein with respect to future offerings. This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. Section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

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(b)       The Company acknowledges that in connection with the offering of the Securities: (i) the Placement Agent has acted at arms length, are not agents of, and owe no fiduciary duties to the Company or any other person, (ii) the Placement Agent owes the Company only those duties and obligations set forth in this Agreement and (iii) the Placement Agent may have interests that differ from those of the Company. The Company waives to the full extent permitted by applicable law any claims it may have against the Placement Agent arising from an alleged breach of fiduciary duty in connection with the offering of the Securities.

[The remainder of this page has been intentionally left blank.]

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If the foregoing is in accordance with your understanding of our agreement, please sign below whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

Very truly yours,

midatech pharma plc
a public limited company organized under the laws of England and Wales

By:	/s/ Stephen Stamp
Name: Stephen Stamp
Title: Chief Executive Officer and Chief Financial Officer

The foregoing Placement Agency Agreement is hereby confirmed and accepted as of the date first above written.

LADENBURG THALMANN & CO. INC.

By:	/s/ Nicholas Stergis
Name: Nicholas Stergis
Title: Managing Director

Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form F-3 (File No. 333-267932) and the Registration Statement on Form F-1 (File No. 333-240984) of Midatech Pharma PLC of our audit report dated June 14, 2022 with respect to the consolidated financial statements of Bioasis Technologies Inc. as at February 28, 2022 and 2021 and for the years then ended, which appears in this Report on Form 6-K.

/s/ Manning Elliott LLP

Manning Elliott LLP
Vancouver, Canada

December 13, 2022

Exhibit 99.1

NOT FOR PUBLICATION, DISTRIBUTION OR RELEASE DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN OR INTO CANADA, AUSTRALIA, JAPAN OR THE REPUBLIC OF SOUTH AFRICA OR IN ANY OTHER JURISDICTION IN WHICH OFFERS OR SALES WOULD BE PROHIBITED BY APPLICABLE LAW. THIS ANNOUNCEMENT IS NOT AN OFFER TO SELL OR A SOLICITATION TO BUY SECURITIES IN ANY JURISDICTION, INCLUDING THE UNITED STATES, CANADA, AUSTRALIA, JAPAN AND THE REPUBLIC OF SOUTH AFRICA. NEITHER THIS ANNOUNCEMENT NOR ANYTHING CONTAINED HEREIN SHALL FORM THE BASIS OF, OR BE RELIED UPON IN CONNECTION WITH, ANY OFFER OR COMMITMENT WHATSOEVER IN ANY JURISDICTION.

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION FOR THE PURPOSES OF ARTICLE 7 OF REGULATION 2014/596/EU (WHICH FORMS PART OF DOMESTIC UK LAW PURSUANT TO THE EUROPEAN UNION (WITHDRAWAL) ACT 2018), AS AMENDED. IN ADDITION, MARKET SOUNDINGS WERE TAKEN IN RESPECT OF THE MATTERS CONTAINED IN THIS ANNOUNCEMENT, WITH THE RESULT THAT CERTAIN PERSONS BECAME AWARE OF SUCH INSIDE INFORMATION. UPON THE PUBLICATION OF THIS ANNOUNCEMENT, THIS INSIDE INFORMATION IS NOW CONSIDERED TO BE IN THE PUBLIC DOMAIN AND SUCH PERSONS SHALL THEREFORE CEASE TO BE IN POSSESSION OF INSIDE INFORMATION.

13 December 2022

Midatech Pharma PLC

(“Midatech” or the “Company”)

Proposed Acquisition of Bioasis Technologies Inc.

Equity Raise of US$10.0 million

Change of Name to Biodexa Pharmaceuticals PLC

Company to Remain Listed on NASDAQ; Proposed Cancellation of Admission to Trading on AIM

and General Meeting

Midatech Pharma PLC (AIM: MTPH.L; Nasdaq: MTP), an R&D biotechnology company focused on improving the bio-delivery and biodistribution of medicines, is pleased to announce that the Company has conditionally agreed to acquire the entire issued and to be issued share capital of Bioasis Technologies Inc. (“Bioasis”) for consideration of, in aggregate, approximately C$7.4 million (c.£4.4 million) (the “Acquisition”) (together, the “Enlarged Group”). The Acquisition consideration will be satisfied by the issue of 75,884,553 new ordinary shares of 0.1 pence each in the capital of the Company (“Ordinary Shares”), at an exchange ratio of 0.9556 Ordinary Shares for every 1 Bioasis Share (the "Exchange Ratio").

Bioasis’ lead product is Epidermal Growth Factor, which is being developed for optic neuritis associated with multiple sclerosis (MS). Bioasis is also developing xB3 delivery technology for various rare and orphan neurodegenerative diseases and has entered into licensing and co-development agreements with potential payments, should various performance conditions and milestones be met, totalling in excess of US$200 million plus royalties on net sales with Chiesi Farmaceutici SpA, Prothena Corporation plc and Neuramedy Co. Ltd. Bioasis also has a research agreement with Janssen Pharmaceutica NV, a Johnson & Johnson subsidiary.

Highlights

•	Conditional agreement for Midatech to acquire Bioasis, a TSX-V traded biopharmaceutical company focused on research and development of products for the treatment of rare and orphan diseases of the nervous system.

•	Bioasis has partnerships with pharmaceutical companies with potential payments, should various performance conditions and milestones be met, totalling in excess of US$200 million and the Enlarged Group intends to focus on rare and orphan therapeutics with two clinical stage candidates initially focused on CNS diseases.

•	The Board believes that the Acquisition is a compelling strategic opportunity to advance the Company’s repurposed strategy and is expected to deliver a number of key benefits to Midatech and its shareholders, including:
o	transition from a drug delivery platform-based company to a therapeutics company;
o	a focus on rare and orphan diseases, conferring advantages such as:
▪	smaller, lower cost studies;
▪	higher in-market prices; and
▪	marketing exclusivity for seven years and 10 years in the US and Europe, respectively;
o	less reliance on R&D collaborations and licences with third parties;
o	improved news flow including clinical data; and
o	lower combined overheads.

•	Proposed change of name to Biodexa Pharmaceuticals PLC, reflecting the Enlarged Group’s rare disease therapeutics strategy.

•	Two-stage fundraising of US$10.0 million (c.£8.2 million) subject, inter alia, to Shareholder approval, in order to provide the Enlarged Group with additional working capital and to repay certain of Bioasis’ outstanding indebtedness.

•	Proposed a cancellation of its admission to trading on AIM and retain listing on NASDAQ

Midatech is also pleased to announce a two-stage fundraising of, in aggregate, US$10.0 million (c.£8.2 million) gross, comprising: (i) gross proceeds of approximately US$0.4 million (c.£0.3 million) raised pursuant to a Registered Direct Offering utilising the Company’s existing share capital authorities; and (ii) gross proceeds of approximately US$9.6 million (c.£7.9 million) pursuant to a Private Placement, subject, inter alia, to Shareholder approval, in order to provide the Enlarged Group with additional working capital and to repay certain of Bioasis’ outstanding indebtedness.

Commenting, Stephen Stamp, CEO of Midatech, said:

“We are very pleased to be announcing the proposed acquisition of Bioasis, together with an associated US$10 million equity fundraising and other proposals that the Midatech board believe presents a compelling strategic opportunity aimed at delivering significant benefits to Midatech and its shareholders.

“By combining the two groups to create Biodexa Pharmaceuticals, we have the opportunity to reposition the enlarged group as an emerging biotech company focused on the development of therapeutics for rare diseases, supported by Midatech and Bioasis’ enabling drug delivery platforms. We continue to believe there is substantial value to be unlocked from Midatech’s MTX110, particularly in our ongoing phase I clinical trial in GBM, and to leverage our Q-Sphera technology. In combination with Bioasis’ promising development pipeline we have the opportunity to create a much stronger group and transition from a drug delivery platform-based company to a therapeutics company.

“Whilst the proposals require a complex process and a number of structural changes that will take time to complete, we strongly believe they are in shareholder’s best interests and we look forward to making further announcements in due course.”

Proposed Acquisition of Bioasis

The Company has conditionally agreed to acquire the entire issued and to be issued share capital of Bioasis, a TSX-V traded biopharmaceutical company focused on research and development of products for the treatment of rare and orphan diseases of the nervous system, for an aggregate estimated consideration of approximately C$7.4 (c.£4.4 million), based on the Exchange Ratio. The Acquisition consideration will be satisfied by the issue of, in aggregate, 75,884,553 new Ordinary Shares, equating to 0.9556 Ordinary Shares being issued for every outstanding Bioasis Share. Based middle market closing price per Ordinary Share on AIM of 5.85 pence on 12 December 2022, being the last trading day prior to this date of this announcement, this represents a price of C$0.09 for every Bioasis Share. The Acquisition will be implemented by way of a statutory Plan of Arrangement in accordance with the laws of the Province of British Columbia, Canada.

Bioasis is a corporation existing under the laws of British Columbia and its shares are traded on the TSX-V under the stock symbol “BTI”. For its financial year ended 28 February 2022, Bioasis reported losses of C$2.96 million and had net liabilities of C$1.92 million.

The Acquisition is conditional, inter alia, upon the Arrangement being approved by the Court and the Bioasis Securityholders, the Private Placement and the approval by Existing Shareholders of the Resolutions at the Company’s General Meeting, including the cancellation of admission to trading of the Ordinary Shares on AIM, expected to be held in Q1 2023.

With effect from the AIM Cancellation, Sijmen de Vries will resign as a Director of the Company and Deborah Rathjen and Mario Saltarelli will be appointed as Directors of the Company.

Fundraising

Midatech is also pleased to announce a two-stage fundraise of approximately US$10.0 million (c.£8.2 million) gross proceeds, comprising of: (i) gross proceeds of approximately US$0.4 (c.£0.3 million) raised pursuant to the Registered Direct Offering in the United States utilising the Company’s existing share capital authorities, via the issuance of 9,849,325 new Ordinary Shares at a price of approximately 3.3 pence per Ordinary Share (equivalent to 393,973 new ADSs (the “Registered ADSs”) at a price of US$1.00 per ADS); and (ii) gross proceeds of approximately US$9.6 million (c.£7.9 million) pursuant to the Private Placement, via the issuance of 14,602,050 new Ordinary Shares (equivalent to 584,082 new ADSs, the “Unregistered ADSs”); 9,021,945 pre-funded warrants to purchase 9,021,945 ADSs; 10,000,000 A Warrants to purchase up to 10,000,000 ADSs; and 10,000,000 B Warrants to purchase up to 10,000,000 ADSs.

Under the terms of the Private Placement the Company will issue Units to the Placee, at the Placing Price, comprising: (i) one new ADS (equivalent to 25 new Ordinary Shares); and (ii) approximately 1.04 A Warrants and approximately 1.04 B Warrants; or, in lieu of an ADS, if the Placee so chooses, one Pre-Funded Warrant. The Placing Price is equal to US$1.00 per Unit and US$0.999 per Pre-Funded Warrant.

The Registered Direct Offering is expected to close on or around 15 December 2022, subject to customary closing conditions. The Private Placement is conditional upon, inter alia, completion of the Acquisition, Shareholders approving the Resolutions, as well as the Bioasis Shareholders approving the Acquisition Resolutions, and granting of the Final Order. The Registered Direct Offering and Private Placement is being effected with Armistice Capital (the “Placee”).

Midatech intends to use the net proceeds raised under the Registered Direct Offering and its existing cash resources to loan to Bioasis the sum of US$0.75 million (c.£0.61 million) to assist in the short term with Bioasis’ working capital requirements.

The net proceeds of the Private Placement will be approximately US$8.6 million (c.£7.0 million) which the Company intends to utilise to: (i) pay off a portion of the Lind Debt (as defined below); and (ii) support the Enlarged Group’s business plan.

The A Warrants and the B Warrants will become exercisable on the date that such warrants are issued and will each be exercisable at an exercise price of US$1.00 per ADS. The A Warrants will expire one year from the date that such warrants are issued and may be exercised on a cashless basis if six months after issuance there is no effective registration statement registering the Ordinary Shares (in the form of ADSs) to be issued in connection with the A Warrants. The B Warrants will expire six years from the date that such warrants are granted and may be exercised on a cashless basis if six months after issuance there is no effective registration statement registering the Ordinary Shares (in the form of ADSs) to be issued in connection with the B Warrants. The Pre-Funded Warrants will become exercisable on the date that the Pre-Funded Warrants are issued and will be exercisable at an exercise price of US$0.001 per ADS. Each Pre-Funded Warrant will be exercisable into 25 new Ordinary Shares (or one ADSs). The Pre-Funded Warrants shall remain exercisable until exercised in full and may be exercised on a cashless basis.

The Placee may not exercise the Placing Warrants and/or the Pre-Funded Warrants if the Placee, together with its affiliates or any person with whom it is acting in concert under the Takeover Code, would beneficially own more than 9.99% of the number of Ordinary Shares outstanding immediately after giving effect to such exercise. Furthermore, the Placee will be subject to certain restrictions pursuant to the Securities Purchase Agreement in relation to the number of Ordinary Shares (as represented by ADSs) meaning that the Placee, together with any affiliates or any person with whom it is acting in concert under the Takeover Code, cannot hold directly or indirectly in excess of 29.9% of the number of Ordinary Shares outstanding at any time.

Pursuant to the terms of the Securities Purchase Agreement, until the 18 month anniversary of Completion, upon any issuance by the Company or any of its subsidiaries of Ordinary Shares or Ordinary Share equivalents, for cash consideration, indebtedness, or a combination of units thereof (a “Subsequent Financing”), the Placee will have the right to participate in up to an amount of the Subsequent Financing equal to 25% of the Subsequent Financing on the same terms, conditions and price provided for in the Subsequent Financing, subject to certain exceptions.

Ladenburg Thalmann & Co. Inc. is acting as the exclusive placement agent for the Registered Direct Offering and the Private Placement.

The Registered ADSs described above (but not the Unregistered ADSs, Warrants or the ADSs underlying the Warrants) are being offered pursuant to a shelf registration statement (File No. 333-267932) which became effective on 26 October 2022. The Registered ADSs may be offered only by means of a prospectus supplement that forms a part of the effective registration statement. A prospectus supplement and the accompanying prospectus relating to the Registered Direct Offering will be filed with the SEC. Electronic copies of the prospectus supplement and the accompanying prospectus may be obtained, when available, from the SEC’s website at http://www.sec.gov or from Ladenburg Thalmann & Co. Inc., at Attn: Prospectus Department, 640 Fifth Avenue, 4th Floor, New York, NY 10019 or by e-mail at prospectus@ladenburg.com.

Pursuant to a registration rights agreement with the Placee, the Company has agreed to file one or more registration statements with the SEC covering the resale of the securities sold in the Private Placement.

Subject to, inter alia, shareholder approval, the Company will also issue 20,630,531 new Ordinary Shares to Lind in consideration of the repayment of certain of the Lind indebtedness pursuant to the Bioasis Convertible Security Agreement, and 27,863,856 new Ordinary Shares to Ladenburg in consideration for fees of US$2 million owed by Bioasis to Ladenburg pursuant to the Bioasis Investment Banking Agreement.

Following completion of the Acquisition and the Private Placement, the interests of the Bioasis Shareholders, the Placee and Lind in the securities of the Company are set out in the table below:

	Ordinary Shares	Undiluted percentage of Enlarged Issued Share Capital following Completion	Pre-Funded Warrants (over Ordinary Shares)	Existing Warrants, A Warrants, B Warrants, Placement Agent Warrants, Ladenburg Fee Warrants (over Ordinary Shares)	Maximum number of Cresence Shares that may be issued pursuant to the Cresence Amendment Agreement	Existing Options / New Options	Fully Diluted
In issue at the date of the Announcement	98,493,413	39.8%	-	17,226,053	-	3,007,197 (Existing Options)	118,726,663	13.1%
Ordinary Shares issued pursuant to the Registered Direct Offering	9,849,325	4%	-	-	-	-	9,849,325	1.1%
In issue following Registered Direct Offering	108,342,738	43.8%	-	17,226,053	-	3,007,197 (Existing Options)	128,575,988	14.1%
Bioasis Securityholders holdings following Completion	75,884,553	30.7%	-	21,285,497	-	8,481,459 (New Options)	105,651,509	11.6%
Cresence Founders	-	-	-	-	5,733,337	-	5,733,337	0.6%
Lind holdings following Completion	20,630,531	8.3%	-	41,261,062	-	-	61,891,593	6.8%
Placee holdings following Completion	14,602,050	5.9%	225,548,625	500,000,000	-	-	514,602,050	56.6%
Ladenburg holdings following Completion	27,863,856	11.3%	-	65,333,739	-	-	93,197,595	10.2%
TOTAL FOLLOWING COMPLETION	247,323,728	100%	225,548,625	645,106,352	5,733,337	11,488,656	909,652,073	100.0%

* The Placee may not exercise the Placing Warrants if the Placee, together with its affiliates, would beneficially own more than 9.99% of the number of Ordinary Shares outstanding immediately after giving effect to such exercise.

Current Financial Position

The Company’s cash balance as at 30 June 2022 was approximately £6.4 million which was expected to be sufficient to fund operations into the first quarter of 2023. Midatech’s current cash balance is approximately £3.6 million. Following the Company’s receipt of the net proceeds from the Registered Direct Offering and Midatech’s issue of the loan to Bioasis, Midatech expects its cash resources to remain sufficient to fund operations, in the event that the Acquisition does not proceed, to mid-March 2023.

Accordingly, should the Private Placement not be completed, the Company would need to seek urgently alternative sources of funding. There can be no guarantee that the Company will be able to find alternative sources of potential funding, which may or may not be on similar commercial terms, and may not be obtainable on a timely basis, or at all. If the Private Placement does not proceed, it is likely that the Company would be unable to continue to develop and commercialise any of its assets and may not be able to continue as a going concern. If any alternative sources of potential funding are not available, the Directors believe that it is likely that the Company would be forced to enter into administration processes shortly after the forthcoming General Meeting.

ACCORDINGLY, EXISTING SHAREHOLDERS ARE ENCOURAGED TO VOTE IN FAVOUR OF THE PROPOSALS AS THE BOARD INTEND TO DO IN RESPECT OF THEIR SHAREHOLDINGS AT THE TIME OF THE GENERAL MEETING.

Loan to Bioasis

As stated above, Midatech intends to use the net proceeds raised under the Registered Direct Offering and its existing cash resources to loan US$0.75 million (the “Loan Amount”) pursuant to the terms of the Bioasis Promissory Note, to assist in the short term with Bioasis’ working capital requirements. Pursuant to the terms of the Bioasis Promissory Note, Bioasis will pay the Company the Loan Amount on the earliest of (each, as applicable, the “Bioasis Maturity Date”) (a) the occurrence of an Event of Default (as defined in the Bioasis Promissory Note); (b) Completion; and (c) 30 June 2023. Interest is payable on the Loan Amount (including any overdue interest) at a rate of 2.00% per month or, from and after the Bioasis Maturity Date, at a default rate of 15.00% per annum.

Proposed cancellation of admission to trading on AIM

The Board has decided to propose the AIM Cancellation for the following reasons:

•	an increasingly smaller proportion of the trading in the Company’s Ordinary Shares is being conducted on AIM compared to NASDAQ and a continuation of the decline in this proportion would be likely to lead to a decrease in the liquidity of the Ordinary Shares trading on AIM;
•	the AIM Cancellation is expected to further enhance the liquidity of trading in the Company’s securities by combining on a single trading facility, NASDAQ, the volume of existing transactions from both NASDAQ and AIM;

•	a NASDAQ-only listing structure provides for a streamlined operation that showcases the global nature of the Company and places it more clearly within the ranks of international therapeutics companies that are its true peers;
•	the cost of complying with the AIM Rules for Companies and maintaining a quotation on AIM is duplicative of that for complying with the NASDAQ Rules and the Company sees advantages in terms of reducing its cost base as it progresses its clinical programmes and commercial strategy;
•	internal financial and legal staff’s time spent on compliance with the AIM Rules for Companies is duplicative of that required for compliance with the NASDAQ Rules; and
•	ADSs representing the Company’s Ordinary Shares will still be tradeable on NASDAQ.

Accordingly, in order to save costs and concentrate trading volume on a single market, the Directors believe that it is no longer in the best interests of the Company or its Shareholders as a whole for the Company to retain admission of its Ordinary Shares to trading on AIM and the AIM Cancellation will therefore be proposed as a special resolution at the General Meeting.

As at 12 December 2022, being the latest practicable date prior to the date of this announcement, approximately 44% of Company’s Existing Ordinary Shares were represented by ADSs tradeable on NASDAQ. Following Completion, approximately 80% of the Company’s Enlarged Share Capital would be represented by ADSs. Historically, trading volumes of ADSs on NASDAQ have been higher than equivalent trading volumes on AIM. All Shareholders who have not already deposited their Ordinary Shares for delivery of ADSs are currently able to do so at any time.

In order to facilitate the transition to a sole listing on NASDAQ, the Company is providing an opportunity for Shareholders to deposit their Ordinary Shares with the Depositary Bank in exchange for delivery of ADSs prior to the AIM Cancellation becoming effective.

The ADSs will continue to be traded on NASDAQ and the Company has no intention to cancel the listing of its ADSs on the NASDAQ.

Proposed change of name

To reflect the business of the Enlarged Group, the Board is proposing to change the name of the Company to Biodexa Pharmaceuticals PLC, which will be put forward as a special resolution at the forthcoming General Meeting.

Letters of intent

The Company has received letters of intent from certain Existing Shareholders (including CMS Medical Venture Investment (HK) Limited and A&B (HK) Company Limited) to vote in favour of the Resolutions in respect of a total 17,926,169 Ordinary Shares representing, in aggregate, approximately 18.2% of the Ordinary Shares in issue on 12 December 2022 (being the latest practicable date prior to this announcement).

General Meeting

Due to the certain timings for the Acquisition as prescribed by Canadian laws, a circular and a notice convening the General Meeting is expected to be published by the Company in the next two to three weeks. The General Meeting is expected to be held no later than 28 February 2023. The Company will seek authority from Shareholders, inter alia, to: (i) allot the Transaction Shares and the Warrant Shares that will be issuable upon exercise of the New Warrants; (ii) cancel the admission to trading on AIM of the Ordinary Shares; (iii) change the Company’s name to Biodexa Pharmaceuticals PLC; and (iv) to adopt the New Articles.

Expected timetable of principal events

Expected date that the Interim Order of the Supreme Court of British Columbia in connection with the Plan of Arrangement will be obtained	No later than 13 January 2023

Expected date for publication and posting of the Circular and related materials to Shareholders	Early-January 2023 and in any event no later than 3 February 2023

Expected date for publication and posting of the Bioasis Circular and related materials to Bioasis Securityholders	Early-January 2023 and in any event no later than 3 February 2023

Expected date of General Meeting	No later than 28 February 2023

Expected date of Bioasis Special Meeting	No later than 28 February 2023

Admission and total voting rights

Application will be made for the admission of the 9,849,325 new Ordinary Shares, being issued pursuant to the Registered Direct Offering, to trading on the AIM market of the London Stock Exchange plc (“Admission”), which is expected to become effective and trading commence at 8.00 a.m. on or around 19 December 2022. The new Ordinary Shares will rank pari passu with the existing Ordinary Shares.

The Company’s enlarged issued share capital following Admission will comprise 247,323,728 Ordinary Shares each with voting rights. The Company does not hold any shares in treasury. This figure of 247,323,728 may be used by shareholders in the Company as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change in their interest in, the share capital of the Company under the FCA’s Disclosure Guidance and Transparency Rules.

Additional information

Further information of the proposal is set out in the appendix to this announcement, and will be included in the Circular convening the General Meeting to be sent to Shareholders in due course.

For more information, please contact:

Midatech Pharma PLC
Stephen Stamp, CEO
Tel: +44 (0)29 20480 180
www.midatechpharma.com

Strand Hanson Limited (Nominated Adviser)
James Dance / Matthew Chandler / Rob Patrick
Tel: +44 (0)20 7409 3494

Turner Pope Investments (TPI) Ltd (Broker)
Andrew Thacker / James Pope (Corporate Broking) Tel: +44 (0)20 3657 0050
IFC Advisory Limited (Financial PR and UK Investor Relations)
Tim Metcalfe / Graham Herring
Tel: +44 (0)20 3934 6630
Email: midatech@investor-focus.co.uk

Edison Group (US Investor Relations)
Alyssa Factor
Tel: +1 (860) 573 9637
Email: afactor@edisongroup.com

About Midatech Pharma PLC

Midatech Pharma PLC (currently dual listed on AIM: MTPH; and NASDAQ: MTP) is a drug delivery technology company focused on improving the bio-delivery and bio-distribution of medicines. The Company combines approved and development medications with its proprietary and innovative drug delivery technologies to provide compelling products that have the potential to powerfully impact the lives of patients.

The Company has developed three in-house technology platforms, each with its own unique mechanism to improve delivery of medications to sites of disease. All of the Company’s technologies have successfully entered human use in the clinic, providing important validation of the potential for each platform:

•	Q-Sphera™ platform: a disruptive micro-technology used for sustained release to prolong and control the release of therapeutics over an extended period of time (from weeks to months).
•	MidaSolve™ platform: an innovative nanotechnology used to dissolve insoluble drugs so that they can be administered in liquid form directly and locally into tumours.
•	MidaCore™ platform: a leading-edge nanotechnology used for targeting medications to sites of disease.

The platform nature of its technologies offers the potential to develop multiple drug assets rather than being reliant on a limited number of programmes. Midatech’s technologies are supported by 36 patent families including 120 granted patents and an additional 70 patent applications. Midatech's headquarters and R&D facility is in Cardiff, UK. For more information please visit www.midatechpharma.com.

Forward-Looking Statements

Certain statements in this announcement may constitute "forward-looking statements" within the meaning of legislation in the United Kingdom and/or the United States Private Securities Litigation Reform Act. All statements contained in this announcement that do not relate to matters of historical fact should be considered forward-looking statements.

In certain cases, forward-looking statements can be identified by the use of words such as “plans”, “expects” or “does not anticipate”, or “believes”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur” or “be achieved”. In particular, this news release contains forward-looking information pertaining to the following: statements regarding the Arrangement, including with respect to the benefits of the Arrangement and expectations regarding the combined company (including its drug delivery technologies and their progress towards approval and commercialization, its market presence and financial condition); the timing of key Arrangement milestones and closing; the ability of Midatech and Bioasis to satisfy the conditions to and to complete the Arrangement, the Registered Direct Offering and the Private Placement; and expectations regarding the impact of the Arrangement on Midatech and Bioasis including in respect of anticipated financial and operating results, strategy and business, and on stakeholders in general. Forward-looking statements and information are subject to various known and unknown risks and uncertainties, many of which are beyond the ability of Midatech to control or predict, that may cause their actual results, performance or achievements to be materially different from those expressed or implied thereby, and are developed based on assumptions about such risks, uncertainties and other factors set out herein, including but not limited to: the satisfaction of the conditions precedent to the closing of the Arrangement (including the obtaining of all shareholder, court, and regulatory approvals and completion of the Registered Direct Offering and Private Placement); risks associated with the Arrangement and acquisitions generally; the Arrangement Agreement may be terminated in certain circumstances; Midatech will incur costs even if the Arrangement is not completed; all necessary approvals and consents may not be obtained; uncertainty regarding the ability of the parties to complete all Arrangement milestones on the intended timing; and other related risks and uncertainties.

Reference should be made to those documents that Midatech shall file from time to time or announcements that may be made by Midatech in accordance with the London Stock Exchange’s AIM Rules for Companies ("AIM Rules"), the Disclosure and Transparency Rules ("DTRs") and the rules and regulations promulgated by the US Securities and Exchange Commission, which contains and identifies other important factors that could cause actual results to differ materially from those contained in any projections or forward-looking statements. These forward-looking statements speak only as of the date of this announcement. All subsequent written and oral forward-looking statements by or concerning Midatech are expressly qualified in their entirety by the cautionary statements above. Except as may be required under the AIM Rules or the DTRs or by relevant law in the United Kingdom or the United States, Midatech does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise arising.

DEFINITIONS

“Act”	the Companies Act 2006, as amended from time to time;

“Acquisition”	the proposed acquisition of all of the outstanding and issued Bioasis Shares and the assumption of the Bioasis Warrants and the Bioasis Options by the Company to be implemented by way of the Arrangement;

“Acquisition Proposal”	means any offer, proposal or indication of interest from any person or group of persons (other than by Bioasis, or its affiliates on the one hand or the Company and its affiliates on the other), contemplating or which might reasonably be interpreted to lead to the contemplation of an Acquisition Transaction for such party;

“Acquisition Resolutions”	means the special resolution of Bioasis Securityholders approving the Plan of Arrangement in accordance with subsection 289(1) of the BCBCA and the Interim Order;

“Acquisition Transaction”	means any transaction or series of transactions, other than the Transactions, involving:

(a)	any acquisition, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer, liquidation, dissolution or other similar transaction (i) in which Bioasis or the Company (or any of their respective subsidiaries) is a constituent corporation, (ii) in which a person or “group” of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of Bioasis or the Company (and any of their respective subsidiaries), in each case as reflected on the most recently filed financial statements of such party, or (iii) in which Bioasis or the Company (or any of their respective subsidiaries) issues securities representing more than 20% of the outstanding securities of any class of voting securities of any such person (other than as contemplated under this Agreement); or

(b)	any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of Bioasis or the Company (or any of their respective subsidiaries);

“Admission”	the admission to trading on AIM of the Transaction Shares;

“ADSs”	American Depositary Shares of the Company listed on NASDAQ, each of which represents 25 Ordinary Shares (and each evidenced by way of a depository receipt (ADR));

“AIM”	AIM, a market operated by the London Stock Exchange;

“AIM Cancellation”	the proposed cancellation of admission of the Ordinary Shares to trading on AIM;

“AIM Rules”	the AIM Rules for Companies published by the London Stock Exchange, as amended from time to time;

“Announcement”	this announcement made by the Company on 13 December 2022 relating to, inter alia, the Registered Direct Offering and the Transactions;

“Arrangement”	the arrangement of Bioasis under Part 9, Division 5 of the BCBCA on the terms and subject to the conditions set forth in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of the Arrangement Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of Midatech and Bioasis, such consent not to be unreasonably withheld, conditioned or delayed;

“Arrangement Agreement”	the conditional agreement dated 13 December 2022 between Midatech and Bioasis setting out the terms and conditions of the Arrangement in relation to the Acquisition;

“Articles”	the articles of association of the Company in force at the date of this Document;

“Assumption Agreement”	the assumption agreement to be entered into between the Company, Bioasis and Lind immediately following Completion whereby the Company shall assume Bioasis’ debt, obligations and liabilities under the Bioasis Convertible Security Agreement (as amended);

“A Warrants”	the 11,939,775 new warrants to be granted in connection with the Private Placement, the Lind Debt Warrants and the Ladenburg Fee Warrants with an expiration date of 12 months from the date that such warrants are granted pursuant to the terms of a warrant instrument to be adopted by the Company;

“BCBCA”	the British Columbia Business Corporations Act and the regulations thereto, now in effect and as it may be amended from time to time;

“Bioasis”	Bioasis Technologies Inc., a corporation existing under the laws of British Columbia, Canada and having its registered office at Suite 1600 Cathedral Place, 925 W Georgia St, Vancouver, BC V6C 3L2;

“Bioasis Articles”	the articles of Bioasis;

“Bioasis Circular”	the notice of the Bioasis Special Meeting to be sent to Bioasis Securityholders, and the accompanying management information circular prepared in connection therewith, together with any amendments thereto or supplements thereof;

“Bioasis Convertible Securities”	the convertible securities of Bioasis, including the Lind Warrants, as issued pursuant to the terms of the Bioasis Convertible Security Agreement;

“Bioasis Convertible Security Agreement”	the convertible security funding agreement dated 22 June 2021 by and among Bioasis and Lind relating to the Bioasis Convertible Securities, as amended on 13 December 2022;

“Bioasis Group”	Bioasis and its existing subsidiaries and subsidiary undertakings;

“Bioasis Investment Banking Agreement”	the investment banking agreement between Bioasis and Ladenburg dated 15 December 2021, as amended on or around 7 December 2022;

“Bioasis Material Adverse Effect”	any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have, a material adverse effect on (a) the business, results of operations, financial condition or assets of the Bioasis Group, taken as a whole, or (b) the ability of Bioasis to consummate the Transactions, in each case, in accordance with the terms of the Arrangement Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Bioasis Material Adverse Effect has occurred or is reasonably likely to occur: any change, event, effect or occurrence arising after the date of the Arrangement Agreement from or related to (i) general business or economic conditions in or affecting the United States or Canada, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States, Canada or any other country, including the engagement by the United States, Canada or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States, Canada or any other country or region in the world, or changes therein, including changes in interest rates in the United States, Canada or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in the trading price or trading volume of Bioasis Shares (although the underlying facts and circumstances resulting in such change may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (iii) or (v) through (ix)), (v) changes in any IFRS or applicable Legal Requirements, (vi) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any the Bioasis Group operates, (vii) the execution or public announcement of the Arrangement Agreement or the pendency or consummation of the transactions contemplated by the Arrangement Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Bioasis Group company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto, (viii) any failure by Bioasis or its subsidiaries to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vii) or (ix)), or (ix) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States, Canada or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or clause (viii) may be taken into account in determining whether a Bioasis Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has or has had a disproportionate adverse effect on the Bioasis Group, taken as a whole, relative to other participants operating in the industries or markets in which the Bioasis Group operates;

“Bioasis Options”	all issued and outstanding options granted by Bioasis as at the Effective Time;

“Bioasis Promissory Note”	the promissory note issued by Bioasis on 13 December 2022 evidencing the Loan made by the Company to Bioasis;

“Bioasis Security Agreement”	the security agreement made by Bioasis and biOasis Advanced Technologies Inc. on 13 December 2022 to and in favour of the Company in connection with the Loan;

“Bioasis Securityholders”	all Bioasis Shareholders, holders of Bioasis Options and holders of Bioasis Warrants as of the close of business (Eastern Time) on the Bioasis Record Date;

“Bioasis Securityholder Approval”	the approval of Bioasis Securityholders of the Acquisition Resolutions to be proposed at the Bioasis Special Meeting;

“Bioasis Shareholders”	the registered holders of Bioasis Shares;

“Bioasis Shares”	the issued and outstanding common shares of Bioasis;

“Bioasis Special Meeting”	the annual and special meeting of the Bioasis Securityholders to be called and held in accordance with the Arrangement Agreement, the Interim Order and applicable law to consider the Acquisition Resolutions;

“Bioasis Superior Proposal”	means an unsolicited, bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Proposal being treated as references to 50% for these purposes) made by a third party (other than Midatech) that (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Arrangement Agreement and (b) the terms of which the Bioasis board of directors determines, in its reasonable judgment after consulting in good faith with its financial advisors and its outside legal counsel, to be (i) more favorable to its shareholders from a financial point of view than the terms of the Arrangement and Share Exchange, and (ii) reasonably capable of being completed in accordance with its terms, taking into account any financing that is or may be required to consummate the transaction contemplated by such proposal, and whether such financing is committed and is reasonably capable of being obtained by the applicable offeror.

“Bioasis Warrants”	all issued and outstanding warrants of Bioasis immediately prior to the Effective Time (including the Lind Warrants);

“Board”	the Existing Directors of Midatech;

“Business Day”	a day other than a Saturday, Sunday or public holiday on which commercial banks are open for general transaction of business in the City of London, England; New York, New York; and Vancouver, British Columbia;

“B Warrants”	the 11,939,775 new warrants to be granted in connection with the Private Placement, the Lind Debt Warrants and the Ladenburg Fee Warrants with an expiration date of six (6) years from the date that such warrants are granted pursuant to the terms of a warrant instrument to be adopted by the Company;

“certificated form”	not in an uncertificated form;

“Circular” or “Document”	this circular being prepared in accordance with the AIM Rules in relation to the General Meeting;

“Company” or “Midatech”	Midatech Pharma plc, a company incorporated in England and Wales with registered number 09216368 and having its registered office at 1 Caspian Point, Caspian Way, Cardiff, Wales, CF10 4DQ;

“Completion”	the date on which the Acquisition becomes effective, and the ADSs representing the Transaction Shares are admitted to trading on NASDAQ;

“Consideration Shares”	the 75,884,553 new Ordinary Shares, represented by 3,035,382 New ADSs, to be allotted and issued to Bioasis Shareholders as consideration in connection with the Arrangement and the Share Exchange;

“Court”	the Supreme Court of British Columbia;

“Cresence Shares”	the new Ordinary Shares that may be issued to the founders of Cresence AS pursuant to the Cresence Amendment Agreement if certain performance milestones are met, to be represented by ADSs;

“CREST”	the relevant system (as defined in the CREST Regulations) for paperless settlement of share transfers and the holding of shares in uncertificated form (in respect of which Euroclear is the operator as defined in the CREST Regulations);

“CREST Regulations”	the Uncertificated Securities Regulations 2001 (SI 2001/3755), as amended;

“Custodian”	The Bank of New York Mellon;

“Deposit Agreement”	the New York law governed deposit agreement dated 8 February 2021 between the Company, the Depositary Bank (as depositary) and the owners and holders of ADSs from time to time, as such agreement may be amended or supplemented;

“Depositary Bank”	The Bank of New York Mellon, as depositary under the Deposit Agreement, with an address of 240 Greenwich Street, New York, New York 10286, and any successor depositary of the Company;

“Directors”	the Existing Directors and the Proposed Directors;

“Disclosure and Transparency Rules”	the Disclosure Guidance and Transparency Rules made by the FCA in exercise of its function as competent authority pursuant to Part VI of FSMA;

“Dissent Rights”	means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement;

“Effective Time”	such time at which the Acquisition becomes effective, in accordance with the terms of the Arrangement Agreement;

“Enlarged Group”	the Midatech Group, as enlarged by the Acquisition;

“Enlarged Issued Share Capital”	the issued ordinary share capital of the Company immediately following Completion, assuming full issuance of the Transaction Shares but excluding any Ordinary Shares falling to be allotted on the exercise of the Existing Warrants, the Bioasis Warrants, the New Warrants, the Existing Options or the New Options;

“Euroclear”	Euroclear UK and International Limited, the operator of the CREST UK System or such other person as may, for the time being, be approved by HM Treasury as operator under the CREST Regulations;

“Exchange Ratio”	the exchange ratio of 0.9556 Consideration Shares for each Bioasis Share, which will be rounded down to the nearest whole ADS;

“Existing Directors”	the current directors of the Company;

“Existing Options”	the options granted by the Company as at the date of this announcement pursuant to the Midatech Pharma plc Enterprise Management Incentive Plan and the DARA BioSciences, Inc. 2008 Employee, Director and Consultant Plan;

“Existing Ordinary Shares”	the 98,493,413 Ordinary Shares in issue at the date of this Document;

“Existing Shareholders”	shareholders on record as at the Effective Time;

“Existing Warrants”	the 17,226,053 warrants to subscribe for Ordinary Shares granted pursuant to various warrant instruments;

“FCA”	the Financial Conduct Authority of the United Kingdom;

“FDA”	the United States Food and Drug Administration;

“Final Order”	the final order of the Court pursuant to Section 291 of the BCBCA, in a form acceptable to Bioasis and Midatech each acting reasonably, approving the Arrangement, as such order may be amended by the Court or with the consent of both Bioasis and Midatech, such consent to not be unreasonably withheld, conditioned or delayed, at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended, on appeal, (provided that any such amendment is acceptable to both Bioasis and Midatech, each acting reasonably);

“FSMA”	the Financial Services and Markets Act 2000, as amended from time to time;

“General Meeting”	the general meeting of the Company to be held to propose the Resolutions;

“Governmental Body”	any United Kingdom, United States, Canadian, international or other (a) federal, state, provincial, local, municipal or other government entity, (b) governmental or quasi-governmental body of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitrator or arbitral tribunal (public or private);

“IFRS”	the International Financial Reporting Standards, as adopted by the International Accounting Standards Board, as in effect from time to time;

“Interim Order”	the interim order of the Court in respect of the Arrangement made pursuant to Section 291(2) of the BCBCA, providing for, among other things, the calling and holding of the Bioasis Special Meeting, as may be amended by the Court with the consent of Bioasis and Midatech, such consent not to be unreasonably withheld, conditioned or delayed, provided that any such amendment is reasonably acceptable to each of Bioasis and Midatech;

“Ladenburg”	Ladenburg Thalmann & Co. Inc., sole bookrunner and exclusive placement agent for the Private Placement;

“Ladenburg Fee Shares”	the 27,863,856 new Ordinary Shares, represented by 1,114,554 New ADSs, to be allotted and issued to Ladenburg as part of the consideration for fees of US$2 million owed by Bioasis to Ladenburg pursuant to the Bioasis Investment Banking Agreement;

“Ladenburg Fee Warrants”	the 1,114,554 A Warrants and the 1,114,554 B Warrants to subscribe for up to 55,727,712 Ordinary Shares to be granted to Ladenburg as part of the consideration for fees of US$2 million owed by Bioasis to Ladenburg pursuant to the Bioasis Investment Banking Agreement;

“Last Practicable Date”	the last practicable date prior to publication of this announcement, being 12 December 2022;

“Legal Requirement”	any federal, state, provincial, regional, local (statutory, common or otherwise), municipal, foreign or international, multinational or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, guideline, policy, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, applied, implemented or otherwise put into effect by or under the authority of any Governmental Body;

“Letters of Intent”	the letters of intent and consents received by the Company from certain Shareholders stating their intention to vote in favour of the Resolutions;

“Lind”	Lind Global Macro Fund, L.P.;

“Lind Debt”	the amounts owed by Bioasis to Lind pursuant to the Bioasis Convertible Security Agreement (as amended);

“Lind Debt Warrants”	the 825,221 A Warrants and the 825,221 B Warrants to subscribe for up to 41,261,062 Ordinary Shares to be granted to Lind in connection with the Assumption Agreement;

“Lind Shares”	the new 20,630,531 Ordinary Shares to be issued to Lind in settlement of part of the outstanding Bioasis indebtedness pursuant to the Bioasis Convertible Security Agreement and the Assumption Agreement;

“Lind Warrants”	the Bioasis Warrants issued to Lind in connection with the Bioasis Convertible Security Agreement;

“Loan”	a cash secured loan of US$750,000 to be made by Midatech to Bioasis following the Registered Direct Offering upon the terms of the Bioasis Promissory Note;

“London Stock Exchange”	London Stock Exchange plc;

“Long Stop Date”	31 March 2023, as the same may be extended in accordance with the terms of the Arrangement Agreement;

“MAR”	the EU Market Abuse Regulation (EU 596/2014) as it applies in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended;

“Midatech Board Recommendations”	the recommendation by the Board of the Acquisition;

“Midatech Group”	the Company and its existing subsidiaries and subsidiary undertakings;

“Midatech Material Adverse Effect”	any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business or financial condition of the Midatech Group, taken as a whole, or (b) the ability of Midatech to consummate the Transactions, in each case, in accordance with the terms of the Arrangement Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Midatech Material Adverse Effect has occurred or is reasonably likely to occur: any change, event, effect or occurrence arising after the date of the Arrangement Agreement from or related to (i) general business or economic conditions in or affecting the United States or Canada, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United Kingdom or United States or any other country, including the engagement by the United Kingdom, United States, or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United Kingdom, United States, Canada or any other country or region in the world, or changes therein, including changes in interest rates in the United Kingdom, United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in the trading price or trading volume of Ordinary Shares or ADSs (although the underlying facts and circumstances resulting in such change may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (iii) or (v) through (ix)), (v) changes in IFRS or any applicable Legal Requirements, (vi) any change, event, effect or occurrence that is generally applicable to the industries or markets in which the Midatech Group operates, (vii) the execution or public announcement of the Arrangement Agreement or the pendency or consummation of the transactions contemplated by the Arrangement Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Midatech Group with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto, (viii) any failure by the Midatech Group to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vii) or (ix)), or (ix) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United Kingdom, United States, or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or clause (viii) may be taken into account in determining whether a Midatech Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has or has had a disproportionate adverse effect on the Midatech Group, taken as a whole, relative to other participants operating in the industries or markets in which the Midatech Group operates;

“Midatech Shareholder Approval”	the approval of the Shareholders of the Resolutions to be proposed at the General Meeting;

“Midatech Superior Proposal”	means an unsolicited, bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Proposal being treated as references to 50% for these purposes) made by a third party (other than Bioasis) that (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Arrangement Agreement and (b) the terms of which the Board determines, in its reasonable judgment after consulting in good faith with its financial advisors and its outside legal counsel, to be (i) more favorable to its shareholders from a financial point of view than the terms of the Arrangement and Share Exchange, and (ii) reasonably capable of being completed in accordance with its terms, taking into account any financing that is or may be required to consummate the transaction contemplated by such proposal, and whether such financing is committed and is reasonably capable of being obtained by the applicable offeror;

“NASDAQ”	The NASDAQ Stock Market, LLC;

“NASDAQ Listing”	the proposed admission to trading on NASDAQ of the ADSs in respect of the Transaction Shares;

“NASDAQ Rules”	the rules of NASDAQ;

“New ADSs”	the ADSs representing the Transaction Shares;

“New Option Plan”	the option plan to be adopted by the Company pursuant to which the Company shall grant the New Options;

“New Options”	the new options over 8,481,459 new Ordinary Shares to be granted by Midatech in consideration of the cancellation of the Bioasis Options pursuant to the Arrangement Agreement;

“New Ordinary Shares”	the Transaction Shares and the Cresence Shares;

“New Warrants”	the new warrants to subscribe for up to 606,594,801 new Ordinary Shares comprising (i) the Placing Warrants, (ii) the Lind Debt Warrants, (iii) the Ladenburg Fee Warrants and (iv) the Placement Agent Warrants;

“Ordinary Share(s)”	ordinary shares of 0.1 pence each in the capital of the Company;

“Overseas Shareholder”	holders of Existing Ordinary Shares who are neither resident in, nor have a registered address in, the UK;

“Panel”	the UK Panel on Takeovers and Mergers;

“Placee”	Armistice Capital which has agreed to subscribe for the Units and Pre-Funded Warrants in the Private Placement;

“Placement Agency Agreement”	the agreement dated 13 December 2022 between Ladenburg and the Company relating to the Private Placement;

“Placement Agent Warrants”	the new warrants to subscribe for up to 4% of the Ordinary Shares to be issued in connection with the Registered Direct Offering and Private Placement with an expiration date of three years from the date that such warrants are granted pursuant to the terms of a warrant instrument to be adopted by the Company, and which are granted to Ladenburg pursuant to the Placement Agency Agreement;

“Plan of Arrangement”	means the plan of arrangement of Bioasis in substantially the form attached to the Arrangement Agreement, with any amendments or variations thereto made in accordance with the Arrangement Agreement or the Plan of Arrangement or at the direction of the Court;

“Placing Price”	US$1.00 per Unit and US$0.999 per Pre-Funded Warrant;

“Placing Shares”	up to 14,602,050 new Ordinary Shares to be allotted and issued by the Company pursuant to the Private Placement to be represented by the New ADSs;

“Placing Warrants”	the A Warrants, the B Warrants and the Pre-Funded Warrants;

“Pre-Funded Warrants”	the 9,021,945 new pre-funded warrants to be granted in connection with the Private Placement, which shall be exercisable from the date that such warrants are granted until such warrants are exercised in full;

“Private Placement”	the conditional private placement of the Units and the grant of the Pre-Funded Warrants in the United States to be undertaken by Ladenburg at the Placing Price pursuant to the Securities Purchase Agreement;

“Proposals”	together the Acquisition, the Private Placement, the Resolutions, and the AIM Cancellation;

“Proposed Directors”	Deborah Rathjen and Mario Saltarelli, the proposed additional directors of the Company with effect from the AIM Cancellation;

“Receiving Agent”	Neville Registrars Limited;

“Registered Direct Offering”	the offering into the US of new Ordinary Shares allotted and issued by the Company to Armistice Capital (in the form of ADSs) announced on 13 December 2022 pursuant to the Securities Purchase Agreement;

“Registrar”	the Company’s registrars, being Neville Registrars Limited of Neville House, Steelpark Road, Halesowen, West Midlands B62 8HD;

“Registration Statement”	the Registration Statement, filed with the SEC on Form F-1 by the Company in connection with the Private Placement and the Placing Shares and New ADSs;

“Regulatory Information Service” or “RIS”	any of the services authorised from time to time by the FCA for the purposes of disseminating regulatory announcements;

“Resolutions”	the resolutions to be proposed at the General Meeting;

“SDRT”	stamp duty reserve tax;

“Section 3(a)(10) Exemption”	the exemption from the registration requirements of the Securities Act provided by section 3(a)(10) thereof;

“SEC”	the U.S. Securities and Exchange Commission;

“Securities Act”	the U.S. Securities Act of 1933, as amended;

“Securities Purchase Agreement”	the agreement dated 13 December 2022 between the Company and the Placee

“Shareholders”	holders of Ordinary Shares;

“Share Exchange”	the acquisition by Midatech of the Bioasis Shares from Bioasis Shareholders in exchange for the Consideration Shares pursuant to the Arrangement;

“Sterling” or “£”	the lawful currency of the United Kingdom;

“Strand Hanson”	Strand Hanson Limited, the Company’s Nominated Adviser;

“subsidiary and subsidiary undertaking”	have the meanings given to them by the Act;

“Takeover Code”	The City Code on Takeovers and Mergers;

“Takeover Offer”	an offer or approach made by a third party to Midatech and/or its Shareholders pursuant to the terms of the Takeover Code;

“Termination Payment”	means US$330,000;

“Transactions”	together, the Acquisition, the Private Placement, the Share Exchange and the other transactions contemplated by the Arrangement Agreement and the Plan of Arrangement;

“Transaction Shares”	the 138,980,990 new Ordinary Shares comprising (i) the Consideration Shares, (ii) the Placing Shares, (iii) the Lind Shares and (iv) the Ladenburg Fee Shares, in each case conditional on, inter alia, Admission;

“TSX-V”	the TSX Venture Exchange based in Canada;

“uncertificated form”	recorded on the relevant register of the share or security concerned as being held in uncertificated form in CREST, and title to which, by virtue of the CREST Regulations, may be transferred by means of CREST;

“Unit”	a unit comprising: 25 new Ordinary Shares (which represents one New ADS); approximately 1.04 A Warrants; and approximately 1.04 B Warrants in connection with the Private Placement;

“United Kingdom” or “UK”	the United Kingdom of Great Britain and Northern Ireland;

“United States” or “U.S.” or “US”	the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia and all other areas subject to its jurisdiction; and

“Warrant Shares”	the 627,880,299 new Ordinary Shares to be allotted and issued to the holders of the New Warrants and the Bioasis Warrants upon exercise of the New Warrants and the Bioasis Warrants.

GLOSSARY OF TECHNICAL TERMS

“AD”	Alzheimer’s Disease

“ALS”	amyotrophic lateral sclerosis

“API’s”	active pharmaceutical ingredients

“BBB”	the blood brain barrier, a network of blood vessels that possess unique properties which tightly regulate the movement of ions, molecules, and cells between the blood and the brain

“CED”	convection enhanced delivery

“CIDP”	chronic inflammatory demyelinating polyneuropathy

“CNS”	central nervous system

“CSF”	cerebrospinal fluid

“DIPG”	diffuse intrinsic pons glioma, a type of brain tumor found in an area of the brainstem known as the pons.

“EGF”	epidermal growth factor

“EGFR”	EGF receptor

“FTD”	frontotemporal dementia

“GBM”	glioblastoma, an aggressive type of cancer that can occur in the brain or spinal cord

“GRN”	Granulin Precursor gene / progranulin

“HER2”	human epidermal growth factor receptor 2. Over-expression of this oncogene has been shown to play an important role in the development and progression of certain types of breast cancer

“IDS” or “I2S”	Iduronate 2-Sulfatase

“IL-1”	cytokine interleukin 1

“IL-1RA”	interleukin-1 receptor antagonist

“IND”	investigational new drug application

“IVIG”	intravenous immunoglobulins

“LRP-1”	low density lipoprotein receptor-related protein 1

“MTf”	melanotransferrin, a human iron-binding protein

“NSC”	neural stem cells

“PD”	Parkinson’s Disease

“PrPCs”	cellular prion proteins

“siRNA”	small interfering ribonucleic acid

“xB3”	a peptide derived from MTf that has been optimized for delivery of therapeutics across the BBB

ADDITIONAL INFORMATION

Details of the Acquisition

Details of the Acquisition

In order to effect the Acquisition, on 13 December 2022, the Company and Bioasis entered into the Arrangement Agreement, pursuant to which the Company agreed to acquire all of the issued and outstanding Bioasis Shares in return for the Consideration Shares on the basis of the Exchange Ratio and on the other terms and subject to the conditions set out in the Arrangement Agreement. In addition, Midatech agreed to issue ADSs upon exercise of the Bioasis Warrants and to the grant of the New Options in consideration of the cancellation of the Bioasis Options. The Acquisition will be implemented by way of a statutory Plan of Arrangement in accordance with the laws of the Province of British Columbia.

Details of Bioasis indebtedness

Immediately following Completion, Bioasis’ indebtedness will be assumed by Midatech pursuant to the Assumption Agreement. Although the Bioasis Convertible Security Agreement contains a change of control provision that will be triggered by the Acquisition, the Company has obtained a waiver in writing from Lind and therefore the Bioasis Convertible Security Agreement will continue in place immediately post Completion on the same terms as prior to Completion.

Details of the Arrangement Agreement

Summary of the principal terms of the Acquisition

The Arrangement Agreement was entered into on 13 December 2022 between Midatech and Bioasis. Pursuant to the Arrangement Agreement, Midatech agreed to acquire, in consideration of the issue of the Consideration Shares in Midatech, all of the issued and outstanding Bioasis Shares in exchange for Consideration Shares (in the form of ADSs) on the basis of the Exchange Ratio and on the terms and subject to the conditions of the Arrangement Agreement.

Conditions

Completion under the Arrangement Agreement is subject to and conditional upon, and can only occur upon satisfaction or (to the extent permitted by law) waiver of, a number of outstanding conditions, including, but not limited to:

•	Midatech Shareholder Approval having been obtained in respect of the Resolutions;

•	Bioasis Securityholder Approval having been obtained in the manner set out in the Interim Order;

•	the Final Order having been obtained from the Court;

•	the Private Placement becoming unconditional (save for any condition relating to the Arrangement Agreement);

•	the TSX-V having approved the de-listing of the Bioasis Shares;

•	Bioasis Shareholders shall not have exercised Dissent Rights in connection with the Arrangement with respect to more than 10% of the issued and outstanding Bioasis Shares; and

•	no Bioasis Material Adverse Effect or Midatech Material Adverse Effect having occurred.

Non-Solicitation and Superior Proposals

Under the Arrangement Agreement, Midatech is prohibited from soliciting from any third party an Acquisition Proposal or Takeover Offer and Bioasis is prohibited from soliciting from any third party an Acquisition Proposal. However, if prior to obtaining Midatech Shareholder Approval, Midatech receives a Midatech Superior Proposal or a Takeover Offer, it retains the ability to engage in discussions and to consider and respond to an Acquisition Proposal which is a Midatech Superior Proposal or Takeover Offer in accordance with the terms of the Arrangement Agreement. Similarly, if prior to obtaining Bioasis Securityholder Approval, Bioasis receives a Bioasis Superior Proposal, it may engage in discussions in relation to such proposal in accordance with the terms of the Arrangement Agreement.

Upon receipt by the Company (or its Shareholders directly) of a Takeover Offer prior to the Midatech Shareholder Approval the Board may change their recommendation in respect to such Midatech Superior Proposal and terminate the Arrangement Agreement; provided that, in each case, certain conditions are met, including that the Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties and/or the Takeover Code. Under such circumstances, the Termination Payment, totalling US$330,000, would be payable to Bioasis pursuant to the Arrangement Agreement (other than in the context of a Takeover Offer in certain circumstances). Likewise, Bioasis will be required to pay the Termination Payment to Midatech if it were to recommend a Bioasis Superior Proposal to the Bioasis Shareholders.

Termination Payment

The Arrangement Agreement requires that the Company pay the Termination Payment if the Arrangement Agreement is terminated under certain circumstances, including if the Arrangement Agreement is terminated because the Board withdraws or modifies its recommendation with respect to the Arrangement, the Company breaches its non-solicitation covenants under the Arrangement Agreement, or the Company elects to do so in order to enter into a definitive agreement. The Board considered that the amount of the Termination Payment payable by the Company to Bioasis in certain circumstances should not preclude a third party from making an unsolicited Midatech Superior Proposal. There is also an expense reimbursement payment of US$225,000 that may be payable by the Company if the Arrangement Agreement is terminated in respect of such circumstances.

Separately, the Termination Payment would be payable by Bioasis if the Arrangement Agreement is terminated under certain circumstances, including if the Arrangement Agreement is terminated by: (i) Midatech following a change in recommendation of the Acquisition by the Bioasis board of directors or a breach by Bioasis of the non-solicitation provisions set out in the Arrangement Agreement; or (ii) Bioasis following a change in recommendation of the Acquisition by the Bioasis board of directors or in connection with a Bioasis Superior Proposal. There is also an expense reimbursement payment of US$225,000 that may be payable by Bioasis if the Arrangement Agreement is terminated in respect of such circumstances.

The Arrangement Agreement contains usual and customary covenants, representations and warranties and other protections given by each of Bioasis and Midatech for an agreement of this nature and type and having read for the facts and circumstances of Midatech and Bioasis.

Current Trading and Outlook

Midatech

Financial Highlights

On 14 September 2022, the Company announced its interim results for the six months ended 30 June 2022. Total revenue from R&D collaborations for 1H22 was £0.47m (1H21: £0.40m). Research and development costs in 1H22 increased by 20% to £2.41m (1H21: £2.01m) as a result of increased costs associated with MTX110 as the Company prepared for its Phase I study in recurrent GBM. Administrative expenses increased by 12% in 1H22 to £1.85m (1H21: £1.66m) primarily due to increased legal and professional fees. Net cash used in operating activities (after changes in working capital) in 1H22 was £3.54m, compared with £3.11m in 1H21. The Company’s cash balance at 30 June 2022 was £6.42m.

 2022/2023 Outlook

Continued execution of the Company’s strategy is dependent upon raising additional funds before the end of the first quarter of 2023. The Company has been active in promoting its technologies to potential R&D collaborators and licensees at partnering conferences since the announcement of the Strategic Review in April 2020. While there are several ongoing promising discussions with potential partners, none are at term sheet stage and therefore cannot be relied upon to provide additional funding within the required timeframe. The Board continues to believe in the merits of the Company’s technologies and the potential for MTX110 in intractable brain cancers and that, with compelling data in hand, partnerships can be secured in due course.

Bioasis

Financial Highlights

Through six months ended 31 August 2022 Bioasis reported C$0.12m in research revenue from Bioasis’ Neuramedy and Janssen Biotech research collaborations. Revenue in the same period in the previous year was nil. Research and development costs for the six months ended 31 August 2022 were C$0.43m which was a decrease of C$0.18m from the comparable prior period. General and administrative expenses for the six months ended 31 August 2022 was C$1.22m which was a C$0.15m decrease from the prior year to date period.

On 15 June 2022, Bioasis entered into an asset purchase agreement (the “Cresence Agreement”) with the founders of Cresence AS of Oslo, Norway (the “Cresence Founders”). Under the terms of the Cresence Agreement, Bioasis purchased all the rights, title and interest in the intellectual property owned by the Cresence Founders in relation to their EGF platform. Bioasis believes that such EGF assets may be key in treatment of Guillain-Barre Syndrome and Chronic Inflammatory Demyelinating Polyneuropathy, among other indications. In exchange for this intellectual property, Bioasis issued 6.5 million common shares in the capital of Bioasis to the Cresence Founders upon completion of the transaction and has agreed to issue up to an additional 6 million common shares in the capital of Bioasis subject to the achievement of additional milestones as follows: (i) 3 million shares are issuable upon Bioasis’ initiation of a pivotal clinical trial in the U.S. for the first product and (ii) 3 million shares are issuable upon the FDA approval of any Bioasis application for the first product. Milestone payments of US$1 million each will be made upon attaining the second and third FDA approved indications in neurology for a product. A running royalty of 1% of net sales is payable for any product until the expiration of a specified royalty period.

2022/2023 Outlook

Bioasis continues to be engaged in the development of their xB3 ™ platform for the transport of therapeutic agents, in particular biological products, across the BBB. xB3™ is a peptide-based technology which Bioasis believes has significant advantages over competing technologies for BBB drug delivery. Bioasis is focusing its efforts on the advancement of carefully selected, internal development programs for the treatment of specific CNS-related diseases, as well as potential strategic licensing of their xB3 platform technology to pharmaceutical and biotechnology companies for the advancement of their neuroscience programs. Bioasis’ internal development is focused on both orphan drug indications, including brain cancers, and rare genetic neurodegenerative diseases, and neuroinflammatory conditions where proof-of-concept for approved medications exist and where there is potential for more rapid development and approval.

The Cresence Agreement brings Phase 2 ready assets to Bioasis that are aligned with its focus on rare disease and orphan drug indications. EGF1-48 comes with a full IND package and clinical experience indicating that it is safe and well-tolerated in humans. The molecule has a unique dual mechanism of action, stimulating myelination and downregulating neuroinflammation, thus offering neuroprotective properties that support development in Guillain-Barre Syndrome, Chronic Inflammatory Degenerative Polyneuropathy and certain clinical manifestations related to onset and/or progression of multiple sclerosis, including optic neuritis and relapses of the disease.

Further Information on Bioasis

Indebtedness

Bioasis Convertible Security Agreement

In June 2021, Bioasis entered into a convertible security funding agreement with Lind Global Macro Fund, LP, an entity managed by The Lind Partners, a New York based institutional investment management firm (together, “Lind”), which was amended on 13 December 2022 pursuant to a waiver and amendment agreement (the “Waiver and Amendment Agreement”) (as described below). Under the terms of the Bioasis Convertible Security Agreement, Bioasis may issue to Lind convertible securities in the principal amount of up to C$10,000,000. In June 2021, Lind made an initial investment of C$3.0 million less a commitment fee of C$90,000, in exchange for a convertible security (the “First Convertible Security”) with a face value of C$3.6 million, representing a principal amount of C$3.0 million (the “Principal Amount”) and a pre-paid interest amount of C$0.6 million (the “Pre-Paid Interest”). Commencing in the month 181 days from closing, Bioasis began repaying the First Convertible Security in C$125,000 monthly instalments. As of May 31, 2022, Bioasis has made payments of in aggregate C$750,000 but the repayment of the C$125,000 instalments was waived by Lind until 31 January 2023 pursuant to the Waiver and Amendment Agreement (as described below). Pre-Paid Interest will accrue monthly at C$20,000 per month, and once accrued, Lind will have the option, once every 90 days, to convert accrued Pre-Paid Interest into common shares of Bioasis at 90% of its market closing price on the day immediately prior to the conversion. Lind will be restricted from selling any Bioasis Shares it receives in connection with the First Convertible Security for a period of four months and a day from the date of issuance of the First Convertible Security, and is prohibited from short selling any Bioasis Shares during the term of the Bioasis Convertible Security Agreement. Lind has the right to convert any portion of the Principal Amount into Bioasis Shares at a price per share of C$0.31 (the “Conversion Price”). The Bioasis Convertible Security Agreement also includes an option for Bioasis to receive additional investments from Lind of up to C$7,000,000, in exchange for a convertible security with similar terms to the First Convertible Security, subject to mutual agreement and TSX-V approval.

Bioasis has the option to buy back the outstanding convertible securities in cash at any time. If Bioasis exercises this buy back option, Lind will have the option to convert (i) up to 33.3% of the outstanding Principal Amount at the Conversion Price, and (ii) up to 100% of the then-accrued Pre-Paid Interest into common shares of Bioasis. Bioasis concluded that the conversion option was an embedded derivative that requires bifurcation as a derivative liability due to the contingency that Bioasis could be required to pay cash for the conversion.

As part of the First Convertible Security financing, Bioasis issued Lind 4,839,048 warrants exercisable for a term of 30 months at an exercise price of C$0.41 per Bioasis Share. Bioasis will have the right to accelerate the expiry date of a certain number of warrants, subject to certain conditions, including that no event of default has occurred, as follows: (i) if the Company’s shares trade above C$1.27 for 30 consecutive days, the Company can accelerate the expiry date of 50% of the warrants; and (ii) if Bioasis Shares trade above C$1.80 for 30 consecutive days and the First Convertible Security then outstanding (along with all outstanding accrued prepaid interest) has been fully repaid or converted, then the Company can accelerate the expiry of all of Lind’s remaining warrants. Any warrant exercise proceeds will be applied to the outstanding Principal Amount of the First Convertible Security. The exercise price is subject to adjustment if shares trade at a price of less than 95% of the market price, as a result, the warrants do not meet the criteria to be classified as equity and have been bifurcated and accounted for as a derivative liability.

Waiver and Amendment Agreement

On 13 December 2022 Bioasis entered into a Waiver and Amendment Agreement with Lind pursuant to which: (i) Lind agreed to waive Bioasis’ payment obligations under the Bioasis Convertible Security Agreement until 31 December 2022; (ii) Lind grants consent for the Acquisition pursuant to the Bioasis Convertible Security Agreement to permit Bioasis to (a) enter into the Arrangement Agreement, (b) complete the Acquisition in accordance with the Arrangement Agreement; and (c) complete the Private Placement; (iii) Lind agreed to advance a C$350,000 bridge loan to Bioasis (the “Lind Bridge Loan”), net of amounts payable to Lind in respect of its legal fees and expenses, (iv) Bioasis agreed to issue the Bridge Promissory Note and the Holiday Promissory Note (as referenced below); (v) Bioasis and Lind agreed to execute the Tripartite Agreement (as described below); (vi) Bioasis agreed to grant certain security interests to Lind to secure its obligations under the Bioasis Convertible Security Funding Agreement, the Bridge Promissory Note and the Holiday Promissory Note; and (vii) certain amendments are made to the Bioasis Convertible Security Agreement to permit (i) to (vi) above.

Promissory Note (Bridge)

On 13 December 2022 in connection with its receipt of the Lind Bridge Loan, Bioasis issued a promissory note to Lind (the “Bridge Promissory Note”) pursuant to which Bioasis promises to pay Lind the principal amount of C$350,000 (the "Bridge Principal Amount") on the earliest of (each, as applicable, the "Bridge Maturity Date") (a) the occurrence of an Event of Default (as defined in the Bridge Promissory Note); (b) the date on which the closing of the Acquisition occurs; and (c) 30 June 2023. Interest is payable on the Bridge Principal Amount (including any overdue interest) at a rate of 2.00% per month or, from and after the Bridge Maturity Date, at a default rate of 15.00% per annum.

Bioasis makes positive covenants to Lind under the note including supplying it with Bioasis information on request. Bioasis also covenants to only use the proceeds under this note to pay third party professional service fees incurred by Bioasis in connection with the Acquisition unless Lind gives written consent.

Promissory Note (Holiday)

On 13 December 2022, in consideration of Lind’s agreement to enter into the Waiver and Amendment Agreement, Bioasis issued a promissory note to Lind (the “Holiday Promissory Note”) pursuant to which Bioasis promises to pay Lind the principal amount of C$510,000 on the earliest of (each, as applicable, the "Holiday Maturity Date") (a) the occurrence of an Event of Default (as defined in the Holiday Promissory Note); (b) the date on which the closing of the Acquisition occurs; and (c) 30 June 2023.

This note is on substantially the same terms as the Bridge Promissory Note (described above) save that: (i) no interest accrues on this note until after the Holiday Maturity Date (at which time the interest rate is 15.00% per annum) and (ii) there is no use of proceeds restriction.

Tripartite Agreement

On 13 December 2022 Bioasis entered into a tripartite agreement (the “Tripartite Agreement”) with Lind and Midatech whereby Midatech agrees that, upon completion of the Acquisition, it will enter into the Assumption Agreement and repay or satisfy amounts Lind is owed under the Bioasis Convertible Security Agreement, the Bridge Promissory Note and the Holiday Promissory Note (the "Payment Obligations"). Following such repayment Lind shall procure, at the request and expense of Midatech and/or Bioasis, the release of the relevant security granted to Lind for the amounts owed to it. The Tripartite Agreement also documents the terms on which the Loan of C$750,000 was advanced by the Company to Bioasis by way of a secured promissory note which is subordinated to the Payment Obligations.

Assumption Agreement

In connection with the completion of the Acquisition, Bioasis (as Assignor) shall enter into the Assumption Agreement with Midatech (as Assignee) and Lind whereby Midatech shall assume all the debt, obligations and liabilities of Bioasis, including the Lind Debt under the Waiver and Amendment Agreement in consideration for Bioasis recognising an intercompany debt due to Midatech.

Immediately after entry into the Assumption Agreement, Midatech shall make a cash payment to Lind of approximately C$2,393,851, using net proceeds of the Private Placement, in order to pay off a portion of the Lind Debt arising pursuant to the Bioasis Convertible Security Agreement (as amended by the Waiver and Amendment Agreement), the Holiday Promissory Note and the Bridge Promissory Note (the “Lind Cash Repayments”).

All payment obligations that remain outstanding following the Lind Cash Repayments shall be settled by way of issuance by Midatech to Lind (or its nominee) of Units at a deemed price equal to the Placing Price pursuant to the terms of a subscription agreement to be entered into between Midatech and Lind, which Lind will be required to enter into as a condition of its receipt of such securities.

The parties to the Assumption Agreement acknowledge that following entry into the agreement, Lind shall not have released the Assignor from its debt, obligations and liabilities under the Waiver and Amendment Agreement and that Bioasis and Midatech shall be jointly and severally liable to Lind for any debt, obligations and liabilities owed to Lind under the Waiver and Amendment Agreement.

Facilities

Bioasis operates in a virtual model through contract research organisations which reduces overheads and provides the company with flexibility in its ability to prosecute both its internal pipeline programmes and its partnered collaborations.

Bioasis is headquartered in New Haven, Connecticut.

Bioasis Special Meeting

Prior to Completion and as a condition of the Arrangement Agreement, Bioasis must obtain the Bioasis Securityholder Approval, in accordance with the Bioasis Articles, the Interim Order and the BCBCA.

Further Information on the Private Placement

As part of the Acquisition process, the Directors have considered the funding requirements for the execution of the Enlarged Group’s business plan following Completion. Taking account of Midatech’s existing resources and the Loan to be made to Bioasis following the announcement of the Acquisition (less existing indebtedness in Bioasis repayable on Completion and the costs associated with the Transactions), on Completion, the Board expects that the Enlarged Group would have an operational cash runway to Q4 2023.

Details of the Private Placement

The Private Placement will close contemporaneously with the completion of the Acquisition.

Pursuant to the terms of the Securities Purchase Agreement, the Private Placement is conditional upon, amongst other things:

•	the passing of the Resolutions at the General meeting;

•	all obligations, covenants and agreements of the Company and the Placee that are required to be performed at or prior to Completion shall have been performed;

•	there shall have been no material adverse change on the results of operations, assets, business, or condition (financial or otherwise) of the Company and its subsidiaries or if there is a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any documents to be entered into in connection with the Private Placement; and

•	trading in the ADSs or Ordinary Shares shall not have been suspended from trading on AIM or NASDAQ (as applicable).

Pursuant to the terms of the Securities Purchase Agreement, the Company agreed to reduce the exercise price of certain outstanding warrants previously issued to the Placee on 25 October 2019 and 20 May 2020 to US$1.00.

The Placing Shares upon Admission will be credited as fully paid and will rank pari passu in all respects with all other Ordinary Shares then in issue, including the right to receive all dividends or other distributions declared, paid or made on or after Completion.

The Placing Shares on Completion will be exchanged for ADSs.

There will be no offer to the public in the United Kingdom (including to the Company’s existing Shareholders generally) or the United States of ADSs or Ordinary Shares in connection with the Private Placement.

All Ordinary Shares issued in the Private Placement will not be registered under the Securities Act. Following the closing of the Private Placement the Company will be required to file a registration statement with the SEC to register such shares. All Existing Ordinary Shares which are not held by affiliates of the Company will be eligible for conversion into ADSs and resale in the U.S. Shareholders should consult their legal advisers as to whether they are affiliates of the Company for the purposes of US securities law.

All of the Directors and officers of Midatech and Bioasis have agreed, subject to limited exceptions, with Ladenburg not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Company’s ADSs, Ordinary Shares or such other securities for a period of 90 days following the date of effectiveness of the Registration Statement without the prior written consent of Ladenburg.

If a Shareholder holding Ordinary Shares wishes to sell them on NASDAQ, such Shareholder would need to convert those Ordinary Shares into ADSs by depositing such shares with the Custodian for the Depositary Bank against the issuance of the corresponding number of ADSs before selling the ADSs through a broker on NASDAQ in compliance with US securities law. Any Shareholder considering converting Ordinary Shares into ADSs should consult their stockbroker.

Placement Agency Agreement

Pursuant to the Placement Agency Agreement, Ladenburg has agreed to use its reasonable best efforts as agent of the Company to procure subscribers for the Placing Shares and the Placing Warrants at the Placing Price.

The Placement Agency Agreement contains certain representations, warranties and indemnities from the Company in favour of Ladenburg and is conditional, inter alia, upon:

•	all corporate proceedings and other legal matters in connection with the Placement Agency Agreement and the registration, sale and delivery of the Placing Shares and the Placing Warrants, which includes obtaining Midatech Shareholder Approval of the Resolutions at the General Meeting, shall have been completed or resolved in a manner reasonably satisfactory to Ladenburg; and

•	the delivery of certain documents to Ladenburg, including lock-up agreements executed by each of the Directors and a legal opinion from each of Brown Rudnick LLP (as legal advisors to the Company on English law) and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (as legal advisors to the Company on U.S. law) in connection with the allotment, issuance and sale of the Placing Shares and the Placing Warrants.

In accordance with the Placement Agency Agreement, the Company has agreed to pay Ladenburg a cash fee in an amount equal to 8% of the aggregate gross proceeds of the Private Placement and to issue to Ladenburg or its designees the Placement Agent Warrants equal to 4% of the total number of the New ADSs. The Company has also agreed to pay Ladenburg a management fee equal to 1% of the gross proceeds raised in the Private Placement and an expense allowance of up to US$85,000 for legal fees and other out-of-pocket expenses. The exercise price of the Placement Agent Warrants will be 125% of the Placing Price and shall terminate three years from the date of the offering of the Placement Agent Warrants.

The Placement Agency Agreement may be terminated without liability by Ladenburg by notice to the Company at any time on or prior to Completion if, inter alia, the Company fails to comply with its obligations under the Placement Agency Agreement, if there is a material adverse change on the results of operations, assets, business, or condition (financial or otherwise) of the Company and its subsidiaries or if there is a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any documents to be entered into in connection with the Private Placement.

Further Information on the AIM Cancellation

Following the AIM Cancellation, ADSs representing the Company’s Ordinary Shares will remain listed on NASDAQ and all public trading of securities in the Company will take place on that exchange. To sell Ordinary Shares on a public market following the AIM Cancellation, Shareholders will need to deposit their Ordinary Shares for delivery of ADSs, further details of which will be set out in the Circular.

Assuming Completion occurs, Shareholders will no longer be able to buy and sell Ordinary Shares on AIM following the AIM Cancellation, which is expected to take place two weeks after Completion.

As a company incorporated in England and Wales, the Company will continue to be subject to the requirements of the Companies Act 2006.

Following the AIM Cancellation taking effect, the Company will no longer be subject to the AIM Rules for Companies or be required to retain the services of an independent nominated adviser. The Company will also no longer be required to adopt the QCA Corporate Governance Code or be required to comply with the continuing obligations set out in the Disclosure and Transparency Rules (insofar as they currently apply to the Company) or, provided the Company’s securities remain outside the scope of the regulation, MAR. The Company will, however, continue to comply with all regulatory requirements for the NASDAQ listing of ADSs, including the NASDAQ Rules and all applicable rules and regulations of the SEC.

Shareholders who continue to hold Ordinary Shares following the AIM Cancellation will continue to be notified in writing of the availability of key documents on the Company’s website, including publication of annual reports and annual general meeting documentation. Holders of ADSs will be able to continue to access all such information via the Midatech website. Holders of Ordinary Shares and ADSs will both be eligible to receive any future dividends that may be declared.

Existing holders of ADSs in Midatech not also holding Ordinary Shares do not need to take any action with the respect to the AIM Cancellation.

Application of the Takeover Code following AIM Cancellation

Following the AIM Cancellation, as the Company will remain a public limited company incorporated and with its registered office in the United Kingdom but its securities will not be admitted to trading on a regulated market or multilateral trading facility in the United Kingdom (or a stock exchange in the Channel Islands or the Isle of Man).The Takeover Code will only apply to the Company if it is considered by the Panel to have its place of central management and control in the United Kingdom (or the Channel Islands or the Isle of Man). This is known as the “residency test”. The way in which the test for central management and control is applied for the purposes of the Takeover Code may be different from the way in which it is applied by the United Kingdom tax authorities, HMRC. Under the Takeover Code, the Panel typically considers where the majority of the directors of the Company are resident, amongst other factors, for the purposes of determining where the Company has its place of central management and control.

Following Completion, three of the five directors of the Company will be resident in the United Kingdom and its place of central management and control is intended, for the time being, to remain in the United Kingdom. Accordingly, the Panel has confirmed that, following the AIM Cancellation, the Company will continue to be subject to the Takeover Code, and the Company and its Shareholders will therefore continue to have the benefit of the protections that the Takeover Code affords, including, but not limited to, the requirement that a person (together with any persons acting in concert with such person) who acquires an interest in Ordinary Shares carrying 30% or more of the voting rights in the Company or who increases an existing interest of not less than 30% but not more than 50% of the voting rights, must make a mandatory cash offer to all other shareholders at the highest price paid by such person (or person acting in concert with such person) in the 12 months before such acquisition.

Notwithstanding the above, the Company may cease to be subject to the Takeover Code in the future if there are any changes that lead to the Company being deemed to no longer have its place of central management and control in the United Kingdom, Channel Islands or the Isle of Man.

Shareholders should note that, if the Takeover Code ceases to apply to the Company in the future, they will not receive the protections afforded by the Takeover Code in the event that there is a subsequent offer to acquire their Ordinary Shares.

Pro Forma Consolidated Statement of Financial Position as at 30 June 2022 (unaudited)

The pro forma consolidated statement of financial position as at 30 June 2022 (unaudited) is available at: https://www.rns-pdf.londonstockexchange.com/rns/5848J_1-2022-12-13.pdf

Exhibit 99.2

BIOASIS TECHNOLOGIES INC.

CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian dollars)

For the Years Ended February 28, 2022 and 2021

INDEPENDENT AUDITORS’ REPORT

To the Shareholders and the Directors of Bioasis Technologies Inc.

Opinion

We have audited the consolidated financial statements of Bioasis Technologies Inc. and its subsidiaries (the “Company”), which comprise the consolidated statements of financial position as at February 28, 2022 and 2021, and the consolidated statements of operations and comprehensive income (loss), changes in equity (deficiency) and cash flows for the years then ended, and the related notes comprising a summary of significant accounting policies and other explanatory information.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as at February 28, 2022 and 2021, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

We conducted our audits in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audits of the consolidated financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Emphasis of Matter – Material Uncertainty Related to Going Concern

We draw attention to Note 2(d) of the accompanying consolidated financial statements, which describes matters and conditions that indicate the existence of a material uncertainty that may cast significant doubt about the Company’s ability to continue as a going concern. Our opinion is not modified in respect of this matter.

Other Information

Management is responsible for the other information, which comprises the information included in the Company’s Management’s Discussion and Analysis to be filed with the relevant Canadian securities commissions. Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audits of the consolidated financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated.

If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Company's ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company's financial reporting process.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•	Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditors’ report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditors’ report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•	Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•	Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Company to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

The engagement partner on the audit resulting in this independent auditors’ report is Herbert Wong.

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, British Columbia

June 14, 2022

BIOASIS TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(All Amounts Expressed in Canadian Dollars)

		February 28,	February 28,
	Notes	2022	2021

ASSETS
Current assets
Cash and cash equivalents	8	$1,730,766	$2,736,735
Accounts receivable	8	97,672	30,270
Prepaid expenses		278,284	291,973

Total current assets		2,106,722	3,058,978

Non-current assets
Property and equipment		216	4,635
Intangible assets	3	158,960	212,748

Total non-current assets		159,176	217,383

Total assets		$2,265,898	$3,276,361

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	8	$1,489,459	$1,843,467
Current portion of convertible debentures	13	1,500,000	-
Current portion of paycheck protection
program loan	14	-	55,704

Total current liabilities		2,989,459	1,899,171

Non-current liabilities
Derivative warrant liabilities	6	425,539	912,167
Conversion feature	6	366,499	-
Paycheck protection program loan	14	-	57,827
Convertible debentures	13	401,763	-

Total non-current liabilities		1,193,801	969,994

Total liabilities		4,183,260	2,869,165

EQUITY (DEFICIENCY)
Share capital	4	27,453,759	27,257,720
Contributed surplus		11,098,283	10,657,699
Accumulated other comprehensive income		184,563	185,652
Deficit		(40,653,967)	(37,693,875)

Total equity (deficiency)		(1,917,362)	407,196

Total liabilities and equity (deficiency)		$2,265,898	$3,276,361

Going concern	Note 2(d)
Contractual Commitments	Note 10
Subsequent events	Note 18

Approved on behalf of the Board:

/s/ Deborah Rathjen	/s/ John Curran

Deborah Rathjen, Director	John Curran, Director

The accompanying notes are an integral part of these consolidated financial statements

1

BIOASIS TECHNOLOGIES INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(All Amounts Expressed in Canadian Dollars)

	Notes	Year Ended February 28, 2022	Year Ended February 28, 2021

Revenues
Research revenue	11	$37,725	$-
License revenue	11	-	4,078,129

Total revenues		37,725	4,078,129

Expenses
General and administrative		2,408,351	2,459,924
Research and development		1,226,155	1,238,122

Total operating expenses		3,634,506	3,698,046

(Loss) income before other income (expense)		(3,596,781)	380,083

Other income (expense)
Gain on sale of royalty rights	10	-	1,577,400
Forgiveness of PPP loan	14	111,397	-
Loss on sale of capital assets		(126)	(5,090)
Loss on settlements	17	(93,349)	(144,000)
Interest (expense) income		(654,208)	(145,061)
Foreign exchange loss		(39,477)	(242,111)
Loss on extinguishment of debentures	12	-	(244,064)
Change in estimated fair value of derivative warrants and conversion feature	6	1,312,452	(478,747)

Total other income		636,689	318,327

Net (loss) income		$(2,960,092)	$698,410

Other comprehensive (loss) income Items that may be reclassified to profit or loss Foreign currency translation adjustment		(1,089)	168,797

Comprehensive (loss) income		$(2,961,181)	$867,207

(Loss) earnings per share – Basic and diluted		$(0.04)	$0.01

Weighted average number of common shares outstanding		72,167,220	68,115,456

The accompanying notes are an integral part of these consolidated financial statements

2

BIOASIS TECHNOLOGIES INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIENCY)

(All Amounts Expressed in Canadian Dollars)

	Share Capital
	Number of Shares	Amount	Contributed Surplus	Accumulated Other Comprehensive Income (Loss)	Deficit	Total Equity (Deficiency)

Balance, February 29, 2020	63,573,365	$25,418,095	$10,471,057	$16,855	$(38,392,285)	$(2,486,278)
Common shares issued for interest payment on 15% Debentures	155,976	28,077	-	-	-	28,077
Common shares issued for repayment of 15% Debentures	4,129,207	660,673	-	-	-	660,673
Common shares issued for interest payment on 7.5% Debentures	104,708	26,177	-	-	-	26,177
Common shares issued pursuant to private placement	400,000	192,192	-	-	-	192,192
Warrants exercised pursuant to the 7.5% Debentures	3,480,759	788,506	(92,354)	-	-	696,152
Common shares issued for settlement	300,000	144,000	-	-	-	144,000
Share-based compensation	-	-	278,996	-	-	278,996
Foreign currency translation adjustment	-	-	-	168,797	-	168,797
Net income	-	-	-	-	698,410	698,410
Balance, February 28, 2021	72,144,015	27,257,720	10,657,699	185,652	(37,693,875)	407,196
Share-based compensation	-	-	440,584	-	-	440,584
Common shares issued pursuant to private placement, net	770,000	196,039	-	-	-	196,039
private placement, net
Foreign currency translation adjustment	-	-	-	(1,089)	-	(1,089)
Net loss	-	-	-	-	(2,960,092)	(2,960,092)
Balance, February 28, 2022	72,914,015	$27,453,759	$11,098,283	$184,563	$(40,653,967)	$(1,917,362)

The accompanying notes are an integral part of these consolidated financial statements

3

BIOASIS TECHNOLOGIES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(All Amounts Expressed in Canadian Dollars)

	Year Ended February 28,	Year Ended February 28,
	2022	2021

OPERATING ACTIVITIES
Net (loss) income	$(2,960,092)	$698,410
Adjusted for items not affecting cash:
Depreciation of property and equipment	1,129	4,187
Change in estimated fair value of derivative warrant liabilities	(1,312,452)	478,747
Loss on sale of capital assets	126	5,090
Forgiveness of paycheck protection program	(111,397)	-
Amortization of intangible assets	53,788	56,299
Amortization of debt issuance and discounts	654,513	109,210
Loss on extinguishment of debentures	-	244,064
Loss on settlement	-	144,000
Share-based compensation	440,584	278,996
	(3,233,801)	2,019,003
Net changes in non-cash working capital items:
Accounts receivable	(67,039)	(16,906)
Prepaid expenses	178,362	(242,805)
Accounts payable and accrued liabilities	(513,027)	12,184
Deferred revenue	-	-
Net cash (used in) provided by operating activities	(3,635,505)	1,771,476

INVESTING ACTIVITIES
Proceeds from sale of capital assets	-	6,967
Net cash provided by investing activities	-	6,967

FINANCING ACTIVITIES
Debt issuance costs	(90,427)	-
Payment on convertible debentures	(375,000)	-
Proceeds from isuance of convertible debentures	2,905,000	-
Proceeds from issuance of common shares, net of costs	196,039	192,192
Proceeds from paycheck protection program loan	-	120,190
Repayment of 7.5% debentures	-	(696,152)
Proceeds from warrant exercise	-	696,152
Net cash provided by financing activities	2,635,612	312,382

Effects of exchange rate changes on cash and cash equivalents	(6,076)	69,539

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,005,969)	2,160,364

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	2,736,735	576,371

CASH AND CASH EQUIVALENTS, END OF YEAR	$1,730,766	$2,736,735
Cash paid for interest	$-	$9,890
Cash paid for income taxes	$-	$-

Non-Cash Disclosures:
Payments of accounts payable with fixed asset	$3,112	$-
Prepaid expense included in accounts payable and accrued liabilities	164,622	-
Shares issued for 15% Debentures payment	-	660,673
Shares issued for accrued interest payment	-	54,254
Shares issued for settlement	-	144,000
Reallocation of warrants upon exercise	-	92,354

The accompanying notes are an integral part of these consolidated financial statements

4

BIOASIS TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended February 28, 2022 and 2021
(All amounts expressed in Canadian dollars)

1.	INCORPORATION AND NATURE OF OPERATIONS

(a)	Incorporation

Bioasis Technologies Inc. ("Bioasis" or the "Company") was incorporated on November 3, 2006 under the British Columbia Business Corporations Act as W.R. Partners Ltd. and changed its name to Bioasis Technologies Inc. on March 27, 2008. The Company's shares are publicly traded on the TSX Venture Exchange under the symbol “BTI” and on the OTCQB International, a segment of the OTCQX marketplace in the U.S., under the symbol “BIOAF”. The Company’s registered office is Suite 200, 4170 Still Creek Drive, Burnaby, British Columbia V5C 6C6 and its head office is 157 Church Street, 19th Floor, New Haven, Connecticut, 06510.

(b)	Nature of Operations

Bioasis is a development stage biopharmaceutical company engaged in the research and development of products for the diagnosis and treatment of neurological diseases and disorders. The Company’s xB3 program describes its proprietary carrier, p97, and components thereof, to deliver therapeutics across the blood-brain barrier ("BBB").

2.	STATEMENT OF COMPLIANCE AND BASIS OF FINANCIAL STATEMENT PRESENTATION

(a)	Statement of Compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”).

These consolidated financial statements were approved and authorized for issuance by the Board of Directors on June 14, 2022.

(b)	Basis of Measurement

These consolidated financial statements have been prepared on an historical cost basis, except for certain assets and liabilities, which are measured at fair value as explained in Note 8 to these consolidated financial statements.

(c)	Functional and Presentation Currencies

These consolidated financial statements are presented in Canadian dollars, which is the functional currency of the Company. The financial statements of the subsidiaries with functional currencies other than Canadian dollar are translated into Canadian dollars using period-end exchange rates for assets and liabilities, historical exchange rates for equity and weighted average exchange rates for operating results. Translation gains and losses are included in accumulated other comprehensive income (loss), net of tax, in equity. Foreign currency transaction gains and losses are included in the results of operations in other income (expense).

(d)	Going Concern

As of February 28, 2022, the Company has an accumulated deficit of $40,653,967 and negative working capital of $882,737 and for the year ended February 28, 2022, had a net loss of $2,960,092 and cash flow used in operating activities of $3,635,505. Based on the Company’s current cash burn rate, the Company anticipates that its existing cash balance is sufficient to fund operations through approximately July 2022. These factors indicate the existence of a material uncertainty that may raise significant doubt about the Company’s ability to continue as a going concern. The ability of the Company to continue operations is dependent upon its ability to obtain additional funding through licensing of its technology and collaboration agreements with upfront and milestone payments, research grant funding, the sale of common shares, warrants, loans or issuance of debt securities and other strategic alternatives, which could result in the significant dilution in the equity interest of existing shareholders. The Company is actively pursuing financing sources in order to fund operations. Further, the biotechnology industry is subject to rapid and substantial technological change that could reduce the marketability of the Company's technology.

5

BIOASIS TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended February 28, 2022 and 2021
(All amounts expressed in Canadian dollars)

2.	STATEMENT OF COMPLIANCE AND BASIS OF FINANCIAL STATEMENT PRESENTATION (continued)

(d)	Going Concern (continued)

These consolidated financial statements have been prepared with the assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business rather than through a forced liquidation. These consolidated financial statements do not give effect to adjustments that would be necessary to the carrying amounts and classifications of assets and liabilities should the Company be unable to continue as a going concern. Such adjustments could be material.

(e)	Significant Judgments, Estimates and Assumptions

The preparation of these consolidated financial statements in conformity with IFRS requires managements to make judgments, estimates and assumptions that affect application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from those estimates. The consolidated financial statements include estimates, which, by their nature, are uncertain. The impact of such estimates is pervasive throughout the consolidated financial statements and may require accounting adjustments based on future occurrences. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

The critical judgments and significant estimates in applying accounting policies that have the most significant effect on the amounts recognized in the consolidated financial statements are:

•	Recognition of license and research revenue.
•	Assessment of carrying value of intangible assets.
•	Determination of the fair value of the Company’s warrants and common shares issued in private placements and convertible debt financings, including derivative warrant liabilities and conversion features.
•	Estimates used in calculating share-based compensation.

(f)	Significant Accounting Policies

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements.

Basis of Consolidation

These consolidated financial statements include the financial statements of Bioasis Technologies Inc. and its wholly-owned subsidiaries, Bioasis Advanced Technologies Inc., Bioasis Biosciences Corporation and Bioasis Royalty Fund, LLC. Bioasis Advanced Technologies Inc. was incorporated in Canada and Bioasis Biosciences Corporation and Bioasis Royalty Fund, LLC were incorporated in the USA. Subsidiaries are entities over which the Company has control which is achieved when the Company is exposed, or has the rights, to variable returns from its involvement with the investee and has the ability to affect those returns through the Company’s power to govern. Accounting policies of the Company’s subsidiaries are consistent with the Company’s accounting policies and all intercompany transactions, balances, income and expenses are eliminated on consolidation.

Intangible Assets

Intangible assets acquired as part of a group of other assets are initially recognized and measured at cost less accumulated amortization and accumulated impairment losses. The cost of a group of intangible assets acquired in a business combination that meet the specified criteria for recognition apart from goodwill, is allocated to the individual assets acquired based on their relative fair values. Costs incurred to establish and maintain patents for intellectual property developed internally are expensed in the period incurred. The costs of acquiring or licensing medical technology are capitalized.

6

BIOASIS TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended February 28, 2022 and 2021
(All amounts expressed in Canadian dollars)

2.	STATEMENT OF COMPLIANCE AND BASIS OF FINANCIAL STATEMENT PRESENTATION (continued)

(f) Significant Accounting Policies (continued)

Intangible Assets (continued)

Intangible assets with finite useful lives are amortized over their estimated useful lives from the date they are available for use, since this most closely reflects the expected pattern of consumption of the future economic benefits embodied in the asset. The amortization methods and estimated useful lives of intangible assets, which are reviewed annually, are as follows:

Assets	Basis	Rate
Jeffries Patents and IP	Straight-line	15 years
Transcend Technology IP 2	Straight-line	20 years
License	Straight-line	10 years
Website	Straight-line	3 years

Impairment of Non-financial Assets

The carrying amounts of the Company’s non-financial assets are evaluated at each reporting date to determine whether there are any indications of impairment. If any such indications exist, then the asset’s recoverable amount is estimated. The recoverable amount of intangible assets with an indefinite useful life, intangible assets not available for use, or goodwill acquired in a business combination are measured annually whether or not there are any indications that impairment exists. Management uses judgment to estimate these inputs and any changes to these inputs could have a material impact on the impairment calculation. For impairment testing, non-financial assets that do not generate independent cash flows are grouped together into cash-generating units (“CGUs”), which represents the level at which largely independent cash flows are generated. An impairment loss is recognized in earnings to the extent that the carrying value of an asset, CGU or group of CGUs exceeds its estimated recoverable amount. The recoverable amount of an asset, CGU or group of CGUs is the greater of its value in use and its fair value less cost to sell. Value in use is calculated as the present value of the estimated future cash flows discounted at appropriate discount rates. An impairment loss relating to a specific asset reduces the carrying value of the asset. An impairment loss relating to a group of CGUs is allocated on a pro-rata basis to reduce the carrying value of the assets in the units comprising the group. A previously recognized impairment loss related to non-financial assets is assessed at each reporting date for any indications that the loss has decreased or no longer exists.

Share-based Compensation

The Company grants stock options to executive officers, directors, employees and consultants pursuant to a stock option plan described in Note 5(a). The stock option plan allows Company employees and consultants to acquire shares of the Company. The fair value of options granted is recognized as an employee or consultant expense with a corresponding increase in equity. An individual is classified as an employee when the individual is an employee for legal or tax purposes (direct employee) or provides services similar to those performed by a direct employee.

The Company grants restricted share units to executive officers, directors, employees and consultants pursuant to a restricted share unit plan described in Note 5(b). The fair value of restricted share units granted is recognized as compensation cost over the vesting period with a corresponding increase in equity. The fair value of the restricted stock units is determined based upon the quoted market price of the Company’s shares on the date of grant.

Where the share options are awarded to employees, the fair value is measured at grant date, and each tranche is recognized using the graded vesting method over the period during which the options vest. The fair value of the options granted is measured using the Black- Scholes option pricing model taking into account the terms and conditions upon which the options were granted. At each reporting date, the amount recognized as an expense is adjusted to reflect the number of share options that are expected to vest.

7

BIOASIS TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended February 28, 2022 and 2021

(All amounts expressed in Canadian dollars)

2. STATEMENT OF COMPLIANCE AND BASIS OF FINANCIAL STATEMENT PRESENTATION (continued)

(f) Significant Accounting Policies (continued)

Share-based Compensation (continued)

Where equity instruments are granted to parties other than employees, they are measured by reference to the fair value of the services received. If the fair value of the services received cannot be reliably estimated, the Company measures the services received by reference to the fair value of the equity instruments granted, measured at the date the counterparty renders service. Compensation cost is recognized over the vesting period. Amounts related to the issuance of shares are recorded as a reduction of share capital.

Financial Instruments

Financial assets are initially measured at fair value plus, in the case of a financial asset not measured at fair value through profit and loss (“FVTPL”), transaction costs. Financial assets are subsequently measured at: (i) FVTPL; (ii) fair value through other comprehensive income (“FVOCI”) or (iii) amortized cost. The classification is based on whether the contractual cash flow characteristics represent “solely payments of principal and interest” as well as the business model under which the financial assets are managed.

Financial liabilities are classified as measured at amortized cost or FVTPL. A financial liability is classified as at FVTPL if it is classified as held-for-trading, it is a derivative or it is designated as such on initial recognition.

Compound instruments are bifurcated and presented in the consolidated financial statements in their component parts. The equity component is assigned the residual amount after deducting from the fair value of the instrument, as a whole, the amount separately determined for the liability component.

The Company measures its cash and cash equivalents at FVTPL and its accounts receivable at amortized cost. The Company measures its accounts payable, debentures and loan at amortized cost and its derivative warrant liabilities at FVTPL.

Revenue Recognition

Research Revenue

The Company recognizes collaborative research revenues as services are rendered when the amount of revenue can be measured reliably, it is probable the economic benefits associated with the transaction will flow to the Company, and the stage of completion of the transaction and the costs incurred to complete the transaction can be measured reliably. Revenue from non-refundable contract fees where the Company has continuing involvement through research collaboration, is recognized ratably over the related research period. Payments received in advance of rendering research services are recorded as deferred revenue.

License Revenue

License fees representing non-refundable payments received at the time of signature of license agreements are recognized as revenue upon transfer of the license when the Company has no significant future performance obligations and collectability of the fees is reasonably assured. These licenses provide a right to use the Company’s intellectual property. Upfront payments received at the beginning of licensing agreements when the Company has significant future performance obligations are deferred and recognized as revenue on a systematic basis over the period during which the related services are rendered and all obligations are performed. These licenses provide a right to access the Company’s intellectual property. Where the Company has future performance obligations that are distinct, revenue from upfront payments is allocated to such performance obligations and recognized as they are satisfied.

Milestone payments associated with licenses, which are generally based on developmental or regulatory events, are forms of variable consideration and are only included in the transaction price when it is highly probable that a significant reversal will not occur when the uncertainty associated with the milestone is subsequently resolved. Therefore, milestone payments that do not meet the highly probable criteria are recognized as revenue when the milestones are achieved, collectability is assured, and when the Company has no significant future performance obligations in connection with the milestones. Sales-based royalty payments received in exchange for a license of intellectual property are recognized at the later of the subsequent sale or satisfaction of the related performance obligation.

8

BIOASIS TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended February 28, 2022 and 2021

(All amounts expressed in Canadian dollars)

2.	STATEMENT OF COMPLIANCE AND BASIS OF FINANCIAL STATEMENT PRESENTATION (continued)

(f)	Significant Accounting Policies (continued)

Research and Development Expenditures

Research expenditures, including pre-clinical expense contributions, are recorded in the period incurred. Product development expenditures are expensed in the period incurred unless the product candidate meets specific criteria related to technical, market and financial feasibility for deferral and amortization. The Company's policy is to amortize deferred product development expenditures over the expected future life of the product once product revenues or royalties are recorded. No product development expenditures have been deferred to date.

Government Assistance

Grant revenue is recognized when there is reasonable assurance of compliance with grant conditions and it is probable that the economic benefits of the grant will flow to the Company. Grant amounts received prior to compliance with grant conditions are initially recorded as deferred income. Grants received to directly offset expenses incurred for a specific project are credited to the expense on a systematic basis in the same periods in which the expenses are recognized.

Loan proceeds from the US Federal Payroll Protection Program (“PPP”), under the CARES Act, are contingent on the Company using at least 60% of the proceeds to fund payroll and benefit costs for the 24-week period immediately following the receipt of funds. Loans received under the CARES Act are accounted for as a financial liability until forgiveness is granted.

Cash and Cash Equivalents

The Company considers all highly liquid instruments, with minimal interest rate risk and having an initial term to maturity of three months or less at the time of issuance to be cash equivalents.

Foreign Currency Translation

The functional and reporting currency of the Company and its Canadian subsidiary is the Canadian dollar. The functional currency of the Company's US subsidiaries is the US dollar, which is determined to be the currency of the primary economic environment in which the subsidiary operates.

Transactions which are denominated in foreign currencies are translated at exchange rates prevailing at the dates of the transaction. The carrying value of monetary assets and liabilities denominated in foreign currencies are adjusted at each consolidated statement of financial position date at the exchange rate at that date. Foreign currency differences arising on translation are recognized in profit or loss.

For subsidiaries that have functional currencies other than the Canadian dollar, assets and liabilities are translated at the closing rate at the reporting date, income and expenses are translated at average exchange rates for the period and all resulting exchange differences are recognized in other comprehensive income as cumulative translation adjustments. On consolidation, exchange differences arising from the translation of the net investment in foreign operations are taken to accumulate other comprehensive income. When a foreign operation is disposed, such exchange differences are recognized in profit or loss.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity from transactions and other events from non-owner sources. Other comprehensive income (loss) refers to items recognized in comprehensive income (loss) that are excluded from net income (loss) calculated in accordance with IFRS.

Earnings (Loss) per Share

Earnings (loss) per common share is calculated by dividing the net income (loss) for the year by the weighted average number of common shares outstanding during the year. Diluted per share amounts adjust the figures used in the determination of basic share amounts to take into account the effect of outstanding options and warrants assuming the conversion of all dilutive potential ordinary shares.

9

BIOASIS TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended February 28, 2022 and 2021

(All amounts expressed in Canadian dollars)

2.	STATEMENT OF COMPLIANCE AND BASIS OF FINANCIAL STATEMENT PRESENTATION (continued)

(f)	Significant Accounting Policies (continued)

Earnings (Loss) per Share (continued)

For the year-ended February 28, 2022, diluted per share amounts do not differ from basic share amounts as the effect of outstanding options and warrants is antidilutive for the year.

Property and Equipment

Property and equipment are initially recorded at historical cost less accumulated depreciation and accumulated impairment losses. Cost includes expenditures that are directly attributable to the acquisition of the asset.

Property and equipment depreciation is provided using the declining-balance method at the following annual rates:

Rate
Computer hardware	30%
Computer software	50%
Office equipment and furniture	20%
Leasehold improvements	Remaining term of lease

Residual values and useful economic lives are reviewed at least annually and are adjusted if appropriate at each reporting date. Subsequent expenditures relating to an item of property and equipment are capitalized when it is probable that future economic benefits from the use of the assets will be increased. All other subsequent expenditure is recognized as repairs and maintenance expenses during the period in which they are incurred. Gains and losses on disposal of property and equipment are determined by comparing the proceeds from disposal with the carrying amount of the asset and are recognized net within other income in the consolidated statement of comprehensive income (loss).

Leases

The Company leases offices space, which is typically made for a fixed period of under twelve months. Leases are recognized as a right-of- use asset and a corresponding liability at the date at which the leased asset is available for use by the group. Leases may contain both lease and non-lease components. For leases of real estate, the Company has elected not to separate lease and non-lease components and instead accounts for these as a single lease component.

The Company entered has two leases both on a month-to-month basis, which under IFRS 16 qualifies as a short-term lease. The Company elected to apply this accounting treatment and therefore is not required to record a lease liability or right-of-use assets on the consolidated statement of financial position. Lease expense is recorded on a straight-line basis as an expense in profit or loss.

Income Taxes

Income tax expense comprises current and deferred tax. Current tax and deferred tax are recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive income (loss).

(i)	Current income tax

Current income tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

(ii)	Deferred income tax

Deferred income tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.

10

BIOASIS TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended February 28, 2022 and 2021

(All amounts expressed in Canadian dollars)

2.	STATEMENT OF COMPLIANCE AND BASIS OF FINANCIAL STATEMENT PRESENTATION (continued)

(f)	Significant Accounting Policies (continued)

Income Taxes (continued)

(ii)	Deferred income tax (continued)

Deferred income tax is not recognized for the following temporary differences:

•	liabilities arising from initial recognition of goodwill for which amortization is not deductible for tax purposes;
•	liabilities arising from the initial recognition of an asset/liability other than in a business combination which, at the time of the transaction, does not affect either the accounting or the taxable profit; and
•	liabilities arising from undistributed profits from investments where the entity is able to control the timing of the reversal of the difference and it is probable that the reversal will not occur in the foreseeable future.

Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are derecognized to the extent that it is no longer probable that the related tax benefit will be realized.

(iii)	Sales tax

Revenues, expenses and assets are recognized net of the amount of sales tax except:

•	Where the sales tax included on a purchase of assets or services is not recoverable from the taxation authority, in which case, the sales tax is recognized as part of the cost of acquisition of the asset or as part of the expense item as applicable.
•	Receivables and payables that are stated with the amount of sales tax included. The net amount of sales tax recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the consolidated statement of financial position.

Provisions

Provisions are recognized for liabilities of uncertain timing or amount that have arisen as a result of past transactions, including legal or constructive obligations. The provision is measured at the best estimate of the expenditure required to settle the obligation at the reporting date.

Joint Arrangements

Under IFRS 11 Joint Arrangements investments in joint arrangements are classified as either joint operations or joint ventures. The classification depends on the contractual rights and obligations of each investor, rather than the legal structure of the joint arrangement. The Company has joint operations.

Joint Operations

The Company recognizes its direct right to the assets, liabilities, revenues and expenses of joint operations and its share of any jointly held or incurred assets, liabilities, revenues and expenses. These have been incorporated in the consolidated financial statements under the appropriate headings. Details of the joint operations are set out in Note 11.

11

BIOASIS TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended February 28, 2022 and 2021

(All amounts expressed in Canadian dollars)

2.	STATEMENT OF COMPLIANCE AND BASIS OF FINANCIAL STATEMENT PRESENTATION (continued)

(f)	Significant Accounting Policies (continued)

Derivative Financial Instruments

Warrants issued pursuant to equity offerings that are potentially exercisable on a cashless basis or that have an exercise price denominated in a currency different from the functional currency of the Company resulting in a variable number of shares being issued are considered derivative liabilities and therefore measured at fair value, with changes in fair value recognized in the statement of operations and comprehensive income (loss). The derivative liabilities will ultimately be converted into the Company’s equity (common shares) when the warrants are exercised or will be extinguished on the expiry of the outstanding warrants. Immediately prior to exercise, the intrinsic value is transferred to share capital (the intrinsic value is the share price at the date the warrant is exercised less the exercise price of the warrant). Any remaining fair value is recorded through the statement of operations and comprehensive income (loss) as part of the change in estimated fair value of derivatives.

The Company has a conversion option embedded in the convertible debentures which requires bifurcation from the host contract and is accounted for as a free standing derivative financial instrument. The conversion feature is recognized in the consolidated statements of financial position at fair value with changes in fair value recognized in the statements of operations and comprehensive income (loss).

The Company uses the Black-Scholes option pricing model to estimate fair value at each exercise and period end date. The key assumptions used in the model are the expected future volatility in the price of the Company’s shares and the expected life of the derivative financial instruments. The impact of changes in key assumptions is described in Note 6.

Reclassification of Amortization of Discounts and Debt Issuance Costs

The Company previously presented amortization of discount on debt and debt issuance costs as a general administrative expense on the Consolidated Statements of Operations and Comprehensive Income (Loss). However, management considers it to be more relevant for the amortization of discount on debt and debt issuance costs to be recorded as interest expense in other income (expense). Prior year comparatives as of February 28, 2021 have been revised by reclassifying $109,210 from general and administrative expense to interest expense in other income (expense).

3.	INTANGIBLE ASSETS

The Company’s intangible assets are comprised of the following:

	Website	Acquired Intellectual Property	Total
Cost
Balance as at February 29, 2020	$14,400	$832,812	$847,212
Additions	-	-	-
Balance as at February 28, 2021	14,400	832,812	847,212
Additions	-	-	-
Balance as at February 28, 2022	$14,400	$832,812	$847,212

Accumulated Amortization			-
Balance as at February 29, 2020	$12,000	$566,165	$578,165
Amortization	2,400	53,899	56,299
Balance as at February 28, 2021	14,400	620,064	634,464
Amortization	-	53,788	53,788
Balance as at February 28, 2022	$14,400	$673,852	$688,252

Carrying Amounts			-
February 28, 2021	$-	$212,748	$212,748
February 28, 2022	$-	$158,960	$158,960

12

BIOASIS TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended February 28, 2022 and 2021

(All amounts expressed in Canadian dollars)

3.	INTANGIBLE ASSETS (continued)

Acquired intellectual property is comprised of the patents, licenses and intellectual property underlying the Company’s preclinical research programs and potential product candidates.

Amortization of intangible assets has been recorded in research and development expenses.

4.	SHARE CAPITAL

(a)	Authorized Share Capital

As of February 28, 2022, the authorized share capital comprised an unlimited number of common shares. The common shares do not have a par value.

In January 2020, the Company applied for and subsequently received approval from the TSX Venture Exchange to extend the expiry date of the 4,588,978 common share purchase warrants issued to subscribers pursuant to the private placement of units which closed in May 2019. The Company extended the expiry date of the warrants from May 21, 2023 to May 21, 2024. In addition, the exercise price of $0.60 per share was reduced to $0.36 per share. All other terms of the warrants remained unchanged for the extended exercise period.

In January 2021, the Company completed a private placement of 400,000 common shares, at a price of $0.50 per common share, for gross proceeds of $200,000. The Company incurred share issuance cost of $7,808.

In March, 2021, the Company applied for and subsequently received approval from the TSX Venture Exchange to extend the expiry date of the 5,797,795 common share purchase warrants issued to subscribers pursuant to the private placement of units which closed in April 2017. The Company extended the expiry date of the warrants from April 11, 2021 to April 11, 2022. In addition, the exercise price of $1.00 per share was reduced to $0.85 per share. All other terms of the warrants remained unchanged for the extended exercise period.

In February 2022, the Company completed a private placement of 770,000 common shares, at a price of $0.26 per common share, for gross proceeds of $200,200. The Company incurred share issuance costs of $4,161.

(b)	Warrants

The Company’s warrant activity during the years ended February 28, 2022 and 2021 is summarized in the following table:

	Number of Warrants	Weighted Average Exercise Price
Balance outstanding - February 29, 2020	26,715,012	$0.54
Exercised	(3,480,759)	0.20

Balance outstanding – February 28, 2021	23,234,253	0.59
Issued pursuant to convertible debentures (Note 13)	4,839,048	0.41

Balance outstanding – February 28, 2022	28,073,301	$0.56

13

BIOASIS TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended February 28, 2022 and 2021

(All amounts expressed in Canadian dollars)

4.	SHARE CAPITAL (continued)

(b) Warrants (continued)

The following table summarizes warrants outstanding and exercisable at February 28, 2022:

Number Outstanding	Exercise Price	Expiry date
5,797,795	$0.85	April 11, 2022
5,083,298	$0.69	May 24, 2023
1,762,179	$0.69	August 12, 2023
4,588,978	$0.36	May 21, 2024
298,222	$0.27	October 31, 2024
23,858	$0.23	October 31, 2022
3,849,923	$0.20	November 8, 2024
960,000	$0.20	November 8, 2024
870,000	$0.20	December 23, 2024
4,839,048	0.41*	December 28, 2023
28,073,301

*	The exercise price of some of the warrants may be adjusted for stock splits or reverse stock splits, dividend distributions, or down round offerings.

The 5,797,795 warrants expired on April 11, 2022 unexercised.

5.	SHARE-BASED COMPENSATION

(a)	Stock Option Plan

Under the Company's Amended Stock Option Plan, most recently approved at the 2017 Annual General Meeting of Shareholders held September 21, 2017, the number of common shares that were reserved for issuance was 10,290,410, representing 11% of the Company's issued outstanding share capital at that date, inclusive of the 200,000 that was reserved under the restricted share unit plan. The plan provides that the Board of Directors of the Company may from time to time, in its discretion, and in accordance with the TSX Venture Exchange guidelines, grant to directors, executive officers, employees and consultants to the Company, non-transferable options to purchase common shares at a price that is not less than the Discounted Market Price (as defined by the rules of the TSX Venture Exchange) on the date of grant. Vesting is provided at the discretion of the Board, and the expiration of options is to be no greater than 10 years from the date of the grant.

In connection with the foregoing, the number of common shares reserved for issuance to any individual director or officer will not exceed five percent (5%) of the issued and outstanding common shares and the number of common shares reserved for the issuance to all technical consultants will not exceed two percent (2%) of the issued and outstanding common shares.

The following table summarizes activity related to the Company’s stock options for the year ended February 28, 2022:

	Number of Options	Weighted Average Exercise Price
Balance at February 29, 2020	5,906,584	$0.46
Granted	2,155,000	0.35
Expired	(347,070)	0.61
Forfeited	(935,930)	0.38
Balance at February 28, 2021	6,778,584	0.43
Granted	1,380,106	0.38
Expired	(175,000)	(1.33)
Forfeited	(295,000)	(0.39)
Balance at February 28, 2022	7,688,690	$0.40

14

BIOASIS TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended February 28, 2022 and 2021

(All amounts expressed in Canadian dollars)

5.	SHARE-BASED COMPENSATION (continued)

(a)	Stock Option Plan (continued)

In June 2020, pursuant to the terms of its stock option plan, the Company granted 1,645,000 stock options to certain employees, consultants and members of the board of directors. The stock options are exercisable at $0.31 per share, expiring June 30, 2025, subject to various vesting terms.

In January 2021, pursuant to the terms of its stock option plan, the Company granted 510,000 stock options to a member of the board of directors. The stock options are exercisable at $0.50 per share, expiring January 21, 2026, subject to various vesting terms.

In July 2021, pursuant to the terms of its stock option plan and restricted share units plan, the Company granted 1,380,106 stock options to its directors, employees, consultants and members of the board of directors. The stock options are exercisable at $0.38 per share, expiring July 16, 2026, subject to various vesting terms.

The following table summarizes stock options outstanding and exercisable at February 28, 2022:

Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price

$0.50	510,000	3.90	$0.50	510,000	3.90	$0.50
$0.31	1,445,000	3.34	$0.31	1,445,000	3.34	$0.31
$0.32	1,079,344	2.48	$0.32	1,079,344	2.48	$0.32
$0.27	1,101,240	2.29	$0.27	1,013,740	2.29	$0.27
$0.45	378,000	1.74	$0.45	236,250	1.74	$0.45
$0.47	1,020,000	1.48	$0.47	1,020,000	1.48	$0.47
$0.38	1,380,106	4.38	$0.38	1,357,606	4.38	$0.38
$0.71	510,000	0.76	$0.71	510,000	0.76	$0.71
$0.80	265,000	0.15	$0.80	265,000	0.15	$0.80
	7,688,690	2.72	$0.40	7,436,940	2.70	$0.37

During the year ended February 28, 2022, the Company recognized $440,584 (February 28, 2021: $278,996) in share-based compensation expense of which $401,908 (February 28, 2021: $313,272) has been included in general and administrative expense, and $38,676 has been included in research and development expense, with a recovery of $34,276 included in the year ended February 28, 2021. Share-based compensation expense comprised awards granted to employees and non-employees under the Company's stock option plan.

The estimated fair value of each tranche of options granted to the Company’s employees and directors is calculated at the grant date and amortized on a straight-line basis over the vesting period of the options. The fair value of non-employee awards is estimated at each reporting period until the final measurement date.

The weighted average fair value of the options granted during the year ended February 28, 2022 was $0.24 (February 28, 2021: $0.21). The following table summarizes the weighted average assumptions using Black-Scholes option pricing model for employees, directors and consultants for the respective years ended February 28, 2022 and 2021.

15

BIOASIS TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended February 28, 2022 and 2021

(All amounts expressed in Canadian dollars)

5.	SHARE-BASED COMPENSATION (continued)

(a)	Stock Option Plan (continued)

	February 28, 2022	February 28, 2021

Exercise price	$0.38	$0.35
Risk-free interest rate	0.79%	0.33%
Expected life	3.5 years	3.6 years
Expected volatility	95.58%	86.89%
Expected dividends	-	-
Forfeiture rate	9.15%	9.56%

Option pricing models require the input of highly subjective assumptions, particularly as to the expected price volatility of the stock. Changes in these assumptions can materially affect the fair value estimate.

(b)	Restricted Share Unit Plan

In December 2016, the Company adopted a restricted share unit plan (the "RSU Plan"), which provides for the grant of restricted share units ("RSUs") to directors, officers, consultants and employees of the Company and its subsidiaries and affiliates ("Participant"). As required by the policies of the TSX Venture Exchange, the RSU Plan is a fixed plan, which originally reserved for issuance a maximum of 248,266 common shares of the Company. In September 2017, the RSU plan was amended to reserve for issuance a maximum of 200,000 common shares of the Company. On the vesting of RSUs, the common shares of the Company will be issued from the same fixed pool as the common shares issued under the Amended Stock Option Plan (see Note 5(a)).

Under the RSU Plan, the Company may grant RSUs to directors, officers, employees and eligible consultants, which entitle each Participant to one common share of the Company on a time vested basis. The fair market value of the RSUs is determined based upon the quoted market price of the Company’s shares on the date of the grant and recognized as compensation cost over the vesting period with a corresponding increase in equity. The duration of the vesting period and other vesting terms applicable to the grant of the RSUs is determined by the board of directors of the Company. As of February 28, 2022, the Company had no restricted share units outstanding.

During the years ended February 28, 2022 and 2021, the Company did not recognize any share-based compensation expense related to RSUs.

6.	DERIVATIVE LIABILITIES

The warrants issued by the Company in May 2018 are recorded as a liability with changes in fair value recorded in the consolidated statements of operations and comprehensive income (loss). The following is a summary of the fair value of these warrants:

May 2018 Warrants
Balance at February 29, 2020	$392,979
Change in estimated derivative warrant liability	441,202
Balance at February 28, 2021	$834,181
Change in estimated derivative warrant liability	(628,507)
Balance at February 28, 2022	$205,674

16

BIOASIS TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended February 28, 2022 and 2021

(All amounts expressed in Canadian dollars)

6. DERIVATIVE LIABILITIES (continued)

The following assumptions were used to estimate the fair value of the derivative warrant liability as of February 28, 2022 using the Black- Scholes option pricing model:

February 28, 2022
Annualized volatility	92.05%
Risk-free interest rate	1.37%
Estimated life of warrants in years	1.23
Market price	$0.27
Fair Value per Warrant	$0.04

The warrants issued by the Company in November 2019 are recorded as a liability with changes in fair value recorded in the consolidated statements of operations and comprehensive income (loss). The following is a summary of the fair value of these warrants:

November 2019 Warrants
Balance at February 29, 2020	$40,441
Change in estimated derivative warrant liability	37,545
Balance at February 28, 2021	$77,986
Change in estimated derivative warrant liability	(28,325)
Balance at February 28, 2022	$49,661

The following assumptions were used to estimate the fair value of the derivative warrant liability as of February 28, 2022 using the Black- Scholes option pricing model:

February 28, 2022
Annualized volatility	105.05%
Risk-free interest rate	1.37%
Estimated life of warrants in years	2.67
Market price	$0.27
Fair Value per Warrant	$0.17

The warrants issued by the Company in June 2021 are recorded as a liability with changes in fair value recorded in the consolidated statements of operations and comprehensive income (loss). The following is a summary of the fair value of these warrants:

June 2021 Warrants
Balance at February 29, 2020	$-
Change in estimated derivative warrant liability	-
Balance at February 28, 2021	$-
Warrants issued June 2021 (Note 13)	355,457
Change in estimated derivative warrant liability	(185,253)
Balance at February 28, 2022	$170,204

17

BIOASIS TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended February 28, 2022 and 2021

(All amounts expressed in Canadian dollars)

6.	DERIVATIVE LIABILITIES (continued)

The following assumptions were used to estimate the fair value of the derivative warrant liability as of February 28, 2022 using the Black- Scholes option pricing model:

February 28, 2022
Annualized volatility	48.33%
Risk-free interest rate	1.37%
Estimated life of warrants in years	1.83
Market price	$0.27
Fair Value per Warrant	$0.04

The conversion feature embedded in the convertible debentures is recorded as a liability with changes in fair value recorded in the consolidated statements of operations and comprehensive income (loss). The following is a summary of the fair value of this conversion feature:

June 2021 Conversion Feature
Balance at February 29, 2020	$-
Change in estimated derivative liability	-
Balance at February 28, 2021	$-
Derivatives issued June 2021 (Note 13)	836,866
Change in estimated derivative liability	(470,367)
Balance at February 28, 2022	$366,499

The following assumptions were used to estimate the fair value of the conversion feature as of February 28, 2022 using the Black-Scholes option pricing model:

February 28, 2022
Annualized volatility	42.69%
Risk-free interest rate	1.37%
Estimated life of derivative in years	1.22
Market price	$0.27
Fair Value per Derivative	$0.04

7.	RELATED PARTY TRANSACTIONS AND BALANCES

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making operating and financial decisions. This would include the Company's senior management, who are considered to be key management personnel by the Company. Parties are also related if they are subject to common control or significant influence. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

During the years ended February 28, 2022 and 2021, the aggregate value of transactions and outstanding balances related to key management personnel and entities over which they have control or significant influence was as follows:

18

BIOASIS TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended February 28, 2022 and 2021

(All amounts expressed in Canadian dollars)

7.	RELATED PARTY TRANSACTIONS AND BALANCES (continued)

	Transaction Values for the year ended February 28,		Balance outstanding* as of February 28,
	2022	2021	2022	2021
a) Flagship Partners, LLC (a company for which the former Chief Financial Officer ("CFO") is an equity partner), for compensation and benefits for services provided as acting CFO, pursuant to a consulting contract.	-	-	-	23,087

b) Board of Directors' fees	200,448	172,167	291,667	250,144

c) Founders Bridge Advisors, LLC, a company owned by the former CFO, for compensation and benefits for services provided as acting Chief Financial Officer, pursuant to a consulting contract.	32,851	230,282	-	19,691

d) Current CEO of the Company, for services provided as Executive Chair and CEO, pursuant to a consulting contract.	208,800	266,860	18,518	22,093

e) Forest View Consulting, a company owned by the current CFO, for compensation for services provided as acting Chief Financial Officer, pursuant to a consulting contract.	93,960	-	15,777	-

* Balances outstanding include reimbursements outstanding to related parties and are unsecured, non-interest bearing and have no specific terms of repayment.

During the year ended February 28, 2022, the Company granted 1,222,606, stock options to directors and officers (February 28, 2021: 1,830,000).

These transactions were in the normal course of operations and have been recorded at their exchange amounts, which is the consideration agreed upon between the related parties.

Compensation of key management personnel, which includes the CEO, CFO and directors of the Company is as follows:

	Year Ended February 28, 2022	Year Ended February 28, 2021
Salaries, consultant fees, director fees, service fees, severance and benefits	$536,059	$669,309
Share-based payments(1)	417,484	304,407
	$953,543	$973,716

(1) Share-based payments are the fair value of options granted and vested to key management personnel during the year.

8.	FINANCIAL INSTRUMENTS AND FAIR VALUES

Financial assets and liabilities have been classified into categories that determine their basis of measurement and for items measured at fair value, whether change in fair value are recognized in the consolidated statements of operations and comprehensive income (loss).

In establishing fair value, the Company used a fair value hierarchy based on the levels defined below:

•	Level 1 – defined as observable inputs such as quoted prices in active markets.
•	Level 2 – defined as inputs other than quotes prices in active markets that are either directly or indirectly observable.
•	Level 3 – defined as inputs that are based on little or no observable market data, therefore requiring entities to develop their own assumptions.

19

BIOASIS TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended February 28, 2022 and 2021

(All amounts expressed in Canadian dollars)

8.	FINANCIAL INSTRUMENTS AND FAIR VALUES (continued)

The Company has determined the carrying values of its short-term financial assets and liabilities consisting of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their fair value due to the short-term maturities of these financial instruments. As such, as of February 28, 2022 and 2021, there are no significant differences between the carrying value of these amounts and their estimated fair values. The Company is not exposed to significant interest, currency or credit risk arising from these financial instruments. Refer to Note 6 and the Recurring Fair Value Measurements section below for information on the fair value of the derivative warrant liabilities.

Financial Risk Factors

(a)	Credit risk

Credit risk is the risk of financial loss to the Company if a counterparty to a financial instrument fails to meet its contractual obligations. The Company is exposed to credit risk on its cash and cash equivalents, and accounts receivable in the event of non-performance by counterparties but does not anticipate such non-performance. The maximum exposure to credit risk of the Company at the end of the period is the carrying value of its cash, cash equivalents and accounts receivable.

The Company mitigates its exposure to credit risk by maintaining operating bank accounts with highly rated banks in Canada and the United States.

(b)	Interest rate risk

As of February 28, 2022, fluctuations in interest rates are not expected to have significant impact on the Company’s results of operations.

(c)	Currency risk

Currency risk is the risk that future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Company initiated operations in the United States in November 2017. The Company has exposure to currency risk from its maintenance of a US dollar bank account and other operating assets and liabilities held in U.S. dollars, as well as from clinical trial work commitments contracted in the U.S. dollar.

Balances in foreign currencies as at February 28, 2022 are as follows:

Foreign Currency
Balances
Cash and cash equivalents	$301,884
Accounts payable and accrued liabilities	(1,103,445)
Net	$(801,561)

The following table details the Company's sensitivity analysis to a 10% decline in the U.S. dollar on foreign currency denominated monetary items by adjusting their translation rate at the consolidated statement of financial position date for a 10% change in foreign currency rates.

For a 10% strengthening of the U.S. dollar against the Canadian dollar, there would be an opposite impact on net income (loss) and comprehensive income (loss) for the year.

Foreign Currency Balances
Cash and cash equivalents	$30,188
Accounts payable and accrued liabilities	(110,345)
Net	$(80,156)

(d)	Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting obligations associated with financial liabilities (see Note 2(d)). The Company manages liquidity risk through the management of its capital structure as outlined in Note 9. As of February 28, 2022, the Company has cash on hand $1,730,766 to meet the current liabilities of $2,989,459 and to fund ongoing operations. As noted in Note 2(d), there are factors which indicate the existence of a material uncertainty that may raise significant doubt about the Company’s ability to continue as a going concern.

20

BIOASIS TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended February 28, 2022 and 2021

(All amounts expressed in Canadian dollars)

8.	FINANCIAL INSTRUMENTS AND FAIR VALUES (continued)

Financial Risk Factors (continued)

Contractual undiscounted cash flow requirements for contractual obligations as at February 28, 2022 are due as follows:

	Due in 1-3 months	Due in 4-12 months	Due in 1-2 years	Due in >2 years	Total Contractual Cash Flows	Carrying Amount
Accounts payable and accrued liabilities	$1,489,459	$-	$-	$-	$1,489,459	$1,489,459
Convertible debentures	375,000	1,125,000	1,725,000	-	3,225,000	1,901,763
	$1,864,459	$1,125,000	$1,725,000	$-	$4,714,459	$3,391,222

Recurring Fair Value Measurements

As noted above, the carrying values of the Company’s short-term financial assets and liabilities approximate their fair value due to the short- term maturities of these financial instruments. The following table summarizes the Company’s financial instruments measured at fair value on a recurring basis as of February 28, 2022:

	February 28, 2022
	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$1,730,766	$-	$-
Liabilities:
Derivative warrant liabilities	-	-	425,539
Derivative conversion feature	-	-	366,499
Total	$1,730,766	$-	$792,038

The key Level 3 inputs used by management to estimate the fair value are the market price of the Company’s common stock and the expected volatility. If the market price were to increase by a factor of 10%, this would increase the estimated fair value of the obligation by approximately $250,847 at February 28, 2022. If the market price were to decrease by a factor of 10%, this would decrease the estimated fair value of the obligation by approximately $216,031. If the volatility were to increase by 10%, this would increase the estimated fair value of the obligation by approximately $245,473. If the volatility were to decrease by 10%, this would decrease estimated fair value of the obligation by approximately $238,178 at February 28, 2022.

There were no changes in valuation techniques or transfers between the fair value measurement levels during the period.

9.	CAPITAL DISCLOSURES

The Company's objective when managing capital is to maintain sufficient working capital on hand for at least 12 months of corporate operations and to sufficiently support the Company's preclinical programs and identify candidates for delivery of therapies across the blood brain barrier. The Company currently has less than 12 months of working capital on hand. As disclosed in Note 2(d), there are factors which indicate the existence of a material uncertainty that may raise significant doubt about the Company’s ability to continue as a going concern. The Company includes all components of equity in the definition of capital. The Company does not have any debt other than trade accounts payable and the convertible debentures.

21

BIOASIS TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended February 28, 2022 and 2021

(All amounts expressed in Canadian dollars)

9.	CAPITAL DISCLOSURES (continued)

Since inception, funding for the Company has primarily been through the issuance of common shares and warrants, and the Company will continue to seek funding from the sale of common shares or other financings. Management regularly monitors the capital markets to balance the timing of issuing additional equity with the Company’s progress in testing its technology, general market conditions and the availability of capital, but there are no assurances that financings will be completed or that funds will be made available to the Company in the future. The Company also may seek collaborative partners to provide funding for further preclinical and clinical research.

The Company is not subject to externally imposed capital requirements.

10.	CONTRACTUAL COMMITMENTS

XOMA Second Royalty Purchase Agreement

On November 2, 2020, the Company, through its wholly-owned subsidiary, Bioasis Royalty Fund LLC, entered into a Royalty Purchase Agreement (the “XOMA Second Royalty Purchase Agreement”) with XOMA (US) LLC (“XOMA US”). Pursuant to the terms of the XOMA Second Royalty Purchase Agreement, XOMA US paid the Company US$1,200,000 at closing in exchange for the right to receive certain future royalties and Milestone and Selection Payments that the Company is entitled to receive from the Chiesi Group Research Collaboration and License Agreement (see Note 11).

The Company recognized the non-refundable upfront fee of US$1,200,000 as a gain on the sale of royalty rights presented in other income as it has transferred the risks and rewards of ownership of the royalty rights. Under the terms of the XOMA Second Purchase Agreement, the Company does not have an obligation to repay XOMA for any portion of the upfront fee received.

11.	LICENSE AND COLLABORATIVE RESEARCH AGREEMENTS

Prothena License Agreement

On October 29, 2018, the Company entered into a license agreement with Prothena Biosciences Limited (“Prothena”). Under this agreement, the Company granted Prothena a worldwide exclusive license to use the xB3 platform technology in connection with one undisclosed neurodegenerative disease target as well as an option for two additional neuroscience targets to be named by Prothena. Under the terms of the agreement, the Company received a non-refundable upfront payment of US$1 million and may receive up to an additional US$33 million in options exercises, regulatory and commercial milestone payments, plus low single digit additional royalties on net sales from the licensed products. The license is in effect until the expiration of all payment obligations under the agreement.

In April 2020, the Company extended the original license option period until December 31, 2020. On December 8, 2020, the Company extended the original license option period for the Prothena License Agreement by three months from December 31, 2020 to March 31, 2021. In March of 2021, the Company extended the Initial Option Period until May 31, 2021 unless extended for two additional years by Prothena for a fee as described in the agreement, in which case the Option Period would end May 31, 2023. On May 27, 2021, the Company extended the Initial Option Period from May 31, 2021 to July 31, 2021. The option period expired on July 31, 2021.

The option target, milestone and royalty payments represent variable consideration. The Company determined that at this point in time it is remote that any of these payments will be made due to the current state of development of the technology. Therefore, the Company did not record any of the variable consideration as revenue.

Chiesi Group Research Collaboration and License Agreement

On June 29, 2020, the Company entered into a research collaboration and licensing agreement with Chiesi Farmaceutci S.p.A (“Chiesi Group”). Under the terms of this agreement, Chiesi Group received a non-exclusive, worldwide research license to the Company’s xB3 TM BBB technology for research with a focus on four undisclosed lysosomal storage disorders. Under this agreement, the Company received an upfront payment of US$3.0 million upon the transfer of intellectual property and related know-how, which was immediately recognized upon transfer as revenue since these performance obligations were distinct from the other activities in the contract. The Company is also eligible to receive additional commercial license option payments and development, regulatory and commercial milestone payments of up to US$138.0 million, as well as royalty and assignment payments based on sales. The contract shall continue until the expiration of the last- to-expire patent, unless terminated sooner.

22

BIOASIS TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended February 28, 2022 and 2021

(All amounts expressed in Canadian dollars)

11.	LICENSE AND COLLABORATIVE RESEARCH AGREEMENTS (continued)

Chiesi Group Research Collaboration and License Agreement (continued)

The potential commercial licenses, development, regulatory and commercial milestone payments and royalties and assignment payments based on sales represent variable consideration. The Company determined that, at this point in time, it is remote that any of these payments will be made due to the current state of development of the technology. Therefore, the Company did not record any of the variable consideration as revenue.

Aposense Material Transfer Agreement and Research Collaboration

On March 15, 2021, the Company entered into a material transfer agreement research collaboration with Aposense Ltd (“Aposense”), whose principal place of business is in Israel. The joint arrangement will focus on the delivery of siRNA into the brain. The collaboration was established to progress the discovery and development of new siRNA-based drugs incorporating the Company’s xB3 platform, enabling the treatment of serious neurological conditions. Under the terms of the agreement, Aposense will be responsible for all costs associated with the conjugation of the materials under the arrangement.

Oxyrane UK Ltd Material Transfer and Collaboration Agreement

On June 7, 2021, the Company entered into a research collaboration with Oxyrane UK Ltd (“Oxyrane”). The collaboration focuses on combining the Company’s xB3 technology and Oxyrane’s OxyCAT platform to deliver an undisclosed enhanced enzyme replacement therapy into the brain. Under the terms of the agreement the Company will be responsible for certain costs associated with the research, development and commercialization of the program.

Daiichi Material Transfer Agreement

On July 15, 2021, the Company entered into a material transfer agreement with Daiichi Sankyo Company, Limited (“Daiichi”). Under this agreement, the Company will perform conjugation and seek to deliver Conjugated Compound. Under the terms of the agreement, the Company received a non-refundable, upfront payment of US$30,000. The agreement is effective until earlier of (i) completion of the evaluation, or (ii) 9 months from the effective date. The Company determined that this is a contract with a customer. The performance obligation of the Company is to perform research and development. The revenue related to the performance obligation was recognized on a straight-line basis over time when the services were performed. As of February 28, 2022, there was no deferred revenue related to this agreement.

12.	DEBENTURES

15% Debentures

In November 2019, the Company completed a bridge financing transaction (the “Bridge Financing”) for gross proceeds of $750,765. Under the Bridge Financing, the Company issued unsecured debentures (the “15% Debentures”) to a group of investors. The 15% Debentures had a term of five years and bore interest at a rate of 15% per annum, payable on a quarterly basis. Starting on the first anniversary of the issuance of the 15% Debentures, the Company had the right to redeem the 15% Debentures, in whole or in part from time to time, for cash, at a redemption price initially equal to par plus 5% with the premium declining by 1% each year (resulting in a redemption price equal to par plus 2% in the final year of the five-year term).

If an event of default occurred, as defined in the 15% Debentures agreement, at the option of the Lender, the entire unpaid principal balance of the 15% Debentures, plus all accrued and unpaid interest and any other amounts owed, would become immediately due and payable. Any event of default under this unsecured debenture may be waived at any time by the Lender. An event of default was waivable if the holders of at least two-thirds of the aggregate outstanding principal amount of the 15% Debentures agreed to waive such an event.

The Company had the option of satisfying some or all of the interest payable on any interest payable date by issuing common shares of the Company in lieu of paying such interest in cash (“Interest Payment Election”). The number of common shares payable would equal (i) the aggregate amount of interest in respect of which the Company has elected to exercise the Interest Payment Election divided by (ii) the Market Price (as defined under TSX Venture Exchange rules) of the common shares on such interest payment date. If any fractional shares would be issued as a result of the calculation, the number of common shares to be issued would be rounded down to the nearest whole number.

23

BIOASIS TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended February 28, 2022 and 2021

(All amounts expressed in Canadian dollars)

12. DEBENTURES (continued)

15% Debentures (continued)

Each investor in the Bridge Financing also received warrants to purchase common shares of the Company (the “Bonus Warrants”) on the basis of 5,128 Bonus Warrants for every $1,000 in principal of 15% Debentures purchased resulting in the issuance of 3,849,923 Bonus Warrants. Each Bonus Warrant entitles the holder, thereof, to purchase one common share of the Company at a price of $0.195 per share for a period of five years. An acceleration clause provided that if any principal amount of the 15% Debenture was repaid or reduced prior to the one year anniversary of the date on which the 15% Debenture was originally issued, the expiry time shall be automatically amended to be the later of the (a) anniversary date and (b) 30 days from the date of the repayment or reduction of the principal amount of the 15% Debenture.

The Company incurred issuance costs of $217,815 related to this transaction of which $206,812 was allocated to the 15% Debentures and

$11,003 was allocated to the warrants.

As part of the transaction, the placement agent was issued 960,000 broker warrants to purchase common shares of the Company at a price of $0.195 per share for a period of 60 months, with similar terms as the Bonus Warrants. The estimated fair value of the broker warrants was $134,989.

The Company recorded the $712,839 liability component of the 15% Debentures based on the estimated fair value of the liability component and allocated the remaining residual of $37,926 to the Bonus Warrants.

In January 2020, the Company satisfied its obligation to pay $16,352 in interest to the holders of its 15% Debentures on December 31, 2019 by issuing 65,403 common shares of the Company. The common shares were issued at a deemed price of $0.25 per share in full satisfaction of the December 31 interest payment obligation in accordance with the terms of the 15% Debentures.

On April 6, 2020, the Company redeemed all of its outstanding 15% Debentures issued November 8, 2019 at a price equal to 110% of the principal amount of the 15% Debentures (the “Redemption Price”). All of the holders of the 15% Debentures participated in the transaction. The Company settled the Redemption Price through the issuance of common shares at a price of $0.20 per share. The aggregate outstanding principal amount of the 15% Debentures was $750,765, and therefore the aggregate Redemption Price was $825,842 and the number of common shares issued in settlement of the Redemption Price was 4,129,207. The remaining balances in the discount and debt issuance costs were written off as part of the extinguishment. On April 6, 2020 the Company’s common shares were trading at $0.16 per share resulting in the Company incurring a loss on extinguishment of $138,089.

In April 2020, the Company satisfied its obligation to pay $28,077 in interest to the holders of its 15% Debentures on March 31, 2020 by issuing 155,976 common shares of the Company. The common shares were issued at a price of $0.18 per share in full satisfaction of the March 31, 2020 interest payment obligation in accordance with the terms of the 15% Debentures.

On October 14, 2020, the Company irrevocably waived the acceleration clause for the Bonus Warrants in connection with the redemption of the 15% Debentures that was completed on April 6, 2020. Accordingly, the expiration of the Bonus Warrants continues to be November 8, 2024.

7.5% Debentures

On December 23, 2019, the Company completed a second bridge financing transaction (the “Second Bridge Financing”) for gross proceeds of $696,152. Under the Second Bridge Financing, the Company issued unsecured debentures (the “7.5% Debentures”) to a group of investors. The 7.5% Debentures had a term of one year and bore interest at a rate of 7.5% per annum, payable semi-annually in arrears. The principal amount of the 7.5% Debentures, and any accrued and unpaid interest thereon, was repayable in full in the event that the Company raised an aggregate of $696,000 (excluding any proceeds raised from the Second Bridge Financing) through financing, licensing or other business development activities (each an “Additional Financing Event”), within 14 days following the public announcement that the Company has received such proceeds from any such Additional Financing Event.

If an event of default occurred, as defined in the 7.5% Debentures agreement, at the option of the Lender, the entire unpaid principal balance of the 7.5% Debentures, plus all accrued and unpaid interest and any other amounts owed, would become immediately due and payable. Any event of default under this unsecured debenture may be waived at any time by the Lender. An event of default was waivable by the holders if at least two-thirds of the aggregate outstanding principal amount of the 7.5% Debentures agreed to waive such an event.

24

BIOASIS TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended February 28, 2022 and 2021

(All amounts expressed in Canadian dollars)

12.	DEBENTURES (continued)

7.5% Debentures (continued)

The Company had the option of satisfying some or all of the interest payable on any interest payable date by issuing common shares of the Issuer in lieu of paying such interest in cash (“Interest Payment Election”). The number of common shares payable would equal (i) the aggregate amount of interest in respect of which the Company has elected to exercise the Interest Payment Election divided by (ii) the Market Price (as defined under TSX Ventures Exchange rules) of the common shares on such interest payment date. If any fractional shares would be issued as a result of the calculation, the number of common shares to be issued would be rounded down to the nearest whole number.

Each investor in the Second Bridge Financing also received warrants to purchase common shares of the Company (the “Second Bonus Warrants”) on the basis of 5,000 Second Bonus Warrants for every $1,000 in principal of 7.5% Debentures purchased resulting in the issuance of 3,480,759 Second Bonus Warrants. Each Second Bonus Warrant entitles the holder, thereof, to purchase one common share of the Company at a price of $0.20 per share for a period of one year.

The Company incurred issuance costs of $185,147 related to this transaction of which $160,585 was allocated to the 7.5% Debentures and

$24,562 was allocated to the warrants.

The Company recorded the $603,798 liability component of the 7.5% Debentures based on the estimated fair value of the liability component and allocated the remaining residual value of $92,354 to the Second Bonus Warrants.

As part of the transaction, the placement agent was issued 870,000 broker warrants to purchase common shares of the Company at a price of $0.20 per share on consistent terms with the Second Bonus Warrants, except the term of the warrants will be five years rather than one year.

On June 23, 2020, the Company satisfied its obligation to pay $26,177 in interest to the holders of its 7.5% Debentures by issuing 104,708 common shares of the Company. The common shares were issued at a deemed price of $0.25 per share in full satisfaction of the June 23 interest payment obligation in accordance with the terms of the 7.5% Debentures.

Subsequent to the closing of the Chiesi Group agreement, which qualified as an Additional Financing Event under the terms of the 7.5% Debentures, on July 10, 2020, the Company redeemed all of its outstanding 7.5% Debentures, issued December 23, 2019. The aggregate outstanding principal amount of the 7.5% Debentures was $696,152. In addition, as of the repayment date, the Company satisfied its obligation to pay $5,436 in interest to the holders of its 7.5% Debentures in full satisfaction of the remaining interest payment obligation in accordance with the terms of the 7.5% Debentures. The remaining balances in the discount and debt issuance costs were written-off as part of the extinguishment. The Company incurred a loss on extinguishment of $105,975.

13.	CONVERTIBLE DEBENTURES

On June 22, 2021, the Company entered into a convertible security funding agreement with Lind Global Macro Fund, LP, an entity managed by The Lind Partners, a New York-based institutional investment management firm (together, “Lind”). Under the terms of the Agreement, the Company may issue to Lind convertible securities in the principal amount of up to $10,000,000. On June 29, 2021, pursuant to the Agreement, Lind made an initial investment of $3,000,000, less a commitment fee of $90,000, in exchange for a convertible security (the “First Convertible Security”) with a face value of $3,600,000 (the “Face Value”), representing a principal amount of $3,000,000 (the “Principal Amount”) and a pre-paid interest amount of $600,000 (the “Pre-Paid Interest”). Commencing 180 days from closing, the Company will begin repaying the First Convertible Security in $125,000 installments. On December 23, 2021, the Company repaid its first installment of $125,000. Pre-Paid Interest will accrue monthly at $20,000 per month, and once accrued, Lind will have the option, once every 90 days, to convert accrued Pre-Paid Interest into common shares of the Company at 90% of the market closing price on the day immediately prior to the conversion.

Lind will be restricted from selling any of the Company’s shares it receives in connection with the First Convertible Security for a period of four months and a day from the date of issuance of the First Convertible Security, and is prohibited from short selling the Company’s shares during the term of the Agreement. After the initial four month period, Lind will have the right to convert any portion of the Principal Amount into common shares of the Company at a price per share of $0.31 (the “Conversion Price”).

25

BIOASIS TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended February 28, 2022 and 2021

(All amounts expressed in Canadian dollars)

13.	CONVERTIBLE DEBENTURES (continued)

The Agreement also includes an option for the Company to receive additional investments from Lind of up to $7,000,000, in exchange for a convertible security with similar terms to the First Convertible Security, subject to mutual agreement and TSX Venture Exchange approval.

The Company has the option to buy back the outstanding convertible securities in cash at any time. If the Company exercises the buyback option, Lind will have the option to convert (i) up to 33.3% of the outstanding Principal Amount at the Conversion Price, and (ii) up to 100% of the then-accrued Pre-Paid Interest into common shares of the Company. The Company concluded that the conversion option was an embedded derivative that required bifurcation as a derivative liability due to the contingency that the Company could be required to pay cash for the conversion.

As part of the First Convertible Security financing, the Company issued Lind 4,839,048 warrants exercisable for a term of 30 months at an exercise price of $0.41 per share. The Company will have the right to accelerate the expiry date of a certain number of warrants, subject to certain conditions, including that no event of default has occurred, as follows: (i) if the Company’s shares trade above $1.27 for 30 consecutive days, the Company can accelerate the expiry date of 50% of the warrants; and (ii) if the Company’s shares trade above $1.80 for 30 consecutive days and the First Convertible Security then outstanding (along with all outstanding accrued pre-paid interest) has been fully repaid or converted, then the Company can accelerate the expiry of all of Lind’s remaining warrants. Any warrant exercise proceeds will be applied to the outstanding Principal Amount of the First Convertible Security. The exercise price is subject to adjustment if shares are issued at a price less than 95% of the market price. As a result, the warrants do not meet the criteria to be classified as equity and have been bifurcated and accounted for as a derivative liability.

The Company incurred total issuance costs of $185,427 related to this transaction, including $95,000 for commitment and legal fees paid directly to the lender.

As of the transaction date, the Company recorded $1,807,677 to the liability component of the convertible debentures, a warrant liability of

$355,457 and a conversion liability of $836,866 liability based on their estimated fair values. The fair values of the debt component of the convertible debentures, conversion feature and warrant derivative liabilities at their initial recognition required the use of significant management estimates, including estimates of the Company's cost of borrowing and the expected volatility of the Company's stock price.

14.	FINANCING ACTIVITIES

U.S. Small Business Administration Paycheck Protection Program Note Payable

On June 5, 2020, the Company’s US subsidiary, Bioasis Biosciences Corporation, received loan proceeds of US$89,500 from the US Federal Payroll Protection Program (“PPP”), under the CARES Act. The PPP loan is a two-year unsecured note, subject to final regulations, which bears interest at 1.0% per annum. Repayment of the PPP loan is deferred for the first ten months of the loan. Forgiveness of all or a portion of the PPP loan was contingent upon the Company using at least 60% of the proceeds to fund its payroll and benefit costs for the 24-week period immediately following the receipt of funds. The loan was accounted for as a financial liability on the consolidated statements of financial position. In February 2021, the Company applied for full forgiveness of the PPP loan. On June 28, 2021, the lender notified the Company that the entire balance of the loan was forgiven.

15.	INCOME TAXES

The provision for (recovery of) income taxes differs from the amount that would have resulted in applying Canadian federal and provincial statutory tax rates as follows:

26

BIOASIS TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended February 28, 2022 and 2021

(All amounts expressed in Canadian dollars)

15. INCOME TAXES (continued)

	Year Ended February 28, 2022	Year Ended February 28, 2021
Income (loss) before income taxes at statutory rates	$(2,960,092)	$698,410
Statutory tax rate	27.00%	27.00%
Expected income tax expense (recovery) at statutory rates	$(799,225)	$188,571

Effect of difference in foreign tax credit - for the current year	-	-
Non-deductible	378,865	87,730
Other timing differences	(407,448)	86,378
Net change in deferred tax assets not recognized	827,808	(362,679)
Income tax expense	$0	$-

	February 28, 2022	February 28, 2021
Deferred income tax assets (liabilities):
Non-capital losses carried forward	$7,779,858	$6,882,676
Property and equipment	14,468	14,226
Intangible assets	83,443	78,829
Warrant derivative	213,850	246,285
Debentures	15,350	23,382
Scientific research and experimental development	81,661	81,661
Share issuance costs	31,602	65,365
	$8,220,232	$7,392,424
Deferred tax assets not recognized	(8,220,232)	(7,392,424)
Net deferred income tax assets	$-	$-

As of February 28, 2022, the Company has non-capital losses of approximately $28,382,000 (2021: $25,109,000) in Canada and $409,000 (2021: $362,000) in the United States that may be carried forward to apply against future years income tax subject to final determination by taxation authorities and expiring as follows:

27

BIOASIS TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended February 28, 2022 and 2021

(All amounts expressed in Canadian dollars)

15. INCOME TAXES (continued)

Fiscal year ending	2028	$104,931
Fiscal year ending	2029	87,107
Fiscal year ending	2030	128,308
Fiscal year ending	2031	1,490,043
Fiscal year ending	2032	1,934,326
Fiscal year ending	2033	2,048,938
Fiscal year ending	2034	2,697,163
Fiscal year ending	2035	2,233,710
Fiscal year ending	2036	1,822,785
Fiscal year ending	2037	1,536,723
Fiscal year ending	2038	3,767,899
Fiscal year ending	2039	3,510,145
Fiscal year ending	2040	4,109,566
Fiscal year ending	2041	-
Fiscal year ending	2042	3,319,731
		$28,791,375

16.	EMPLOYEE BENEFITS

Employee benefits included in general and administrative expenses, research and development expenses and cost of sales are as follows:

	February 28, 2022	February 28, 2021
General and administrative	$117,976	$124,873
Research and development	140,179	193,267
Total	$258,155	$318,140

17.	CONTINGENCIES

A claim for damages relating to a contract dispute for a terminated employee of US$137,500 plus legal fees and punitive damages was filed in January 2021 against the Company. In September 2021, the Company reached a settlement on the contract dispute. In connection with the settlement, the Company recorded US$75,000 ($93,349) in settlement of contract dispute on the consolidated statements of operations. In exchange for the settlement payment, the terminated employee unconditionally releases and forever discharges the Company, and each of the Company’s entities, from any and all claims.

In February 2021, the Company issued 300,000 common shares with a fair value of $144,000 as settlement for a claim brought against the Company with regard to a contract dispute over the applicability of a finder’s fee that arose amongst the parties.

18.	SUBSEQUENT EVENTS

Janssen Biotech, Inc. Research Collaboration Agreement

On April 11, 2022, the Company entered into a research collaboration with Janssen Biotech, Inc., one of the Pharmaceutical Companies of Johnson & Johnson. Under the terms of the agreement, Janssen will have the option to research, develop and commercialize novel products based on the Company’s xB3 technology. The agreement was facilitated by Johnson & Johnson Innovation.

Neuramedy Co Ltd Research Collaboration and License Agreement

On May 10, 2022, the Company entered into a research collaboration and license agreement with Neuramedy Co Ltd (“Neuramedy”), of Seoul, Korea. Neuramedy is a biotech company researching and developing innovative solutions for neurodegenerative diseases. Under the terms of the agreement, Neuramedy has obtained worldwide rights to research, develop and commercialize an xB3TM version of its antibody, Tomaralimab, directed at the Toll-like receptor 2. Tomaralimab is currently in development for the treatment of Parkinson’s disease and Multiple System Atrophy. The Company will receive an upfront payment and may receive an additional US$72 million in milestone payments and a royalty on net sales.

Exhibit 99.3

BIOASIS TECHNOLOGIES INC.

CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian dollars)

(Unaudited)

For the Three and Six Months Ended August 31, 2022 and 2021

BIOASIS TECHNOLOGIES INC.

UNAUDITED CONDENSED INTERIM CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(All Amounts Expressed in Canadian Dollars)

		August 31,	February 28,
		2022	2022
	Notes	(Unaudited)	(Audited)

ASSETS
Current assets
Cash and cash equivalents	8	$568,226	$1,730,766
Accounts receivable	8	17,870	97,672
Prepaid expenses		322,310	278,284

Total current assets		908,406	2,106,722

Non-current assets
Property and equipment		102	216
Intangible assets	3	1,414,250	158,960

Total non-current assets		1,414,352	159,176

Total assets		$2,322,758	$2,265,898

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	8	$1,540,239	$1,489,459
Deferred revenue - current	10	393,961	-
Current portion of convertible debentures	11	1,500,000	1,500,000

Total current liabilities		3,434,200	2,989,459

Non-current liabilities
Derivative warrant liabilities	6	59,090	425,539
Derrivativ conversion feature	6	26,511	366,499
Convertible debentures	11	503,670	401,763

Total non-current liabilities		589,271	1,193,801

Total liabilities		4,023,471	4,183,260

EQUITY (DEFICIENCY)
Share capital	4	28,753,759	27,453,759
Contributed surplus		11,352,992	11,098,283
Accumulated other comprehensive income		169,906	184,563
Deficit		(41,977,370)	(40,653,967)

Total equity (deficiency)		(1,700,713)	(1,917,362)

Total liabilities and equity (deficiency)		$2,322,758	$2,265,898

Going concern                         Note 2(d)

Approved on behalf of the Board:

/s/ Deborah Rathjen	/s/ John Curran

Deborah Rathjen, Director	John Curran, Director

The accompanying notes are an integral part of these condensed interim consolidated financial statements

1

BIOASIS TECHNOLOGIES INC.

UNAUDITED CONDENSED INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(All Amounts Expressed in Canadian Dollars)

		Three Months	Three Months	Six months	Six Months
		Ended	Ended	Ended	Ended
	Notes	August 31,	August 31,	August 31,	August 31,
		2022	2021	2022	2021

Revenues
Research revenue	10	$120,440	$-	$120,440	$-
Total revenue		120,440	-	120,440	-

Expenses
General and administrative		774,275	782,073	1,222,906	1,371,439
Research and development		245,826	403,681	426,845	603,232

Total operating expenses		1,020,101	1,185,754	1,649,751	1,974,671

Loss before other income (expense)		(899,661)	(1,185,754)	(1,529,311)	(1,974,671)

Other income (expense)
Loss on sale of capital assets		-	-	-	(126)
Forgiveness of paycheck protection program loan		-	111,397	-	111,397
Settlement of contract dispute	12	-	(93,349)	-	(93,349)
Interest expense		(230,294)	(154,688)	(476,883)	(154,678)
Foreign exchange loss		(10,329)	(20,827)	(23,646)	(30,237)
Change in estimated fair value of derivatives	6	50,093	762,934	706,437	1,020,724

Total other income (expense)		(190,530)	605,467	205,908	853,731

Net loss		$(1,090,191)	$(580,287)	$(1,323,403)	$(1,120,940)

Other comprehensive (loss) income
Items that may be reclassified to profit or loss
Foreign currency translation adjustment		(16,396)	(16,383)	(14,657)	1,734

Comprehensive loss		$(1,106,587)	$(596,670)	$(1,338,060)	$(1,119,206)

Loss per share – Basic and diluted		$(0.01)	$(0.01)	$(0.02)	$(0.02)

Weighted average number of common shares outstanding		78,212,918	72,144,015	74,249,631	72,144,015

The accompanying notes are an integral part of these condensed interim consolidated financial statements

2

BIOASIS TECHNOLOGIES INC.

UNAUDITED CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIENCY)

(Unaudited)

(All Amounts Expressed in Canadian Dollars)

	Share Capital
	Number of Shares	Amount	Contributed Surplus	Accumulated Other Comprehensive Income (Loss)	Deficit	Total Equity (Deficiency)

Balance, February 28, 2021	72,144,015	$27,257,720	$10,657,699	$185,652	$(37,693,875)	$407,196
Share-based compensation	-	-	405,762	-	-	405,762
Foreign currency translation adjustment	-	-	-	1,734	-	1,734
Net loss	-	-	-	-	(1,120,940)	(1,120,940)

Balance, August 31, 2021	72,144,015	$27,257,720	$11,063,461	$187,386	$(38,814,815)	$(306,248)

Balance, February 28, 2022	72,914,015	$27,453,759	$11,098,283	$184,563	$(40,653,967)	$(1,917,362)
Share-based compensation	-	-	254,709	-	-	254,709
Common shares issued pursuant to purchase of intangibles	6,500,000	1,300,000	-	-	-	1,300,000
Foreign currency translation adjustment	-	-	-	(14,657)	-	(14,657)
Net loss	-	-	-	-	(1,323,403)	(1,323,403)

Balance, August 31, 2022	79,414,015	$28,753,759	$11,352,992	$169,906	$(41,977,370)	$(1,700,713)

The accompanying notes are an integral part of these condensed interim consolidated financial statements

3

BIOASIS TECHNOLOGIES INC.

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(All Amounts Expressed in Canadian Dollars)

	Six Months	Six Months
	Ended	Ended
	August 31,	August 31,
	2022	2021

OPERATING ACTIVITIES
Net loss	$(1,323,403)	$(1,120,940)
Adjusted for items not affecting cash:
Depreciation of property and equipment	119	715
Change in estimated fair value of derivative warrant liabilities	(706,437)	(1,020,724)
Loss on sale of capital assets	-	126
Amortization of intangible assets	44,710	26,894
Amortization of debt issuance and discounts	476,907	154,973
Forgiveness of paycheck protection program loan	-	(111,397)
Share-based compensation	254,709	405,762

	(1,253,395)	(1,664,591)
Net changes in non-cash working capital items:
Accounts receivable	80,305	(17,490)
Prepaid expenses	97,548	9,022
Accounts payable and accrued liabilities	(130,999)	(373,616)
Deferred revenue	393,961	37,725

Net cash used in operating activities	(812,580)	(2,008,950)

FINANCING ACTIVITIES
Payment on convertible debentures	(375,000)	-
Proceeds from issuance of convertible debentures	-	2,905,000
Payment of debt issuance costs	-	(90,427)

Net cash (used in) provided by financing activities	(375,000)	2,814,573

Effects of exchange rate changes on cash and cash equivalents	25,040	(14,571)

DECREASE (INCREASE) IN CASH AND CASH EQUIVALENTS	(1,162,540)	791,052

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	1,730,766	2,736,735

CASH AND CASH EQUIVALENTS, END OF YEAR	$568,226	$3,527,787
Cash paid for interest	$-	$295
Cash paid for income taxes	$-	$-

Non-Cash Disclosures:
Payments of accounts payable with fixed asset	$-	$3,102
Shares issued for purchase of intangible asset	$1,300,000	$-
Purchase of insurance with a loan	$136,770	$-

The accompanying notes are an integral part of these condensed interim consolidated financial statements

4

BIOASIS TECHNOLOGIES INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the Three and Six Months Ended August 31, 2022 and 2021

(Unaudited amounts expressed in Canadian dollars)

1. INCORPORATION AND NATURE OF OPERATIONS

(a) Incorporation

Bioasis Technologies Inc. ("Bioasis" or the "Company") was incorporated on November 3, 2006 under the British Columbia Business Corporations Act as W.R. Partners Ltd. and changed its name to Bioasis Technologies Inc. on March 27, 2008. The Company's shares are publicly traded on the TSX Venture Exchange under the symbol “BTI” and on the OTCQB International, a segment of the OTCQX marketplace in the U.S., under the symbol “BIOAF”. The Company’s registered office is Suite 200, 4170 Still Creek Drive, Burnaby, British Columbia V5C 6C6 and its head office is 157 Church Street, 19th Floor, New Haven, Connecticut, 06510.

(b) Nature of Operations

Bioasis is a development stage biopharmaceutical company engaged in the research and development of products for the diagnosis and treatment of neurological diseases and disorders. The Company’s xB3 program describes its proprietary carrier, p97, and components thereof, to deliver therapeutics across the blood-brain barrier ("BBB").

2. STATEMENT OF COMPLIANCE AND BASIS OF FINANCIAL STATEMENT PRESENTATION

(a) Statement of Compliance

These unaudited condensed interim consolidated financial statements have been prepared in accordance with IAS 34, Interim Financial Reporting (“IAS 34”) as issued by the International Accounting Standards Board. The accounting policies applied in these unaudited condensed interim consolidated financial statements are based on International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board ("IASB") and have been prepared using the same accounting policies and methods of application as disclosed in Note 2 to the Company’s audited consolidated financial statements for the year ended February 28, 2022 and were consistently applied to all the periods presented unless otherwise stated below. These unaudited condensed interim consolidated financial statements do not include all the information and note disclosures required by IFRS for annual consolidated financial statements and therefore should be read in conjunction with the audited consolidated financial statements for the year ended February 28, 2022.

These condensed interim consolidated financial statements were approved and authorized for issuance by the Board of Directors on October 28, 2022.

(b) Basis of Measurement

These condensed interim consolidated financial statements have been prepared on an historical cost basis, except for certain assets and liabilities, which are measured at fair value as explained in Note 8 to these condensed interim consolidated financial statements.

(c) Functional and Presentation Currencies

These condensed interim consolidated financial statements are presented in Canadian dollars, which is the functional currency of the Company. The financial statements of the subsidiaries with functional currencies other than Canadian dollar are translated into Canadian dollars using period-end exchange rates for assets and liabilities, historical exchange rates for equity and weighted average exchange rates for operating results. Translation gains and losses are included in accumulated other comprehensive income (loss), net of tax, in equity. Foreign currency transaction gains and losses are included in the results of operations in other income (expense).

(d) Going Concern

As of August 31, 2022, the Company has an accumulated deficit of $41,977,370 and negative working capital of $2,525,794, and for the six months ended August 31, 2022, had a net loss of $1,323,403 and cash flow used in operating activities of $812,580. Based on the Company’s current cash burn rate, the Company anticipates that its existing cash balance is sufficient to fund operations through approximately October 2022. These factors indicate the existence of a material uncertainty that may raise significant doubt about the Company’s ability to continue as a going concern. The ability of the Company to continue operations is dependent upon its ability to obtain additional funding through licensing of its technology and collaboration agreements with upfront and milestone payments, research grant funding, the sale of common shares, warrants, loans or issuance of debt securities and other strategic alternatives, which could result in the significant dilution in the equity interest of existing shareholders. The Company is actively pursuing financing sources in order to fund operations. Further, the biotechnology industry is subject to rapid and substantial technological change that could reduce the marketability of the Company's technology.

5

BIOASIS TECHNOLOGIES INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the Three and Six Months Ended August 31, 2022 and 2021

(Unaudited amounts expressed in Canadian dollars)

2. STATEMENT OF COMPLIANCE AND BASIS OF FINANCIAL STATEMENT PRESENTATION (continued)

(d) Going Concern (continued)

As of September 30, 2022, the Company has a cash balance of $345,197. The Company has been reducing its research activities and deferring payments to its vendors in order to extend its cash. As described in Note 11, the Company is in discussions with Lind to modify the convertible security funding agreement, add additional repayment holidays, and lend the Company additional funds, in return for modified repayment terms. As of the date of this filing, the modification to the convertible security funding agreement has not been finalized.

These condensed interim consolidated financial statements have been prepared with the assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business rather than through a forced liquidation. These condensed interim consolidated financial statements do not give effect to adjustments that would be necessary to the carrying amounts and classifications of assets and liabilities should the Company be unable to continue as a going concern. Such adjustments could be material.

(e) Significant Judgments, Estimates and Assumptions

The preparation of these condensed interim consolidated financial statements in conformity with IFRS requires managements to make judgments, estimates and assumptions that affect application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from those estimates. The condensed interim consolidated financial statements include estimates, which, by their nature, are uncertain. The impact of such estimates is pervasive throughout the condensed interim consolidated financial statements and may require accounting adjustments based on future occurrences. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

The critical judgments and significant estimates in applying accounting policies that have the most significant effect on the amounts recognized in the condensed interim consolidated financial statements are:

•	Recognition of license and research revenue.
•	Assessment of carrying value of intangible assets.
•	Determination of the fair value of the Company’s warrants and common shares issued in private placements and convertible debt financings, including derivative warrant liabilities and conversion features.
•	Estimates used in calculating share-based compensation.

(f) Significant Accounting Policies

The accounting policies set out below have been applied consistently to all periods presented in these condensed interim consolidated financial statements.

Basis of Consolidation

These condensed interim consolidated financial statements include the financial statements of Bioasis Technologies Inc. and its wholly-owned subsidiaries, Bioasis Advanced Technologies Inc., Bioasis Biosciences Corporation and Bioasis Royalty Fund, LLC. Bioasis Advanced Technologies Inc. was incorporated in Canada and Bioasis Biosciences Corporation and Bioasis Royalty Fund, LLC were incorporated in the USA. Subsidiaries are entities over which the Company has control which is achieved when the Company is exposed, or has the rights, to variable returns from its involvement with the investee and has the ability to affect those returns through the Company’s power to govern. Accounting policies of the Company’s subsidiaries are consistent with the Company’s accounting policies and all intercompany transactions, balances, income and expenses are eliminated on consolidation.

6

BIOASIS TECHNOLOGIES INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the Three and Six Months Ended August 31, 2022 and 2021

(Unaudited amounts expressed in Canadian dollars)

2. STATEMENT OF COMPLIANCE AND BASIS OF FINANCIAL STATEMENT PRESENTATION (continued)

(f) Significant Accounting Policies (continued)

Intangible Assets

Intangible assets acquired as part of a group of other assets are initially recognized and measured at cost less accumulated amortization and accumulated impairment losses. The cost of a group of intangible assets acquired in a business combination that meet the specified criteria for recognition apart from goodwill, is allocated to the individual assets acquired based on their relative fair values. Costs incurred to establish and maintain patents for intellectual property developed internally are expensed in the period incurred. The costs of acquiring or licensing medical technology are capitalized.

Intangible assets with finite useful lives are amortized over their estimated useful lives from the date they are available for use, since this most closely reflects the expected pattern of consumption of the future economic benefits embodied in the asset. The amortization methods and estimated useful lives of intangible assets, which are reviewed annually, are as follows:

Assets	Basis	Rate
Jeffries Patents and IP	Straight-line	15 years
Cresence Patents and IP	Straight-line	15 years
Transcend Technology IP 2	Straight-line	20 years
License	Straight-line	10 years
Website	Straight-line	3 years

Impairment of Non-financial Assets

The carrying amounts of the Company’s non-financial assets are evaluated at each reporting date to determine whether there are any indications of impairment. If any such indications exist, then the asset’s recoverable amount is estimated. The recoverable amount of intangible assets with an indefinite useful life, intangible assets not available for use, or goodwill acquired in a business combination are measured annually whether or not there are any indications that impairment exists. Management uses judgment to estimate these inputs and any changes to these inputs could have a material impact on the impairment calculation. For impairment testing, non-financial assets that do not generate independent cash flows are grouped together into cash-generating units (“CGUs”), which represents the level at which largely independent cash flows are generated. An impairment loss is recognized in earnings to the extent that the carrying value of an asset, CGU or group of CGUs exceeds its estimated recoverable amount. The recoverable amount of an asset, CGU or group of CGUs is the greater of its value in use and its fair value less cost to sell. Value in use is calculated as the present value of the estimated future cash flows discounted at appropriate discount rates. An impairment loss relating to a specific asset reduces the carrying value of the asset. An impairment loss relating to a group of CGUs is allocated on a pro-rata basis to reduce the carrying value of the assets in the units comprising the group. A previously recognized impairment loss related to non-financial assets is assessed at each reporting date for any indications that the loss has decreased or no longer exists.

Share-based Compensation

The Company grants stock options to executive officers, directors, employees and consultants pursuant to a stock option plan described in Note 5(a). The stock option plan allows Company employees and consultants to acquire shares of the Company. The fair value of options granted is recognized as an employee or consultant expense with a corresponding increase in equity. An individual is classified as an employee when the individual is an employee for legal or tax purposes (direct employee) or provides services similar to those performed by a direct employee.

The Company grants restricted share units to executive officers, directors, employees and consultants pursuant to a restricted share unit plan described in Note 5(b). The fair value of restricted share units granted is recognized as compensation cost over the vesting period with a corresponding increase in equity. The fair value of the restricted stock units is determined based upon the quoted market price of the Company’s shares on the date of grant.

Where the share options are awarded to employees, the fair value is measured at grant date, and each tranche is recognized using the graded vesting method over the period during which the options vest. The fair value of the options granted is measured using the Black Scholes option pricing model, taking into account the terms and conditions upon which the options were granted. At each reporting date, the amount recognized as an expense is adjusted to reflect the number of share options that are expected to vest.

7

BIOASIS TECHNOLOGIES INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the Three and Six Months Ended August 31, 2022 and 2021

(Unaudited amounts expressed in Canadian dollars)

2. STATEMENT OF COMPLIANCE AND BASIS OF FINANCIAL STATEMENT PRESENTATION (continued)

(f) Significant Accounting Policies (continued)

Share-based Compensation (continued)

Where equity instruments are granted to parties other than employees, they are measured by reference to the fair value of the services received. If the fair value of the services received cannot be reliably estimated, the Company measures the services received by reference to the fair value of the equity instruments granted, measured at the date the counterparty renders service. Compensation cost is recognized over the vesting period. Amounts related to the issuance of shares are recorded as a reduction of share capital.

Financial Instruments

Financial assets are initially measured at fair value plus, in the case of a financial asset not measured at fair value through profit and loss (“FVTPL”), transaction costs. Financial assets are subsequently measured at: (i) FVTPL; (ii) fair value through other comprehensive loss (“FVOCI”) or (iii) amortized cost. The classification is based on whether the contractual cash flow characteristics represent “solely payments of principal and interest” as well as the business model under which the financial assets are managed.

Financial liabilities are classified as measured at amortized cost or FVTPL. A financial liability is classified as at FVTPL if it is classified as held-for-trading, it is a derivative or it is designated as such on initial recognition.

Compound instruments are bifurcated and presented in the condensed interim consolidated financial statements in their component parts. The equity component is assigned the residual amount after deducting from the fair value of the instrument, as a whole, the amount separately determined for the liability component.

The Company measures its cash and cash equivalents at FVTPL and its accounts receivable at amortized cost. The Company measures its accounts payable, debentures and loan at amortized cost and its derivative warrant liabilities at FVTPL.

Revenue Recognition

Research Revenue

The Company recognizes collaborative research revenues as services are rendered when the amount of revenue can be measured reliably, it is probable the economic benefits associated with the transaction will flow to the Company, and the stage of completion of the transaction and the costs incurred to complete the transaction can be measured reliably. Revenue from non-refundable contract fees where the Company has continuing involvement through research collaboration, is recognized ratably over the related research period. Payments received in advance of rendering research services are recorded as deferred revenue.

License Revenue

License fees representing non-refundable payments received at the time of signature of license agreements are recognized as revenue upon transfer of the license when the Company has no significant future performance obligations and collectability of the fees is reasonably assured. These licenses provide a right to use the Company’s intellectual property. Upfront payments received at the beginning of licensing agreements when the Company has significant future performance obligations are deferred and recognized as revenue on a systematic basis over the period during which the related services are rendered and all obligations are performed. These licenses provide a right to access the Company’s intellectual property. Where the Company has future performance obligations that are distinct, revenue from upfront payments is allocated to such performance obligations and recognized as they are satisfied.

Milestone payments associated with licenses, which are generally based on developmental or regulatory events, are forms of variable consideration and are only included in the transaction price when it is highly probable that a significant reversal will not occur when the uncertainty associated with the milestone is subsequently resolved. Therefore, milestone payments that do not meet the highly probable criteria are recognized as revenue when the milestones are achieved, collectability is assured, and when the Company has no significant future performance obligations in connection with the milestones. Sales-based royalty payments received in exchange for a license of intellectual property are recognized at the later of the subsequent sale or satisfaction of the related performance obligation.

8

BIOASIS TECHNOLOGIES INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the Three and Six Months Ended August 31, 2022 and 2021

(Unaudited amounts expressed in Canadian dollars)

2. STATEMENT OF COMPLIANCE AND BASIS OF FINANCIAL STATEMENT PRESENTATION (continued)

(f) Significant Accounting Policies (continued)

License Revenue (continued)

Provisions

Provisions are recognized for liabilities of uncertain timing or amounts that have arisen as a result of past transactions, including legal or constructive obligations. The provision is measured at the best estimate of the expenditure required to settle the obligation at the reporting date.

Joint Arrangements

Under IFRS 11 Joint Arrangements investments in joint arrangements are classified as either joint operations or joint ventures. The classification depends on the contractual rights and obligations of each investor, rather than the legal structure of the joint arrangement. The Company has joint operations.

Joint operations

The Company recognizes its direct right to the assets, liabilities, revenues and expenses of joint operations and its share of any jointly held or incurred assets, liabilities, revenues and expenses. These have been incorporated in the condensed interim consolidated financial statements under the appropriate headings. Details of the joint operations are set out in Note 10.

Derivative Financial Instruments

Warrants issued pursuant to equity offerings that are potentially exercisable on a cashless basis or that have an exercise price denominated in a currency different from the functional currency of the Company resulting in a variable number of shares being issued are considered derivative liabilities and therefore measured at fair value, with changes in fair value recognized in the condensed interim consolidated statements of operations and comprehensive loss. The derivative liabilities will ultimately be converted into the Company’s equity (common shares) when the warrants are exercised or will be extinguished on the expiry of the outstanding warrants. Immediately prior to exercise, the intrinsic value is transferred to share capital (the intrinsic value is the share price at the date the warrant is exercised less the exercise price of the warrant). Any remaining fair value is recorded through the condensed interim consolidated statements of operations and comprehensive loss as part of the change in estimated fair value of derivatives.

The Company has a conversion option embedded in the convertible debentures which requires bifurcation from the host contract and is accounted for as a free-standing derivative financial instrument. The conversion feature is recognized in the condensed interim consolidated statements of financial position at fair value with changes in fair value recognized in the condensed interim consolidated statements of operations and comprehensive loss.

The Company uses the Black-Scholes option pricing model to estimate fair value at each exercise and period end date. The key assumptions used in the model are the expected future volatility in the price of the Company’s shares and the expected life of the derivative financial instruments. The impact of changes in key assumptions is described in Note 6.

9

BIOASIS TECHNOLOGIES INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the Three and Six Months Ended August 31, 2022 and 2021

(Unaudited amounts expressed in Canadian dollars)

3. INTANGIBLE ASSETS

The Company’s intangible assets are comprised of the following:

Acquired Intellectual Property
Cost
Balance as at February 28, 2022	$832,812
Additions	1,300,000
Balance as at August 31, 2022	2,132,812

Accumulated Amortization
Balance as at February 28, 2022	$673,852
Amortization	44,710
Balance as at August 31, 2022	718,562

Carrying Amounts
February 28, 2022	$158,960
August 31, 2022	$1,414,250

Acquired intellectual property is comprised of the patents, licenses and intellectual property underlying the Company’s preclinical research programs and potential product candidates.

On June 15, 2022, the Company entered into an asset purchase agreement with the founders of Cresence AS of Oslo, Norway (the “Sellers.”) Under the terms of the agreement, the Company purchased all the right, title and interest in the intellectual property owned by the Sellers related to their epidermal growth factor (“EGF”) platform. The Company believes that such EGF assets could be key in treatment of Guillain-Barre Syndrome and Chronic Inflammatory Demyelinating Polyneuropathy, among other indications.

In exchange for the intellectual property, the Company issued 6.5 million common shares valued at $1,300,000 to the Sellers upon the transaction close on June 17, 2022. In accordance with the agreement, the Company will issue up to an additional 6.0 million common shares subject to the achievement of additional milestones as follows: 3.0 million shares are issuable upon the Company’s initiation of a pivotal clinical trial in the U.S. for the first product, and 3.0 million shares are issuable upon the U.S. FDA approval of any of the Company’s application for the first product. Milestone payments of US$1.0 million each will be made upon attaining the second and third FDA approval indication in neurology for a product. A running royalty of 1% of net sales is payable for any product until the expiration of a specified royalty period.

The Sellers have agreed that they will not sell any of the common shares issued to them for a period of two years from the closing of the transaction. Thereafter, sales will be subject to certain volume limitations.

Amortization of intangible assets has been recorded in research and development expenses.

4. SHARE CAPITAL

(a) Authorized Share Capital

As of August 31, 2022, the authorized share capital comprised an unlimited number of common shares. The common shares do not have a par value.

In March 2021, the Company applied for and subsequently received approval from the TSX Venture Exchange to extend the expiry date of the 5,797,795 common share purchase warrants issued to subscribers pursuant to the private placement of units which closed in April 2017. The Company extended the expiry date of the warrants from April 11, 2021 to April 11, 2022. In addition, the exercise price of $1.00 per share was reduced to $0.85 per share. All other terms of the warrants remained unchanged for the extended exercise period. The 5,797,795 warrants expired on April 11, 2022 and went unexercised.

10

BIOASIS TECHNOLOGIES INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the Three and Six Months Ended August 31, 2022 and 2021

(Unaudited amounts expressed in Canadian dollars)

4. SHARE CAPITAL (continued)

(a) Authorized Share Capital (continued)

In February 2022, the Company completed a private placement of 770,000 common shares, at a price of $0.26 per common share, for gross proceeds of $200,200. The Company incurred share issuance costs of $4,161.

(b) Warrants

The Company’s warrant activity during the six months ended August 31, 2022 is summarized in the following table:

	Number of Warrants	Weighted Average Exercise Price
Balance outstanding - February 28, 2022	28,073,301	$0.56
Expired	(5,797,795)	0.85

Balance outstanding – August 31, 2022	22,275,506	$0.48

The following table summarizes warrants outstanding and exercisable at August 31, 2022:

Number Outstanding	Exercise Price	Expiry date
23,858	$0.23	October 31, 2022
5,083,298	$0.69	May 24, 2023
1,762,179	$0.69	August 12, 2023
4,839,048	$0.41*	December 28, 2023
4,588,978	$0.36	May 21, 2024
298,222	$0.27	October 31, 2024
3,849,923	$0.20	November 8, 2024
960,000	$0.20	November 8, 2024
870,000	$0.20	December 23, 2024
22,275,506

*	The exercise price of some of the warrants may be adjusted for stock splits or reverse stock splits, dividend distributions, or down round offerings.

5. SHARE-BASED COMPENSATION

(a) Stock Option Plan

Under the Company's Amended Stock Option Plan, most recently approved at the 2017 Annual General Meeting of Shareholders held September 21, 2017, the number of common shares that were reserved for issuance was 10,290,410, representing 11% of the Company's issued outstanding share capital at that date, inclusive of the 200,000 that was reserved under the restricted share unit plan. The plan provides that the Board of Directors of the Company may from time to time, in its discretion, and in accordance with the TSX Venture Exchange guidelines, grant to directors, executive officers, employees and consultants to the Company, non-transferable options to purchase common shares at a price that is not less than the Discounted Market Price (as defined by the rules of the TSX Venture Exchange) on the date of grant. Vesting is provided at the discretion of the Board, and the expiration of options is to be no greater than 10 years from the date of the grant.

11

BIOASIS TECHNOLOGIES INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the Three and Six Months Ended August 31, 2022 and 2021

(Unaudited amounts expressed in Canadian dollars)

5. SHARE-BASED COMPENSATION (continued)

(a) Stock Option Plan (continued)

In connection with the foregoing, the number of common shares reserved for issuance to any individual director or officer will not exceed five percent (5%) of the issued and outstanding common shares and the number of common shares reserved for the issuance to all technical consultants will not exceed two percent (2%) of the issued and outstanding common shares.

The following table summarizes activity related to the Company’s stock options for the six months ended August 31, 2022:

	Number of Options	Weighted Average Exercise Price
Balance at February 28, 2022	7,688,690	$0.40
Granted	2,011,000	$0.13
Expired	(265,000)	(0.80)
Balance at August 31, 2022	9,434,690	$0.33

In August 2022, pursuant to the terms of its stock option plan and restricted share units plan, the Company granted 2,011,000 stock options to its directors, employees, consultants and members of the board of directors. The stock options are exercisable at $0.13 per share, expiring August 08, 2027, subject to various vesting terms.

The following table summarizes stock options outstanding and exercisable at August 31, 2022:

Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price

$0.13	2,011,000	4.94	$0.13	1,946,000	4.94	$0.13
$0.50	510,000	3.39	$0.50	510,000	3.39	$0.50
$0.31	1,445,000	2.83	$0.31	1,445,000	2.83	$0.31
$0.32	1,079,344	1.98	$0.32	1,079,344	1.98	$0.32
$0.27	1,101,240	1.79	$0.27	1,032,490	1.79	$0.27
$0.45	378,000	1.24	$0.45	271,688	1.24	$0.45
$0.47	1,020,000	0.98	$0.47	1,020,000	0.98	$0.47
$0.38	1,380,106	3.88	$0.38	1,380,106	3.88	$0.38
$0.71	510,000	0.25	$0.71	510,000	0.25	$0.71
	9,434,690	2.84	$0.33	9,194,628	2.85	$0.33

During the six months ended August 31, 2022, the Company recognized $254,709 (August 31, 2021: $405,762) in share-based compensation expense, of which $231,229 (August 31, 2021: $373,692) has been included in general and administrative expense, and $23,480 (August 31, 2021: $32,070) has been included in research and development expense. Share-based compensation expense is comprised of awards granted to employees and non-employees under the Company's stock option plan.

The estimated fair value of each tranche of options granted to the Company’s employees and directors is calculated at the grant date and amortized on a straight-line basis over the vesting period of the options. The fair value of non-employee awards is estimated at each reporting period until the final measurement date.

12

BIOASIS TECHNOLOGIES INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the Three and Six Months Ended August 31, 2022 and 2021

(Unaudited amounts expressed in Canadian dollars)

5. SHARE-BASED COMPENSATION (continued)

(a) Stock Option Plan (continued)

The weighted average fair value of the options granted during the six months ended August 31, 2022 was $0.13 (August 31, 2021: $0.24). The following table summarizes the weighted average assumptions using the Black-Scholes option pricing model for employees, directors and consultants for the respective six months ended August 31, 2022 and 2021.

	Six Months Ended	Six Months Ended
	August 31, 2022	August 31, 2021

Exercise price	$0.13	$0.38
Risk-free interest rate	3.12%	0.79%
Expected life	3.44 years	3.50 years
Expected volatility	100.79%	95.58%
Expected dividends	-	-
Forfeiture rate	8.60%	9.15%

Option pricing models require the input of highly subjective assumptions, particularly as to the expected price volatility of the stock. Changes in these assumptions can materially affect the fair value estimate.

(b) Restricted Share Unit Plan

In December 2016, the Company adopted a restricted share unit plan (the "RSU Plan"), which provides for the grant of restricted share units ("RSUs") to directors, officers, consultants and employees of the Company and its subsidiaries and affiliates ("Participant"). As required by the policies of the TSX Venture Exchange, the RSU Plan is a fixed plan, which originally reserved for issuance a maximum of 248,266 common shares of the Company. In September 2017, the RSU plan was amended to reserve for issuance a maximum of 200,000 common shares of the Company. On the vesting of RSUs, the common shares of the Company will be issued from the same fixed pool as the common shares issued under the Amended Stock Option Plan (see Note 5(a)).

Under the RSU Plan, the Company may grant RSUs to directors, officers, employees and eligible consultants, which entitle each Participant to one common share of the Company on a time vested basis. The fair market value of the RSUs is determined based upon the quoted market price of the Company’s shares on the date of the grant and recognized as compensation cost over the vesting period with a corresponding increase in equity. The duration of the vesting period and other vesting terms applicable to the grant of the RSUs is determined by the board of directors of the Company. As of August 31, 2022, the Company had no restricted share units outstanding.

During the six months ended August 31, 2022 and 2021, the Company did not recognize any share-based compensation expense related to RSUs.

6. DERIVATIVE LIABILITIES

The warrants issued by the Company in May 2018, November 2019, and June 2021 (including the conversion feature embedded in the convertible debentures (Note 11)) are recorded as a liability with changes in fair value recorded in the condensed interim consolidated statements of operations and comprehensive loss. The following is a summary of the fair value of these warrants:

	Derivative Warrant Liabilities	Derivative Conversion Feature	Total
Balance at February 28, 2022	$425,539	$366,499	$792,038
Change in estimated derivative warrant liability	(366,449)	(339,988)	(706,437)
Balance at August 31, 2022	$59,090	$26,511	$85,601

13

BIOASIS TECHNOLOGIES INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the Three and Six Months Ended August 31, 2022 and 2021

(Unaudited amounts expressed in Canadian dollars)

6. DERIVATIVE LIABILITIES (continued)

The following assumptions were used to estimate the fair value of the derivative warrant liabilities and conversion feature as of August 31, 2022 using the Black-Scholes option pricing model:

	May 2018 Warrants	November 2019 Warrants	June 2021 Warrants	Conversion Feature
Annualized volatility	101.65%	105.16%	44.04%	44.81%
Risk-free interest rate	3.65%	3.65%	3.65%	3.65%
Estimated life of warrants in years	0.73	2.17	1.33	0.89
Market price	$0.16	$0.16	$0.16	$0.16
Fair value per warrant	$0.01	$0.07	$0.00	$0.00
Exercise price	$0.69	$0.27	$0.41	$0.31

7. RELATED PARTY TRANSACTIONS AND BALANCES

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making operating and financial decisions. This would include the Company's senior management, who are considered to be key management personnel by the Company. Parties are also related if they are subject to common control or significant influence. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

During the six months ended August 31, 2022 and 2021, the aggregate value of transactions and outstanding balances related to key management personnel and entities over which they have control or significant influence was as follows:

	Transaction Values for the six months ended August 31,		Balance outstanding* as of August 31,
	2022	2021	2022	2021
a) Flagship Partners, LLC (a company for which the former Chief Financial Officer ("CFO") is an equity partner), for compensation and benefits for services provided as acting CFO, pursuant to a consulting contract.	-	-	-	22,963

b) Board of Directors' fees	102,416	99,424	405,979	261,430

c) Founders Bridge Advisors, LLC, a company owned by the former CFO, for compensation and benefits for services provided as acting CFO, pursuant to a consulting contract.	-	32,589	-	-

d) Current Chief Executive Officer ("CEO") of the Company, for services provided as Executive Chair and CEO, pursuant to a consulting contract.	112,017	98,388	19,120	18,554

e) Forest View Consulting, a company owned by the current CFO, for compensation for services provided as acting CFO, pursuant to a consulting contract.	59,017	42,442	10,554	9,973

f) Cresence Principals Consulting, for compensation for services provided as IP consultants, pursuant to a consulting contract.	25,604	-	26,222	-
* Balances outstanding include reimbursements outstanding to related parties and are unsecured, non-interest bearing and have no specific terms of repayment.

14

BIOASIS TECHNOLOGIES INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the Three and Six Months Ended August 31, 2022 and 2021

(Unaudited amounts expressed in Canadian dollars)

7. RELATED PARTY TRANSACTIONS AND BALANCES (continued)

During the six months ended August 31, 2022, the Company granted 1,632,000 stock options to directors and officers (August 31, 2021: 1,132,606), effective August 08, 2022, at an exercise price of $0.13 per share. The options expire five years from the date of the grant and are governed by the terms of the Company’s stock option plan.

These transactions were in the normal course of operations and have been recorded at their exchange amounts, which is the consideration agreed upon between the related parties.

Compensation of key management personnel, which includes the CEO, CFO and directors of the Company is as follows:

	Six Months Ended August 31, 2022	Six Months Ended August 31, 2021

Salaries, consultant fees, director fees, service fees, severance and benefits	$299,055	$272,843
Share-based payments(1)	231,140	391,337
	$530,195	$664,180

(1) Share-based payments are the fair value of options granted and vested to key management personnel during the year.

8. FINANCIAL INSTRUMENTS AND FAIR VALUES

Financial assets and liabilities have been classified into categories that determine their basis of measurement and for items measured at fair value, whether change in fair value are recognized in the condensed interim consolidated statements of operations and comprehensive loss.

In establishing fair value, the Company used a fair value hierarchy based on the levels defined below:

•	Level 1 – defined as observable inputs such as quoted prices in active markets.
•	Level 2 – defined as inputs other than quotes prices in active markets that are either directly or indirectly observable.
•	Level 3 – defined as inputs that are based on little or no observable market data, therefore requiring entities to develop their own assumptions.

The Company has determined the carrying values of its short-term financial assets and liabilities consisting of cash and cash equivalents, accounts receivable and accounts payable and accrued liabilities approximate their fair value due to the short-term maturities of these financial instruments. As such, as of August 31, 2022 and February 28, 2022, there are no significant differences between the carrying value of these amounts and their estimated fair values. The Company is not exposed to significant interest, currency or credit risk arising from these financial instruments. Refer to Note 6 and the Recurring Fair Value Measurements section below for information on the fair value of the derivative warrant liabilities.

Financial Risk Factors

(a)	Credit risk

Credit risk is the risk of financial loss to the Company if a counterparty to a financial instrument fails to meet its contractual obligations. The Company is exposed to credit risk on its cash and cash equivalents, and accounts receivable in the event of non-performance by counterparties but does not anticipate such non-performance. The maximum exposure to credit risk of the Company at the end of the period is the carrying value of its cash, cash equivalents and accounts receivable.

The Company mitigates its exposure to credit risk by maintaining operating bank accounts with highly rated banks in Canada and the United States.

(b)	Interest rate risk

As of August 31, 2022, fluctuations in interest rates are not expected to have significant impact on the Company’s results of operations.

15

BIOASIS TECHNOLOGIES INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the Three and Six Months Ended August 31, 2022 and 2021

(Unaudited amounts expressed in Canadian dollars)

8. FINANCIAL INSTRUMENTS AND FAIR VALUES (continued)

Financial Risk Factors (continued)

(c)	Currency risk

Currency risk is the risk that future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Company initiated operations in the United States in November 2017. The Company has exposure to currency risk from its maintenance of a US dollar bank account and other operating assets and liabilities held in U.S. dollars, as well as from clinical trial work commitments contracted in the U.S. dollar.

Balances in foreign currencies as at August 31, 2022 are as follows:

Foreign Currency Balances
Cash and cash equivalents	$250,333
Accounts payable and accrued liabilities	(1,238,606)
Net	$(988,273)

The following table details the Company's sensitivity analysis to a 10% decline in the U.S. dollar on foreign currency denominated monetary items by adjusting their translation rate at the condensed interim consolidated statement of financial position date for a 10% change in foreign currency rates.

For a 10% strengthening of the U.S. dollar against the Canadian dollar, there would be an opposite impact on net loss and comprehensive loss for the year.

Foreign Currency Balances
Cash and cash equivalents	$25,033
Accounts payable and accrued liabilities	(123,861)
Net	$(98,827)

(d) Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting obligations associated with financial liabilities (see Note 2(d)). The Company manages liquidity risk through the management of its capital structure as outlined in Note 9. As of August 31, 2022, the Company has cash on hand $568,226 to meet the current liabilities of $3,434,200 and to fund ongoing operations. As noted in Note 2(d), there are factors which indicate the existence of a material uncertainty that may raise significant doubt about the Company’s ability to continue as a going concern.

Contractual undiscounted cash flow requirements for contractual obligations as at August 31, 2022 are due as follows:

	Due in 1-3 months	Due in 4-12 months	Due in 1-2 years	Due in >2 years	Total Contractual Cash Flows	Carrying Amount

Accounts payable and accrued liabilities	$1,540,239	$-	$-	$-	$1,540,239	$1,540,239
Convertible debentures	375,000	1,125,000	1,350,000	-	2,850,000	2,003,670
	$1,915,239	$1,125,000	$1,350,000	$-	$4,390,239	$3,543,909

16

BIOASIS TECHNOLOGIES INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the Three and Six Months Ended August 31, 2022 and 2021

(Unaudited amounts expressed in Canadian dollars)

8. FINANCIAL INSTRUMENTS AND FAIR VALUES (continued)

Recurring Fair Value Measurements

As noted above, the carrying values of the Company’s short-term financial assets and liabilities approximate their fair value due to the short-term maturities of these financial instruments. The following table summarizes the Company’s financial instruments measured at fair value on a recurring basis as of August 31, 2022:

	August 31, 2022
	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$568,226	$-	$-
Liabilities:
Derivative warrant liabilities	-	-	59,090
Derivative conversion feature	-	-	26,511
Total	$568,226	$-	$85,601

The key Level 3 inputs used by management to estimate the fair value are the market price of the Company’s common stock and the expected volatility. If the market price were to increase by a factor of 10%, this would increase the estimated fair value of the obligation by approximately $38,465 at August 31, 2022. If the market price were to decrease by a factor of 10%, this would decrease the estimated fair value of the obligation by approximately $28,181. If the volatility were to increase by 10%, this would increase the estimated fair value of the obligation by approximately $63,979. If the volatility were to decrease by 10%, this would decrease estimated fair value of the obligation by approximately $40,862 at August 31, 2022.

There were no changes in valuation techniques or transfers between the fair value measurement levels during the period.

9. CAPITAL DISCLOSURES

The Company's objective when managing capital is to maintain sufficient working capital on hand for at least 12 months of corporate operations and to sufficiently support the Company's preclinical programs and identify candidates for delivery of therapies across the blood brain barrier. The Company currently has less than 12 months of working capital on hand. As disclosed in Note 2(d), there are factors which indicate the existence of a material uncertainty that may raise significant doubt about the Company’s ability to continue as a going concern.

The Company includes all components of equity in the definition of capital. The Company does not have any debt other than trade accounts payable and the convertible debentures.

Since inception, funding for the Company has primarily been through the issuance of common shares and warrants, and the Company will continue to seek funding from the sale of common shares or other financings. Management regularly monitors the capital markets to balance the timing of issuing additional equity with the Company’s progress in testing its technology, general market conditions and the availability of capital, but there are no assurances that financings will be completed or that funds will be made available to the Company in the future. The Company also may seek collaborative partners to provide funding for further preclinical and clinical research.

The Company is not subject to externally imposed capital requirements.

10. LICENSE AND COLLABORATIVE RESEARCH AGREEMENTS

Neuramedy Co Ltd Research Collaboration and License Agreement

On May 10, 2022, the Company entered into a research collaboration and license agreement with Neuramedy Co Ltd (“Neuramedy”), of Seoul, Korea. Neuramedy is a biotech company researching and developing innovative solutions for neurodegenerative diseases. Under the terms of the agreement, Neuramedy has obtained worldwide rights to research, develop and commercialize an xB3TM version of its antibody, Tomaralimab, directed at the Toll-like receptor 2. Tomaralimab is currently in development for the treatment of Parkinson’s disease and Multiple System Atrophy. Under the terms of the agreement, the Company received an upfront payment of US$300,000. In addition, Neuramedy has the option to purchase a Commercial License and the Company may receive an additional US$72 million in milestone payments and a royalty on net sales.

17

BIOASIS TECHNOLOGIES INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the Three and Six Months Ended August 31, 2022 and 2021

(Unaudited amounts expressed in Canadian dollars)

10. LICENSE AND COLLABORATIVE RESEARCH AGREEMENTS (continued)

Neuramedy Co Ltd Research Collaboration and License Agreement (continued)

The Company determined that this is a contract with a customer. The performance obligation of the Company is to perform research and development and to grant a license and transfer materials at the conclusion of the research, if Neuramedy exercises its license option. The revenue related to the performance obligation will be recognized over the time when the services will be performed. As of August 31, 2022, there was $310,785 (US$240,000) in deferred revenue related to this agreement.

Janssen Biotech, Inc. Research Collaboration Agreement

On April 11, 2022, the Company entered into a research collaboration with Janssen Biotech, Inc., one of the Pharmaceutical Companies of Johnson & Johnson. Under the terms of the agreement, the Company received a non-refundable, upfront payment of US$100,000. In addition, the Company will receive milestone payments based on the achievement of the milestone events defined in the agreement. The agreement is effective until the earlier of (i) completion of the research, or (ii) January 31, 2023. Janssen will have the option to research, develop and commercialize novel products based on the Company’s xB3 technology. The agreement was facilitated by Johnson & Johnson Innovation.

The Company determined that this is a contract with a customer. The performance obligation of the Company is to perform research and development. The revenue related to the performance obligation will be recognized over the time when the services will be performed. As of August 31, 2022, there was $83,177 (US$66,055) in deferred revenue related to this agreement.

Daiichi Material Transfer Agreement

On July 15, 2021, the Company entered into a material transfer agreement with Daiichi Sankyo Company, Limited (“Daiichi”). Under this agreement, the Company will perform conjugation and seek to deliver Conjugated Compound. Under the terms of the agreement, the Company received a non-refundable, upfront payment of US$30,000. The agreement is effective until earlier of (i) completion of the evaluation, or (ii) 9 months from the effective date. The Company determined that this is a contract with a customer. The performance obligation of the Company is to perform research and development. The revenue related to the performance obligation was recognized on a straight-line basis over time when the services were performed. As of August 31, 2022, there was no deferred revenue related to this agreement.

Oxyrane UK Ltd Material Transfer and Collaboration Agreement

On June 7, 2021, the Company entered into a research collaboration with Oxyrane UK Ltd (“Oxyrane”). The collaboration focuses on combining the Company’s xB3 technology and Oxyrane’s OxyCAT platform to deliver an undisclosed enhanced enzyme replacement therapy into the brain. Under the terms of the agreement the Company will be responsible for certain costs associated with the research, development and commercialization of the program.

Aposense Material Transfer Agreement and Research Collaboration

On March 15, 2021, the Company entered into a material transfer agreement research collaboration with Aposense Ltd (“Aposense”), whose principal place of business is in Israel. The joint arrangement will focus on the delivery of siRNA into the brain. The collaboration was established to progress the discovery and development of new siRNA-based drugs incorporating the Company’s xB3 platform, enabling the treatment of serious neurological conditions. Under the terms of the agreement, Aposense will be responsible for all costs associated with the conjugation of the materials under the arrangement.

11. CONVERTIBLE DEBENTURES

On June 22, 2021, the Company entered into a convertible security funding agreement with Lind Global Macro Fund, LP, an entity managed by The Lind Partners, a New York-based institutional investment management firm (together, “Lind”). Under the terms of the Agreement, the Company may issue to Lind convertible securities in the principal amount of up to $10,000,000. On June 29, 2021, pursuant to the Agreement, Lind made an initial investment of $3,000,000, less a commitment fee of $90,000, in exchange for a convertible security (the “First Convertible Security”) with a face value of $3,600,000 (the “Face Value”), representing a principal amount of $3,000,000 (the “Principal Amount”) and a pre-paid interest amount of $600,000 (the “Pre-Paid Interest”). Commencing 180 days from closing, the Company would begin repaying the First Convertible Security in $125,000 installments. The Company has been granted a 90-day repayment holiday for the months of June, July and August totaling $375,000. Pre-Paid Interest will accrue monthly at $20,000 per month, and once accrued, Lind will have the option, once every 90 days, to convert accrued Pre-Paid Interest into common shares of the Company at 90% of the market closing price on the day immediately prior to the conversion.

18

BIOASIS TECHNOLOGIES INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the Three and Six Months Ended August 31, 2022 and 2021

(Unaudited amounts expressed in Canadian dollars)

11. CONVERTIBLE DEBENTURES (continued)

In July 2022, Lind Partners provided the Company a three-month repayment holiday under the provisions of the convertible security funding agreement. The parties agreed that the next repayment due would be the payment due at the end of September 2022. As of the date of this filing, the Company has not made the September 2022 payment. The Company is in discussions with Lind to modify the agreement, add additional repayment holidays, and lend the Company additional funds, in return for modified repayment terms. As of the date of this filing, the modification to the convertible security funding agreement has not been finalized.

Lind will be restricted from selling any of the Company’s shares it receives in connection with the First Convertible Security for a period of four months and a day from the date of issuance of the First Convertible Security, and is prohibited from short selling the Company’s shares during the term of the Agreement. After the initial four-month period, Lind will have the right to convert any portion of the Principal Amount into common shares of the Company at a price per share of $0.31 (the “Conversion Price”).

The Agreement also includes an option for the Company to receive additional investments from Lind of up to $7,000,000, in exchange for a convertible security with similar terms to the First Convertible Security, subject to mutual agreement and TSX Venture Exchange approval.

The Company has the option to buy back the outstanding convertible securities in cash at any time. If the Company exercises the buyback option, Lind will have the option to convert (i) up to 33.3% of the outstanding Principal Amount at the Conversion Price, and (ii) up to 100% of the then-accrued Pre-Paid Interest into common shares of the Company. The Company concluded that the conversion option was an embedded derivative that required bifurcation as a derivative liability due to the contingency that the Company could be required to pay cash to settle the conversion (Note 6).

As part of the First Convertible Security financing, the Company issued Lind 4,839,048 warrants exercisable for a term of 30 months at an exercise price of $0.41 per share. The Company will have the right to accelerate the expiry date of a certain number of warrants, subject to certain conditions, including that no event of default has occurred, as follows: (i) if the Company’s shares trade above $1.27 for 30 consecutive days, the Company can accelerate the expiry date of 50% of the warrants; and (ii) if the Company’s shares trade above $1.80 for 30 consecutive days and the First Convertible Security then outstanding (along with all outstanding accrued pre-paid interest) has been fully repaid or converted, then the Company can accelerate the expiry of all of Lind’s remaining warrants. Any warrant exercise proceeds will be applied to the outstanding Principal Amount of the First Convertible Security. The exercise price is subject to adjustment if shares are issued at a price less than 95% of the market price. As a result, the warrants do not meet the criteria to be classified as equity and have been bifurcated and accounted for as a derivative liability (Note 6).

The Company incurred total issuance costs of $185,427 related to this transaction, including $95,000 for commitment and legal fees paid directly to the lender.

As of the transaction date, the Company recorded $1,807,677 to the liability component of the convertible debentures, a warrant liability of $355,457 and a conversion liability of $836,866 based on their estimated fair values. The fair values of the debt component of the convertible debentures, conversion feature and warrant derivative liabilities at their initial recognition required the use of significant management estimates, including estimates of the Company's cost of borrowing and the expected volatility of the Company's stock price.

12. CONTINGENCIES

A claim for damages relating to a contract dispute for a terminated employee of US$137,500 plus legal fees and punitive damages was filed in January 2021 against the Company. In September 2021, the Company reached a settlement on the contract dispute. In connection with the settlement, the Company recorded US$75,000 ($93,349) in settlement of contract dispute on the condensed interim consolidated statements of operations. In exchange for the settlement payment, the terminated employee unconditionally releases and forever discharges the Company, and each of the Company’s entities, from any and all claims.

Exhibit 99.4

Pro Form Consolidated Statement of Financial Position

As at 30 June 2022 (unaudited)

	Midatech Pharma Plc net assets as at 30 June 2022	RDO and PIPE proceeds	Sub total	Bioasis Technologies Inc net assets as at 31 August 2022	Bioasis Technologies Inc net assets as at 31 August 2022	Reclassification	Lind debt modification - extinguish existing note	Lind debt modification - new note	Lind - new funding	Lind - new debt interest charge	Lind debt settlement on merger	Acquisition Accounting	Consideration and goodwill	Pro forma consolidated
	£’000	£’000	£’000	CAN$'000	£’000	£’000	£’000	£’000	£’000	£’000	£’000	£’000	£’000	£’000
					Note 2 Foreign Exchange
Non-current assets
Goodwill	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Property, plant and equipment	993	-	993	-	-	-	-	-	-	-	-	-	-	993
Intangible assets	-	-	-	1,414	(511)							-	6,677	7,580
	993	-	993	1,414	(511)	-	-	-	-	-	-	-	6,677	8,573
Current assets
Trade and other receivables	1,243	-	1,243	-	-	126	-	-	-	-	-	-	-	1,369
Accounts receivable		-	-	18	(6)	(12)	-	-	-	-	-	-	-	-
Prepaid expenses		-	-	179	(65)	(114)	-	-	-	-	-	-	-	-
Taxation	1,023	-	1,023	-	-		-	-	-	-	-	-	-	1,023
Cash and cash equivalents	6,423	7,486	13,909	568	(205)	-	-	-	192	-	(1,529)	(1,493)	-	11,442
	8,689	7,486	16,175	765	(276)	-	-	-	192	-	(1,529)	(1,493)	-	13,834
Total assets	9,682	7,486	17,168	2,179	(787)	-	-	-	192	-	(1,529)	(1,493)	6,677	22,407

Non-current liabilities
Borrowings	546	-	546	-	-	-	-	-	-	-	-	-	-	546

Derivative financial liability	-	-	-	59	(21)	-	-	-	-	-	-	-	-	38
Conversion feature	-	-	-	27	(10)	-	(17)	-	-	-	-	-	-	-
Convertible debenture	-	-	-	504	(182)	-	(322)	990	-	51	(1,041)	-	-	-
	546	-	546	590	(213)	-	(339)	990	-	51	(1,041)	-	-	584
Current liabilities
Trade and other payables	1,280	-	1,280	-	-	1,233	-	-	-	-	-	1,647	(1,647)	2,513
Accounts payable and accrued liabilities		-	-	1,537	(556)	(981)	-	-	-	-	-	-	-	-
Deferred revenue		-	-	394	(142)	(252)	-	-	-	-	-	-	-	-
Borrowings	167	-	167	-	-	-	-	-	-	-	-	-	-	167
Current portion of convertible debt		-	-	1,500	(542)	-	(958)	964	224	19	(1,207)	-	-	-
Provisions	43	-	43	-	-	-	-	-	-	-	-	-	-	43
Derivative financial liability	155	7,421	7,576	-	-	-	-	-	-	-	-	-	-	7,576
	1,645	7,421	9,066	3,431	(1,240)	-	(958)	964	224	19	(1,207)	1,647	(1,647)	10,299
Total liabilities	2,191	7,421	9,612	4,021	(1,453)	-	(1,297)	1,954	224	70	(2,248)	1,647	(1,647)	10,883

Issued capital and reserves attributable to owners of the parent
Share capital	1,098	24	1,122	28,753	(10,389)	-	-	-	-	-	21	-	(18,260)	1,247
Share premium	83,434	709	84,143	-	-	-	-	-	-	-	698	-	6,285	91,126
Merger reserve	53,003	-	53,003	-	-	-	-	-	-	-	-	-		53,003
Warrant reserve	720	-	720	-	-	-	-	-	-	-	-	-		720
Contributed surplus	-	-	-	11,353	(4,102)	-	-	-	-	-	-	-	(7,251)	-
Accumulated other comprehensive income	-	-	-	170	(61)	-	-	-	-	-	-	-	(109)	-
Foreign exchange reserve	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Accumulated deficit	(130,764)	(668)	(131,432)	(42,118)	15,218		1,297	(1,954)	(32)	(70)	-	(3,140)	27,659	(134,572)

Total equity	7,491	65	7,556	(1,842)	666	-	1,297	(1,954)	(32)	(70)	719	(3,140)	8,324	11,524
Total equity and liabilities	9,682	7,486	17,168	2,179	(787)	-	-	-	192	-	(1,529)	(1,493)	6,677	22,407

Pro Forma Consolidated Statement of Comprehensive Income

Six months ended 30 June 2022 (unaudited)

	Midatech Pharma Plc 6 months to 30 June 2022	Bioasis Technologies Inc 6 months to 31 August 2022	Bioasis Technologies Inc 6 months to 31 August 2022	Reclassification	Acquisition and Accounting Policy Adjustments	Pro forma consolidated
	£’000	CAN$'000	£’000	£’000	£’000	£’000
			Note 2 Foreign Exchange

Revenue	468	120	(47)	-	-	541

Other income	16	-	-	-	-	16

Research and development costs	(2,413)	(426)	168	-	-	(2,671)
Administrative costs	(1,849)	(1,363)	537	(14)	-	(2,689)
Loss from operations	(3,778)	(1,669)	658	(14)	-	(4,803)

Finance income	404	-	-	222		626
Finance expense	(24)	(477)	188		289	(24)
Change in estimated fair value of derivative warrants and conversion feature	-	707	(279)	(222)	(206)	-
Foreign exchange loss	-	(24)	10	14	-	-

Loss before tax	(3,398)	(1,463)	577	-	83	(4,201)

Taxation	337	-	-	-	-	337

Loss from operations	(3,061)	(1,463)	577	-	83	(3,864)

Loss per share
Continuing operations
Basic and diluted loss per ordinary share - pence	-3p					-2p

Pro Forma Consolidated Statement of Comprehensive Income

Year ended 31 December 2021 (unaudited)

	Midatech Pharma Plc year to 31 December 2021	Bioasis Technologies Inc year to 28 February 2022	Bioasis Technologies Inc year to 28 February 2022	Reclassification	Acquisition and Accounting Policy Adjustments	Pro forma consolidated
	£’000	CAN$'000	£’000	£’000	£’000	£’000
			Note 2 Foreign Exchange

Revenue	578	38	(16)	-	-	600

Other income	24	-	-	-	-	24

Research and development costs	(4,654)	(1,226)	515	-	-	(5,365)
Administrative costs	(2,946)	(2,409)	1,012	(23)	-	(4,366)
Loss from operations	(6,998)	(3,597)	1,511	(23)	-	(9,107)

Finance income	936	-	-	488		1,424
Finance expense	(44)	(654)	275		272	(151)
Change in estimated fair value of derivative warrants and conversion feature		1,312	(551)	(488)	(273)	-
Forgiveness of TPP Loan		111	(47)	-	-	64
Loss of sale of capital assets		-	-	-	-	-
Loss on settlements		(93)	39	-	-	(54)
Foreign exchange loss		(39)	16	23	-	-

Loss before tax	(6,106)	(2,960)	1,243	-	(1)	(7,824)

Taxation	646	-	-	-	-	646

Loss from operations	(5,460)	(2,960)	1,243	-	(1)	(7,178)

Loss per share
Continuing operations
Basic and diluted loss per ordinary share - pence	-7p					-3p

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Unless otherwise defined herein, capitalized terms used in these notes to the pro forma consolidated financial statements have the same meanings given to them as in this Circular.

1.	Basis of presentation

The unaudited pro forma consolidated financial statements give effect to the Acquisition as if it had occurred (i) as at December 31, 2021 for purposes of the pro forma consolidated statement of financial position, and (ii) as at January 1, 2021 for purposes of the pro forma consolidated statements of comprehensive income.

The unaudited pro forma consolidated statement of financial position of Midatech as at December 31, 2021 combines the Midatech’s financial position as at December 31, 2021 with Bioasis’s financial position as at February 28, 2022 prepared in accordance with IFRS.

The unaudited pro forma consolidated statements of comprehensive income of Midatech:

•	for the year ended December 31, 2021 combine Midatech’s results for the year ended December 31, 2021 with Bioasis’s results for its year ended February 28, 2022 prepared in accordance with IFRS; and

•	for the six-month period ended June 30, 2022 combine Midatech results for the six months ended June 30, 2022 with Bioasis’s results for the six months ended August 31, 2022 prepared in accordance with IFRS.

The pro forma consolidated financial statements have been prepared by management of Midatech for illustrative purposes only to show the effect of the Acquisition.

The unaudited pro forma consolidated statement of financial position of Midatech as at December 31, 2021 and the unaudited pro forma consolidated statements of comprehensive income for the six months ended June 30, 2022 and for the year ended December 31, 2021 have been prepared using the following information:

a)	Audited consolidated financial statements of Midatech for the year ended December 31, 2021 prepared in accordance with IFRS, which are incorporated by reference in this Circular;

b)	Unaudited interim condensed consolidated financial statements of Midatech for the six months ended June 30, 2022 prepared in accordance with IFRS which are incorporated by reference in this Circular;

c)	Audited consolidated financial statements of Bioasis for the year ended February 28, 2022 prepared in accordance with IFRS which are incorporated by reference in this Circular;

d)	Unaudited interim consolidated financial statements of Bioasis for the six months ended August 31, 2022 prepared in accordance with IFRS which are incorporated by reference in this circular; and

e)	Such other supplementary information as was considered necessary to reflect the Acquisition in the pro forma consolidated financial statements.

The pro forma adjustments reflecting the Acquisition are based on certain estimates and assumptions. The actual adjustments to be recorded in respect of the Acquisition and the allocation of the purchase price of Bioasis will depend on a number of factors, including additional financial information as it becomes available. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible that the differences will be material. Midatech’s management believes that the estimates and assumptions used herein provide a reasonable basis for presenting all of the significant effects of the Acquisition and that the pro forma adjustments give appropriate effect to those adjustments and are properly applied in the unaudited pro forma consolidated financial statements.

These unaudited pro forma consolidated financial statements are not intended to reflect the results of the operations or the financial position of Midatech which would have actually resulted had the Acquisition been effected on the dates indicated. Any potential synergies that may be realized or additional operating costs that may be incurred as a result of the Acquisition have not been reflected in the unaudited pro forma consolidated financial information. In addition, Midatech expects to incur restructuring and related charges as a result of the Acquisition. These costs have been excluded from the pro forma consolidated financial statements and will be expensed as incurred. Further, the unaudited pro forma consolidated financial information is not necessarily indicative of the results of operations that may be achieved in the future.

These unaudited pro forma consolidated financial statements should be read in conjunction with the audited December 31, 2021 consolidated financial statements and unaudited June 30, 2022 interim condensed consolidated financial statements of Midatech, the unaudited August 31, 2022 interim condensed consolidated financial statements of Bioasis, and the audited February 28, 2022 financial statements of Bioasis.

2.	The Acquisition and Pro forma Adjustments

The figures under the column entitled “Pro Forma Consolidated” in the unaudited pro forma consolidated financial statements have been calculated by taking the arithmetic sum of the corresponding line items from the other columns. The Bioasis historical financial statements, which are denominated in Canadian dollars, have the necessary adjustment in a separate column to convert the historical Bioasis results into British Pounds Sterling, using the applicable exchange rates set out below under the heading “Foreign currency translation”.

For the purpose of these unaudited pro forma consolidated financial statements, the financial position and the comprehensive income of the Midatech and Bioasis have been combined to give effect to the Acquisition, as follows:

•	Issuance of 75,884,553 Ordinary Shares under the Arrangement Agreement;

•	The receipt of the two-stage fundraise of £8.2 million, comprising :

o	of £0.3 million for the issuance of 9,849,325 Ordinary Shares under the Registered Direct Offering less nominal underwriting fees and other associated costs;

o	The receipt of £7.9 million for the issuance of Units comprising 14,602,050 Ordinary Shares, 9,021,945 Pre-funded ADS Warrants , 10,000,000 Series A ADS Warrants and 10,000,000 Series B ADS Warrants under the Conditional Private Placement less underwriting fees and other associated costs of £0.7 million;

•	The modification of the terms of the outstanding convertible debenture due to Lind Global Macro Fund, LP:

o	The £0.2 million additional funding provided by Lind Global Macro Fund, LP to Bioasis under the convertible debt instrument;

o	The repayment £2.2 million outstanding convertible debenture due to Lind Global Macro Fund, LP. This will be repaid £1.5 million in cash and the remaining £0.7 million by the issuance of 825,221 Units comprising 20,630,531 Ordinary Shares , 825,221 Series A ADS Warrants and 825,221 Series B ADS Warrants under the Tripartite Agreement;

•	The payment of £1.6 million due to Ladenburg Thalman in relation to transaction fees due by Bioasis under this transaction by the issuance of 1,114,554 Units comprising 27,863,856 Ordinary Shares , 1,114,554 Series A ADS Warrants and 1,114,554 Series B ADS Warrants

The Acquisition will be accounted for using the acquisition method of accounting. Acquisition method accounting requires that the assets and liabilities be recorded at their fair values as at the date of the Acquisition.

The purchase price of the Acquisition has been allocated on the basis of management’s preliminary estimates of fair values as follows:

£'000
Consideration paid
Ordinary shares (75,884,553 shares issued @ £0.0559 per share)	4,742

Net liabilities acquired
Net liabilities acquired	(1,176)
Fair value adjustment convertible debenture Global Macros Fund, LP	(759)
(1,935)
Intangible Asset	6,677
4,742

The unaudited pro forma consolidated statement of financial position as of June 30, 2022 reflects the following adjustments as if the Acquisition had occurred on June 30, 2022:

(a) to reflect the receipt of £8.2 million from the Registered Direct Offering and Conditional Private Placement less underwriting fees and other associated costs of £0.7 million detailed above; and

(b) to reflect estimated Acquisition-related costs(net of underwriting fees and associated costs of Registered Direct Offering and Conditional Private Placement) of approximately £3.1 million incurred by both Midatech and Bioasis;

(c) to reflect the fair value of the net assets purchased from Bioasis and the Acquisition price of £4.7 million, as detailed above, including adjustments to eliminate Bioasis shareholders’ equity;

(d) to reflect the modification of terms of the outstanding convertible debenture due to Lind Global Macro Fund, LP;

(e) to reflect the £0.2 million additional funding provided by to Lind Global Macro Fund, LP to Bioasis under the convertible debt instrument;

(f) to reflect the repayment £2.2 million outstanding convertible debenture due to Lind Global Macro Fund, LP. This will be repaid £1.5 million in cash and the remaining £0.7 million by the issuance of Units comprising 20,630,531 ordinary Shares, the issuance of 825,221 Series A ADS Warrants and the issuance of 825,221 Series B ADS Warrants under the Tripartite Agreement;

(g) to reflect a fair value adjustment to the carrying value of the convertible debenture due to Lind Global Macro Fund LP of £0.8 million

(h) the excess of consideration over the book value of assets acquired has been reflected as an intangible asset. The intangible asset has been calculated as set out in the schedule above;

(i) certain items in the Bioasis financial statements have been reclassified to be consistent with the basis of presentation in the Company’s consolidated financial statements.

The Acquisition-related costs described in (b) above relate to professional fees. In addition, the Company expects to incur restructuring and related charges as a result of the Acquisition.

The unaudited pro forma consolidated statements of operations for the year ended December 31, 2021 and for the six months ended June 30, 2022 reflect the following adjustments as if the Acquisition had occurred on January 1, 2021:

(g) to reflect the reversal of any interest and fair value adjustment relating to the convertible debentures due to Lind Global Macro Fund LP as this was settled as part of the transaction;

Foreign currency translation

Bioasis financial statements for the year ended February 28, 2022 and for the six months ended August 31, 2022 were prepared in Canadian dollars. For the purpose of the unaudited pro forma consolidated statement of financial position, the Bioasis figures have been converted into British pounds sterling using an exchange rate of CAN$1.5657/GBP£1. For the purpose of the unaudited pro forma consolidated statement of comprehensive income for the year ended February 28, 2022, the Bioasis figures have been converted into British pound sterling using an average exchange rate of CAN$1.7238/GBP£1. For the purpose of the unaudited pro forma consolidated statement of comprehensive income for the six months ended August 31, 2022, the Bioasis figures have been converted into British pound sterling using an average exchange rate of CAN$1.6511/GBP£1.

3.	Registered Direct Offering and Conditional Private Placement

•	The unaudited pro forma consolidated statement of financial position as at June 30, 2022 gives effect to the two stage fundraise of £8.2 million comprising :

o	The receipt of £0.3 million for the issuance of 9,849,325 Ordinary Shares at £0.033per share under the Registered Direct Offering less nominal underwriting fees and other associated costs;

o	The receipt of £7.9 million for the issuance of units comprising 14,602,050 Ordinary Shares, 9,021,945 Pre-funded Warrants , 10,000,000 Series A ADS Warrants and 10,000,000 Series B ADS Warrants under the Conditional Private Placement less underwriting fees and other associated costs of £0.7 million.

4.	Pro Forma Earnings Per Share

The weighted average number of Ordinary Shares for all pro forma earnings per share calculations reflects the issuance of 75,884,553 million Ordinary Shares issued in relation to the Acquisition and 24,451,375 Ordinary Shares issued in relation to the Registered Direct Offering and Conditional Private Placement as described in Note 3.

Exhibit 99.5

NASDAQ:MTP AIM:MTPH Investor Presentation November 2022

2 The following presentation, including a hard copy of these slides, the information communicated during any delivery of the presentation and any question and answer session, and any document or material distributed at or in connection with the presentation (together, the “Presentation”), has been prepared by Midatech Pharma plc (the “Company”) in connection with (i) a proposed offering of securities of the Company (the “Offering”) and (ii) the proposed acquisition of Bioasis Technologies Inc . (“Bioasis”) (collectively with the Offering, the “Transactions”) . The information in the Presentation is not intended to form the basis of any contract . The Presentation does not constitute or form part of an offer or invitation to issue or sell, or the solicitation of an offer to subscribe or purchase, any securities to any person in any jurisdiction to whom or in which such offer or solicitation is unlawful . The distribution of this Presentation may, in certain jurisdictions, be restricted by law . Persons in possession of this Presentation are required to inform themselves about and to observe such restrictions . No action has been taken or will be taken in any jurisdiction by the Company that would permit the possession or distribution of any documents or any amendment or supplement thereto (including, but not limited to, this Presentation) in any country or jurisdiction where specific action for that purpose is required . The Presentation does not constitute an offer or solicitation to purchase or subscribe for securities in the United States . The securities of the Company to which the Presentation relates have not been registered, and will not be registered, under the U . S . Securities Act of 1933 , as amended (the “Securities Act”), or under the securities laws of any state or other jurisdiction of the United States and may not be offered or sold in the United States unless registered under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act . Accordingly, any offer or sale of securities in the Company will only be offered or sold (i) within the United States to “qualified institutional buyers” or “accredited investors” (each as defined under the Securities Act) in a private placement transaction not involving a public offering and/or (ii) outside the United States to non - U . S . Persons (as defined under the Securities Act) in offshore transactions in accordance with Regulation S under the Securities Act . Neither the U . S . Securities and Exchange Commission, nor any other United States authority, has approved this Presentation . There will be no public offering of securities in the United States . The Presentation is provided for general information only and does not purport to contain all information that may be required to evaluate the Company and/or the Transactions . The information in the Presentation is provided as of the date of the Presentation (unless stated otherwise) and is subject to updating, completion, revision and further verification . In furnishing the Presentation, the Company does not undertake or agree to any obligation to provide the recipient with access to any additional information or to update the Presentation or to correct any inaccuracies in, or omissions from, the Presentation which may become apparent . No reliance may be placed for any purpose whatsoever on the information or opinions contained or expressed in the Presentation or on the accuracy, completeness or fairness of such information and opinions . Nothing in this Presentation is, or should be relied on, as a promise or representation as to the future . This Presentation contains certain forward - looking statements relating to the business, financial performance and results of the Company and/or the industry in which it operates, the anticipated financial impacts and other effects of the Transactions, the satisfaction of the closing conditions to the Transactions, the timing of the completion of the Transactions, and the size and potential growth of current or future markets for the combined company’s future products and services . Forward - looking statements concern future circumstances, not historical fact, and are sometimes identified by the words “believes,” “expects,” “predicts,” “intends,” “projects,” “plans,” “estimates,” “aims,” “foresees,” “anticipates,” “targets,” and similar other expressions . The forward - looking statements contained in this Presentation (including assumptions, opinions and views of the Company or opinions cited from third party sources) are subject to risks, uncertainties and other factors that may cause actual events to differ materially from any anticipated development . Various factors could cause actual results to differ materially from these statements including the occurrence of any event, change, or other circumstances that could give rise to the termination of the Transactions ; the inability to complete the Transactions, including due to failure to obtain approval of the stockholders of the Company or Bioasis, obtain certain regulatory or court approvals, or satisfy other conditions to closing in the Transactions ; the Company’s ability to execute on its commercial strategy and to grow its business ; the possibility that the Company may be unable to raise sufficient funds necessary for its anticipated operations ; the Company’s expectations with respect to product development and commercialization efforts ; intellectual property protection ; the Company’s expectations regarding anticipated synergies with and benefits of the Transactions ; the Company’s business strategy, market size, potential growth opportunities ; and the other risks set forth under the caption “Risk Factors” and elsewhere in the Company’s periodic and other reports filed with the U . S . Securities and Exchange Commission, including its Annual Report on Form 20 - F for the fiscal year ended December 31 , 2021 and subsequent reports . None of the Company or any officers, directors or employees of the Company provides any assurance that the assumptions underlying such forward - looking statements are free from errors, nor does any of them accept any responsibility for the future accuracy of the opinions expressed in this Presentation or the actual occurrence of the forecasted developments described herein . No representations or warranties of any kind are made by any person as to the accuracy of such statements, estimates or projections, or that any of the events expressed or implied in any such statements, estimates or projections will actually occur . The Company is not under any obligation, and expressly disclaims any intention, to update or revise any such statements, estimates or projections . No statements in the Presentation are intended as profit forecast or a profit estimate . AN INVESTMENT IN THE COMPANY INVOLVES RISK . SEVERAL FACTORS COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS THAT MAY BE PREDICTED OR IMPLIED BY STATEMENTS AND INFORMATION IN THIS PRESENTATION . SHOULD ONE OR MORE OF THESE RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD UNDERLYING ASSUMPTIONS PROVE INCORRECT, THE ACTUAL RESULTS OF THE COMPANY MAY VARY MATERIALLY FROM THOSE FORECASTED IN THIS PRESENTATION . This Presentation and its contents are confidential, and you and your directors, officers, employees, agents and affiliates must hold this Presentation and any oral information provided in connection with this Presentation in strict confidence . This Presentation must not be distributed, published, copied or reproduced (in whole or in part) or disclosed by recipients, directly or indirectly, to any other person . Financial and Statistical Data This presentation also contains estimates and other statistical data made by independent parties and by us relating to market shares and other data about our industry . These data involve a number of assumptions and limitations and have not been reviewed or audited by our independent registered accounting firm . You are cautioned not to give undue weight to such estimates . CONFIDENTIAL – NOT FOR PUBLIC DISTRIBUTION Disclaimer

3 Investing in our securities includes a high degree of risk . You should consider carefully the specific factors discussed below, together with all of the other information contained in our SEC filings . If any of the following risks actually occurs, our business, financial condition, results of operations and future prospects would likely be materially and adversely affected . This could cause the market price of our securities to decline and could cause you to lose all or part of your investment . Risks include but are not limited to : • We have incurred significant losses since our inception and anticipate that we will continue to incur losses in the future ; • Our requirement for additional financing in the short - term represents a material uncertainty that raises substantial doubt about our ability to continue as a going concern . • The effects of health epidemics, including the ongoing global coronavirus COVID - 19 pandemic, in regions where we, or the third parties on which we rely, have business operations could adversely impact our business, including our clinical trials, preclinical studies and supply chains, depending on the location, duration and severity of disruptions to the systems affecting our business . • We are a “foreign private issuer” under the rules and regulations of the SEC and, as a result, are exempt from a number of rules under the Exchange Act and are permitted to file less information with the SEC than a company incorporated in the United States • Our operations are in early - stage development with no sources of recurring revenue and there is no assurance that we will successfully develop and license our product candidates or ever become profitable . • We are exposed to political, regulatory, social and economic risk relating to the United Kingdom’s exit from the European Union . • Our future success is dependent on product development and the ability to successfully license our product candidates to partners who can seek regulatory approval and commercialization of our product candidates . • Clinical drug development involves a risky, lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results . • We expect to seek to establish agreements with potential licensing partners and collaborators and, if we are not able to establish them on commercially reasonable terms, we may have to alter our development and commercialization plans . • Recently enacted and future legislation in the United States and other countries may affect the prices we may obtain for our product candidates and increase the difficulty and cost for us to commercialize our product candidates . • Our success depends in part on our ability to protect rights in our intellectual property, which cannot be assured . • We rely on third parties to conduct our preclinical and clinical trials . If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed . • There can be no assurance that the transaction between Midatech and Bioasis will be consummated . Failure to complete the transaction could have an adverse effect on Midatech’s stock price, business, financial condition, results of operations or prospects . • Midatech and Bioasis will incur significant transaction costs in connection with the transaction . • Midatech may fail to realize some or all of the anticipated benefits of the proposed transaction with Bioasis , which may adversely affect the value of Midatech’s securities . Risk Factors CONFIDENTIAL – NOT FOR PUBLIC DISTRIBUTION

4 • Midatech Pharma plc ( NASDAQ:MTP | AIM:MTPH ) has conditionally agreed to the terms of an acquisition of Bioasis Technologies Inc. ( TSXV:BTI ) to create a multi - asset rare and orphan disease drug company that will be renamed Biodexa Pharmaceuticals. Structure Stock - for - Stock Timing Anticipated closing Q1 2023 1 Acquisition Overview ( NASDAQ:MTP | AIM:MTPH ) ( TSXV:BTI ) (pending NASDAQ:BDRX ) 1. Subject to Midatech shareholder approval, Bioasis shareholder approval and BC Court approval. CONFIDENTIAL – NOT FOR PUBLIC DISTRIBUTION

5 • Focused on therapeutics for rare and orphan drug diseases in oncology and neurodegenerative disorders. • Clinical pipeline is enabled by a suite of delivery and therapeutic platforms. • Epidermal Growth Factor Therapeutics Aimed at treating rare neurodegenerative disorders • xB 3 Delivery Platform Delivering therapeutics across the blood - brain barrier • MidaSolve , Q - Sphera and Midacore Technology Platform Focus on improving drug release, targeting and distribution Partners Utilizing xB 3 Platform Partners Utilizing Q - Sphera Platform Combined Company Overview CONFIDENTIAL – NOT FOR PUBLIC DISTRIBUTION

Clinical Pipeline 6 Product Preclinical Phase I Phase II Upcoming Catalysts MTX110 (to be renamed BDX110) Panobinostat • H1 2023 Phase II IND filing • H1 2023 First Patient First Visit • H2 2023 Cohort A data CRES101 1 (to be renamed BDX101 ) EGF1 - 48 DIPG (Diffuse Intrinsic Pontine Glioma) Glioblastoma Optic Neuritis CRES 102 1 (to be renamed BDX102 ) EGF1 - 48 Guillain - Barre CRES 103 (to be renamed BDX103 ) EGF1 - 48 CIDP 2 XB3 - 008 (to be renamed BDX108 ) xB 3 Iduronate 2 - Sulfatase Hunter’s Syndrome • Q1 2023 Commence manufacture • Q1 – Q4 2023 Multiple preclinical data presentations and publications • Q1 & Q2, 2023 ODD filings • Q3, ODD filings • Q2, 2023 preclinical data presentation 1. Accelerated pathway to Phase 2 based on completed clinical studies subject to agreement by regulatory authorities. 2. Chronic inflammatory demyelinating polyneuropathy Initial Focus • The clinical pipeline of the combined company will include: CONFIDENTIAL – NOT FOR PUBLIC DISTRIBUTION

Partner Overview Platform(s) Indication(s) Proceeds Received Potential Future Proceeds 2020 revenue of USD$2.3B xB 3 • Four undisclosed lysosomal disorders • USD$3.0M • Up to USD$138M • Royalty on net sales NASDAQ:PRTA xB 3 • Undisclosed neurodegenerative disease • USD$1.0M • Up to USD$33M • Royalty on net sales South Korean based biotech xB 3 • Parkinson’s • Multiple System Atrophy • USD$0.3M • Up to USD$72M • Royalty on net sales xB 3 Q - Sphera • R&D for future products • Formulation feasibility on two large molecules • USD$1.2M • USD$0.8M (plus license potential) Strategic Partners Utilizing Midatech’s and Bioasis’ Delivery Platform 7 CONFIDENTIAL – NOT FOR PUBLIC DISTRIBUTION

Q2’ 23 Q3’ 23 Q4’ 23 Anticipated Catalysts 8 Q1’ 23 BDX110 rGBM First Patient F irst Visit (FPFV) BDX101 Commence GMP manufacture BDX102 Orphan Drug Designation filings GBS BDX110 Phase II DIPG IND submitted BDX103 Orphan Drug Designation filing CIDP EGF Platform presentation Symposium Molecular Medicine BDX110 rGBM Cohort A data BDX110 Phase II DIPG FPFV BDX101 Optic Neuritis associated with MS IND filing H1’ 24 Q2 2024 BDX110 rGBM Cohort B data BDX101 Optic Neuritis trial FPFV BDX101 Data presentations ECTRIMS - ACTRIMS & World Congress Neurology EGF Platform EGF Platform publication EGF Platform Conference presentations European Academy of Neurology and Neurology & Therapeutics CONFIDENTIAL – NOT FOR PUBLIC DISTRIBUTION Strategic Partnerships

BDX110 CONFIDENTIAL – NOT FOR PUBLIC DISTRIBUTION

BDX110 Direct Delivery of Panobinostat • BDX110 • Direct delivery treatment of Panobinostat • Re - fillable pump implanted in abdomen • Delivers drug intra - tumorally to target location • Bypasses blood brain barrier • Opportunity to deliver maximal therapeutic dose • Minimises potential for systemic toxicity • BDX110 Utilizes MidaSolve Technology • A nano inclusion technology that solubilises potent molecules that have minimal solubility at biological pH extending available routes of administration, including direct - to - tumour delivery. 10 SynchroMed II Pump CONFIDENTIAL – NOT FOR PUBLIC DISTRIBUTION

Panobinostat A promising therapy for DIPG (Brain Cancer in Children) • In a screen of 83 drugs panobinostat was among the most effective agents 1 • Convection - enhanced delivery (CED) to directly infuse panobinostat into the pons of a DIPG orthotopic xenograft model showed: • A marked effect on the rate of DIPG xenograft growth 1 • Significantly prolonged survival compared to controls 1 11 1. Grasso at al; Functionally - defined Therapeutic Targets in Diffuse Intrinsic Pontine Glioma; at Med. 2015 June ; 21(6): 555 – 55 9. doi:10.1038/nm.3855. CONFIDENTIAL – NOT FOR PUBLIC DISTRIBUTION

BDX110 Diffuse Intrinsic Pontine Glioma (DIPG) • Significant unmet medical need • About 300 children diagnosed in the US pa 1 , over 1,100 worldwide 2 • Median survival of approximately 10 months • Resection not possible, no effective treatment 3 • Phase I programme: • ‘201 study (UCSF) n=7 showed: • Well tolerated at up to 90uM • Median survival of 26 mos • ‘203 study (Columbia) n=9 recruiting final patient • Phase II planning in progress 12 Gd - MRI showing CED targeted delivery of BD X110 to brainstem tumour 1. Dana - Farber Cancer Institute 2. DIPG International Registry 3. DIPG.org CONFIDENTIAL – NOT FOR PUBLIC DISTRIBUTION

BDX110 Diffuse Intrinsic Pontine Glioma (DIPG) – Clinical Data 13 The median overall survival (OS) for cohort was 26.1 months (95% confidence interval) Median survival based on a cohort of 316 cases was 10.0 months 1 1. Jansen et al, 2015. Neuro - Oncology 17(1):160 - 166 CONFIDENTIAL – NOT FOR PUBLIC DISTRIBUTION

• Problem: • Many drug failures due to poor BBB penetration • Potential Solution: • BDX110 is delivered intra - tumorally at high doses via CED, by - passing BBB • Compelling mechanism and preclinical evidence of efficacy in GBM models • Encouraging data from DIPG studies • Phase I (MAGIC – G1 study) imminent: • Two centers: Duke and MD Anderson Baptist • Open label, dose escalation • Two cohorts: BDX110, then BDX110 plus lomustine • First data readout Q3 2023 BDX110 Glioblastoma (GBM) 14 Figure 2. MTX110 is highly potent at therapeutically feasible concentrations in four patient - derived GBM cell lines Figure 1. Tumour volume data from IDH1 mutated tumour bearing mice resulted in a significant reduction in tumour growth compared to control. CONFIDENTIAL – NOT FOR PUBLIC DISTRIBUTION

BDX110 Glioblastoma (GBM) Background • Survival with standard of care treatment ranges from approximately 13 to 30 months depending on MGMT methylation. • Standard of care: resection, radiation, limited drug options • Near 100% recurrence • More than 13,000 GBM diagnoses pa in US 1 . • Global incidence: 3 - 4 per 100,000 2 • Global GBM treatment market valued at US$ 2.14 billion in 2020, expected to grow at 8.8% pa through 2028 3 . 15 1. National Brain Tumor Society 2. Epidemiology of Glioblastoma Multiforme – Literature Review ( MDPI ) 3. Grand View Research • Most common and aggressive form of brain cancer in adults. CONFIDENTIAL – NOT FOR PUBLIC DISTRIBUTION

BDX101 BDX102 BDX103 CONFIDENTIAL – NOT FOR PUBLIC DISTRIBUTION

Epidermal Growth Factor (EGF) Platform Novel Treatment Approach For Neurodegenerative Disorders 17 • Epidermal Growth Factor (“ EGF ”) • Protein that stimulates cell growth and differentiation • Stimulates oligodendrocyte and Schwann cell differentiation and maturation for remyelination • Neurodegenerative Disorders • Stimulates myelin regeneration • Protects nerve cells • EGF levels are deficient in neurodegenerative disorders No effective treatment exists that addresses the loss of myelin as the underlying cause of morbidity in neuroinflammatory diseases • EGF Treatment 1. Bieber et al., Proc Natl Acad Sci U.S.A, 2010;107,792 - 720 2. Chandran et al., Glia, 1998,24,382 - 9 3. Gudi et al., PLoS One, 20 11;6(7):e22623 4. Knapp and Adams, Exp Cell Res, 2004,296,135 - 44 5. Toma et al., J Neurosci, 1992,12,2504 - 15 6. Scalabrino G. Cell Mol Neurobio l. 2022,42,891 - 916 7. Gonzalez - Perez O et al Stem Cells 2009,27:2032 – 2043 8. Nicoletti F et al J Neuroimmunol. 2019,332,224 - 232. 9. Evaluate pharma https://www.evaluate.com/vantage/articles/analysis/spotlight/remyelinating - agent - remains - distant - h CONFIDENTIAL – NOT FOR PUBLIC DISTRIBUTION

EGF Decreases Inflammation and Prevents Demyelination • MOG - induced EAE (a model of MS) mouse brain demonstrated absence of any demyelination when treated with EGF ( Luxol fast blue stained sections of spinal cord). 18 • The staining with LFB shows the formation of demyelination plaques occurred in the EAE group (as shown by the arrows). • Myelin degradation was completely attenuated in EAE mice treated with EGF. 1. Nicoletti F et al J Neuroimmunol . 2019,332,224 - 232 . CONFIDENTIAL – NOT FOR PUBLIC DISTRIBUTION

EGF Effectively Treats Neuroinflammation in EAN 19 • EAN is the animal model of CIDP and Guillain - Barre Syndrome. Nicoletti et al J Neuroimmunol . 2019 CONFIDENTIAL – NOT FOR PUBLIC DISTRIBUTION

BDX101 Optic Neuritis 20 • BDX101 is being developed for optic neuritis associated with multiple sclerosis to reduce demyelinating inflammation of the optic nerve. PREVALENCE/INCIDENCE MARKET 100,000 1 US Annual Incidence estimated at 6.4 per 100,000 2 Recent UK study demonstrated annual incidence of 3.7 and a prevalence of 114 per US $204.97M in 2022 Optic neuritis treatment market US $318.31M in 2032 3 4.5% through to 2032 3 Market expected to expand at a compound annual growth rate (CAGR) of • Treatment Options: • IV Steroids • IV Immunoglobulins • Plasma Exchanges 1. Percy et al; Optic Neuritis and Multiple Sclerosis An Epidemiologic Study 2. Trends in Optic Neuritis Incidence and Prevalence in the UK and Association With Systemic and Neurologic Disease 3. Future Market Insights Efficacy demonstrated in optic neuritis associated with MS would support development in chronic progressive MS CONFIDENTIAL – NOT FOR PUBLIC DISTRIBUTION

Proposed Phase 2 Study Design BDX101 – Optic Neuritis 21 BDX101 Phase 2 POC 1 - 5 Population ▪ 40 Design: ▪ 2 groups receiving either EGF 1 - 48 subcutaneously on alternate days daily for 10 days or placebo as an add - on therapy to standard methylprednisolone treatment (250mg every six hours) Primary Outcome: ▪ Change in retinal nerve fiber layer ( RNFL ) thickness after 16 weeks Secondary Outcome: ▪ Optic nerve atrophy assessed by MRI ▪ Changes in visual acuity ▪ Visual field ▪ Visual Evoked Potentials (VEPs) Duration: ▪ 1 year • A double - blind Phase 2 POC study of EFG 1 - 48 in MS - related optic neuritis is planned following completion of the merger. 1. Sullivan PB et al J Ped Surgery, 2007,42,462 - 469 2. Breider MA et al Vet Pathol 1996;33:184 - 94. 3. Reindel JF et al Toxicol Pathol 1996;24(6):669 - 80. 4. Henck JW et al Toxicol Sci 2001;62(1):80 - 91 5. Suhs KW et al Ann Neurol 2012,72,199 - 210 CONFIDENTIAL – NOT FOR PUBLIC DISTRIBUTION

BDX102 Guillain - Barré Syndrome (GBS) 22 1. CDC 2. Journal of Neuroinflammation 3. Research and Markets PREVALENCE/INCIDENCE MARKET 3000 to 6000 people develop GBS every year in the US 1 150,095 total cases of GBS worldwide 2 in 2019 6.4% global increase in the age - standardized prevalence of GBS per 100,000 population between 1990 and 2019 2 CAGR of 4.7% over the analysis period 2020 to 2027 3 US $679.6M in 2027 Global therapy market estimated at US $491.1M in 2020 • BDX102 is indicated for Guillan - Barré Syndrome, a rare and progressive disease characterized by inflammation of the nerves (polyneuritis) causing muscle weakness, sometimes progressing to complete paralysis. CONFIDENTIAL – NOT FOR PUBLIC DISTRIBUTION

BDX103 Chronic Inflammatory Demyelinating Polyradiculoneuropathy ( CIDP ) 23 • BDX103 is indicated for CIDP, a rare neurological disorder in which there is inflammation of nerve roots and peripheral nerves and destruction of the fatty protective covering (myelin sheath) of the nerve fibers. PREVALENCE/INCIDENCE MARKET 40,000 patients (approximately) affected in the United States 1 100,000 persons per year 1 Incidence of 0.7 to 1.6 cases per 100,000 persons 1 overall prevalence is estimated at 4.8 to 8.9 cases per CAGR of 6.2% 2 US 3.9billion by the end of 2023 2 Global therapy market estimated to reach 1. AJMC 2. Marketwatch • Treatment Options: • Glucocorticoids • IV Immunoglobulins • Plasma Exchanges CONFIDENTIAL – NOT FOR PUBLIC DISTRIBUTION

xB 3 Platform CONFIDENTIAL – NOT FOR PUBLIC DISTRIBUTION

xB 3 Platform • xB 3 platform utilises the low - density lipoprotein - related protein 1 (LRP1) receptor • Carries payloads across the BBB via a process of endocytosis and transcytosis • Applicable to variety of actives including monoclonal antibodies, enzymes and oligonucleotides 25 Partners Utilizing xB 3 Platform 1Thom G. et al. (2018) J Cereb Blood Flow Metab . ePub May 30, 2018. 2Eyford B.A. et al. (2021) Front Mol Biosci . Mar 26;8:611367 3Jin X. et al. (2022) Mol Ther Methods Clin Dev. Apr 19;25:370 4Singh C.S.B. (2021) Front Neurosci . V.15:596976 5Nounou M.I. et al. (2016) Pharm Res. Dec;33(12):2930 - 2942 CONFIDENTIAL – NOT FOR PUBLIC DISTRIBUTION

xB 3 Platform vs. Other Blood Brain Barrier Technologies • The xB 3 Platform Technology delivers therapeutics across the blood - brain barrier to treat orphan and rare genetic diseases and has been demonstrated to outperform competing blood - brain barrier technologies. 26 Outperforms competing Blood - Brain Barrier technologies Features xB 3 Platform Denali ( NYSE:DNLI ) Genentech Roche ( SWX:ROG ) Armagen Angiochem % injected dose in brain 4 - 6% 1 - 1.5% 1 - 1.5% 1 - 1.5% 1 - 1.5% 1 - 1.5% Mode of Action LRP1 TfR TfR TfR TfR & IR LRP1 Payload Modalities Antibodies x x x x x x Enzymes x x x siRNA x Small Molecules x References : % ID/g brain based on 24 hr timepoint whenever available 5 Weber F . et al . , Cell reports . 2018 ; 22 (1) : 149 - 162 1 Thom G . et al . (2018) J Cereb Blood Flow Metab . ePub May 30 , 2018 . 6 Boado R . , Pardridge WM . , Mol Pharm . 2017 Apr 3 ; 14 (4) : 1271 - 1277 2 Extrapolated from data in Denali therapeutic annual report on form 10 - K ; Mar 2018 7 Zhou et al . , Mol Pharm . 2010 Dec 6 ; 7 (6) : 2148 - 2155 3 Bien - Ly N, Yu YJ, Bumbaca D, et al . J Exp Med . 2014 ; 211 (2) : 233 – 244 . 8 Lu F, Pang Z, Zhao J, et al . Int J Nanomedicine . 2017 ; 12 : 2117 – 2127 4 Lajoie JM, Shusta EV . Annu Rev Pharmacol Toxicol . 2015 ; 55 : 613 – 631 . 9 Van Rooy I . et al . , Pharm Res . 2011 Mar ; 28 (3) : 456 - 471 . CONFIDENTIAL – NOT FOR PUBLIC DISTRIBUTION

Q - Sphera Technology Platform CONFIDENTIAL – NOT FOR PUBLIC DISTRIBUTION

Q - Sphera Technology Platform 28 • Q - Sphera is a polymer microsphere microtechnology used for sustained delivery to prolong and control the release of therapeutics over an extended period of time, from weeks to months. • Industrial printing technology reinvented • Controlled piezoelectric droplet generation of polymer / API / solvent • Rapid de - solvation in anti - solvent fluid jet produces monodispersed microspheres • Frequency of up to 120kHz per aperture • GMP scale - up manufacturing setup in progress 3D Pharmaceutical Printing Process 30 - 60 µm Partner Utilizing Q - Sphera Platform CONFIDENTIAL – NOT FOR PUBLIC DISTRIBUTION

Pro - Forma Financials and Capitalization CONFIDENTIAL – NOT FOR PUBLIC DISTRIBUTION

30 Capitalization 2,3 ADS Equivalents ADS 7,524,289 Warrants ( WAEP USD$10.78) 1,784,136 Options ( WAEP USD$5.45) 584,110 Fully Diluted 9,892,535 Financial Overview As of June 30, 2022 Cash USD$8.2M Debt 1 USD$1.6M Pro - Forma Financials and Capitalization 1. Debt outstanding based on IFRS GAAP balances (including debt discount). Debt settlement balance is $2.2M. Does not include th e s ettlement of Lind debt at acquisition, which will include a portion of debt settled in cash and a portion settled in equity. 2. Based on Midatech balance as of June 30 and Bioasis balance as of August 31. 3. Outstanding ADS does not include contingent ADS issuable to Cresence. 148,433 ADS are issuable upon initiation of a pivotal c lin ical trial in the U.S. and 148,433 ADS are issuable upon U.S. FDA approval of a product application. CONFIDENTIAL – NOT FOR PUBLIC DISTRIBUTION

31 • Company focused on therapeutics for rare and orphan drug diseases in oncology and neurodegenerative disorders. • Clinical pipeline is enabled by a suite of delivery and therapeutic platforms. • Epidermal Growth Factor Therapeutics Aimed at treating rare neurodegenerative disorders • xB 3 Delivery Platform Delivering therapeutics across the blood - brain barrier • MidaSolve , Q - Sphera and Midacore Technology Platform Focus on improving drug release, targeting and distribution Partners Utilizing xB 3 Platform Partners Utilizing Q - Sphera Platform Investment Summary CONFIDENTIAL – NOT FOR PUBLIC DISTRIBUTION

Proposed Board of Directors 32 Stephen Parker Chairman Stephen Stamp CEO/CFO Deborah Rathjen Non - executive Director Mario Saltarelli Non - executive Director Simon Turton Non - executive Director Mr. Stamp has held senior positions in a number of significant healthcare companies including as Group Finance Director of Shire plc, Chief Operating Officer of Xanodyne Pharmaceuticals Inc and most recently with Ergomed plc ( AIM:ERGO ) where he served initially as CFO before becoming CEO. Dr. Parker is Chairman of Sareum Holdings plc (AIM: SAR) and Drishti Discoveries Ltd., a Non - Executive Director of MGC Pharmaceuticals Ltd ( ASX,LSE : MXC) and an Executive Director of sp2 Consulting Limited. Dr Rathjen is currently Executive Chair of Bioasis Technologies Inc . Dr. Rathjen was formerly CEO & Managing Director of Bionomics Limited (ASX:BNO; NASDAQ:BNOX ), CEO of Neurofit SAS and Prestwick Chemicals. She was co - inventor of Peptech Limited’s (now Teva Pharmaceuticals) foundational TNF technology which was licensed to Abbott and Johnson & Johnson. CONFIDENTIAL – NOT FOR PUBLIC DISTRIBUTION

xxxx

Exhibit 99.6

Explanatory Note

On December 13, 2022, Midatech Pharma plc (the “Company,” “Midatech,” “we,” “our” or “us”) entered into an arrangement agreement (the “Arrangement Agreement”) with Bioasis Technologies Inc., a corporation existing under the laws of British Columbia, Canada (“Bioasis”). Pursuant to the terms and conditions of the Arrangement Agreement and a plan of arrangement (the “Plan of Arrangement”) under the Business Corporations Act (British Columbia), on the closing date, (i) we will acquire all of the issued and outstanding common shares of Bioasis (the “Bioasis Shares”) in exchange for our ordinary shares, having nominal value of 0.1p per share (the “Ordinary Shares”) (to be issued in the form of our American Depositary Shares (the “ADSs”)) (the “Share Exchange”), and (ii) Bioasis will become our wholly-owned subsidiary (collectively with the Share Exchange and the transactions contemplated by the Arrangement Agreement (the “Arrangement”). The following are updated risk factors in connection with the Arrangement.

RISK FACTORS

An investment in our securities involves risks. We urge you to consider carefully the risks described below before making an investment decision, including those risks identified under “Item 1A. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2021 and any other reports that we subsequently file with the SEC. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment.

Risks Related to the Proposed Arrangement

The Arrangement is subject to conditions which may not be satisfied or waived, as well as termination rights, and therefore the Arrangement may not proceed.

The closing of the Arrangement (the “Closing”) is subject to and conditional upon, and can only occur upon satisfaction or waiver of, a number of conditions, including but not limited to: (i) the approval of the Buyer Shareholder Approval Matters (as defined in the Arrangement Agreement), (ii) the approval of the Bioasis securityholders of the resolution approving the Arrangement (the “Arrangement Resolution”), (iii) receipt of a final British Columbia court (the “Court”) order with respect to the Plan of Arrangement (the “Final Order”), (iv) no Material Adverse Effect (as defined in the Arrangement Agreement) on the part of each party, and (v) dissenters rights not having been exercised by Bioasis stockholders holding more than 10% of the issued and outstanding Bioasis Shares. The parties to the Arrangement Agreement also have certain termination rights.

There can be no assurance that the conditions will be satisfied or, if applicable, waived, or that, where relevant, the parties to the Arrangement Agreement will not exercise any termination rights they may have. In particular, the Court may fail to grant the Final Order if it does not consider that the Arrangement is fair and reasonable to Bioasis securityholders, and in such circumstances, the Arrangement may not proceed. If the Arrangement does not occur, we would nonetheless have incurred significant fees and other costs (primarily due diligence, legal, auditor and financing fees) in connection with the Arrangement.

Each of the parties has the right to terminate the Arrangement Agreement in certain circumstances. Accordingly, there is no certainty, nor can we provide any assurance, that the Arrangement Agreement will not be terminated by either party.

A termination fee may be payable by us if the Arrangement does not occur.

Under the Arrangement Agreement, we could be required to pay a termination fee of $330,00, or, in certain circumstance, reimburse Bioasis expenses up to $225,000, in the event the Arrangement Agreement is terminated in certain circumstances, including if the Arrangement Agreement is terminated because our Board of Directors withdraws or modifies its recommendation with respect to the Arrangement, we breach our non-solicitation covenants under the Arrangement Agreement, or we elect to terminate and enter into a definitive agreement with respect to a Superior Proposal (as defined in the Arrangement Agreement).

Any failure to complete the Arrangement may materially adversely affect our business, financial condition, results of operations, cash flows and prospects and could negatively affect the price of the Ordinary Shares and/or ADSs.

The Arrangement Agreement does not provide us with any recourse in respect of any material liabilities of Bioasis that emerge after the date of the Arrangement Agreement.

As Bioasis is a publicly listed company trading on the Toronto Venture Stock Exchange, the Arrangement Agreement does not provide us with any recourse against, or other ability to recover from, the shareholders or management of Bioasis in respect of material losses which we may suffer in respect of a breach of warranty, or otherwise, in respect of liabilities of Bioasis. If any material liabilities arise after Closing, this could adversely affect the combined company’s business, financial condition, results of operations and future prospects.

The combined company may fail to realize, or it may take the combined company longer than expected to realize, the expected benefits of the Arrangement.

The combined company may not realize the anticipated benefits and revenue and cost synergies that we expect will arise as a result of the Arrangement or may encounter difficulties, higher costs or delays in achieving those anticipated benefits and synergies. For example, due diligence investigations prior to the Arrangement may not have identified material liabilities or risks within Bioasis or its subsidiaries (the “Bioasis Group”) or may not have been sufficient to adequately assess the value of the Bioasis Group. Additionally, the assumptions upon which the Board determined the consideration payable for the Arrangement may prove to be incorrect.

We may also encounter difficulties in achieving the anticipated benefits of the Arrangement with growth from new products in accordance with anticipated timeframes or such additional value, future growth and synergies may not materialize in part or at all. Any failure to realize the anticipated benefits and revenue and cost synergies that the we expect to arise as a result of the Arrangement could have a material adverse effect on the combined company’s business, financial condition, results of operations, cash flows and prospects.

Arrangement-related costs may exceed our expectations.

We will incur legal, accounting and transaction fees and other costs relating to the Transactions, some of which are payable whether or not the Arrangement completes. The actual fees and costs may exceed those estimated and there may be further additional and unforeseen expenses incurred in connection with the Transactions.

We may experience difficulties in integrating the Banff Group.

We may encounter numerous integration challenges in connection with the Arrangement, including challenges which are not currently foreseeable. The process of integrating the Banff Group into the combined company under a single corporate overhead structure is likely to present administrative, managerial and financial challenges, and may take longer than expected, or other difficulties, costs, liabilities, losses or delays, of which the Board of Directors is not yet aware, may arise in connection with the integration and could adversely affect the business of the combined company and the realization of the benefits of the Arrangement. We expect to incur costs in relation to the Arrangement and modest post-closing costs in order to successfully integrate the Banff Group into our operations.

The combined company’s management and resources may be diverted away from core business activities due to personnel being required to assist in the integration process. The integration process could potentially lead to the interruption of our operations or the operations of the Banff Group, or a loss of key personnel. Such challenges could also lead to reputational damage for the combined company. Any delays or difficulties encountered in connection with the integration process could adversely affect the implementation of the combined company’s plans, which could have an adverse effect on the business, results or operations or financial condition of the combined company.

Restrictions from pursuing business opportunities.

We are subject to customary non-solicitation provisions under the Arrangement Agreement pursuant to which we are restricted from soliciting, initiating or knowingly encouraging any offer or proposal, among other things. The Arrangement Agreement also restricts us from taking specified actions until the Arrangement is completed without the consent of Bioasis. These restrictions may prevent us from pursuing attractive business opportunities that may arise prior to the completion of the Arrangement.

The Arrangement may divert the attention of our management.

The pendency of the Arrangement could cause the attention of our management to be diverted from our day-to-day operations. These disruptions could be exacerbated by a delay in the completion of the Arrangement, which could have a material and adverse effect on our business, financial condition, results of operations or prospects.

The unaudited pro forma financial information included in our Form 6-K, filed with the Securities and Exchange Commission on December 13, 2022 (the “Form 6-K”), may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma financial information included in the Form 6-K is presented for illustrative purposes only and has been prepared based on a number of assumptions. Accordingly, such pro forma financial information may not be indicative of our or the combined company’s future operating or financial performance and our actual financial condition and results of operations may vary materially from its pro forma results of operations and balance sheet contained therein, including as a result of such assumptions not being accurate. Additionally, the final Arrangement accounting adjustments could differ materially from the unaudited pro forma adjustments presented in the Form 6-K. Any increase or decrease in the fair value of the assets acquired and liabilities assumed, as compared to the information shown herein, could also change the portion of the purchase consideration allocable to goodwill and could impact the operating results of the combined company following the Closing due to differences in the allocation of the purchase consideration and in the depreciation and amortization related to some of these assets and liabilities. The unaudited pro forma combined financial information does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the transaction.

The failure of the Private Placement to occur could have a material and adverse effect on our business or financial condition.

The Private Placement (as defined in the Form 6-K) is conditional upon, among other things, the approval of, among other things, the Arrangement by our shareholders. If such approval, or any other conditions to the closing of the Arrangement are not satisfied, or are not waived (where permitted), the Private Placement may not proceed. In the event that we are not successful in raising all the monies in the Private Placement, we may not have sufficient working capital to operate our business and/or to invest in research and development of our products unless alternative funding is obtained. There can be no guarantee that we would be able to find alternative sources of potential funding. If the Private Placement does not occur, it is likely that we would be unable to continue to develop and commercialize any of our assets, which could result in, among other things, delay, reduction or elimination of development programs and redundancy of our staff, or the Company being placed in administration.

The proposed cancellation of our listing on AIM may have a negative impact on our share price.

In connection with the Closing, and subject to our shareholders approving the cancellation of the listing of our Ordinary Shares on AIM (the “AIM Cancellation”), in the period prior to the AIM Cancellation taking effect, our shareholders will be required to make a decision as to whether to:

•	sell their Ordinary Shares on AIM;

•	retain their Ordinary Shares in either certificated form or dematerialized in CREST; or

•	convert their Ordinary Shares into ADSs.

Each shareholder’s decision may be impacted by market conditions (e.g. arbitrage opportunities between the prevailing Ordinary Share price on AIM and ADS price on the NASDAQ Capital Market (“NASDAQ”), and associated foreign currency exchange and other economic factors), tax considerations (e.g. the fact that the United Kingdom Stamp Duty Reserve Tax exemption applicable to the deposit of AIM-quoted securities into an ADS depositary facility will fall away in respect of the Ordinary Shares on the effective date of the AIM Cancellation) or, in some cases, the prescriptive nature of a given investor’s investment mandate (e.g. certain investors may be unable to hold US dollar denominated securities and/or securities listed on US exchanges). We are unable to predict what impact the AIM Cancellation will therefore have on the volume of trading in the Ordinary Shares on AIM or ADSs on NASDAQ, and related pricing and trading volume volatility. The price of Ordinary Shares and ADSs could be adversely affected by trading in the Ordinary Shares on AIM and it may be difficult for shareholders to sell their Ordinary Shares on AIM during this period should they wish to do so.